                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                               LOEWS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                 SUBJECT TO COMPLETION; DATED OCTOBER 17, 2001

                           PRELIMINARY PROXY MATERIAL

                                                                    [LOEWS LOGO]
--------------------------------------------------------------------------------
OFFICE OF THE PRESIDENT                                  667 MADISON AVENUE
                                                         NEW YORK, NY 10021-8087
                                                         (212) 521-2000

                                                                          , 2001

Dear Loews Shareholder:

     As part of our strategic plan to augment shareholder value in Loews, our board of directors requests your approval to create a tracking stock that is intended to reflect the economic performance of a defined set of assets and liabilities that we will refer to as the "Carolina Group." Initially, the Carolina Group will consist of our ownership interest in our wholly owned subsidiary, Lorillard, Inc., together with the notional, intergroup debt and certain other liabilities that we describe in the attached proxy statement.

     We expect to issue shares of the tracking stock, which we refer to as "Carolina Group stock," through a public offering. The publicly offered shares will be a new class of common stock of Loews and will represent only a portion of the economic performance of the Carolina Group. The portion of the economic performance of the Carolina Group that is not represented by these shares will continue to be reflected in the existing Loews common stock. Our determination of whether, and when, to issue Carolina Group stock will depend on market conditions and any other factors that help us determine what is in the best interests of Loews shareholders.

     Before we can proceed with the creation and issuance of Carolina Group stock, we must receive the affirmative vote of a majority of the outstanding shares of Loews common stock in favor of an amendment to our charter which would establish the Carolina Group stock. We have called a special meeting of Loews shareholders for this purpose and to approve a stock option plan based on
Carolina Group stock, which we will hold at      a.m., Eastern time, on
               ,                , 2001, at              . We describe the terms
of the proposed charter amendment and the Carolina Group stock in detail in the attached proxy statement.

     FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN CONNECTION WITH THE PROPOSED CHARTER AMENDMENT AND THE CAROLINA GROUP, SEE "RISK FACTORS -- THE PROPOSED CHARTER AMENDMENT" BEGINNING ON PAGE 15 OF THE ACCOMPANYING PROXY STATEMENT AND "RISK FACTORS -- THE CAROLINA GROUP" BEGINNING ON PAGE 23 OF THE ACCOMPANYING PROXY STATEMENT.

     Whether you own a few or many shares of Loews common stock and whether or not you plan to attend the special meeting, it is important that we be able to count your votes on the matters that come before the special meeting. You may vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If you sign and return your proxy card without specifying your choices, we will vote your shares in accordance with our directors' recommendations.

     We look forward to seeing you at the special meeting.

                                    Sincerely,

-------------------  --------------------  ----------------------
  James S. Tisch       Andrew H. Tisch       Jonathan M. Tisch

     This proxy statement is dated                , 2001 and was first mailed to
Loews shareholders on                , 2001.

                               LOEWS CORPORATION
                               667 MADISON AVENUE
                            NEW YORK, NY 10021-8087

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

              TO BE HELD ON                ,                , 2001

                           -------------------------

     We will hold a special meeting of the shareholders of Loews Corporation at
     a.m., Eastern time, on                ,                , 2001, at
               , for the following purposes:

     - to approve and adopt an amendment to our charter to authorize the creation of Carolina Group stock,

     - to approve a new stock option plan to enable us to grant stock option awards based on shares of Carolina Group stock to officers, employees, non-employee directors and consultants of Lorillard, Inc. and its subsidiaries and any future companies attributed to the Carolina Group, and

     - to act upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     We describe these items of business more fully in the attached proxy statement.

     Only holders of record of Loews common stock at the close of business on
               , 2001 have the right to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         BARRY HIRSCH
                                         Secretary

New York, New York
               , 2001

     TO ENSURE THAT WE MAY VOTE YOUR SHARES AT THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY, OR CHANGE YOUR VOTE, AT ANY TIME BEFORE IT IS VOTED BY EXECUTING A LATER-DATED PROXY, BY VOTING BY BALLOT AT THE SPECIAL MEETING, OR BY FILING AN INSTRUMENT OF REVOCATION WITH THE INSPECTORS OF ELECTION IN CARE OF THE SECRETARY AT THE ABOVE ADDRESS.

           QUESTIONS AND ANSWERS ABOUT THE PROPOSED CHARTER AMENDMENT

     At the special meeting, we will ask you to consider and vote upon the approval of an amendment to our charter to create Carolina Group stock. Here are some questions and answers relating to the proposed charter amendment.

Q: PLEASE BRIEFLY DESCRIBE THE PROPOSED CHARTER AMENDMENT.

A: The proposed charter amendment provides for the creation of a new class of our common stock, which we intend to call "Carolina Group stock." Carolina Group stock is intended to reflect the economic performance of the Carolina Group, which will initially consist of our ownership interest in our wholly owned subsidiary, Lorillard, Inc., together with an amount of notional, intergroup debt to be determined in connection with the anticipated public offering of Carolina Group stock and certain other liabilities that we describe in this proxy statement. We provide a detailed description of the Carolina Group starting on page 44.

Q: WHAT IS A TRACKING STOCK AND HOW DOES IT WORK?

A: A tracking stock is a separate class or series of a company's common stock that is intended to reflect the economic performance of a defined set of assets and liabilities, usually consisting of a specific business or subsidiary.

   The terms of Carolina Group stock are designed to tie the economic value of Carolina Group stock to the performance of the Carolina Group rather than to the performance of Loews generally. However, holders of Carolina Group stock will be shareholders of Loews and not of the Carolina Group or Lorillard, Inc. or any other subsidiary of Loews.

Q: WHAT WILL HAPPEN TO MY SHARES OF LOEWS COMMON STOCK?

A: Following the public offering of Carolina Group stock, your shares of Loews common stock will reflect the interest in all of the assets and liabilities of Loews other than the interest in the Carolina Group represented by the shares of Carolina Group stock sold in the public offering. We refer to the set of assets and liabilities that will be reflected by the Loews common stock following the issuance of Carolina Group stock as the "Loews Group."

Q: WHAT WILL HAPPEN TO MY DIVIDENDS ON LOEWS COMMON STOCK?

A: The payment of dividends on Loews common stock will continue to be a business decision that our board of directors makes from time to time based upon the dividends paid to us by our subsidiaries, capital requirements of Loews and other factors that our board of directors considers relevant. Loews currently pays and, subject to the factors described in the preceding sentence, intends to continue paying a cash dividend on Loews common stock equal to $0.15 per share per quarter.

Q: WILL THE PROPOSED CHARTER AMENDMENT RESULT IN A SPIN-OFF OF A COMPANY?

A: No. The proposed charter amendment will not result in a distribution, transfer or spin-off of any company or any assets or liabilities of Loews or its subsidiaries. Holders of Loews common stock or of Carolina Group stock will be common shareholders of Loews and, as such, will be subject to risks associated with an investment in Loews and all of our assets and liabilities. Lorillard, Inc. and its subsidiaries will continue to be separate and independent legal entities, with separate and independent boards of directors, management and operations.

Q: HOW WILL THE PROPOSED CHARTER AMENDMENT AFFECT FUTURE FINANCIAL STATEMENT
   PRESENTATION OF LOEWS?

A: We include in this proxy statement full historical financial statements of the Carolina Group, as well as consolidating financial information for Loews. In addition, we incorporate by reference the full consolidated financial statements of Loews. Following issuance of Carolina Group stock, we plan to present separate financial statements for the Carolina Group in addition to Loews's consolidated and consolidating financial statements. Presentation of the separate group financial statements of the Carolina Group will provide current and potential investors with supplemental financial information regarding the underlying businesses of the Carolina Group.

Q: WHAT DO I NEED TO DO NOW?

A: To vote, just mail your signed proxy card in the enclosed return envelope as soon as possible so that we may vote your shares at the special meeting. The
   special meeting will take place on                ,                , 2001.
   Our directors recommend that you vote in favor of the proposal to amend our charter to create Carolina Group stock.

Q: CAN I CHANGE MY VOTE?

A: Yes. Just deliver a later-dated, signed proxy card to our Secretary before the special meeting or attend the special meeting in person and vote. You may also change your vote prior to the special meeting by filing an instrument of revocation with the inspectors of election in care of the Secretary of Loews.

Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you have any questions about the proposed charter amendment, please call
   us at           . Information regarding Loews is also available on the Loews home page on the Internet at www.loews.com.

   If you would like copies of any of the documents we refer to or that we incorporate by reference in this proxy statement, you should call us at
             .

THE CAROLINA GROUP AND THE LOEWS GROUP ARE NOTIONAL GROUPS THAT ARE INTENDED TO REFLECT THE PERFORMANCE OF DEFINED SETS OF ASSETS AND LIABILITIES. THE CAROLINA GROUP AND THE LOEWS GROUP WILL NOT BE SEPARATE LEGAL ENTITIES. INVESTORS IN CAROLINA GROUP STOCK AND LOEWS COMMON STOCK WILL BE SHAREHOLDERS OF LOEWS AND WILL BE SUBJECT TO THE RISKS RELATED TO AN EQUITY INVESTMENT IN LOEWS. LOEWS'S ASSETS AND LIABILITIES REFLECTED IN THE CAROLINA GROUP AND THE LOEWS GROUP WILL REMAIN ASSETS AND LIABILITIES OF LOEWS AND WILL THEREFORE BE SUBJECT TO THE CLAIMS OF LOEWS'S CREDITORS GENERALLY. IN THE EVENT OF THE LIQUIDATION OR WINDING UP OF LOEWS, ASSETS OF LOEWS REMAINING FOR DISTRIBUTION TO LOEWS'S COMMON SHAREHOLDERS WILL BE DISTRIBUTED TO HOLDERS OF CAROLINA GROUP STOCK AND LOEWS COMMON STOCK IN PROPORTION TO THE MARKET CAPITALIZATION OF THE OUTSTANDING SHARES OF EACH GROUP. THIS LIQUIDATION ALLOCATION MAY DIFFER FROM LOEWS'S ALLOCATION OF ASSETS AND LIABILITIES BETWEEN THE GROUPS. OUR BOARD OF DIRECTORS MAY, SUBJECT TO THE RESTRICTIONS IN LOEWS'S CERTIFICATE OF INCORPORATION (AS REVISED BY THE PROPOSED CHARTER AMENDMENT), CHANGE THE ALLOCATION OF THE ASSETS AND LIABILITIES THAT ARE REFLECTED IN EACH OF THE LOEWS GROUP AND THE CAROLINA GROUP WITHOUT SHAREHOLDER APPROVAL. GIVEN THE DISCRETION OF OUR BOARD OF DIRECTORS IN THESE MATTERS, IT MAY BE DIFFICULT TO ASSESS THE FUTURE PROSPECTS OF EACH GROUP BASED ON PAST PERFORMANCE.

     The following diagrams illustrate in general terms the economic substance of the changes to our structure that would result from the proposed charter amendment and the issuance of Carolina Group stock. While the diagrams reflect the economic substance of the changes, they do not precisely reflect the legal and corporate structure of Loews before or after the transactions. For a more complete description of the proposed charter amendment, see "The Charter Amendment Proposal -- Description of the Proposed Charter Amendment" starting on page 31.

                            CURRENT LOEWS STRUCTURE

                  [CHART OF CURRENT LOEWS CORPORATE STRUCTURE]
--------------------------------------------------------------------------------

KEY:
Legal entities are represented by solid boxes     [ ]
Legal ownership is represented by solid lines
                                                ------

*Several subsidiaries are not wholly owned by Loews. See "Summary -- Loews Corporation" for a description of Loews's ownership interests in its various subsidiaries.

                    LOEWS STRUCTURE FOLLOWING CREATION OF THE
                       CAROLINA GROUP AND THE LOEWS GROUP

  [CHART OF LOEWS CORPORATE STRUCTURE FOLLOWING CREATION OF CAROLINA AND LOEWS
                                     GROUP]

              LOEWS STRUCTURE FOLLOWING THE ANTICIPATED ISSUANCE OF
                         SHARES OF CAROLINA GROUP STOCK

  [CHART OF LOEWS CORPORATE STRUCTURE FOLLOWING ISSUANCE OF SHARES OF CAROLINA
                                  GROUP STOCK]
--------------------------------------------------------------------------------

KEY:
Legal entities are represented by solid boxes     [ ]     Notional groups are represented by dotted boxes    [ ]
Legal ownership is represented by solid lines   ______    Interest in economic performance is represented   ------
                                                          by dotted lines


*Several subsidiaries are not wholly owned by Loews. See "Summary -- Loews
 Corporation" for a description of Loews's ownership interests in its various subsidiaries.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
SUMMARY.............................    1
  General...........................    1
  Loews Corporation.................    1
  The Carolina Group................    1
  The Loews Group...................    2
  Data Sources......................    3
  The Special Meeting...............    3
  The Proposed Charter Amendment....    4
  Comparison between Loews Common
     Stock and Carolina Group
     Stock..........................    8
  The Stock Option Plan Proposal....   10
  Recommendation of our Board of
     Directors......................   10
FORWARD-LOOKING STATEMENTS..........   11
SELECTED HISTORICAL FINANCIAL DATA
  OF LOEWS CORPORATION..............   13
RISK FACTORS -- THE PROPOSED CHARTER
  AMENDMENT.........................   15
RISK FACTORS -- THE CAROLINA
  GROUP.............................   23
THE SPECIAL MEETING.................   29
  General...........................   29
  Date, Time and Place of the
     Special Meeting; Record Date...   29
  Vote Required; Quorum.............   29
  Proxies; Revocability of Proxies;
     Cost of Solicitation...........   29
  Recommendation of our Board of
     Directors......................   30
THE CHARTER AMENDMENT PROPOSAL......   31
  Description of the Proposed
     Charter Amendment..............   31
  Recommendation of our Board of
     Directors......................   31
  Reasons for the Proposed Charter
     Amendment......................   32

                                      PAGE
                                      ----
  Terms of the Proposed Charter
     Amendment......................   33
  The Public Offering...............   42
  Material Federal Income Tax
     Consequences...................   42
  Appraisal Rights..................   43
DESCRIPTION OF THE CAROLINA GROUP...   44
  Introduction......................   44
  Strategy..........................   46
  Competitive Strengths.............   46
  Advertising and Sales Promotion...   49
  Properties........................   50
  Raw Materials and Manufacturing...   50
  Distribution Methods..............   51
  Research and Development..........   52
  Intellectual Property.............   52
  Competition.......................   53
  Pricing...........................   54
  Taxes.............................   54
  Employees.........................   55
  Management of Lorillard...........   55
  Legislation and Regulation........   58
  Environmental Matters.............   62
  Legal Proceedings.................   62
  Payment Obligations under the
     State Settlement Agreements....   75
SELECTED HISTORICAL COMBINED
  FINANCIAL DATA OF THE CAROLINA
  GROUP.............................   79
THE CAROLINA GROUP MANAGEMENT'S
  DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS........................   82
  Overview..........................   82
  Pricing and Volume................   83
  Litigation and Settlements........   83
  Results of Operations.............   84

                                      PAGE
                                      ----
  Liquidity.........................   88
  Accounting Standards..............   89
RELATIONSHIP BETWEEN THE LOEWS GROUP
  AND THE CAROLINA GROUP............   90
  The Carolina Group Policy
     Statement......................   90
  Relationship with Loews...........   93
THE STOCK OPTION PLAN PROPOSAL......   97
  General...........................   97
  Description of the Carolina Group
     2002 Stock Option Plan.........   97
  Recommendation of our Board of
     Directors......................  100
STOCK OWNERSHIP OF MANAGEMENT AND
  DIRECTORS.........................  101
OWNERSHIP OF VOTING SECURITIES IN
  EXCESS OF FIVE PERCENT BY
  BENEFICIAL OWNERS.................  103
SHAREHOLDER PROPOSALS...............  103
WHERE YOU CAN FIND MORE
  INFORMATION.......................  104
APPENDICES
  Appendix A: Form of Certificate of
     Amendment of the Restated
     Certificate of Incorporation of
     Loews Corporation under Section
     242 of the Delaware General
     Corporation Law................  A-1
  Appendix B: Carolina Group Policy
     Statement......................  B-1
  Appendix C: Form of Carolina Group
     2002 Stock Option Plan.........  C-1
  Appendix D: Index to Financial
     Statements.....................  D-1

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the proposal upon which we are asking you to vote, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information" on page 104. All references to "we," "our," or "us" in this proxy statement are to Loews Corporation.

                                    GENERAL

     We are asking you to vote upon and approve a proposed charter amendment. This proposal would permit us to create a new class of common stock of Loews intended to reflect the economic performance of the Carolina Group. We are also asking you to vote upon and approve a new stock option plan to enable us to grant stock option awards based on shares of Carolina Group stock to officers, employees, non-employee directors and consultants of Lorillard, Inc. and its subsidiaries and any future companies attributed to the Carolina Group.

                               LOEWS CORPORATION

     Loews Corporation is a holding company. Its subsidiaries engage in the following lines of business: property, casualty and life insurance (CNA Financial Corporation, an 89% owned subsidiary); the production and sale of cigarettes (Lorillard, Inc., a wholly owned subsidiary); the operation of hotels (Loews Hotels Holding Corporation, a wholly owned subsidiary); the operation of offshore oil and gas drilling rigs (Diamond Offshore Drilling, Inc., a 53% owned subsidiary); the distribution and sale of watches and clocks (Bulova Corporation, a 97% owned subsidiary); and the ownership and operation of crude oil tankers.

     Our principal executive offices are at 667 Madison Avenue, New York, New York 10021-8087. Our telephone number is (212) 521-2000. We are incorporated under the laws of the State of Delaware.

                               THE CAROLINA GROUP

     Carolina Group stock is intended to reflect the economic performance of the Carolina Group. We will initially attribute the following assets and liabilities to the Carolina Group:

     - Loews's 100% stock ownership interest in Lorillard, Inc.;

     - notional, intergroup debt owed by the Carolina Group to the Loews Group, in an amount and with terms to be determined in connection with the anticipated offering of Carolina Group stock; and

     - any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and its subsidiaries and predecessors arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

     We also intend to attribute the following additional assets and liabilities to the Carolina Group:

     - all net income or net losses arising from the assets and liabilities that are reflected in the Carolina Group and all net proceeds from any disposition of those assets, in each case, after deductions to reflect dividends paid to holders of Carolina Group stock or credited to the Loews Group in respect of its intergroup interest; and

     - any acquisitions or investments made from net income attributable to assets reflected in the Carolina Group or net proceeds from sales of assets reflected in the Carolina Group.

     The Carolina Group is not a separate legal entity and cannot issue securities. Holders of Carolina Group stock will not have an ownership interest in the Carolina Group, Lorillard, Inc. or any of its subsidiaries. Rather, investors in Carolina Group stock will be shareholders of Loews. Neither the proposed charter amendment, nor the issuance of Carolina Group stock, will result in the actual transfer of assets of Loews or any of its subsidiaries.

     Lorillard, Inc.'s principal asset is its 100% ownership interest in Lorillard Tobacco Company. In this document, we refer to Lorillard, Inc. and its subsidiaries as "Lorillard." Lorillard engages in the production and sale of cigarettes in the United States, including Puerto Rico and certain U.S. territories. Lorillard's largest selling brand is Newport, which accounted for approximately 80% of Lorillard's unit sales in 2000 and approximately 84% of Lorillard's unit sales in the first half of 2001. Newport is the second largest brand in the overall U.S. cigarette market and the leading menthol brand in the U.S. cigarette market. Lorillard also owns several other brands, including Kent, True, Max, Satin, Triumph, Maverick and Old Gold. Newport, Kent, True, Max, Satin, Triumph, Maverick and Old Gold are registered trademarks of Lorillard.

     Lorillard, Inc. and its subsidiaries are, and we expect they will continue to be, separate and independent legal entities, with separate and independent boards of directors, management and operations, whether or not the proposed charter amendment is approved or Carolina Group stock is issued.

                                THE LOEWS GROUP

     The Loews Group will initially consist of all of Loews's assets and liabilities other than the ownership interest in the Carolina Group represented by any outstanding Carolina Group stock, and will include as an asset the notional, intergroup debt of the Carolina Group. The principal assets of the Loews Group will thus include:

     - CNA Financial Corporation (89% ownership) -- one of the largest property and casualty insurance organizations in the United States;

     - Loews Hotels Holding Corporation (wholly owned) -- operates 17 hotels and resorts;

     - Diamond Offshore Drilling, Inc. (53% ownership) -- one of the world's largest offshore drilling companies;

     - Bulova Corporation (97% ownership) -- a major distributor and marketer of watches and clocks;

     - Carolina Group (majority of economic interest represented by an intergroup interest); and

     - Subsidiaries engaged in the ownership and operation of crude oil tankers.

                                  DATA SOURCES

     In accordance with standard industry practice, market share data presented in this document is based on the number of individual cigarettes shipped. Lorillard primarily relies on the following three sources of data for market share assessments:

     - The Maxwell Report, an independent third-party industry report published by industry analyst John C. Maxwell, Jr., collects unit sales volume data on an industry, brand, company, and selected segment basis (including menthol versus non-menthol and premium versus discount).

     - Management Science Associates, Inc., an independent third-party database management organization, collects wholesale shipment data from various cigarette manufacturers and provides analysis of market share, unit sales volume and premium versus discount mix for individual companies and the industry as a whole.

     - Lorillard/Excel Retail Shipment Data, a proprietary database, consists of data reported to Lorillard by the majority of its direct wholesale customers. These wholesale customers advise Lorillard regarding shipments from wholesalers to retailers of cigarettes produced by Lorillard and other manufacturers. Management Science Associates processes this data on behalf of Lorillard and aggregates the information in various formats to indicate market share and sales volume activity at the retail level. The Lorillard/Excel Retail Shipment Data provides shipment data within brand families, including information relating to individual stock keeping units.

     Management Science Associates makes its quarterly data available more quickly than other industry data sources. Accordingly, Loews has historically utilized data from Management Science Associates for presentation of information in Loews's periodic reports and, unless otherwise indicated, utilizes data from Management Science Associates in "The Carolina Group Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Unless otherwise indicated, in the remainder of the document and, in particular, under "Description of the Carolina Group," Lorillard cites data from The Maxwell Report. The Maxwell Report data enables Lorillard to reflect industry segment information and to make brand-to-brand comparisons. In addition, The Maxwell Report data encompasses major and minor cigarette manufacturers by analyzing state tax reports, while data from Management Science Associates focuses primarily on the largest U.S. manufacturers. The Maxwell Report data facilitates the presentation of Lorillard's overall competitive position among manufacturers, brands and market segments (premium versus discount and menthol versus non-menthol).

                              THE SPECIAL MEETING

General; Time and Place of
Special Meeting...............   We are furnishing this proxy statement to you
                                 in connection with the solicitation of proxies
                                 by our board of directors for use at a special
                                 meeting of shareholders of Loews to be held on
                                              ,              , 2001 at
                                        a.m., Eastern time, at
                                 and at any and all adjournments or
                                 postponements of the special meeting.

Record Date...................   Our board of directors has fixed the close of
                                 business on              , 2001 as the record
                                 date for determining shareholders entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

Mailing Date..................   We are first mailing this proxy statement and
                                 form of proxy on or about              , 2001
                                 to shareholders of record at the close of business on the record date.

Vote Required.................   In order to approve the proposed charter
                                 amendment, we must receive the affirmative vote of a majority of the outstanding shares of Loews common stock. In order to approve the stock option plan proposal, we must receive the affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote at the special meeting. Shares of Loews common stock entitle the holder to one vote per share. As of September 30, 2001, our directors and executive officers beneficially owned approximately 29.8% of the total voting power of the outstanding
                                 Loews common stock. We believe these directors and executive officers intend to vote in favor of the proposed charter amendment and the stock option plan proposal.

                         THE PROPOSED CHARTER AMENDMENT

The Proposed Charter
Amendment.....................   Approval of the proposed charter amendment will
                                 permit our board of directors to amend our charter to define the Carolina Group and the Loews Group and create a new class of common stock of Loews intended to reflect separately the economic performance of the Carolina Group.

The Public Offering...........   If you approve the proposed charter amendment,
                                 we currently intend to issue in an underwritten public offering shares of Carolina Group stock representing a portion (which will initially be less than a majority) of the economic performance of the Carolina Group. We intend to allocate 100% of the net proceeds from the public offering to the Loews Group, which will use the net proceeds for general corporate purposes. We will determine the number of shares to be issued based on capital requirements of Loews, market conditions at the time of the public offering and other factors.

Timing of the Public
Offering......................   We currently expect to complete the public
                                 offering shortly following shareholder approval of the proposed charter amendment. However, even if our shareholders approve the proposed charter amendment, our board of directors reserves the right not to create Carolina Group stock or not to issue Carolina Group stock after we have created it.

Carolina Group Stock..........   Carolina Group stock will be a separate class
                                 of common stock of Loews intended to reflect the economic performance of the Carolina Group.
                                 The Carolina Group is not a separate legal entity and cannot issue securities. Holders of Carolina Group stock will not have an ownership interest in the Carolina Group, Lorillard, Inc.
                                 or any of its subsidiaries. Rather, investors in Carolina Group stock will be stockholders of Loews.

Intergroup Interest...........   Following the creation of Carolina Group stock,
                                 Loews will retain 100% legal ownership of the common stock of Lorillard, Inc. and any other assets of Loews reflected in the Carolina
                                 Group. We expect that the shares of Carolina
                                 Group stock to be sold in the public offering will represent a minority economic interest in the Carolina Group's performance. The Loews
                                 Group will retain the remaining economic interest in the Carolina Group's performance.
                                 That interest will be reflected in the
                                 consolidating financial statements of the Loews
                                 Group as an "intergroup interest." An
                                 intergroup interest is similar to the Loews
                                 Group holding Carolina Group stock, except that no voting or other shareholder rights are associated with an intergroup interest. The
                                 Carolina Group policy statement provides that the Carolina Group will not have or be able to have an intergroup interest in the Loews Group.

Reasons for the Proposed
Charter Amendment.............   We expect the proposed charter amendment to:

                                      - Increase market awareness of the
                                        performance and value of Lorillard's
                                        business by creating a separate
                                        investment vehicle designed primarily to track the economic performance of our ownership interest in Lorillard, Inc.,

                                      - Promote market recognition and
                                        realization of the distinct values of
                                        the businesses reflected in the Loews
                                        Group and the Carolina Group,

                                      - Provide greater financial flexibility by
                                        creating an additional publicly traded
                                        equity security that Loews can use to
                                        raise capital, and

                                      - Permit the creation of more effective
                                        management incentive and retention
                                        programs, with the ability to direct
                                        business-specific options and securities to employees of the businesses attributed to each group.

                                 For additional reasons for the proposed charter amendment, see "The Charter Amendment
                                 Proposal -- Reasons for the Proposed Charter
                                 Amendment."

Relationship between the Loews
  Group and the Carolina
  Group.......................   Following creation of the Carolina Group, we
                                 expect that Lorillard, Inc. will continue to be managed by its independent board of directors and Loews's other subsidiaries will continue to be managed by their respective boards of directors. There will be limited financial arrangements between the Loews Group and the Carolina Group, including, for example, with respect to debt, taxes and fees for services provided from one group to the other. Given the dissimilar nature of the businesses underlying each group, we do not expect the intergroup interactions to be numerous or substantial.

                                 The Carolina Group policy statement will generally provide that we will resolve all material matters as to which the holders of Loews common stock and Carolina Group stock may have potentially divergent interests in a manner that our board of directors determines to be in the best interests of Loews and all of its common shareholders. The policy statement provides that any such determination would be made only after consideration is given to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Loews's common shares.

                                 Subject to some exceptions, our board of directors may modify, suspend or rescind the policies set forth in the policy statement, adopt additional policies or make exceptions to existing policies, at any time, without the approval of our shareholders, although our board of directors has no present intention to do so. See "Relationship between the Loews Group and the Carolina Group -- The Carolina Group Policy Statement" for a detailed description of the policy statement.

Dividends.....................   The proposed charter amendment provides that
                                 dividends on Carolina Group stock are limited to an available dividend amount equal to the lesser of:

                                      - the assets of Loews legally available
                                        for dividends; and

                                      - the amount that would legally be
                                        available for dividends on Carolina
                                        Group stock if the Carolina Group were a separate Delaware corporation.

                                 Any dividend paid on one class of stock will reduce the amount available to pay future dividends on both classes of common stock.

                                 While we can offer no assurance that we will do so, we currently intend to continue paying a quarterly dividend of $0.15 per share on Loews common stock and to pay a quarterly dividend on Carolina Group stock following its issuance. The payment of dividends on Loews common stock and Carolina Group stock will be a business decision that our board of directors makes from time to time based upon the dividends paid to Loews by its subsidiaries, the capital requirements of Loews and other factors that our board of directors considers relevant.

                                 The failure of the independent boards of directors of Lorillard Tobacco Company or Lorillard, Inc. to pay dividends could lead to our decreasing or eliminating dividends on Carolina Group stock and/or Loews common stock.

Risk Factors..................   When evaluating the proposed charter amendment,
                                 you should be aware of the risk factors we describe under "Risk Factors -- The Proposed
                                 Charter Amendment" starting on page 15 and "Risk Factors -- The Carolina Group" starting on page 23.

Federal Income Tax
Considerations................   We expect the proposed charter amendment and
                                 the issuance of shares of Carolina Group stock to be tax free to Loews and to the holders of Loews common stock. See "The Charter Amendment
                                 Proposal -- Material Federal Income Tax
                                 Consequences" for more information and further explanation.

Listing.......................   We expect the Loews common stock to continue to
                                 be listed on the New York Stock Exchange. We expect to list Carolina Group stock on a national securities exchange or quotation system.

         COMPARISON BETWEEN LOEWS COMMON STOCK AND CAROLINA GROUP STOCK

                                             LOEWS COMMON STOCK   CAROLINA GROUP STOCK
                                             (GIVING EFFECT TO      (GIVING EFFECT TO
                         LOEWS COMMON STOCK   PROPOSED CHARTER      PROPOSED CHARTER
                             (CURRENT)           AMENDMENT)            AMENDMENT)
                         ------------------  ------------------  -----------------------
DIVIDENDS                $0.15 per share     Anticipated to be   Quarterly dividends in
                         per quarter, if     $0.15 per share     amounts to be
                         declared.           per quarter, if     determined, if
                                             declared.           declared.

VOTING RIGHTS            1 vote per share.   1 vote per share.   1/10 of a vote per
                                                                 share.

REDEMPTION AT OPTION OF  Not redeemable.     Not redeemable.     Redeemable for cash at
  BOARD OF DIRECTORS                                             105% of market value or
  UPON OCCURRENCE OF                                             Loews common stock at
  CERTAIN TAX EVENTS                                             100% of market value.

REDEMPTION AT OPTION OF  Not redeemable.     Not redeemable.     Redeemable for cash at
  BOARD OF DIRECTORS                                             120% of market value or
  ANY TIME FOLLOWING                                             Loews common stock at
  THE SECOND                                                     115% of market value.
  ANNIVERSARY OF THE
  PUBLIC ISSUANCE OF
  CAROLINA GROUP STOCK
  UNTIL THE SALE OF AT
  LEAST 80% OF THE
  ASSETS ATTRIBUTED TO
  A GROUP

REDEMPTION IN EXCHANGE   Not redeemable.     Not redeemable.     Redeemable for a
  FOR THE STOCK OF A                                             proportionate number of
  SUBSIDIARY AT OPTION                                           shares of common stock
  OF THE BOARD OF                                                of a Loews subsidiary
  DIRECTORS                                                      holding all assets and
                                                                 liabilities attributed
                                                                 to the Carolina Group.

RIGHTS ON SALE OF AT     None.               None.               At the option of our
  LEAST 80% OF ASSETS                                            board of directors:
  ATTRIBUTED TO A GROUP

                                                                 - Holders will receive
                                                                   a pro rata share of the
                                                                   net proceeds (subject
                                                                   to reduction for
                                                                   repayment of notional
                                                                   debt, amounts not
                                                                   distributed from
                                                                   Lorillard to Loews
                                                                   and the creation by
                                                                   Loews of reserves for
                                                                   tobacco-related
                                                                   contingent
                                                                   liabilities and
                                                                   future costs) from
                                                                   the disposition in
                                                                   the form of cash
                                                                   and/or securities
                                                                   (other than Loews
                                                                   common stock) by
                                                                   special dividend or
                                                                   redemption;

                                             LOEWS COMMON STOCK   CAROLINA GROUP STOCK
                                             (GIVING EFFECT TO      (GIVING EFFECT TO
                         LOEWS COMMON STOCK   PROPOSED CHARTER      PROPOSED CHARTER
                             (CURRENT)           AMENDMENT)            AMENDMENT)
                         ------------------  ------------------  -----------------------
                                                                 - Loews will redeem
                                                                   shares of Carolina
                                                                   Group stock for
                                                                   shares of Loews
                                                                   common stock at 115%
                                                                   of market value; or

                                                                 - We will take some
                                                                   combination of the
                                                                   actions described
                                                                   above.

                                                                   If, on the 91st day
                                                                   following an 80% sale,
                                                                   Loews has not redeemed
                                                                   all of the outstanding
                                                                   shares of Carolina
                                                                   Group stock and if
                                                                   Lorillard subsequently
                                                                   distributes to Loews
                                                                   any previously
                                                                   undistributed portion
                                                                   of the net proceeds
                                                                   and/or Loews
                                                                   subsequently releases
                                                                   any amount of net
                                                                   proceeds previously
                                                                   retained by Loews as a
                                                                   reserve for
                                                                   tobacco-related
                                                                   contingent liabilities
                                                                   and future costs,
                                                                   Loews will distribute
                                                                   the pro rata share of
                                                                   such amounts to
                                                                   holders of Carolina
                                                                   Group stock.

                                             LOEWS COMMON STOCK      CAROLINA GROUP STOCK
                                              (GIVING EFFECT TO        (GIVING EFFECT TO
                       LOEWS COMMON STOCK     PROPOSED CHARTER         PROPOSED CHARTER
                           (CURRENT)             AMENDMENT)               AMENDMENT)
                       ------------------  -----------------------  -----------------------
DISSOLUTION            After payment of    After payment of debts   After payment of debts
                       debts and other     and other liabilities    and other liabilities
                       liabilities of      of Loews, including the  of Loews, including the
                       Loews, including    liquidation preference   liquidation preference
                       the liquidation     of any class or series   of any class or series
                       preference of any   of Loews preferred       of Loews preferred
                       class or series of  stock, holders of        stock, holders of
                       Loews preferred     shares of Loews common   shares of Carolina
                       stock, holders of   stock will share         Group stock will share
                       shares of Loews     ratably in the funds of  ratably in the funds of
                       common stock will   Loews remaining for      Loews remaining for
                       share ratably in    distribution to its      distribution to its
                       the funds of Loews  common shareholders in   common shareholders in
                       remaining for       proportion to the        proportion to the
                       distribution.       aggregate market         aggregate market
                                           capitalization of the    capitalization of the
                                           outstanding shares of    outstanding shares of
                                           Loews common stock to    Carolina Group stock to
                                           the aggregate market     the aggregate market
                                           capitalization of the    capitalization of the
                                           outstanding shares of    outstanding shares of
                                           Loews common stock and   Loews common stock and
                                           Carolina Group stock.    Carolina Group stock.

                         THE STOCK OPTION PLAN PROPOSAL

General.......................   We are also asking you to vote upon a related
                                 proposal to approve a new stock option plan to enable us to grant stock option awards based on shares of Carolina Group stock to officers, employees, non-employee directors and consultants of Lorillard, Inc. and its subsidiaries and any future company attributed to the Carolina Group. See "The Stock Option
                                 Plan Proposal" for additional information about the stock option plan proposal.

                    RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors has approved the proposed charter amendment and the stock option plan proposal and recommends that you vote FOR each of them.

                           FORWARD-LOOKING STATEMENTS

     Some statements in this proxy statement or incorporated by reference constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believes," "expects," "intends," "anticipates," "estimates," and similar expressions are intended to identify forward-looking statements. These statements inherently are subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those projected. These risks and uncertainties include, among others:

     - the impact of competitive products, policies and pricing;

     - product and policy demand and market responses;

     - development of claims and their impact on loss reserves;

     - the performance of reinsurance companies under reinsurance contracts with CNA Financial Corporation and its subsidiaries;

     - general economic and business conditions;

     - changes in financial markets such as fluctuations in interest rates, credit conditions and currency, commodity and stock prices;

     - changes in foreign, political, social and economic conditions;

     - regulatory initiatives and compliance with governmental regulations, judicial decisions and rulings;

     - changes in foreign and domestic oil and gas exploration and production activity, and expenditures related to rig conversion and upgrade;

     - changes in the composition of the loss reserves of CNA Financial Corporation and its subsidiaries and the possibility of future increases in reserves;

     - limitations upon Loews's ability to receive dividends from its insurance subsidiaries imposed by state regulatory agencies and minimum risk-based capital standards based on standards established by the National Association of Insurance Commissioners;

     - the possibility of downgrades in Loews's or its subsidiaries' ratings by ratings agencies and changes in rating agency policies and practices;

     - the actual closing of contemplated transactions and agreements;

     - the results of financing efforts; and

     - the economic effects of the September 11, 2001 terrorist attacks.

     The tobacco industry continues to be subject to:

     - claims and regulations relating to the use of tobacco products and exposure to environmental tobacco smoke;

     - legislation, including actual and potential excise tax increases;

     - increasing marketing and regulatory restrictions, governmental regulation and privately imposed smoking restrictions;

     - litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the general understandings of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; and

     - the effects of price increases related to the Master Settlement Agreement and other state settlement agreements and excise tax increases on consumption rates.

Developments in any of these areas, which we describe more fully elsewhere in this proxy statement, could cause results of the Carolina Group to differ materially from results that have been or may be projected by or on behalf of the Carolina Group.

     These forward-looking statements speak only as of the date of this proxy statement. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

            SELECTED HISTORICAL FINANCIAL DATA OF LOEWS CORPORATION

     This information is only a summary and you should read it together with the financial information we include elsewhere in this proxy statement or that we incorporate by reference in this proxy statement. For copies of the financial information we incorporate by reference, see "Where You Can Find More Information" on page 104.

     In the table below, we provide you with selected historical consolidated financial data of Loews. We prepared this information using our consolidated financial statements at and for each of the fiscal years in the five-year period ended December 31, 2000 and at and for the six-month periods ended June 30, 2001 and 2000. We derived the consolidated results of operations data below for each of the three years ended December 31, 2000, and the consolidated balance sheet data at December 31, 2000 and 1999 from consolidated financial statements incorporated by reference in this proxy statement audited by Deloitte & Touche LLP, independent auditors. We derived the consolidated results of operations data below for each of the two years ended December 31, 1997 and the consolidated balance sheet data at December 31, 1998, 1997 and 1996 from audited consolidated financial statements not included or incorporated by reference in this proxy statement. We derived the remaining data from unaudited consolidated financial statements for the periods presented.

     For supplemental information about the Carolina Group, see "Selected Historical Combined Financial Data of the Carolina Group" on page 79, "The Carolina Group Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 82, and the financial information we include in Appendix D of this proxy statement.

                               LOEWS CORPORATION

                       SELECTED HISTORICAL FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                SIX MONTHS ENDED
                                    JUNE 30                           YEAR ENDED DECEMBER 31
                              --------------------   ---------------------------------------------------------
                                2001        2000       2000        1999        1998        1997        1996
                              ---------   --------   ---------   ---------   ---------   ---------   ---------
RESULTS OF OPERATIONS:
Revenues(1).................  $ 9,422.5   $9,969.7   $21,261.2   $21,442.7   $21,296.0   $20,266.6   $20,442.4
Income (loss) before taxes,
  minority interest and
  cumulative effect of
  changes in accounting
  principles -- net.........  $(1,460.9)  $1,202.5   $ 3,205.9   $   944.2   $ 1,077.4   $ 1,593.2   $ 2,407.8
Income (loss) before
  cumulative effect of
  accounting changes........  $  (889.6)  $  694.2   $ 1,876.7   $   521.1   $   464.8   $   793.6   $ 1,383.9
Cumulative effect of changes
  in accounting
  principles -- net.........      (53.3)                            (157.9)
                              ---------   --------   ---------   ---------   ---------   ---------   ---------
Net income (loss)...........  $  (942.9)  $  694.2   $ 1,876.7   $   363.2   $   464.8   $   793.6   $ 1,383.9
                              =========   ========   =========   =========   =========   =========   =========
INCOME (LOSS) PER SHARE:
Income (loss) before
  cumulative effect of
  accounting changes........  $   (4.51)  $   3.47   $    9.44   $    2.40   $    2.03   $    3.45   $    5.96
Cumulative effect of changes
  in accounting
  principles -- net.........      (0.27)                             (0.73)
                              ---------   --------   ---------   ---------   ---------   ---------   ---------
Net income (loss)...........  $   (4.78)  $   3.47   $    9.44   $    1.67   $    2.03   $    3.45   $    5.96
                              =========   ========   =========   =========   =========   =========   =========

-------------------------
(1) Certain amounts applicable to prior periods have been reclassified to conform to the presentation followed in 2001.

                                 LOEWS CORPORATION

                        (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                         DECEMBER 31
                                      JUNE 30     ---------------------------------------------------------
                                       2001         2000        1999        1998        1997        1996
                                    -----------   ---------   ---------   ---------   ---------   ---------
FINANCIAL POSITION:
Investments.......................   $41,586.8    $40,395.6   $40,633.0   $42,705.2   $41,619.1   $39,917.4
Total assets......................    74,386.7     70,877.1    69,463.7    70,979.4    69,983.1    67,402.9
Long-term debt....................     5,835.4      6,040.0     5,706.3     5,966.7     5,752.6     4,370.7
Shareholders' equity..............     9,681.4     11,191.1     9,977.7    10,201.2     9,665.1     8,731.2
Cash dividends per common share...        0.28         0.50        0.50        0.50        0.50        0.50
Book value per share..............       49.09        56.74       47.75       45.31       42.02       37.96
Shares of common stock
  outstanding.....................       197.2        197.2       209.0       225.2       230.0       230.0

                 RISK FACTORS -- THE PROPOSED CHARTER AMENDMENT

     You should consider the following factors, in addition to the other information contained elsewhere in this proxy statement, in connection with the proposed charter amendment.

WE CANNOT ASSURE YOU THAT WE WILL CREATE OR ISSUE CAROLINA GROUP STOCK

     This proxy statement describes the proposed charter amendment and issuance of Carolina Group stock. However, the creation and issuance of Carolina Group stock are subject to various conditions and uncertainties. Our board of directors reserves the right not to amend our charter to create Carolina Group stock, even if shareholders approve the proposed charter amendment, or not to issue any shares of Carolina Group stock, even if we amend our charter to create Carolina Group stock.

WE CANNOT ASSURE YOU THAT LOEWS WILL PAY DIVIDENDS ON LOEWS COMMON STOCK OR CAROLINA GROUP STOCK

     Determinations as to the future dividends on Loews common stock and Carolina Group stock primarily will depend on the dividends paid to Loews by its subsidiaries, the capital requirements of Loews and other factors that our board of directors considers relevant. While we cannot assure you that we will do so, we currently intend to continue paying a quarterly dividend of $0.15 per share on Loews common stock and a quarterly dividend on Carolina Group stock following its issuance. Our board of directors could pay lesser dividends on the series of stock related to a particular group than it would pay if that group were a separate Delaware corporation. Furthermore, our ability to pay dividends on one series of stock may be reduced by dividends that we pay on the other series of stock.

     Our board of directors reserves the right to declare and pay dividends on Loews common stock and on Carolina Group stock in equal or unequal amounts, and could, in its sole discretion, declare and pay dividends, or refrain from declaring and paying dividends, exclusively on Loews common stock or exclusively on Carolina Group stock, or on both. Our board of directors may take such actions regardless of the relative amounts available for the payment of dividends for each group, the amount of prior dividends declared on each class of common stock, the respective voting or liquidation rights of each class, or any other factor. See "The Charter Amendment Proposal -- Terms of the Proposed Charter Amendment -- Dividends" for detailed information on the dividends we are permitted to pay with respect to Loews common stock and Carolina Group stock.

     Dividends on Carolina Group stock, if any, will be payable out of the lesser of:

     - the assets of Loews legally available for the payment of dividends, and

     - the Carolina Group's "available dividend amount," which is intended to be the amount that would legally be available for the payment of dividends if the Carolina Group were a separate Delaware corporation.

Dividends on Loews common stock, if any, are payable only to the extent of all funds of Loews legally available for the payment of dividends minus the Carolina Group's available dividend amount.

     We thus may be unable or unwilling to pay dividends on a class of common stock under circumstances where we currently pay dividends on the Loews common stock.

LOEWS'S ABILITY TO PAY DIVIDENDS ON LOEWS COMMON STOCK AND CAROLINA GROUP STOCK MAY BE LIMITED BY LOEWS'S HOLDING COMPANY STRUCTURE

     Loews is a holding company. Loews is dependent on the cash flows of its subsidiaries and cash distributions from those subsidiaries to Loews. The subsidiaries are separate and independent legal entities and have no obligation, contingent or otherwise, to make funds available to Loews, whether in the form of loans, dividends or otherwise. In addition, Loews's subsidiaries may become parties to financing arrangements which contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to Loews. In the event of any insolvency, bankruptcy or similar proceedings of a subsidiary, creditors of such subsidiary would generally be entitled to priority over Loews with respect to assets of the affected subsidiary.

THE INDEPENDENCE OF THE BOARD OF DIRECTORS OF LORILLARD, INC. AND THE BOARD OF DIRECTORS OF ITS WHOLLY OWNED SUBSIDIARY, LORILLARD TOBACCO COMPANY, MAY AFFECT LORILLARD'S PAYMENT OF DIVIDENDS TO LOEWS AND THEREBY INHIBIT LOEWS'S ABILITY OR WILLINGNESS TO PAY DIVIDENDS AND MAKE OTHER DISTRIBUTIONS ON CAROLINA GROUP STOCK

     Loews's ability and willingness to pay dividends and make other distributions on Carolina Group stock, including dividends and distributions following a disposition of substantially all of the assets attributed to the Carolina Group, will depend on a number of factors, including whether the independent board of directors of Lorillard Tobacco Company causes Lorillard Tobacco Company to declare dividends to its parent, Lorillard, Inc. and whether, in turn, the independent board of directors of Lorillard, Inc. causes Lorillard, Inc. to declare dividends to Loews. In the event that Lorillard Tobacco Company or Lorillard, Inc. does not distribute its earnings, Loews is unlikely to pay dividends on Carolina Group stock.

     We expect that the boards of directors of each of Lorillard, Inc. and Lorillard Tobacco Company will continue to function independently of Loews and will direct the operations and management of the assets and businesses of those corporations, respectively. None of the individuals currently serving as directors of Lorillard, Inc. or Lorillard Tobacco Company are officers, directors or employees of Loews. Accordingly, each of these individuals may be considered to be independent of Loews. Notwithstanding Loews's right, as sole shareholder, to elect and remove directors of Lorillard, Inc., Loews has no present intention to remove any person currently serving as a director of Lorillard, Inc. Moreover, Loews expects that in the event of any future vacancies on the board of directors of Lorillard, Inc., Loews will nominate individuals who are not officers, directors or employees of Loews to fill such vacancies.

HOLDERS OF LOEWS COMMON STOCK AND CAROLINA GROUP STOCK WILL BE SHAREHOLDERS OF ONE COMPANY AND, THEREFORE, FINANCIAL IMPACTS ON ONE GROUP COULD AFFECT THE OTHER GROUP

     For the purposes of preparing the respective financial statements of the Loews Group and the Carolina Group, we will attribute assets, liabilities and shareholders' equity to these groups. However, the change in the capital structure of Loews that would result from the proposed charter amendment will not affect the legal title to those assets or the legal responsibility for those liabilities of Loews or of any of its subsidiaries.

     Holders of Loews common stock and holders of Carolina Group stock will all be common shareholders of Loews, and will be subject to risks associated with an investment in a single company. Financial effects arising from one group that affect Loews's consolidated results of operations or financial condition could, if significant, affect the combined results of operations or financial position of the other group or the market price of the class of common shares relating to the other group. In addition, if Loews or any of its subsidiaries were to incur significant indebtedness on behalf of one group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of Loews and its subsidiaries taken as a whole. This, in turn, could increase the borrowing costs of Loews. Net losses of either group and dividends or distributions on shares of any class of common or preferred stock will reduce the funds of Loews legally available for payment of future dividends on each of Loews common stock and Carolina Group stock. For these reasons, you should read Loews's consolidated financial information together with the financial information of the Loews Group and the Carolina Group.

THE MARKET PRICE OF CAROLINA GROUP STOCK MAY NOT REFLECT THE FINANCIAL PERFORMANCE AND ECONOMIC VALUE OF THE CAROLINA GROUP AS WE INTEND AND MAY NOT EFFECTIVELY TRACK THE SEPARATE PERFORMANCE OF THE CAROLINA GROUP

     The market price of Carolina Group stock may not in fact reflect the financial performance and economic value of the Carolina Group as we intend. The performance of Loews as a whole may affect the market price of Carolina Group stock or the market price could more independently reflect the performance of the Carolina Group. Investors may discount the value of Carolina Group stock because the Carolina Group is not a separate legal entity.

THE COMPLEX NATURE OF THE TERMS OF CAROLINA GROUP STOCK, OR CONFUSION IN THE MARKETPLACE ABOUT WHAT A TRACKING STOCK IS, COULD MATERIALLY ADVERSELY AFFECT THE MARKET PRICE OF CAROLINA GROUP STOCK AND/OR LOEWS COMMON STOCK

     Tracking stocks like Carolina Group stock are more complex than traditional common stock and are not directly or entirely comparable to common stock of stand-alone companies or companies that have been spun off by their parent companies. The complex nature of the terms of Carolina Group stock, and the potential difficulties investors may have in understanding these terms, may materially adversely affect the market price of Carolina Group stock and/or Loews common stock. Examples of these terms include:

     - the discretion of our board of directors to make determinations that may affect Carolina Group stock and Loews common stock differently,

     - Loews's redemption and/or exchange rights under particular circumstances, described elsewhere in this proxy statement, and

     - the disparate voting rights of Carolina Group stock and Loews common stock.

     Confusion in the marketplace about what a tracking stock is and what it is intended to represent, and/or investors' reluctance to invest in tracking stocks, could materially adversely affect the market price of Carolina Group stock and/or Loews common stock.

THE CAROLINA GROUP STOCK PRICE COULD BE VOLATILE AND INVESTORS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PUBLIC OFFERING PRICE

     No market currently exists for Carolina Group stock. Because Carolina Group stock is intended to follow a more focused business than Loews as a whole and because we cannot predict the extent to which investor interest in Carolina Group stock will lead to the development of a liquid trading market for Carolina Group stock, the market price of Carolina Group stock may be more volatile than the market price of Loews common stock has been to date. This volatility may result from any of the following factors, some of which are beyond our control:

     - tobacco-related litigation and other contingencies affecting Lorillard or others in the tobacco business;

     - variations in Lorillard's quarterly operating results;

     - changes by securities analysts in financial estimates or investment recommendations relating to Carolina Group stock;

     - changes in market valuations of other tobacco-related companies; and

     - the potential for future sales or issuances of Loews common stock or Carolina Group stock.

HOLDERS OF LOEWS COMMON STOCK AND CAROLINA GROUP STOCK WILL GENERALLY VOTE TOGETHER AS A SINGLE CLASS

     Under the proposed charter amendment, holders of Loews common stock and Carolina Group stock will generally not have the right to vote separately as a class with respect to matters affecting each group. Holders of either class of stock will have the right to vote on matters presented to Loews shareholders as a separate class only to the extent required by Delaware law. We do not plan to hold separate meetings for holders of Loews common stock or Carolina Group stock.

HOLDERS OF LOEWS COMMON STOCK WILL BE IN A POSITION TO CONTROL THE OUTCOME OF ANY MATTER AS TO WHICH ALL OF OUR COMMON SHARES VOTE TOGETHER AS ONE CLASS

     Currently, each share of Loews common stock has one vote. Each share of Carolina Group stock will be entitled to 1/10 of a vote, which we expect to be disproportionately less than the initial economic interest represented by each share of Carolina Group stock. When a vote is taken on any matter as to which all of our common shares are voting together as one class, the Loews common stock will be in a position to control the outcome of the vote on that matter. The voting power of Carolina Group stock will be subject to adjustment for stock splits, stock dividends and combinations with respect to either class of stock.

HOLDERS OF CAROLINA GROUP STOCK MAY HAVE INTERESTS DIFFERENT FROM HOLDERS OF LOEWS COMMON STOCK

     The existence of separate classes of our common stock could give rise to occasions when the interests of the holders of Loews common stock and Carolina Group stock diverge or conflict or appear to diverge or conflict. Subject to its fiduciary duties, our board of directors could, in its sole discretion, from time to time, make determinations or implement policies that disproportionately affect the groups or the different classes of stock. The proposed charter amendment would not require our board of directors to select the option that would result in the highest value for either the holders of Loews common stock or Carolina Group stock. Examples include determinations by our board of directors to:

     - pay or omit the payment of dividends on Loews common stock or Carolina Group stock,

     - redeem shares of Carolina Group stock,

     - approve dispositions of Loews assets attributed to either group,

     - reallocate funds or assets between groups and determine the amount and type of consideration paid therefor,

     - allocate business opportunities, resources and personnel,

     - if and to the extent there is an intergroup interest, allocate the proceeds of issuances of Carolina Group stock either to the Loews Group, with a corresponding reduction in the intergroup interest, or to the combined attributed net assets of the Carolina Group,

     - formulate public policy positions for Loews,

     - establish relationships between the groups,

     - make financial decisions with respect to one group that could be considered to be detrimental to the other group, and

     - settle or otherwise seek to resolve actual or potential litigation against Loews in ways that might adversely affect Lorillard.

Any such decisions by our board of directors could have or be perceived to have a negative effect on either the Loews Group or the Carolina Group and could have a negative effect on the market price of Loews common stock or Carolina Group stock.

IF CAROLINA GROUP STOCK IS NOT TREATED AS A CLASS OF COMMON STOCK OF LOEWS, SEVERAL ADVERSE FEDERAL INCOME TAX CONSEQUENCES WILL RESULT

     If Carolina Group stock is considered property other than common stock of Loews, Loews would generally be taxed on a portion of the appreciation of the assets reflected in the Carolina Group. According to the Carolina Group policy statement, the Carolina Group would be responsible for the payment of these taxes. In addition, Loews may no longer be able to file a consolidated U.S. federal income tax return with the Carolina Group. See "Relationship between the Loews Group and the Carolina Group -- Relationship with Loews -- Taxes." These tax liabilities, if they arise, would be likely to have a material adverse effect on Loews.

CHANGES IN THE TAX LAW OR IN THE INTERPRETATION OF CURRENT TAX LAW MAY RESULT IN REDEMPTION OF THE CAROLINA GROUP STOCK OR CESSATION OF THE ISSUANCE OF SHARES OF CAROLINA GROUP STOCK

     If there are adverse tax consequences to the issuance of Carolina Group stock, it is possible that we would not issue shares of Carolina Group stock even if we would otherwise choose to do so. This possibility could affect the value of Carolina Group stock and/or Loews common stock then outstanding.

     Furthermore, we are entitled to redeem Carolina Group stock for either (1) cash in an amount equal to 105% of the market value of the Carolina Group stock or (2) Loews common stock having a value equal to 100% of the market value of the Carolina Group stock, if, based upon the opinion of tax counsel, there are adverse federal income tax law developments related to Carolina Group stock that occur after the issuance of Carolina Group stock. If we did redeem Carolina Group stock for Loews common stock, the interests of holders of Loews common stock would be diluted as a result of the redemption for Carolina Group stock.

OUR BOARD OF DIRECTORS MAY REDEEM SHARES OF CAROLINA GROUP STOCK AT ANY TIME AFTER THE SECOND ANNIVERSARY OF THE PUBLIC ISSUANCE OF CAROLINA GROUP STOCK UNTIL THE DISPOSITION OF 80% OF THE ASSETS ATTRIBUTED TO THE CAROLINA GROUP

     Our board of directors may, at any time after the second anniversary of the date we initially issue shares of Carolina Group stock until the disposition of 80% of the assets attributed to the Carolina Group, redeem all outstanding shares of Carolina Group stock for either (1) cash in an amount equal to 120% of the Carolina Group stock's market value or (2) Loews common stock having a value equal to 115% of the Carolina Group stock's market value. A decision to redeem the Carolina Group stock could be made at a time when either or both of the Loews common stock and Carolina Group stock may be considered to be overvalued or undervalued. In addition, a redemption at any premium would dilute the interests of holders of the Loews common stock, and would preclude holders of both Loews common stock and Carolina Group stock from retaining their investment in a security intended to reflect separately the economic performance of the relevant group. It would also give holders of shares of converted Carolina Group stock an amount of consideration that may differ from the amount of consideration a third-party buyer pays or would pay for all or substantially all of the assets attributed to the Carolina Group. For further details, see "The Charter Amendment Proposal -- Terms of the Proposed Charter Amendment -- Redemption."

IF WE CHOOSE TO REDEEM CAROLINA GROUP STOCK FOR CASH, HOLDERS OF CAROLINA GROUP STOCK MAY HAVE TAXABLE GAIN OR TAXABLE INCOME

     We may, under certain circumstances, redeem Carolina Group stock for cash. If we choose to do so, holders of Carolina Group stock would generally be subject to tax on the excess, if any, of the total consideration they receive for their Carolina Group stock over their adjusted basis in the Carolina Group stock.

OUR BOARD OF DIRECTORS WILL NOT OWE SEPARATE DUTIES TO HOLDERS OF LOEWS COMMON STOCK AND HOLDERS OF CAROLINA GROUP STOCK

     Principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all shareholders regardless of class or series, and does not have separate or additional duties to either group of shareholders. Thus, holders of either class of common stock who believe that a determination by our board of directors has a disparate impact on their class of stock may not be able to obtain a remedy for such a claim.

OUR BOARD OF DIRECTORS MAY CHANGE THE CAROLINA GROUP POLICY STATEMENT WITHOUT SHAREHOLDER APPROVAL

     In connection with the issuance of Carolina Group stock, our board of directors intends to adopt the Carolina Group policy statement that we describe in this proxy statement to govern the relationship between the Loews Group and the Carolina Group. Our board of directors may modify, suspend or rescind the policies set forth in the policy statement or make additions or exceptions to them, in the sole discretion of our board of directors, without approval of our shareholders. Our board of directors may also adopt additional policies, depending upon the circumstances. Any changes to our policies could have a negative effect on the holders of one or both of our classes of common stock.

OUR DIRECTORS' AND OFFICERS' DISPROPORTIONATE OWNERSHIP OF LOEWS COMMON STOCK COMPARED TO CAROLINA GROUP STOCK MAY GIVE RISE TO CONFLICTS OF INTEREST

     Our directors and officers own shares of Loews common stock and have been awarded stock options with respect to shares of Loews common stock. As of September 30, 2001, our directors and executive officers beneficially owned approximately 29.8% of the total voting power of the outstanding Loews common stock. The number of shares of Carolina Group stock owned by our directors and officers, if any, is likely to be significantly less than the number of shares of Loews common stock owned by our directors and officers. Accordingly, our directors and officers could have an economic incentive to favor the Loews Group over the Carolina Group.

BECAUSE IT WILL BE POSSIBLE FOR AN ACQUIROR TO OBTAIN CONTROL OF LOEWS BY PURCHASING SHARES OF LOEWS COMMON STOCK WITHOUT PURCHASING ANY SHARES OF CAROLINA GROUP STOCK, HOLDERS OF CAROLINA GROUP STOCK MAY NOT SHARE IN ANY TAKEOVER PREMIUM

     As the majority of the voting power of all shares of our common stock will be represented by Loews common stock, a potential acquiror could acquire control of Loews by acquiring shares of Loews common stock without purchasing any shares of Carolina Group stock. As a result, holders of Carolina Group stock might not share in any takeover premium and Carolina Group stock may have a lower market price than it would have if there were a greater likelihood that holders of Carolina Group stock would share in any takeover premium.

HOLDERS OF CAROLINA GROUP STOCK MAY RECEIVE LESS CONSIDERATION UPON A SALE OF THE ASSETS ATTRIBUTED TO THE CAROLINA GROUP THAN IF THE CAROLINA GROUP WERE A SEPARATE COMPANY

     Assuming the assets attributed to any group represent less than substantially all of the assets of Loews as a whole, our board of directors could, in its sole discretion and without shareholder approval, approve sales and other dispositions of any amount of the assets owned by Loews and attributed to a group, because the Delaware General Corporation Law requires shareholder approval only for a sale or other disposition of all or substantially all of the assets of the entire company. Similarly, the boards of directors of Lorillard, Inc. or its subsidiaries could decide to sell or otherwise dispose of the operating and other assets reflected in the financial statements of the Carolina Group without the approval of holders of Carolina Group stock.

     If 80% or more of the assets attributed to the Carolina Group are sold, at the option of our board of directors:

     - Holders of Carolina Group stock will receive a pro rata share of the net proceeds (subject to reduction for repayment of notional debt, amounts not distributed from Lorillard to Loews, and the creation by Loews of reserves for tobacco-related contingent liabilities and future costs) from the disposition in the form of cash and/or securities (other than Loews common stock) by special dividend or redemption;

     - We will redeem shares of Carolina Group stock for shares of Loews common stock at 115% of market value; or

     - We will take some combination of the actions described above.

Our board of directors has the discretion to choose among the foregoing options. The value of the consideration paid to holders of Carolina Group stock in the different scenarios described above could be significantly different. The proposed charter amendment would not require our board of directors to select the option that would result in the distribution with the highest value to the holders of Carolina Group stock.

     If, on the 91st day following an 80% sale, Loews has not redeemed all of the outstanding shares of Carolina Group stock and if Lorillard subsequently distributes to Loews any previously undistributed portion of the net proceeds and/or Loews subsequently releases any amount of net proceeds previously retained by Loews as a reserve for tobacco-related contingent liabilities or future costs, Loews will distribute the pro rata share of such amounts to holders of Carolina Group stock. See "The Charter Amendment Proposal -- Terms of the Proposed Charter Amendment -- Redemption -- Redemption in connection with certain significant transactions."

     If the Carolina Group were a separate, independent company and its shares were acquired by another person, some of the costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, shareholders of a separate, independent company might receive an amount greater than the net proceeds that would be received by the holders of the Carolina Group stock. In addition, we cannot assure you that the net proceeds per share of Carolina Group stock received by its holder in connection with any redemption following a sale of Carolina Group assets will be equal to or greater than the market value per share of Carolina Group stock prior to or after announcement of a sale of assets reflected in the Carolina Group. Nor can we assure you that where consideration is based on the market value of the Carolina Group stock that market value will be equal to or greater than the net proceeds per share of Carolina Group stock.

IN THE FUTURE, LOEWS MAY CAUSE A MANDATORY EXCHANGE OF CAROLINA GROUP STOCK

     Under the proposed charter amendment, Loews may exchange all outstanding shares of Carolina Group stock for shares of one or more qualifying subsidiaries of Loews. Such an exchange would result in the qualifying subsidiary becoming independent of Loews and the holders of Carolina Group stock owning shares directly in that subsidiary. If Loews chooses to exchange shares of Carolina Group stock in this manner, the market value of the common stock received in that exchange could be less than the market value of Carolina Group stock exchanged.

FUTURE SALES OF CAROLINA GROUP STOCK AND LOEWS COMMON STOCK COULD ADVERSELY AFFECT THEIR RESPECTIVE MARKET PRICES AND OUR ABILITY TO RAISE CAPITAL IN THE FUTURE

     Sales of substantial amounts of Carolina Group stock or Loews common stock in the public market after we complete the transactions contemplated by the proposed charter amendment could depress the market price of Carolina Group stock or Loews common stock. Such sales could also impair Loews's ability to raise capital in the future. The shares of Carolina Group stock that we sell to the public in the public offering will be freely tradable without restriction under the Securities Act of 1933 by persons other than "affiliates" of Loews, as defined under the Securities Act. Any sales of substantial amounts of Carolina Group stock or Loews common stock in the public market, or the perception that such sales might occur, whether as a result of the public offering or otherwise, could materially adversely affect the market price of Carolina Group stock or Loews common stock. Our board of directors will not solicit the approval of holders of Loews common stock or Carolina Group stock prior to the issuance of authorized but unissued shares of Loews common stock or Carolina Group stock, unless that approval is deemed advisable by our board of directors or is required by applicable law, regulation or stock exchange listing requirements.

IF WE LIQUIDATE LOEWS, AMOUNTS DISTRIBUTED TO HOLDERS OF EACH CLASS OF COMMON STOCK MAY NOT REFLECT THE VALUE OF THE ASSETS ATTRIBUTED TO THE GROUPS

     Under the proposed charter amendment, we would determine the liquidation rights of the holders of the respective classes of stock in accordance with the market capitalization of the outstanding shares of each group at a specified time prior to the time of liquidation. However, the relative market capitalization of the outstanding shares of each group may not correctly reflect the value of the net assets remaining and attributed to the groups after satisfaction of outstanding liabilities. Accordingly, the holders of either Loews common stock or Carolina Group stock could receive less consideration upon liquidation than they would if the groups were separate entities.

                       RISK FACTORS -- THE CAROLINA GROUP

LORILLARD HAS A $16.25 BILLION JUDGMENT ENTERED AGAINST IT IN THE ENGLE LITIGATION; IF LORILLARD IS UNSUCCESSFUL IN ITS APPEAL OF THIS JUDGMENT, OR THE STAY OF THE JUDGMENT IS TERMINATED, THE JUDGMENT COULD RESULT IN THE LOSS OF ALL OR SUBSTANTIALLY ALL OF THE VALUE OF ANY OUTSTANDING SHARES OF CAROLINA GROUP STOCK

     On November 6, 2000, the Circuit Court of Dade County, Florida, entered a final judgment in favor of the plaintiffs in Engle v. R.J. Reynolds Tobacco Co., et al. (Circuit Court, Dade County, Florida, filed May 5, 1994). Engle is a class action case on behalf of Florida residents and citizens, and their survivors, alleging personal injury or death due to their addiction to cigarettes containing nicotine. Under the court's final judgment, Lorillard is liable for $16.25 billion in punitive damages and as much as $12.5 million in compensatory damages. The judgment also provides that the jury's awards bear interest at the rate of 10% per year. Three other defendants in the Engle matter are subject to punitive damages totaling $128.75 billion in the aggregate.

     Lorillard has appealed the Engle judgment, but we cannot assure you that Lorillard will ultimately prevail on appeal. In the event that the circuit court's $16.25 billion punitive damages judgment against Lorillard is ultimately upheld, the amount of that judgment would significantly exceed the assets of Lorillard. Even if the circuit court's $16.25 billion punitive damages judgment were reduced, the reduced amount of the final judgment might ultimately exceed the assets of Lorillard and result in a liquidation or bankruptcy of Lorillard. The failure to prevail on appeal in the Engle case would have a significant adverse effect on the results of operations and financial condition of Lorillard and could result in the loss of all or substantially all of the value of any outstanding shares of Carolina Group stock. See "Description of the Carolina Group -- Legal Proceedings -- Class Action Cases -- The Engle Case" for a more detailed discussion of the Engle case.

     In exchange for a $200.0 million payment by Lorillard, the class in the Engle case has agreed to a stay of execution of its punitive damages judgment until appellate review is completed. We refer to this agreement as the Engle agreement. However, if Lorillard, Inc.'s balance sheet net worth (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000) falls below $921.2 million, the stay pursuant to the agreement would terminate and the class would be free to challenge the separate stay granted in favor of Lorillard pursuant to recent Florida legislation. The Florida legislation limits to $100.0 million the amount of an appellate bond required to be posted in order to stay execution of a judgment for punitive damages in a certified class action. If the agreed upon stay were terminated, a successful challenge of the statutory stay of execution could result in Lorillard's bankruptcy and in the loss of all or substantially all of the value of any outstanding shares of Carolina Group stock.

THE ENGLE AGREEMENT MAY AFFECT LORILLARD'S PAYMENT OF DIVIDENDS TO LOEWS AND THEREBY INHIBIT LOEWS'S ABILITY OR WILLINGNESS TO PAY DIVIDENDS ON CAROLINA GROUP STOCK

     Under the Engle agreement, described immediately above, Lorillard, Inc. is required to maintain a balance sheet net worth of at least $921.2 million. Because dividends from Lorillard, Inc. to Loews are deducted from the balance sheet net worth of Lorillard, Inc., the Engle agreement may affect the payment of dividends by Lorillard, Inc. to Loews. For a description of the Engle agreement, see "-- Lorillard has a $16.25 billion judgment entered against it in the Engle litigation; if Lorillard is unsuccessful in its appeal of this judgment, or the stay of the judgment is terminated, the judgment could result in the loss of all or substantially all of the value of any outstanding shares of Carolina Group stock," and "Description of the Carolina Group -- Legal Proceedings -- Class Action Cases -- The Engle Case."

LORILLARD IS A DEFENDANT IN MORE THAN 4,340 TOBACCO-RELATED LAWSUITS, WHICH ARE EXTREMELY COSTLY TO DEFEND, AND WHICH COULD RESULT IN SUBSTANTIAL JUDGMENTS AGAINST LORILLARD

     Numerous legal actions, proceedings and claims arising out of the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes are pending against Lorillard, and it is likely that similar claims will continue to be filed for the foreseeable future. There has been a noteworthy increase in the number of pending cases in recent years. Recent settlements and victories by plaintiffs in highly publicized cases against Lorillard and other tobacco companies, together with acknowledgments by Lorillard and other tobacco companies regarding the health effects of smoking, may stimulate further claims. In addition, adverse outcomes in pending cases could have adverse effects on the ability of Lorillard to prevail in smoking and health litigation.

     Approximately 4,340 tobacco-related cases are pending against Lorillard in the United States. Punitive damages, often in amounts ranging into the billions of dollars, are specifically pleaded in a number of cases in addition to compensatory and other damages. An unfavorable resolution of any of these actions could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock. It is possible that the outcome of these cases, individually or in the aggregate, could result in bankruptcy and in the loss of all or substantially all of the value of any outstanding shares of Carolina Group stock. Even if Lorillard is successful in defending some or all of these actions, these types of cases are very expensive to defend. A material increase in the number of pending claims could significantly increase these defense costs and have a material adverse effect on Lorillard's results of operations and financial condition, which in turn could adversely affect the value of Carolina Group stock. For a discussion of tobacco litigation, see "Description of the Carolina Group -- Legal Proceedings," included elsewhere in this proxy statement.

LORILLARD IS A DEFENDANT IN AN ACTION BROUGHT BY THE U.S. DEPARTMENT OF JUSTICE THAT COULD RESULT IN SUBSTANTIAL DAMAGES

     On September 22, 1999, the U.S. Department of Justice brought an action against Lorillard and other tobacco companies. The government seeks to recover funds expended by the federal government in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related. In addition, the government seeks, pursuant to the federal Racketeer Influenced and Corrupt Organization Act, or RICO, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering "enterprise." During September 2000, the court dismissed the government's claims asserted under the Medical Care Recovery Act as well as those under the Medicare as Secondary Payer provisions to the Social Security Act. During July 2001, the court reaffirmed its dismissal of the Medical Care Recovery Act claims, and dismissed the Medicare as Secondary Payer Act claims, which the government had attempted to reassert in an amended complaint. The RICO claims were not dismissed and a trial has been scheduled for June 2003. An unfavorable resolution of this action could result in damages in the billions of dollars and have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock. For a discussion of the government's case, see "Description of the Carolina Group -- Legal Proceedings -- Reimbursement Cases -- U.S. Federal Government Action," included elsewhere in this proxy statement.

WE INTEND TO ALLOCATE TO THE CAROLINA GROUP ANY LIABILITIES OR EXPENSES THAT LOEWS INCURS AS A RESULT OF TOBACCO-RELATED LITIGATION

     The Carolina Group will be allocated any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and its subsidiaries and predecessors arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future. This allocation could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

     Accordingly, Loews and/or Lorillard may make decisions with respect to litigation and settlement strategies designed to obtain dismissal or release of Loews from tobacco-related litigation or liabilities. Such decisions and strategies could result, for example, in limitations on payment of dividends by Lorillard to Loews or an increase in Lorillard's exposure in such litigation. In such an event, these decisions and strategies could have a material adverse effect on the value of the Carolina Group stock.

LORILLARD HAS SUBSTANTIAL PAYMENT OBLIGATIONS UNDER LITIGATION SETTLEMENT AGREEMENTS WHICH WILL MATERIALLY ADVERSELY AFFECT ITS CASH FLOWS AND OPERATING INCOME IN FUTURE PERIODS

     On November 23, 1998, Lorillard and other manufacturers of tobacco products entered into a Master Settlement Agreement with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Commonwealth of the Northern Mariana Islands, to settle the asserted and unasserted health care cost recovery and certain other claims of those states and territories. Lorillard and the other major U.S. tobacco manufacturers had previously settled similar claims brought by four other states, Florida, Texas, Minnesota and Mississippi. Throughout this document we refer to the Master Settlement Agreement, together with the agreements with Florida, Texas, Minnesota and Mississippi, as the "State Settlement Agreements."

     Under the State Settlement Agreements, Lorillard is obligated to pay approximately $1.1 billion in 2001 ($572.3 million of which Lorillard paid as of June 30, 2001) and annual payments are expected to be in excess of $1.0 billion in future years. To satisfy its payment obligations under these settlements, Lorillard has raised prices on cigarettes, and the price increases have adversely affected its sales volumes. See "Description of the Carolina
Group -- Payment Obligations under the State Settlement Agreements" for additional information about Lorillard's payment obligations under the State Settlement Agreements. Lorillard's obligations under the State Settlement Agreements will materially adversely affect its cash flows and operating income in future periods.

CONCERNS THAT MENTHOLATED CIGARETTES MAY POSE GREATER HEALTH RISKS COULD ADVERSELY IMPACT LORILLARD

     Some plaintiffs and other sources, including the Centers for Disease Control and Prevention, have claimed that mentholated cigarettes may pose greater health risks than non-mentholated cigarettes. If such claims were to be substantiated, Lorillard, as the leading manufacturer of mentholated cigarettes in the United States, could face increased exposure to tobacco-related litigation. Even if those claims are not substantiated, increased concerns about the health impact of mentholated cigarettes could adversely affect Lorillard's sales, including sales of Newport.

LORILLARD IS DEPENDENT ON THE U.S. CIGARETTE BUSINESS, WHICH WE EXPECT TO CONTINUE TO CONTRACT

     Lorillard's U.S. cigarette business is currently its only significant business. The U.S. cigarette market has generally been contracting and we expect it to continue to contract. Lorillard does not have foreign cigarette sales that could offset these effects, as it sold the international rights to substantially all of its brands, including Newport, in 1977. As a result of price increases, restrictions on advertising and promotions, funding by U.S. manufacturers, including Lorillard, of smoking prevention campaigns, increases in regulation and excise taxes, health concerns, a decline in the social acceptability of smoking, increased pressure from anti-tobacco groups, and other factors, U.S. cigarette shipments among major U.S. cigarette manufacturers have decreased at a compound annual rate of approximately 2.3% over the period 1980-2000, as measured by Management Science Associates. Lorillard's wholesale list prices increased by an average of 105.5% from August of 1997

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

through its most recent price increase in April of 2001. In addition, recent and future price increases may encourage smokers to switch from premium to discount brands, particularly during times of economic weakness. Lorillard's focus on the premium market and its obligations under the State Settlement Agreements make it very difficult to compete successfully in the discount market. If the market for premium cigarettes contracts, and Lorillard is unable to capture market share from its competitors, there could be a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

LORILLARD IS SUBJECT TO IMPORTANT LIMITATIONS ON ADVERTISING AND MARKETING CIGARETTES THAT COULD HARM ITS COMPETITIVE POSITION

     Television and radio advertisements of tobacco products have been prohibited since 1971. Under the State Settlement Agreements, Lorillard generally cannot use billboard advertising, cartoon characters, sponsorship of concerts, non-tobacco merchandise bearing its brand names and various other advertising and marketing techniques. In addition, the Master Settlement Agreement prohibits the targeting of youth in advertising, promotion or marketing of tobacco products. Accordingly, Lorillard has determined not to advertise its cigarettes in magazines with large readership among people under the age of 18. Additional restrictions may be imposed or agreed to in the future. Recent proposals have included limiting tobacco advertising to black-and-white, text-only advertisements. These limitations may make it difficult to maintain the value of an existing brand if sales or market share decline for any reason. Moreover, these limitations significantly impair the ability of cigarette manufacturers, including Lorillard, to launch new premium brands. For a more detailed discussion of the business restrictions contained in the Master Settlement Agreement, see "Description of the Carolina
Group -- Advertising and Sales Promotion." With the exception of Newport, unit sales of Lorillard's brands are declining, and Lorillard does not expect to reverse this trend. These factors could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

THE CIGARETTE INDUSTRY IS SUBJECT TO SUBSTANTIAL AND INCREASING REGULATION AND TAXATION

     A wide variety of federal, state and local laws limits the advertising, sale and use of cigarettes, and these laws have proliferated in recent years. For example, many local laws prohibit smoking in restaurants and other public places. This trend has had, and is likely to continue to have, a material adverse effect on Lorillard's competitive position, sales volumes, operating income and cash flows. Private businesses have also adopted regulations which prohibit or restrict, or are intended to discourage, smoking. In addition, cigarettes are subject to substantial and increasing excise taxes. Federal excise taxes included in the price of cigarettes are $17.00 per thousand cigarettes ($0.34 per pack of 20 cigarettes). The federal excise tax on cigarettes is scheduled to increase by $2.50 per thousand cigarettes in 2002. Additional excise taxes, which are levied upon and paid by the distributors, are also in effect in the 50 states, the District of Columbia and many municipalities. Various states have proposed, and certain states have recently passed, increases in their state tobacco excise taxes. The state taxes generally range from $.025 to $1.11 per package of 20 cigarettes. Increased excise taxes are likely to result in declines in overall sales volume and shifts by consumers to less expensive brands. Both of these results could have a material adverse effect on the results of operations and financial condition of Lorillard, which competes in the discount market on a limited basis.

     In 1996, the U.S. Food and Drug Administration, the FDA, published regulations that would have severely restricted cigarette advertising and promotion and limited the manner in which tobacco products could be sold. On March 21, 2000, the U.S. Supreme Court held that Congress did not give the FDA authority to regulate tobacco products under the Federal Food, Drug, and Cosmetic Act and, accordingly, the FDA's assertion of jurisdiction over tobacco products was impermissible under that Act. Since the Supreme Court decision, various proposals have been made for federal and state legislation to regulate cigarette manufacturers. Recently, a Presidential commission appointed by former President Clinton issued a final report recommending that the FDA be given authority by Congress to regulate the manufacture, sale, distribution and labeling of tobacco products to protect public health. In addition, Congressional advocates of FDA regulation have introduced legislation for consideration by the 107th Congress. Some states have also enacted or proposed regulations, including with respect to mandatory disclosure of ingredients, including flavorings, some of which are trade secrets, and requiring that cigarettes sold in their states have reduced ignition propensity. Ignition propensity refers to a lit cigarette's susceptibility to burning or igniting other materials while not being smoked. Lorillard cannot predict the ultimate outcome of these proposals. Additional federal or state regulation relating to the manufacture, sale, distribution, advertising and labeling of tobacco products could reduce sales, increase costs and have a material adverse effect on Lorillard's business. Extensive and inconsistent regulation by multiple states could prove to be particularly disruptive to Lorillard's business. These factors could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

COMPETITION FROM OTHER CIGARETTE MAKERS COULD ADVERSELY AFFECT LORILLARD

     The cigarette industry is highly competitive. Some of Lorillard's competitors have substantially greater financial, marketing, personnel and other resources than Lorillard has. In particular, Philip Morris had a 51.6% share of the U.S. cigarette market in the first half of 2001. Lorillard and other tobacco companies have brought suit alleging, among other claims, that Philip Morris has used its influence with retail outlets to deny Lorillard and other tobacco companies access to visible in-store display and adequate signage space for their cigarette brands, a critical means of competition. R.J. Reynolds also has significant financial resources and market share with a 22.2% share of the U.S. cigarette market in the first half of 2001.

     The volume of cigarette sales is sensitive to price changes. Changes in pricing by Lorillard or other cigarette manufacturers could have an adverse impact on Lorillard's volume of units sold. For example, in recent years, wholesale price increases by Philip Morris and others have resulted in increases at the retail level that Lorillard believes adversely affected industry unit sales. By contrast, in 1993, Philip Morris substantially reduced wholesale prices. In an effort to prevent the loss of sales, Lorillard reduced its wholesale prices and its results were adversely affected. Future price changes could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

     Philip Morris has developed an alternative cigarette called Accord(R) in which the tobacco is heated rather than burned. R.J. Reynolds has developed an alternative cigarette called Eclipse(R) in which the tobacco is primarily heated, with only a small amount of tobacco burned. Philip Morris and R.J. Reynolds have indicated that these products may deliver fewer smoke components as compared to conventional cigarettes. Lorillard has not developed an alternative cigarette which heats, rather than burns, tobacco. Should Accord(R) or Eclipse(R) gain significant share of the U.S. cigarette market, Lorillard may be at a competitive disadvantage. Other U.S. cigarette manufacturers have developed or announced plans to develop cigarette products claimed to have fewer adverse health effects than conventional cigarettes.

     In recent years, small manufacturers of low price cigarettes have proliferated and have increased market share to 8.5% of U.S. industry unit sales in 2000. Because some of these small manufacturers are not obligated to make significant payments under the State Settlement Agreements, these manufacturers have a substantial cost advantage in the discount segment of the U.S. cigarette market. These factors could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

LORILLARD MAY NOT BE ABLE TO DEVELOP, PRODUCE OR COMMERCIALIZE COMPETITIVE NEW PRODUCTS AND TECHNOLOGIES REQUIRED BY REGULATORY CHANGES OR CHANGES IN CONSUMER PREFERENCES

     Consumer health concerns and changes in regulations are likely to require Lorillard to introduce new products or make substantial changes to existing products. For example, New York State has recently enacted legislation requiring that cigarette manufacturers reduce the ignition propensity of their products. We cannot assure you that Lorillard will be able to meet the requisite standards without adversely affecting its profitability and without adversely affecting the taste of its product, or otherwise reducing consumer acceptance. Similarly, Lorillard believes that there will be increasing pressure from public health authorities and consumers to develop a conventional cigarette or an alternative cigarette that provides a demonstrable reduced risk of adverse health effects. Lorillard may not be able to develop a reduced risk product that is acceptable to consumers in a cost effective manner, or at all. The costs associated with developing new products and technologies, as well as the inability to develop acceptable products in response to competitive conditions or regulatory requirements, may have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

LORILLARD IS A DEFENDANT IN MULTIPLE TOBACCO-RELATED ANTITRUST LAWSUITS

     Lorillard is a defendant in multiple actions alleging violations of federal and state antitrust laws, including allegations that Lorillard and the other defendants conspired to fix prices of cigarettes. For a more detailed discussion of these cases, see "Description of the Carolina Group -- Legal Proceedings -- Tobacco-Related Antitrust Cases." An adverse outcome in any of these cases could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

LORILLARD DERIVES MOST OF ITS REVENUE FROM THE SALES OF ONE PRODUCT

     Lorillard's largest selling brand, Newport, accounted for approximately 84% of Lorillard's sales revenue in 2000. Lorillard's principal strategic plan revolves around the advertising and promotion of its Newport brand. Lorillard cannot ensure that it will successfully implement its strategic plan with respect to Newport or that implementation of its strategic plan will result in the maintenance or growth of Newport brand sales. The failure by Lorillard to maintain sales of Newport could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

LORILLARD RELIES ON A SINGLE MANUFACTURING FACILITY FOR THE PRODUCTION OF ITS CIGARETTES

     Lorillard produces all of its cigarettes at its Greensboro, North Carolina manufacturing facility. If Lorillard's manufacturing plant is damaged, destroyed or incapacitated or Lorillard is otherwise unable to operate its manufacturing facility, Lorillard may be unable to produce cigarettes and may be unable to meet customer demand. Any such disruption could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

LORILLARD RELIES ON A LIMITED NUMBER OF KEY EXECUTIVES AND HAS EXPERIENCED, AND MAY CONTINUE TO EXPERIENCE, DIFFICULTY IN ATTRACTING AND HIRING QUALIFIED NEW PERSONNEL IN SOME AREAS OF ITS BUSINESS

     The loss of any of Lorillard's key employees could adversely affect its business. Other than with respect to Lorillard's chief executive officer, Martin
L. Orlowsky, Lorillard does not have employment agreements with any of its key employees. Lorillard is currently experiencing difficulty in identifying and hiring qualified personnel in some areas of its business. This difficulty is primarily attributable to the health and social issues associated with the tobacco industry. The loss of the services of any key personnel or Lorillard's inability to attract and hire personnel with the requisite skills could restrict Lorillard's ability to develop new products, enhance existing products in a timely manner, sell products or manage its business effectively. These factors could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

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

                              THE SPECIAL MEETING

GENERAL

     We are mailing this proxy statement and the accompanying proxy card
beginning                , 2001 to holders of Loews common stock in connection
with the solicitation of proxies by our board of directors for use at the special meeting. We solicit proxies to give all shareholders on the record date an opportunity to vote on matters that will come before the special meeting. This procedure is necessary because shareholders live in all states and abroad and many may not be able to attend the special meeting. You can vote or let us vote your shares of Loews common stock only if you are present in person or represented by proxy. A form of proxy is being provided to holders of Loews common stock with this proxy statement. Information with respect to the execution and revocation of proxies is provided under "-- Proxies; Revocability of Proxies; Cost of Solicitation."

     At the special meeting, holders of Loews common stock eligible to vote will be asked to consider and vote upon the approval and adoption of the proposed charter amendment and the stock option plan proposal. For more information, see "The Charter Amendment Proposal" and "The Stock Option Plan Proposal."

     Even if the holders of Loews common stock approve the proposed charter amendment, our board of directors can choose to delay the filing of the proposed charter amendment or not to file it at all.

DATE, TIME AND PLACE OF THE SPECIAL MEETING; RECORD DATE

     The special meeting is scheduled to be held at                a.m., Eastern
time, on      ,      , 2001, at      . Our board of directors has fixed the
close of business on                , 2001 as the record date for determination
of holders of Loews common stock entitled to notice of and to vote at the
special meeting. On                , 2001, there were outstanding
shares of Loews common stock.

VOTE REQUIRED; QUORUM

     In order to approve the proposed charter amendment, we must receive the affirmative vote of a majority of the outstanding shares of Loews common stock. In order to approve the stock option plan proposal, we must receive the affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote. Each share of Loews common stock has one vote on each matter properly brought before the special meeting.

     The presence, either in person or by proxy, of holders of a majority of the shares entitled to vote on the proposals to be presented to shareholders at the special meeting is necessary to constitute a quorum at the special meeting. Shares of Loews common stock represented by a properly completed proxy will be treated as present at the special meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. See "-- Proxies; Revocability of Proxies; Cost of Solicitation" for more information.

PROXIES; REVOCABILITY OF PROXIES; COST OF SOLICITATION

     If a shareholder attends the special meeting, he or she may vote by ballot. However, many shareholders may be unable to attend the special meeting. Therefore, our board of directors is soliciting proxies so that each holder of Loews common stock at the close of business on the record date has the opportunity to vote on the proposals to be considered at the special meeting.

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

     You may vote your shares by proxy by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. You can specify your choices by marking the appropriate boxes on your proxy card. If you sign and return your proxy card without specifying choices, we will vote the shares as recommended by our board of directors. Abstentions marked on your proxy card are voted neither FOR nor AGAINST, but we count these shares in determining a quorum for the proposals. Since a majority of outstanding shares is required to approve the proposed charter amendment, abstentions have the effect of a vote against the proposed charter amendment. Abstentions have no effect on the stock option plan proposal.

     The proxy card also confers discretionary authority on the individuals appointed by our board of directors and named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. No proxies instructing that they be voted AGAINST or ABSTAIN from voting on the proposed charter amendment or the stock option plan proposal will be voted in favor of any adjournment of the special meeting to solicit additional proxies. You may revoke your proxy at any time before it is voted at the special meeting by executing a later-dated proxy by mail, by voting by ballot at the special meeting, or by filing an instrument of revocation with the inspectors of election in care of the Secretary of Loews.

     IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKER, FOLLOW THE VOTING INSTRUCTIONS ON THE FORM YOU RECEIVE. BROKER NON-VOTES ARE NOT COUNTED AS PRESENT.

     YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE BY SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you do attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.

     The cost of soliciting proxies in the accompanying form will be borne by Loews. In addition to solicitations by mail, a number of regular employees of Loews and of its subsidiaries may solicit proxies in person or by telephone.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS HAS APPROVED THE PROPOSED CHARTER AMENDMENT AND THE STOCK OPTION PLAN PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED CHARTER AMENDMENT AND THE STOCK OPTION PLAN PROPOSAL.

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

                         THE CHARTER AMENDMENT PROPOSAL

     The description of the material terms of the proposed charter amendment set forth below is not complete. We qualify this description by reference to the form of proposed charter amendment, which we have attached as Appendix A to this proxy statement. We urge all shareholders to read the proposed charter amendment in its entirety.

DESCRIPTION OF THE PROPOSED CHARTER AMENDMENT

     We are proposing the following amendments to our charter, which we refer to as the "proposed charter amendment:"

     The proposed charter amendment would:

     - Create a new class of common stock called Carolina Group stock, par value $0.01 per share, which we intend to reflect the economic performance of the Carolina Group. We refer to this stock as "Carolina Group stock."

     - Define the "Carolina Group," the economic performance of which we intend Carolina Group stock to reflect. We will attribute our 100% stock ownership interest in Lorillard, Inc. to the Carolina Group. In addition, the Carolina Group will include notional, intergroup debt owed by the Carolina Group to the Loews Group, in an amount and with terms to be determined in connection with the anticipated offering of Carolina Group stock, and other defined obligations and potential liabilities.

     - Define the "Loews Group." The Loews Group will initially consist of all of Loews's assets and liabilities other than the economic interest in the Carolina Group represented by any outstanding Carolina Group stock, and will include as an asset the notional, intergroup debt of the Carolina Group. The principal assets of the Loews Group will thus include:

      -- CNA Financial Corporation (89% ownership);

      -- Loews Hotels Holding Corporation (wholly owned);

      -- Diamond Offshore Drilling, Inc. (53% ownership);

      -- Bulova Corporation (97% ownership);

      -- Carolina Group (majority of economic interest represented by an intergroup interest); and

      -- Subsidiaries engaged in the ownership and operation of crude oil tankers.

     - Establish the terms of Carolina Group stock, consisting of 600 million authorized shares and entitling the holders of Carolina Group stock to 1/10 of a vote per share.

     We include a more complete description of Carolina Group stock under "-- Terms of the Proposed Charter Amendment."

     In order to approve the proposed charter amendment, we must receive the affirmative vote of a majority of the outstanding shares of Loews common stock. Any shares not voted, whether by abstention, broker non-vote or otherwise, have the effect of a vote against the proposed charter amendment.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS HAS APPROVED THE PROPOSED CHARTER AMENDMENT AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSED CHARTER AMENDMENT.

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

REASONS FOR THE PROPOSED CHARTER AMENDMENT

     Our board of directors recommended the proposed charter amendment following its review of various alternatives to provide a mechanism to increase market awareness of the performance and value of the Lorillard business. Our board of directors considered the following factors in approving, and recommending that shareholders approve, the proposed charter amendment.

  GREATER MARKET AWARENESS OF LORILLARD'S BUSINESS

     Loews believes that creating a separate investment vehicle designed primarily to track the economic performance of our ownership interest in Lorillard will increase awareness of the separate value of the Lorillard business.

  GREATER MARKET RECOGNITION OF VALUES OF THE BUSINESSES ATTRIBUTED TO THE LOEWS GROUP

     Loews believes that creating the two groups will promote market recognition and realization of the distinct values of the various businesses reflected in the Loews Group.

  PROVIDE GREATER FINANCIAL FLEXIBILITY

     Loews believes that the creation of Carolina Group stock will provide Loews with greater financial flexibility. Loews expects that Carolina Group stock will create an additional publicly traded equity security that it can use to raise capital.

  PROVIDE GREATER STRATEGIC FLEXIBILITY

     Our board of directors considered Loews's strategic flexibility after implementation of the proposed charter amendment, including the ability to engage in mergers, acquisitions, divestitures, spin-offs, split-offs and recombinations, and to unwind the tracking stock structure after a period of time under the terms of our charter, as amended.

  CREATE MORE EFFECTIVE INCENTIVE PROGRAMS

     Loews believes that creation of Carolina Group stock will enable it to develop more effective incentive and retention programs, with the ability to direct business specific options and securities to employees of the businesses attributed to each group.

  INCREASED SHAREHOLDER CHOICE

     A corporation typically uses tracking stocks in situations where the corporation has two or more businesses that have distinctly different investor profiles. Loews believes that the creation and issuance of Carolina Group stock will provide investors in the future with an opportunity to make an investment choice between the different types of investment in the Loews Group and the Carolina Group.

  OTHER CONSIDERATIONS

     In addition, our board of directors considered other factors relating to the proposed charter amendment, including:

     - our expectation that implementation of the proposed charter amendment and issuance of shares of Carolina Group stock will not be taxable for U.S. federal income tax purposes to us or to our shareholders, and

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

     - the fact that several other large, well-known companies, such as General Motors Corporation, AT&T Corp., Georgia-Pacific Corporation, Worldcom, Inc. and Sprint Corporation, have created tracking stocks.

     Our board of directors also considered the following potential adverse consequences of the proposed charter amendment:

     - There can be no assurance as to:

      -- the degree to which the market price of Loews common stock and Carolina
         Group stock will reflect the separate performance of the Loews Group and the Carolina Group, respectively, or

      -- the impact of the proposed charter amendment or the anticipated issuance of the Carolina Group stock on the market price and the aggregate equity market capitalization of Loews common stock.

     - The proposed charter amendment presents additional corporate governance issues, such as our directors' fiduciary obligation to holders of different classes of common stock representing different businesses. In particular, in the future, interests of the two groups could diverge, or appear to diverge, and complex issues could arise in resolving such conflicts that effectively require our board of directors to benefit or appear to benefit one group more than the other group.

     - In general, the tracking stock will make analyzing the capital structure of Loews more difficult.

     - The existence of tracking stock may limit potential unsolicited acquisitions since a person interested in acquiring the businesses allocated to only one group without negotiation with our management would still be required to seek control of the voting power represented by all of the outstanding capital stock of Loews entitled to vote on that acquisition, including the class of common shares related to the other group.

     - Holders of Loews common stock and holders of Carolina Group stock will each continue to bear the risks associated with an investment in shares issued by a single corporation.

     - The use of Carolina Group stock in connection with a future acquisition by Loews could have various adverse effects, such as the possible inability or increased difficulty of receiving a ruling from the Internal Revenue Service that an acquisition will qualify as tax free.

     Our board of directors believes, however, that, on balance, the positive aspects of the proposed charter amendment outweigh any potentially adverse consequences, and recommends that our shareholders approve the proposed charter amendment.

TERMS OF THE PROPOSED CHARTER AMENDMENT

  GENERAL

     If we adopt the proposed charter amendment, we will amend our charter to authorize 600 million shares of Carolina Group stock, par value $0.01 per share, in addition to our existing authorized capital stock. Currently, 700 million shares of capital stock are authorized, consisting of 100 million shares of preferred stock, par value $0.10 per share, and 600 million shares of Loews common stock, par value $1.00 per share. As of September 30, 2001, we had outstanding 191,493,300 shares of Loews common stock and no shares of Loews preferred stock.

     We designed Carolina Group stock to track the economic performance of the Carolina Group. Under the proposed charter amendment, the Carolina Group will include Loews's ownership interest in its wholly owned subsidiary, Lorillard, Inc., together with notional, intergroup debt owed by the Carolina Group to the Loews Group in an amount and with terms to be determined in connection with the anticipated public offering of Carolina Group stock and any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and its subsidiaries and predecessors arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future. The proposed charter amendment provides for adjustments to the definition of the Carolina Group to reflect, among other things, net income and net losses arising after the date of issuance of Carolina Group stock, as well as any allocations of assets and liabilities between the groups and acquisitions or investments made from net income attributable to assets reflected in the Carolina Group.

     The proposed charter amendment defines the "Loews Group" generally as the assets and liabilities of Loews or any of its subsidiaries, other than the economic performance in the Carolina Group represented by the outstanding shares of Carolina Group stock.

  THE CAROLINA GROUP ALLOCATION FRACTION

     The proposed charter amendment defines the "Carolina Group Allocation Fraction" to represent the interest in the economic performance of the Carolina Group reflected by Carolina Group stock issued to the public. At any time that all of the interest in the economic performance of the Carolina Group is not reflected by the outstanding Carolina Group stock, this fraction will be used, in effect, to allocate to the Loews Group the right to participate, to the extent of its intergroup interest, in any dividend, distribution, liquidation or other payment made to holders of Carolina Group stock. At any time that all of the interest in the economic performance of the Carolina Group is fully reflected by the outstanding Carolina Group stock, this fraction will equal one and, accordingly, the intergroup interest will equal zero.

     Subject to the criteria we describe below, this fraction is subject to adjustment from time to time as our board of directors deems appropriate:

     - to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of Carolina Group stock and stock dividends payable in shares of Carolina Group stock,

     - to reflect the fair market value of any allocations by Loews of cash, property or other assets or liabilities from the Loews Group to the Carolina Group (or vice versa), or of cash or property or other assets or liabilities of the Loews Group to, or for the benefit of, employees of businesses attributed to the Carolina Group in connection with employee benefit plans or arrangements of Loews or any of its subsidiaries (or vice versa),

     - to reflect the number of shares of capital stock of Loews contributed to, or for the benefit of, employees of businesses attributed to the Carolina Group in connection with benefit plans or arrangements of Loews or any of its subsidiaries,

     - to reflect repurchases by Loews, on behalf of the Loews Group or the Carolina Group, of shares of Carolina Group stock,

     - to reflect issuances of Carolina Group stock for the account of the Carolina Group or the Loews Group,

     - to reflect dividends or other distributions to holders of Carolina Group stock, to the extent a pro rata payment is not made to the Loews Group, and

     - under such other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

     In addition, in determining the percentage interest of holders of Carolina Group stock in any particular dividend or other distribution, we will reduce the economic interest of holders of Carolina Group stock in the Carolina Group to reflect dilution arising from shares of Carolina Group stock reserved for issuance upon conversion, exercise or exchange of other securities that are entitled to participate in such dividend or other distribution.

     The proposed charter amendment provides that any such adjustment must be made in a manner that our board of directors determines to be fair and equitable to holders of Loews common stock and holders of Carolina Group stock. In the event that any assets or other property attributed to the Loews Group are allocated to the Carolina Group, the consideration paid by Loews to acquire such assets or other property will be presumed to be its "fair market value" as of its acquisition. Any adjustment to the Carolina Group Allocation Fraction made by our board of directors in accordance with these principles will be at the sole discretion of our board of directors and will be final and binding on all shareholders.

  VOTING RIGHTS

     Holders of Loews common stock have one vote per share. Except as we describe below, under the terms of the proposed charter amendment, each outstanding share of Carolina Group stock will be entitled to 1/10 of a vote and each outstanding share of Loews common stock will continue to be entitled to one vote. The voting rights of Carolina Group stock will be subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to Loews common stock or Carolina Group stock.

     Except as otherwise required by Delaware law or any special voting rights of any class or series of Loews preferred stock or any other class of Loews common shares, holders of shares of Loews common stock, Carolina Group stock and any other class or series of Loews capital stock that are entitled to vote will vote as one class with respect to all matters to be voted on by shareholders of Loews. No separate class vote of Carolina Group stock will be required, except as required by the Delaware General Corporation Law. When a vote is taken on any matter as to which all of our common shares are voting together as one class, the Loews common stock will be in a position to control the outcome of the vote on that matter.

  DIVIDENDS

     General. While we cannot assure you that we will do so, we currently intend to continue paying a quarterly dividend of $0.15 per share on Loews common stock and to pay a quarterly dividend on Carolina Group stock following its issuance. Because Loews is a holding company, our principal source of funds is dividends we receive from our subsidiaries. The failure of the independent board of directors of Lorillard Tobacco Company or Lorillard, Inc. to pay dividends could lead to our decreasing or eliminating dividends on Carolina Group stock and/or Loews common stock. The proposed charter amendment provides that dividends on Carolina Group stock are limited to an available dividend amount equal to the lesser of:

     - the assets of Loews legally available for dividends; and

     - the amount that would legally be available for dividends on Carolina Group stock if the Carolina Group were a separate Delaware corporation.

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

Dividends on Loews common stock are limited to the amount of funds legally available for all of Loews, less the sum of the available dividend amount for Carolina Group stock. Net losses of either group and dividends or distributions on shares of either class of common stock will reduce the funds of Loews legally available for payment of dividends on each of Loews common stock and Carolina Group stock.

     Discrimination among classes of common shares. The proposed charter amendment does not provide for mandatory dividends. Provided that there are sufficient assets to pay a dividend on a class of stock as described under "-- General," our board of directors will have the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying dividends), in equal or unequal amounts, on Loews common stock, Carolina Group stock, any other class or series of Loews capital stock or any two or more of such classes. Subject to not exceeding the applicable available dividend amount, our board of directors has this power regardless of the relative available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor.

  SHARE DISTRIBUTIONS

     Loews may declare and pay a distribution consisting of shares of Loews common stock, Carolina Group stock or any other securities of Loews or any other person to holders of Loews common stock or Carolina Group stock only in accordance with the provisions described below. We refer to this type of distribution as a "share distribution."

     Distributions on Loews common stock or Carolina Group stock. Loews may declare and pay a share distribution to holders of Loews common stock or Carolina Group stock consisting of any securities of Loews, any subsidiary of Loews, or any other person. However, securities attributable to a group may be distributed to holders of another group only for consideration. In the case of shares of Carolina Group stock distributed to holders of Loews common stock, such consideration may consist, in whole or in part, of a decrease in the intergroup interest, if any, held by the Loews Group in the Carolina Group.

     Discrimination among classes of Loews common shares. The proposed charter amendment does not provide for mandatory share distributions. Subject to the restrictions described above, our board of directors will have the sole authority and discretion to declare and pay share distributions (or to refrain from declaring or paying share distributions), in equal or unequal amounts, on Loews common stock, Carolina Group stock, or any other class or series of Loews capital stock or any two or more of such classes. Subject to not exceeding the applicable available dividend amounts, our board of directors has this power regardless of the relative available dividend amounts, prior share distributions declared, liquidation rights or any other factor.

  REDEMPTION

     Redemption in exchange for shares of Loews common stock or cash following a tax event at option of our board of directors. At any time following the occurrence of a tax event, our board of directors, in its sole discretion, may redeem all outstanding shares of Carolina Group stock for (1) shares of Loews common stock or (2) cash. In such event, each share of Carolina Group stock will be redeemed in exchange for (1) that number of shares of Loews common stock, calculated to the nearest 1/10,000, equal to 100% of the ratio of the average market price per share of Carolina Group stock to the average market price per share of Loews common stock or, at the sole discretion of our board of directors, (2) such amount of cash, calculated to the nearest $0.01, equal to 105% of the average market price per share of Carolina Group stock.

     In order to redeem Carolina Group stock on the basis of a tax event, Loews must obtain an opinion of counsel that, as a result of the enactment of an amendment to or change (or prospective change) in a law or an interpretation of the law that takes place after Carolina Group stock is issued, there is more than an insubstantial risk that, for tax purposes:

     - any issuance of Carolina Group stock would be treated as a sale or other taxable disposition by Loews or any of its subsidiaries of any of the assets, operations or relevant subsidiaries underlying Carolina Group stock,

     - the existence of Carolina Group stock would subject Loews, its subsidiaries or its affiliates, or any of their respective successors to the imposition of tax or other adverse tax consequences, or

     - either Loews common stock or Carolina Group stock would not be treated solely as common stock of Loews.

     For purposes of the optional redemption provision described above, the average market price per share of Loews common stock or Carolina Group stock, as the case may be, means the average of the daily closing market value per share for Loews common stock or Carolina Group stock for the 20 consecutive trading days ending on the 5th trading day prior to the date notice of the redemption is mailed to holders of Carolina Group stock.

     If we choose to redeem shares of Carolina Group stock for cash, holders of Carolina Group stock generally will be subject to tax in the event the total consideration they receive for their Carolina Group stock exceeds their adjusted basis in the Carolina Group stock.

     Redemption in exchange for shares of Loews common stock or cash at any time following the second anniversary of the public issuance of Carolina Group stock at the option of our board of directors. At any time following the second anniversary of the date that Carolina Group stock is initially issued until the occurrence of a disposition of all or substantially all of the assets attributed to the Carolina Group, our board of directors, in its sole discretion, may redeem all outstanding shares of Carolina Group stock for (1) shares of Loews common stock or (2) cash. In such event, each share of Carolina Group stock will be redeemed in exchange for (1) that number of shares of Loews common stock, calculated to the nearest 1/10,000, equal to 115% of the ratio of the average market price per share of Carolina Group stock to the average market price per share of Loews common stock or (2) such amount of cash, calculated to the nearest $0.01, equal to 120% of the average market price per share of Carolina Group stock.

     For purposes of the optional redemption provision described above, the average market price per share of Loews common stock or Carolina Group stock, as the case may be, means the average of the daily closing market value per share for Loews common stock or Carolina Group stock for the 20 consecutive trading days ending on the 5th trading day prior to the date notice of the redemption is mailed to holders of Carolina Group stock.

     If we choose to redeem shares of Carolina Group stock for cash, holders of Carolina Group stock generally will be subject to tax in the event the total consideration they receive for their Carolina Group stock exceeds their adjusted basis in the Carolina Group stock.

     Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors. The proposed charter amendment also provides that Loews may, in its sole discretion, at any time, without shareholder approval, redeem all outstanding shares of Carolina Group stock in exchange for a specified number of outstanding shares of common stock of a subsidiary of Loews that satisfies certain requirements under the Internal Revenue Code of 1986, as amended, and that directly or indirectly holds all of the assets and liabilities of the Carolina Group (and no other material assets or liabilities). We refer to a subsidiary that satisfies these requirements as a "qualifying subsidiary." This type of redemption must be tax free to the holders of Carolina Group stock, except with respect to any cash that holders receive in lieu of fractional shares.

     In this case, we would exchange the shares of Carolina Group stock for an aggregate number of shares of common stock of the qualifying subsidiary equal to the number of outstanding shares of common stock of the qualifying subsidiary held by Loews multiplied by the Carolina Group Allocation Fraction.

     We may redeem shares of Carolina Group stock for qualifying subsidiary stock only if we have funds legally available for distribution under Delaware law.

     Redemption in connection with certain significant transactions. In the event of a sale, transfer, assignment or other disposition of all or substantially all of the assets attributed to the Carolina Group, Loews may take one of the actions set forth below on or prior to the 90th calendar day following the disposition date, which action will be selected in the sole discretion of our board of directors; provided, however, that if (1) Loews has received any of the net proceeds from the disposition, and (2) Loews has determined not to retain all such amounts as Loews tobacco contingency reserves, Loews must take one of the actions set forth below on or prior to the 90th calendar day following the disposition date:

     - Loews may redeem each outstanding share of Carolina Group stock in exchange for a number of shares of Loews common stock (calculated to the nearest 1/10,000) equal to 115% of the ratio of the average market price per share of Carolina Group stock to the average market price per share of Loews common stock.

     - Subject to limitations, Loews may declare and pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a pro rata basis in an aggregate amount equal to the net proceeds of the disposition received by Loews (less any Loews tobacco contingency reserves) allocable to Carolina Group stock.

     - Subject to limitations, if the disposition involves the disposition of all, not merely substantially all, of the assets reflected in the Carolina Group, Loews may redeem all outstanding shares of Carolina Group stock in exchange for cash and/or securities (other than Loews common stock) or other property in an aggregate amount equal to the net proceeds of such disposition allocable to Carolina Group stock.

     - Subject to limitations, if the disposition involves all or substantially all of the assets attributed to the Carolina Group (and with respect to the sale of all of such assets, Loews elects to effect a redemption using an aggregate amount of consideration less than the aggregate amount of the net proceeds allocable to the Carolina Group because it has not received 100% of the net proceeds or has established Loews tobacco contingency reserves), Loews may redeem a number of outstanding shares of Carolina Group stock in exchange for a redemption price in cash and/or securities (other than Loews common stock) equal to the net proceeds of that disposition received by Loews (less any Loews tobacco contingency reserves) allocable to Carolina Group stock. The number of shares of Carolina Group stock to be redeemed would be equal to the lesser of (1) a number determined by dividing the aggregate amount of net proceeds received by Loews (less any Loews tobacco contingency reserves) allocated to the redemption of these shares by the average market value of one share of Carolina Group stock during the 20 consecutive trading day period ending on the 5th trading day immediately preceding the date of the public announcement that a definitive agreement has been signed for the disposition and (2) the total number of outstanding shares of Carolina Group stock.

     - Subject to limitations, Loews may take a combination of the actions described in the preceding bullets whereby Loews may redeem some shares of Carolina Group stock in exchange for shares of Loews common stock at the exchange rate described in the first bullet above, and use an amount equal to a portion of the net proceeds of the disposition received by

Loews (less any Loews tobacco contingency reserves) allocable to Carolina Group stock to either (1) declare and pay a dividend as described in the second bullet above, or (2) redeem part or all of the remaining shares of Carolina Group stock as described in the immediately preceding two bullets.

The value of the consideration paid to holders of Carolina Group stock in the different scenarios described above could vary significantly. The proposed charter amendment would not require our board of directors to select the option that would result in the distribution with the highest value to the holders of Carolina Group stock.

     It is possible that Lorillard will, in its independent judgment, retain some or all of the net proceeds from the sale of all or substantially all of the assets of the Carolina Group. See "Risk Factors -- The Proposed Charter Amendment -- The independence of the board of directors of Lorillard, Inc. and the board of directors of its wholly owned subsidiary, Lorillard Tobacco Company, may affect Lorillard's payment of dividends to Loews and thereby inhibit Loews's ability or willingness to pay dividends and make other distributions on Carolina Group stock." It is also possible that after Loews receives some or all of the net proceeds from the sale of substantially all of the assets of the Carolina Group, that Loews will retain some or all of such net proceeds as Loews tobacco contingency reserves.

     If, on the 91st day following the disposition date, Loews has not redeemed all of the outstanding shares of Carolina Group stock and (1) Loews has not received 100% of the net proceeds from the disposition, or (2) Loews has received some or all of the net proceeds from the disposition but has determined to retain Loews tobacco contingency reserves, the following principles will apply: each time that Loews receives any distributions from Lorillard, Loews is required to pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a pro rata basis in an aggregate amount equal to the amount of the distribution (less any increase in Loews tobacco contingency reserves made in connection with each new distribution from Lorillard) allocable to Carolina Group stock. If, and when, Loews, in its sole discretion, determines to release some or all of the Loews tobacco contingency reserves, Loews is required promptly to pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a pro rata basis in an aggregate amount equal to the released Loews tobacco contingency reserves allocable to Carolina Group stock. In no event will Loews be required to make dividend payments more frequently than once per fiscal quarter. Any unpaid amounts in any fiscal quarter will be accumulated for payment in the next fiscal quarter.

     For purposes of these redemption provisions, the "average market price per share" of Loews common stock or Carolina Group stock, as the case may be, means the average of the daily closing market value per share for such Loews common stock or Carolina Group stock, as applicable, during the 20 consecutive trading day period ending on the 5th trading day immediately preceding the date of the public announcement that a definitive agreement has been signed for the disposition.

     For purposes of these provisions, "substantially all of the assets" of the Carolina Group as of any date means a portion of such assets that represents at least 80% of the fair value of the assets attributed to the Carolina Group as of such date.

     For purposes of these provisions, the term "net proceeds" means the proceeds from the sale received after payment or provision for:

     - repayment of any notional, intergroup debt,

     - taxes and transaction costs in connection with the sale, and

     - any other liabilities or obligations (contingent or otherwise) of the Carolina Group, other than any Loews tobacco contingency reserves or Lorillard tobacco contingency reserves, including

       -- indemnity or guarantee obligations, and

       -- liabilities assumed for future purchase price adjustments.

     For purposes of these provisions, the term "Loews tobacco contingency reserves" means an amount retained by Loews which our board of directors from time to time determines in good faith should be retained for tobacco-related contingencies or other costs or liabilities of any kind (contingent or otherwise, by way of contract, tort, indemnity, guarantee or otherwise), whether or not any such contingency, cost or liability would be deductible as a cost or expense or would qualify for treatment as a reserve under generally accepted accounting principles.

     For purposes of these provisions, the term "Lorillard tobacco contingency reserves" means an amount retained by Lorillard, Inc. or Lorillard Tobacco Company or any of their respective subsidiaries, which such entity's board of directors from time to time determines in good faith should be retained for tobacco-related contingencies or other costs or liabilities of any kind (contingent or otherwise, by way of contract, tort, indemnity, guarantee or otherwise), whether or not any such contingency, cost or liability would be deductible as a cost or expense or would qualify for treatment as a reserve under generally accepted accounting principles.

     We may only pay a dividend or redeem shares of Carolina Group stock if we have funds for distributions under Delaware law and the amount to be paid to holders is less than or equal to the available distribution amount.

     Certain exceptions. The provisions described under "-- Redemption in connection with certain significant transactions" will not apply, and Loews will not be required to redeem any securities or make any dividend or other distribution it would otherwise be required to make, in some circumstances, including the following:

     - if the underlying disposition is conditioned upon the affirmative vote of a majority of holders of Carolina Group stock, voting as a separate class,

     - if the disposition is in connection with a liquidation of Loews,

     - in connection with a spin-off or similar disposition of Loews's entire interest in the Carolina Group to the holders of Carolina Group stock, including a disposition that is made in connection with a redemption as described under "-- Redemption in exchange for shares of Loews common stock or cash following a tax event at option of our board of directors" or "-- Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors," and

     - if the disposition is to a person or group of which Loews is the majority owner and the Carolina Group receives in exchange primarily equity securities of that person or group as consideration and that person or group engages or proposes to engage primarily in one or more businesses similar or complementary to the businesses reflected in the Carolina Group prior to such transaction.

  GENERAL PROCEDURES

     Public announcements; notices. The proposed charter amendment provides that, in the case of specified dispositions or a redemption, Loews will publicly announce or otherwise provide specified information to holders of Carolina Group stock.

     Fractional shares. Our board of directors will not have to issue or deliver any fractional shares to any holder of Carolina Group stock upon any redemption, dividend or other distribution under the provisions described under "-- Redemption." Instead of issuing fractional shares, Loews will pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.

     No adjustments for dividends or other distributions. No adjustments for dividends will be made upon the exchange of any shares of Carolina Group stock; except that, if a redemption date with respect to Carolina Group stock comes after the record date for the payment of a dividend or other distribution to be paid on that stock but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the dividend or other distribution on the payment date, notwithstanding the redemption of those shares or Loews's default in payment of the dividend or distribution.

     Payment of taxes. If any person exchanging a certificate representing shares of Carolina Group stock wants us to issue a certificate in a name other than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of Loews or its agent, that the tax has been paid or is not applicable.

     Notices of disposition of all or substantially all of the assets attributed to the Carolina Group. Promptly following the disposition date, we will announce publicly by press release:

     - the net proceeds of the disposition;

     - the number of shares outstanding of Carolina Group stock on the date of the notice; and

     - the Carolina Group Allocation Fraction on the date of the notice.

     Not later than the 60th calendar day after the disposition date, we will announce publicly by press release whether we will pay a special dividend or redeem shares of Carolina Group stock for shares of Loews common stock or cash and/or other securities. In addition, in the case of a dividend, we will announce in the press release the record date for determining holders entitled to receive the dividend. Notwithstanding the foregoing, Loews may take additional time, to the extent determined necessary in the judgment of the Loews board of directors, to assess the appropriate amount of the net proceeds to be held in reserve for contingent liabilities.

     We will also mail to each holder of shares of Carolina Group stock any additional notices and other information required by law or the charter amendment.

  LIQUIDATION RIGHTS

     Currently, in the event of a liquidation, dissolution or winding up of Loews, after payment or provision for payment of the debts and other liabilities of Loews, holders of Loews common stock are entitled to share ratably in the funds of Loews remaining for distribution.

     Under the proposed charter amendment, in the event of a liquidation, dissolution or winding up of Loews, whether voluntary or involuntary, Loews will first pay or provide for payment of debts and other liabilities of Loews, including the liquidation preferences of any class or series of Loews preferred stock. Thereafter, holders of shares of Loews common stock, Carolina Group stock and any other class of Loews common shares will share ratably in the funds of Loews remaining for distribution to its common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the outstanding shares of Loews common stock and Carolina Group stock. Loews will calculate the market capitalizations based on the 20 consecutive trading day period ending on 5th trading day immediately prior to the date of the public announcement of the liquidation, dissolution or winding up of Loews.

     Neither of the following, by itself, will constitute a liquidation, dissolution or winding up of Loews:

     - the consolidation or merger of Loews with or into any other corporation or corporations or the sale, transfer or lease of all or substantially all of the assets of Loews, or

     - any transaction or series of related transactions that results in all of the assets and liabilities reflected in the Carolina Group being held by one or more subsidiaries of Loews and the distribution of shares of such subsidiary or subsidiaries, and no other material assets or liabilities, to the holders of the outstanding shares of Carolina Group stock.

  DETERMINATIONS BY OUR BOARD OF DIRECTORS

     Any determinations made by our board of directors under any provision described in this section "-- Terms of the Proposed Charter Amendment" will be final and binding on all shareholders of Loews, except as may otherwise be required by law. Loews will prepare a statement of any determination by our board of directors respecting the fair market value of any properties, assets or securities, and will file the statement with our Secretary.

  NO PREEMPTIVE RIGHTS

     Holders of Loews common stock or Carolina Group stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by Loews.

THE PUBLIC OFFERING

  THE PUBLIC OFFERING

     We currently intend to issue in an underwritten public offering shares of Carolina Group stock representing a portion of the economic performance of the Carolina Group. We will determine the amount to be issued based on capital requirements of Loews, market conditions at the time of the public offering and other factors. We intend to allocate 100% of the net proceeds from the public offering to the Loews Group for general corporate purposes.

  TIMING OF THE PUBLIC OFFERING

     We currently expect to complete the public offering shortly following shareholder approval of the proposed charter amendment.

     Even if our shareholders approve the proposed charter amendment, our board of directors reserves the right not to create Carolina Group stock or not to issue Carolina Group stock once it is created.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     It is the opinion of Wachtell, Lipton, Rosen & Katz that subject to the discussion below in this section, neither the adoption of the proposed charter amendment, nor the occurrence of the public offering of Carolina Group stock, will be taxable to Loews, holders of Loews common stock or holders of Carolina Group stock.

     The conclusions in the preceding paragraph are not free from doubt. These conclusions assume that Carolina Group stock is treated as a class of common stock of Loews. The filing of consolidated income tax returns by the Loews Group together with the Carolina Group also assumes that Carolina

Group stock is treated as a class of common stock of Loews. While Loews believes that, under current law, Carolina Group stock will be treated as common stock of Loews, there are no authorities directly on point nor will Loews receive an advance ruling from the Internal Revenue Service. There is a risk that the Internal Revenue Service could assert that Carolina Group stock is property other than common stock of Loews. Loews believes it is unlikely the Internal Revenue Service would prevail on that view, but no assurance can be given that the views expressed in the preceding paragraph, if contested, would be sustained by a court.

     If Carolina Group stock is considered property other than common stock of Loews, Loews would generally be taxed on a portion of the appreciation of the Carolina Group assets and may no longer be able to file a consolidated U.S. federal income tax return that includes the Carolina Group.

     The foregoing discussion under this section "Material Federal Income Tax Consequences" is only a summary of the material federal income tax consequences of the issuance of Carolina Group stock. It is not a complete analysis of all potential tax effects relevant to the issuance of Carolina Group stock. The discussion does not address consequences that may be relevant to a particular holder of Loews common stock or Carolina Group stock subject to special treatment under U.S. federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-U.S. persons, holders that acquired their Loews common stock or Carolina Group stock upon the exercise of options or otherwise as compensation and holders that do not hold such shares as capital assets, nor any consequences arising under any state, local or foreign jurisdiction. The discussion is based on the Internal Revenue Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date of this proxy statement. All of the foregoing is subject to change and any such change could affect the continuing validity of this discussion. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ISSUANCE OF CAROLINA GROUP STOCK TO YOU.

APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, you will not have appraisal rights in connection with the proposed charter amendment.

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

                       DESCRIPTION OF THE CAROLINA GROUP

INTRODUCTION

     Carolina Group stock is intended to reflect the economic performance of the Carolina Group. We will initially attribute the following assets and liabilities to the Carolina Group:

     - Loews's 100% stock ownership interest in Lorillard, Inc.;

     - notional, intergroup debt owed by the Carolina Group to the Loews Group, in an amount and with terms to be determined in connection with the anticipated offering of Carolina Group stock; and

     - any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and its subsidiaries and predecessors arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any business previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

     We also intend to attribute the following additional assets and liabilities to the Carolina Group:

     - all net income or net losses from the assets and liabilities that are reflected in the Carolina Group and all net proceeds from any disposition of those assets, in each case, after deductions to reflect dividends paid to holders of Carolina Group stock or credited to the Loews Group in respect of its intergroup interest; and

     - any acquisitions or investments made from assets reflected in the Carolina Group or net proceeds from sales of assets reflected in the Carolina Group.

The Carolina Group is not a separate legal entity and cannot issue securities. Holders of Carolina Group stock will not have an ownership interest in the Carolina Group, Lorillard, Inc. or any of its subsidiaries. Rather, investors in Carolina Group stock will be shareholders of Loews. Neither the proposed charter amendment, nor the issuance of Carolina Group stock, will result in the actual transfer of assets of Loews or any of its subsidiaries, and Lorillard, Inc. will remain a wholly owned subsidiary of Loews. Lorillard, Inc. and its subsidiaries are, and we expect they will continue to be, separate and independent legal entities, with separate and independent boards of directors, management and operations, whether or not the proposed charter amendment is approved or Carolina Group stock is issued.

     Lorillard, Inc.'s principal asset is its 100% ownership interest in Lorillard Tobacco Company. Lorillard engages in the production and sale of cigarettes in the United States, including Puerto Rico and certain U.S. territories.

     Founded in 1760 by Pierre Lorillard in New York, Lorillard is the oldest continuously operating tobacco company in the United States. Lorillard has a long history of taking innovative steps in the tobacco industry. In 1926, Lorillard introduced its first blended cigarette product under the Old Gold label. Lorillard launched its first filter cigarette, Kent, in 1952. In 1957, Lorillard introduced its current leading brand, Newport, and premiered True in 1966. Lorillard became a wholly owned subsidiary of Loews in 1971.

     Unless otherwise indicated, the market data information referenced in this section is derived from The Maxwell Report, which reports individual units shipped by U.S. cigarette manufacturers.

     Lorillard ranked fourth overall in the U.S. cigarette industry with a 9.3% share of the market in 2000. Total shipments for the U.S. cigarette market in 2000 were approximately 435.0 billion units.

Newport, a menthol flavored premium brand, and Lorillard's largest selling brand, was the second largest selling brand in the United States in 2000. Newport accounted for approximately 7.3% of units shipped in the United States in 2000, second only to Marlboro, Philip Morris's leading brand. Newport is the largest selling brand in the menthol segment of the U.S. cigarette market, with a 29.4% share of that segment in 2000. Newport accounted for approximately 80% of Lorillard's units shipped in 2000 and approximately 84% of Lorillard's units shipped in the six-month period ended June 30, 2001. The Lorillard product line is comprised of eight brand families consisting of 63 combinations of price, taste, flavor, length and packaging. In addition to Newport, Lorillard currently markets cigarettes under the Kent, True, Maverick, Old Gold, Max, Satin and Triumph brand names.

     Lorillard produces cigarettes for both the premium and discount segments of the U.S. cigarette markets. Lorillard does not currently compete in a subcategory of the discount segment that it identifies as the super-discount segment. Premium brands are well-known, established brands marketed at higher retail prices. Discount brands are generally less well-recognized brands marketed at lower retail prices. Lorillard defines the super-discount subcategory to include brands sold at the lowest retail prices. Super-discount cigarettes are typically manufactured by smaller companies, many of which, relative to Lorillard and other major U.S. manufacturers, have no, or significantly lower, payment obligations under the State Settlement Agreements.

     Like Newport, Kent and True are well-established premium brands, and have 48 and 35 year market histories, respectively. With 2.05 billion units shipped in 2000, Kent ranked fifteenth among U.S. premium brands with a 0.7% share of the U.S. premium segment and a 0.5% share of the overall U.S. market. With 1.27 billion units shipped in 2000, True ranked seventeenth among U.S. premium brands with a 0.4% share of the U.S. premium segment and a 0.3% share of the overall U.S. market. Lorillard's other premium brand cigarettes are Max, Satin and Triumph. Together, Maverick and Old Gold, Lorillard's discount brands, accounted for approximately 1.2% and 0.8% of total units shipped in the U.S. market in 2000 and the six-month period ended June 30, 2001, respectively.

     The U.S. cigarette industry is a mature industry with consumption, including consumption of premium brand cigarettes, in a general state of protracted decline. Aggregate U.S. cigarette shipments have decreased at a compound annual rate of approximately 2.3% over the period 1980 to 2000 as measured by Management Science Associates.

     For a number of years, Lorillard and other cigarette manufacturers have been faced with factors which adversely affect their cigarette businesses, including:

     - lawsuits against tobacco manufacturers by private plaintiffs and governmental entities, some of which have resulted in substantial jury verdicts;

     - enacted and proposed legislation and regulation intended to discourage and restrict the marketing and smoking of cigarettes; and

     - an overall decline in the social acceptability of smoking, coupled with increased pressure from anti-tobacco groups.

     On November 23, 1998, Lorillard, Philip Morris, R.J. Reynolds, Brown & Williamson and other manufacturers of tobacco products entered into a Master Settlement Agreement with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Commonwealth of the Northern Mariana Islands, to settle the asserted and unasserted health care cost recovery and certain other claims of those states and territories. Lorillard and the other major U.S. tobacco manufacturers had previously settled similar claims brought by Florida, Texas, Minnesota and Mississippi.

     Under the Master Settlement Agreement and the settlement agreements with Florida, Texas, Minnesota and Mississippi, which we collectively refer to in this document as the "State Settlement Agreements," Lorillard is obligated to pay approximately $1.1 billion in 2001 ($572.3 million of which Lorillard paid as of June 30, 2001). Annual payments under the State Settlement Agreements are expected to be in excess of $1.0 billion in future years. For a more detailed discussion of Lorillard's payment obligations under the State Settlement Agreements, see "-- Payment Obligations under the State Settlement Agreements."

     In addition, pursuant to the terms of the Master Settlement Agreement, Lorillard and other industry participants agreed to various restrictions and limitations regarding the advertising, promotion and marketing of tobacco products in the United States. For a more detailed discussion of the business restrictions contained in the Master Settlement Agreement, see "-- Advertising and Sales Promotion."

STRATEGY

     Lorillard's primary long-term business objective is to increase earnings and profits while responsibly marketing high-quality tobacco products to adult smokers within the current regulatory and statutory framework. Lorillard aims to meet this objective through the focused advertising and promotion of the Newport brand, which is the leading menthol brand and second largest overall brand in the U.S. cigarette market.

     An important component of Lorillard's long-term business strategy involves product line extensions. In January of 2001, Lorillard introduced Newport Medium, the latest Newport product. Lorillard believes that this line extension will strengthen Newport's overall appeal to adult smokers by offering an additional menthol taste option. Lorillard expects to consider additional Newport and other line extensions from time to time in the future.

     In order to complement its primary emphasis on Newport, Lorillard makes selective marketing expenditures on its other brands based on its assessment of market-place opportunity and the prospect for profitable returns on those expenditures. As a general matter, Lorillard will support a particular brand only if it believes that it can maintain or increase individual brand profitability.

     Like all Lorillard brands, Lorillard's discount brands are managed for profitability. Lorillard's discount brands fill out the Lorillard brand portfolio and enhance retail representation of Lorillard brands by providing retailers and adult smokers a broader range of Lorillard product offerings.

     In its effort to increase earnings and profits, Lorillard continuously explores opportunities to reduce costs and otherwise improve operating efficiencies in all areas of its business, including manufacturing processes and raw material procurement. Lorillard manages its production processes to promote efficiency and quality control.

COMPETITIVE STRENGTHS

  THE NEWPORT BRAND

     As the leading brand in the menthol segment and the number two U.S. brand overall, Newport enjoys strong brand recognition. Introduced in 1957, Newport has a 44 year history and is the largest selling U.S. menthol brand. Lorillard introduced "pleasure," its Newport marketing theme, in 1972. Lorillard reinforces the Newport "pleasure" theme in all aspects of its advertising and promotion of Newport. Lorillard believes that this consistent marketing focus enhances the value of the Newport brand.

     Newport's unit shipments have increased 8.6% between 1996 and 2000 and 0.3% in the first half of 2001 over the same period in 2000.

                      NEWPORT HISTORICAL U.S. UNIT VOLUME
                              (BILLIONS OF UNITS)

                                                            FIRST HALF    FIRST HALF
                                                               2001          2000       2000     1999     1998     1997     1996
                                                            ----------    ----------    -----    -----    -----    -----    -----
 Newport..................................................    15.85         15.80       31.81    31.44    32.10    31.43    29.30

---------------
 Source: The Maxwell Report

  STRENGTH IN THE MENTHOL CIGARETTE SEGMENT

     As reflected in the table below, the menthol segment has consistently accounted for approximately 25% of the overall U.S. cigarette market over the last five years. With a 29.4% share of the U.S. menthol segment in 2000, Lorillard believes that Newport is well positioned in this relatively stable category of the U.S. cigarette market, despite the Philip Morris Retail Leaders program which has substantially restrained Lorillard's ability to advertise, promote and market Newport more effectively.

                           U.S. MENTHOL MARKET SHARE

                                      FIRST HALF    FIRST HALF
                                         2001          2000       2000    1999    1998    1997    1996
                                          %             %          %       %       %       %       %
                                      ----------    ----------    ----    ----    ----    ----    ----
 Menthol as a % of total U.S. unit
   sales............................     25.6          25.9       24.9    25.4    25.3    25.1    25.3
 Newport as a % of U.S. menthol
   market...........................     30.5          29.1       29.4    29.2    27.6    26.0    23.9

---------------
 Source:  The Maxwell Report

  EMPHASIS ON THE PREMIUM SEGMENT

     Lorillard focuses its marketing efforts on the relatively more profitable premium segment of the U.S. cigarette industry. The following table demonstrates the breakdown between U.S. premium and discount sales for each of Lorillard and its major competitors.

        PERCENTAGE OF UNITS SHIPPED IN THE U.S. PREMIUM/DISCOUNT SEGMENT

                           FIRST HALF           FIRST HALF
                              2001                 2000                 2000                 1999                 1998
                               %                    %                    %                    %                    %
                       ------------------   ------------------   ------------------   ------------------   ------------------
                       PREMIUM   DISCOUNT   PREMIUM   DISCOUNT   PREMIUM   DISCOUNT   PREMIUM   DISCOUNT   PREMIUM   DISCOUNT
                       -------   --------   -------   --------   -------   --------   -------   --------   -------   --------
-----------------------------------------------------------------------------------------------------------------------------
 Lorillard...........   91.2        8.8      86.1       13.9      87.3       12.7      81.7       18.3      88.0       12.0
-----------------------------------------------------------------------------------------------------------------------------

 Philip Morris.......   89.9       10.1      88.1       11.9      88.2       11.8      88.0       12.0      86.4       13.6
 R.J. Reynolds.......   62.7       37.3      62.9       37.1      63.2       36.8      62.6       37.4      62.6       37.4
 Brown &
  Williamson.........   48.7       51.3      49.7       50.3      49.0       51.0      48.3       51.7      45.4       54.6


                              1997                 1996
                               %                    %
                       ------------------   ------------------
                       PREMIUM   DISCOUNT   PREMIUM   DISCOUNT
                       -------   --------   -------   --------
---------------------  ---------------------------------------
 Lorillard...........   91.2        8.8      93.7        6.3
---------------------  ---------------------------------------
 Philip Morris.......   85.7       14.3      84.4       15.6
 R.J. Reynolds.......   63.4       36.6      63.0       37.0
 Brown &
  Williamson.........   43.8       56.2      43.1       56.9

---------------
 Source: The Maxwell Report

     The table below reflects Lorillard's market penetration in the U.S. premium segment:

          MARKET SHARE IN PREMIUM SEGMENT OF THE U.S. CIGARETTE MARKET

                                 FIRST HALF    FIRST HALF
                                    2001          2000       2000     1999     1998     1997     1996
                                     %             %           %        %        %        %        %
                                 ----------    ----------    -----    -----    -----    -----    -----
 Philip Morris.................     62.5          60.9        60.7     59.7     58.5     57.7     56.3
 R.J. Reynolds.................     18.8          19.4        19.8     19.7     20.6     21.2     21.7
------------------------------------------------------------------------------------------------------
 Lorillard.....................     11.5          11.4        11.5     11.6     11.0     10.9     10.9
------------------------------------------------------------------------------------------------------
 Brown & Williamson............      7.1           8.0         7.8      8.8      9.3      9.7     10.4
 Others........................      0.2           0.2         0.2      0.3      0.5      0.5      0.7
                                   -----         -----       -----    -----    -----    -----    -----
     TOTAL.....................    100.0         100.0       100.0    100.0    100.0    100.0    100.0
                                   =====         =====       =====    =====    =====    =====    =====

---------------
 Source:  The Maxwell Report
 Totals may not equal 100 due to rounding.

  SUPERIOR PROFITABILITY

     Among Lorillard, Philip Morris and R.J. Reynolds, Lorillard was the most profitable U.S. cigarette company, as measured by operating profit per 1,000 units shipped in the United States, for the years 2000, 1999 and 1998. Lorillard believes it could have been even more profitable but for the anti-competitive effects of the Philip Morris Retail Leaders program. The table below reflects unadjusted operating profit per 1,000 units shipped in the United States for the years 1996 through 2000, and adjusted operating profit per 1,000 units sold in the United States for the six-month period ending June 30, 2001. The adjustment for the six-month period ending June 30, 2001 excludes payments made by Lorillard and Philip Morris pursuant to the Engle agreement to allow comparison to R.J. Reynolds (which undertook no such obligation). See "Description of the Carolina Group -- Legal Proceedings -- Class Action Cases -- The Engle Case."

                          OPERATING PROFIT/1,000 UNITS

                                    FIRST    FIRST
                                     HALF     HALF
                                     2001     2000     2000     1999     1998     1997     1996
                                    ------   ------   ------   ------   ------   ------   ------
------------------------------------------------------------------------------------------------
 Lorillard........................  $29.31*  $26.58   $27.68   $23.44   $12.75   $13.14   $17.07
------------------------------------------------------------------------------------------------
 Philip Morris Domestic Tobacco...   24.66**  22.45    25.25    23.34     6.54    13.98    18.22
 R.J. Reynolds....................   10.28     9.37     8.59     7.49    (2.04)    5.72       NA***

---------------
 Sources:  The Maxwell Report for units

           Publicly filed SEC documents for Philip Morris (U.S. tobacco segment data) and R.J. Reynolds operating profit

* Adjusted to exclude the $200 million charge relating to the Engle agreement. ** Adjusted to exclude the $500 million charge relating to the Engle agreement. *** Because R.J. Reynolds has not restated its historical financial statements for 1996, the data for that year is not available.

     Based on units shipments data reported by The Maxwell Report and segment operating profit reported by Philip Morris in its Annual Report on Form 10-K for the year ended December 31, 2000, Philip Morris's total worldwide operating profit for tobacco-related businesses per 1,000 units shipped was $11.96 in 2000 and $11.82 per 1000 units shipped in the first half of 2001, adjusted, with respect to the first half of 2001, to exclude a $500 million charge relating to the Engle agreement.

     We have not included data for Brown & Williamson because its parent company, British American Tobacco p.l.c., does not report U.S. only segment data.

ADVERTISING AND SALES PROMOTION

     Lorillard advertises its products to adult smokers in magazines, newspapers, direct mail and point-of-sale display materials. In addition, Lorillard promotes its cigarette brands to adult smokers through distribution of store coupons, retail price promotions, and personal contact with distributors and retailers. Lorillard believes that it conducts these activities in accordance with the terms of the Master Settlement Agreement and other applicable restrictions.

     As a general matter, Lorillard allocates its marketing expenditures among brands on the basis of marketplace opportunity and profitable return. In particular, Lorillard focuses its marketing efforts on the premium segment of the U.S. cigarette industry, with a specific focus on Newport.

     Advertising of tobacco products through television and radio has been prohibited since 1971. In addition, advertising and promotion activities by Lorillard and other major tobacco manufacturers have been severely restricted by the State Settlement Agreements and could be further restricted by proposed federal, state and local laws and regulations. Pursuant to the Master Settlement Agreement, Lorillard and the other major tobacco product manufacturers have agreed to various restrictions and limitations regarding the advertising, promotion and marketing of tobacco products in the United States. Among other things, the Master Settlement Agreement:

     - prohibits the targeting of youth in the advertising, promotion or marketing of tobacco products;

     - bans the use of cartoon characters in all tobacco advertising and promotion;

     - limits each tobacco manufacturer to one event sponsorship during any twelve-month period, which may not include major team sports or events in which the intended audience includes a significant percentage of youth;

     - bans all outdoor advertising of tobacco products with the exception of small signs at retail establishments that sell tobacco products;

     - bans tobacco manufacturers from offering or selling apparel and other merchandise that bears a tobacco brand name, subject to specified exceptions;

     - prohibits the distribution of free samples of tobacco products except within adult-only facilities;

     - prohibits payments for tobacco product placement in various media; and

     - bans gift offers based on the purchase of tobacco products without sufficient proof that the intended gift recipient is an adult.

     Many states, cities and counties have enacted legislation or regulations further restricting tobacco advertising. For example, the Attorney General of Massachusetts issued regulations in 1999 severely restricting the placement of outdoor and point-of-sale advertising in retail stores and banning the self-service display of tobacco products. In early 2000, the District Court upheld the regulations, and the First Circuit Court of Appeals affirmed the District Court's ruling later that year. Several tobacco companies, including Lorillard, appealed to the U.S. Supreme Court. In a decision issued on June 28, 2001, the U.S. Supreme Court upheld the ban on self-service display of tobacco products but declared the other challenged regulations preempted by federal law and thus invalid. For additional information regarding the Massachusetts regulations and other tobacco-related legislation and regulations, see "-- Legislation and Regulation."

     There may be additional state and federal legislative and regulatory initiatives relating to the advertising and sales promotion of cigarettes in the future. Lorillard cannot predict the impact of such initiatives on its marketing and sales efforts.

     Lorillard believes that cigarette smoking is an adult activity, that children should not smoke and that laws prohibiting the sale of cigarettes to minors should be strictly enforced. Restrictions and prohibitions contained in the Master Settlement Agreement relating to the marketing and promotion of Lorillard products are consistent with Lorillard's commitment to preventing youth smoking. Lorillard intends to strictly comply with these restrictions and prohibitions, and all other obligations it has undertaken pursuant to the Master Settlement Agreement.

     Lorillard has funded and plans to continue to fund a Youth Smoking Prevention Program, which is designed to discourage youth from smoking. The program addresses not only youth, but also parents and, through the "We Card" program, retailers, to prevent purchase of cigarettes by underage purchasers. In accordance with the Master Settlement Agreement, Lorillard has determined not to advertise its cigarettes in magazines with large readership among people under the age of 18.

PROPERTIES

     Lorillard's manufacturing facility is located on approximately 88 acres in Greensboro, North Carolina. This 942,600 square-foot plant contains modern, high speed cigarette manufacturing machinery. The Greensboro facility also includes a warehouse with shipping and receiving areas totaling 54,800 square feet. In addition, Lorillard owns tobacco receiving and storage facilities totaling 1.5 million square feet in Danville, Virginia.

     Lorillard's executive offices are located in a 130,000 square-foot, four-story office building in Greensboro. Its 88,000 square foot research facility is also located in Greensboro.

     Lorillard's principal properties are owned in fee. With minor exceptions, Lorillard owns all of the machinery used by it. Lorillard believes that its properties and machinery are in generally good condition.

     Lorillard leases sales offices in major cities throughout the United States, a cold-storage facility in Greensboro and warehousing space in 34 public distributing warehouses located throughout the United States.

RAW MATERIALS AND MANUFACTURING

     In its production of cigarettes, Lorillard uses domestic burley tobacco, flue-cured leaf tobacco grown in the United States and abroad, and aromatic tobacco grown primarily in Turkey and other Near Eastern countries. A domestic supplier manufactures all of Lorillard's reconstituted tobacco.

     Lorillard purchases more than 90% of its leaf tobacco from Dimon International, Inc. Lorillard directs Dimon in the purchase of tobacco according to Lorillard's specifications for quality, grade, yield, chemistry, particle size, moisture content and other characteristics. Dimon purchases and processes the whole leaf and then dries and bundles it for shipment to and storage at Lorillard's Danville facility.

     Dimon historically has procured most of Lorillard's leaf tobacco requirements through commission buyers at tobacco auctions. However, the tobacco industry is currently shifting to direct contract purchasing from tobacco farmers. Dimon has stated in its public filings that it believes it is well prepared to participate in direct contracting with tobacco farmers in the United States and that it does not expect any material economic effect from the progressive shift from the auction system to direct contract buying. Lorillard entered into a new contract with Dimon to reflect the transition from auction to direct contract purchasing.

     In the event that Dimon becomes unwilling or unable to supply leaf tobacco to Lorillard, Lorillard believes that it can readily obtain high-quality leaf tobacco from well-established, alternative industry sources, including Standard Commercial Corporation and Universal Corporation.

     Due to the varying size and quality of annual crops and other economic factors, including U.S. tobacco production controls, tobacco prices have historically fluctuated. The U.S. price supports that accompany production controls have inflated the market price of tobacco. In addition, the transition in tobacco purchasing from auction markets to direct farmer contracting may increase the market price of domestically grown tobacco. However, Lorillard does not believe that this increase, if any, will have a material effect on its business. Over the past five years, prices paid by Lorillard for tobacco have risen less than the U.S. rate of inflation, as measured by the U.S. Consumer Price Index.

     Lorillard stores its tobacco in 29 storage silos on its 130 acre Danville facility. To protect against loss, amounts of all types and grades of tobacco are stored in each silo. Because the process of aging tobacco normally requires approximately two years, Lorillard maintains large quantities of leaf tobacco at all times. Lorillard believes its current tobacco supplies are adequately balanced for its present production requirements. If necessary, Lorillard can purchase aged tobacco in the open markets to supplement existing inventories.

     Lorillard produces cigarettes at its Greensboro manufacturing plant, which has a production capacity of approximately 175 million cigarettes per day and approximately 50 billion cigarettes per year. Through various automated systems and sensors, Lorillard actively monitors all phases of production to promote quality and compliance with applicable regulations.

     Lorillard currently has in place an arrangement with another U.S. cigarette manufacturer pursuant to which each party to the arrangement has agreed to utilize its excess capacity, if any, to produce the other party's cigarettes in the event that a catastrophic occurrence disables a party's manufacturing ability. In addition, Lorillard maintains business interruption insurance.

     Lorillard has storage capacity for 1.8 billion cigarettes at its Greensboro central distribution center. In addition, Lorillard's leased cold-storage facility in Greensboro holds approximately 300 million cigarettes, and Lorillard stores cigarettes in 34 public distributing warehouses across the country.

DISTRIBUTION METHODS

     Lorillard sells its products primarily to:

     - distributors, who in turn service retail outlets;

     - chain store organizations; and

     - government agencies, including the U.S. Armed Forces.

     Upon completion of the manufacturing process, Lorillard ships cigarettes to public distributing warehouse facilities for rapid order fulfillment to wholesalers and other direct buying customers. Lorillard retains a portion of its manufactured cigarettes at its Greensboro central distribution center and Greensboro cold-storage facility for future finished goods replenishment.

     Lorillard has approximately 830 direct customers servicing approximately 400,000 retail accounts. Lorillard does not sell cigarettes directly to consumers. During 2000, 1999 and 1998, sales made by Lorillard to McLane Company, Inc., a wholesale distributor wholly owned by Wal-Mart Stores, Inc., comprised 15%, 13%, and 13%, respectively, of Lorillard's revenues. No other customer accounted for more than 10% of 2000, 1999 or 1998 sales. In the first half of 2001, sales made by Lorillard to McLane comprised 15% of Lorillard's revenues. Lorillard does not have any backlog orders.

     Most of Lorillard's customers buy cigarettes on a next day delivery basis. Approximately 90% of Lorillard's customers purchase cigarettes using electronic funds transfer, which provides immediate payment to Lorillard.

     Lorillard's sales personnel monitor inventories, work with retailers on displays and signs, and enter into discount arrangements with retailers from time to time.

RESEARCH AND DEVELOPMENT

     Lorillard's research and development staff includes 68 scientists, 30 of whom have advanced degrees. Research and development efforts at Lorillard focus primarily on:

     - developing quality products that appeal to consumers;

     - studying and developing consumer-acceptable products with the potential for reduced health risk;

     - identifying and investigating, through the use of internal and external resources, suspect constituents of cigarette products or their components to determine the feasibility of reduction or elimination;

     - maintaining state-of-the-art knowledge about public health and scientific issues related to cigarette products;

     - developing new, or modifying existing, products and processes to promote quality control and to comply with current and anticipated laws and regulations, including investigating ways to reduce cigarette ignition propensity; and

     - collaborating and cooperating with outside public and private scientific institutions and encouraging independent research relating to cigarette products.

     Current tobacco-related research activities include: analysis of cigarette components, including cigarette paper, filters, tobacco and ingredients, analysis of mainstream and sidestream smoke, and modification of cigarette design. Lorillard employs advanced scientific equipment in its research efforts, including gas chromatographs, mass spectrographs and liquid chromatographs.

     Lorillard does not currently believe there is significant consumer demand for an alternative cigarette product similar to Accord(R), manufactured by Phillip Morris, or Eclipse(R), manufactured by R.J. Reynolds. Accordingly, Lorillard has not yet developed such a product.

INTELLECTUAL PROPERTY

     Lorillard believes that trademarks, including brand names, are important to its business. Lorillard owns the patents, trade secrets, know-how and trademarks, including Lorillard's brand names and the distinctive packaging and displays used by Lorillard. All of Lorillard's material trademarks are registered with the U.S. Patent and Trademark Office. Rights in these trademarks in the United States will last indefinitely as long as Lorillard continues to use the trademarks.

     Lorillard considers the blends of tobacco and the flavor formulas used to make its brands to be trade secrets. These trade secrets are generally not the subject of patents, though various Lorillard manufacturing processes are patented.

     Lorillard sold the international rights to substantially all of its major brands, including Newport, in 1977.

COMPETITION

     Lorillard sells its cigarette products in the United States in highly competitive markets. Lorillard believes its ability to compete even more effectively has been restrained by the Philip Morris Retail Leaders program. Competition is primarily based on a brand's price, positioning, consumer loyalty, retail display, promotion, quality and taste. Lorillard's principal competitors are the three other major U.S. cigarette manufacturers, Philip Morris, R.J. Reynolds and Brown & Williamson. Lorillard's 9.3% market share of the 2000 U.S. cigarette industry was fourth highest overall. Philip Morris and R.J. Reynolds accounted for approximately 48.7% and 22.2%, respectively, of U.S. shipments in 2000. Lorillard's 9.3% market share of the U.S. cigarette industry was fourth highest for the first half of 2001. Philip Morris and R.J. Reynolds accounted for approximately 51.6% and 22.2% respectively, of U.S. units shipped in the first half of 2001. Among the four major manufacturers in the U.S. premium segment, Lorillard ranked third behind Philip Morris and R.J. Reynolds with an 11.5% share of the premium segment of the U.S. cigarette market in 2000. For the first half of 2001, Lorillard had an 11.5% share of the U.S. premium cigarette market compared to 11.4% in the first half of 2000. Premium cigarette sales accounted for 87.3% of Lorillard's total units shipped in 2000, and 91.2% of Lorillard's total units shipped in the first half of 2001.

     The following table shows historical units shipped for each of Lorillard and its major competitors.

                   UNITS SHIPPED IN THE U.S. CIGARETTE MARKET
                              (BILLIONS OF UNITS)

                            FIRST HALF    FIRST HALF
                               2001          2000        2000      1999      1998      1997      1996
                            ----------    ----------    ------    ------    ------    ------    ------
 Philip Morris............    104.81        106.46      211.90    208.15    227.59    235.15    230.84
 R.J. Reynolds............     45.12         47.62       96.40     96.44    110.48    116.92    119.08
 Brown & Williamson.......     21.96         24.96       49.16     56.06     69.13     77.34     83.56
------------------------------------------------------------------------------------------------------
 Lorillard................     18.95         20.43       40.40     43.61     42.11     41.83     40.40
------------------------------------------------------------------------------------------------------
 Others...................     12.24         10.31       37.14     20.74     11.57     11.29     11.10
                              ------        ------      ------    ------    ------    ------    ------
     TOTAL................    203.08        209.78      435.00    425.00    460.88    482.53    484.98
                              ======        ======      ======    ======    ======    ======    ======

---------------
 Source:  The Maxwell Report

     The following table shows historical market share information for each of Lorillard and its major competitors in the overall U.S. cigarette market.

                   MARKET SHARE IN THE U.S. CIGARETTE MARKET

                                 FIRST HALF    FIRST HALF
                                    2001          2000       2000     1999     1998     1997     1996
                                     %             %           %        %        %        %        %
                                 ----------    ----------    -----    -----    -----    -----    -----
 Philip Morris.................     51.6          50.7        48.7     49.0     49.4     48.7     47.6
 R.J. Reynolds.................     22.2          22.7        22.2     22.7     24.0     24.2     24.6
 Brown & Williamson............     10.8          11.9        11.3     13.2     15.0     16.0     17.2
------------------------------------------------------------------------------------------------------
 Lorillard.....................      9.3           9.7         9.3     10.3      9.1      8.7      8.3
------------------------------------------------------------------------------------------------------
 Others........................      6.0           4.9         8.5      4.9      2.5      2.3      2.3
                                   -----         -----       -----    -----    -----    -----    -----
     TOTAL.....................    100.0         100.0       100.0    100.0    100.0    100.0    100.0
                                   =====         =====       =====    =====    =====    =====    =====

---------------
 Source:  The Maxwell Report
 Totals may not equal 100 due to rounding.

     Since 1996, units shipped for the overall U.S. industry have decreased at a compounded rate of 2.7% on an annualized basis. Lorillard has increased its market share from 8.3% in 1996 to 9.3% in 2000.

     Based on Excel-Retail Data that consolidates industry information for units shipped from wholesalers to retail accounts, Newport has the largest market share in the U.S. menthol segment, with a 28.5% market share in 2000 and a 29.9% market share in the first half of 2001. According to Excel-Retail Data, Newport's primary competitors in the U.S. menthol segment are Salem, manufactured by R.J. Reynolds, Kool, manufactured by Brown & Williamson, and Marlboro Menthol, manufactured by Philip Morris. Excel-Retail Data indicates that Salem, Kool and Marlboro Menthol had market shares of 11.3%, 10.9% and 10.4%, respectively, of the U.S. menthol segment in 2000.

     Premium brand units shipped have decreased from an average of 71.3% of U.S. units shipped in 1996 to an average of 70.7% of U.S. units shipped in 2000, and represented 74.2% of U.S. units shipped in the first half of 2001. Profit margins on discount brands tend to be lower than profit margins on premium brands. Lorillard focuses on the relatively more profitable premium segment of the U.S. cigarette market.

     In recent years, small manufacturers of low price cigarettes have proliferated and have gained market share. Many of these small manufacturers are not currently affected to a significant degree by payment obligations under the State Settlement Agreements due to their relatively small market shares. Collectively, these small manufacturers, excluding Liggett and Commonwealth, accounted for approximately 5.3% of the domestic cigarette market in 2000, up from 0.4% in 1996. Liggett and Commonwealth had 1.5% and 1.7% U.S. market shares, respectively, in 2000. The market share gains made by the small manufacturers have generally been concentrated in the super-discount subcategory of the discount price segment. Lorillard believes that payment obligations under the State Settlement Agreements make it economically impractical for Lorillard to compete effectively in the super-discount subcategory of the discount price segment. See "-- Payment Obligations under the State Settlement Agreements" for further discussion of Lorillard's payment obligations under the State Settlement Agreements.

     Lorillard believes that a number of factors have made it more difficult to promote cigarettes and to compete in the cigarette industry. For example, the State Settlement Agreements contain provisions restricting the marketing of cigarettes. See "-- Advertising and Sales Promotion," and "-- Legal Proceedings" for discussion of the marketing restrictions contained in the State Settlement Agreements. In addition, various groups have undertaken activities designed to restrict cigarette sales, the form and content of cigarette advertising and introduction of new cigarette products. Finally, Lorillard believes that substantial restraints have been imposed on its ability to advertise, promote and market cigarettes more effectively at retail outlets due to the Philip Morris Retail Leaders program.

PRICING

     Lorillard believes that the volume of U.S. cigarette sales is sensitive to price changes. Changes in pricing by Lorillard or other cigarette manufacturers could have an adverse impact on Lorillard's volume of units sold, which in turn could have an adverse impact on Lorillard's profits and earnings. Lorillard makes independent pricing decisions based on a number of factors. Lorillard cannot predict the potential adverse impact of price changes on industry volume or Lorillard volume, on the mix between premium and discount sales or on Lorillard's market share.

TAXES

     Federal excise taxes included in the price of cigarettes are $17.00 per 1,000 cigarettes ($0.34 per pack of 20 cigarettes). The federal excise tax on cigarettes is scheduled to increase by $2.50 per 1,000 cigarettes in 2002. State excise taxes are also in effect in the 50 states, the District of Columbia and many municipalities. Various states have proposed, and certain states have recently passed, increases in their state tobacco excise taxes. The state taxes generally range from $.025 to $1.11 per package of 20 cigarettes. Federal excise taxes are paid by Lorillard. State excise taxes are levied upon and paid by the distributors, provided that Lorillard is secondarily liable for non-payment by a distributor of the excise taxes attributable to sales of Lorillard cigarettes. Lorillard does not believe the risk of liability associated with these excise taxes to be material.

EMPLOYEES

     As of September 30, 2001, Lorillard had approximately 3,300 full-time employees. As of that date, approximately 1,300 of those employees were represented by labor unions covered by collective bargaining agreements. Two of the collective bargaining agreements expire in April of 2002; the third agreement expires in March of 2003. Lorillard believes its relationships with its union and non-union employees are good.

     Lorillard provides a retirement plan, a profit sharing plan, and other benefits for its hourly paid employees who are represented by unions. In addition, Lorillard provides to its salaried employees a retirement plan, group life, disability and health insurance program and a savings plan. In addition, Lorillard maintains an incentive compensation plan for certain salaried employees.

MANAGEMENT OF LORILLARD

  LORILLARD TOBACCO COMPANY

     The following table sets forth the directors and senior management of Lorillard Tobacco Company:

NAME                                        AGE                       POSITION
----                                        ---                       --------
Martin L. Orlowsky........................  59    Director; Chairman, President and Chief Executive
                                                    Officer
Dewey R. Tedder...........................  64    Director; Senior Executive Vice President,
                                                  Operations and Technology
Randy B. Spell............................  50    Director; Executive Vice President, Marketing and
                                                  Sales
Thomas R. Staab...........................  59    Director; Senior Vice President and Chief
                                                  Financial Officer
Christopher R.E. Coggins..................  51    Senior Vice President, Science and Technology
George T. Baroody.........................  59    Vice President, Marketing Services
Major H. Bowes............................  65    Vice President, Manufacturing
Louis E. Burch............................  64    Vice President, Leaf Operations
William G. Crump..........................  55    Vice President, Human Resources
Ronald S. Milstein........................  45    Vice President and General Counsel
Thomas B. Moring..........................  53    Vice President, Support Services
Dennis M. Smith...........................  54    Vice President, Management Information Systems
Kathleen A. Sparrow.......................  44    Vice President, Sales
George R. Telford.........................  59    Vice President, Brand Marketing
Steven C. Watson..........................  40    Vice President, External Affairs

  LORILLARD, INC.

     The following table sets forth the directors of Lorillard, Inc.:

NAME                                        AGE                       POSITION
----                                        ---                       --------
Connie S. Linhart.........................  49     Director; Chairperson, President and Treasurer
Martin L. Orlowsky........................  59     Director
Gerard M. Byrne...........................  66     Director; Vice President and Assistant
                                                     Treasurer

     Connie S. Linhart is President and Treasurer of Lorillard, Inc. As President and Treasurer, Ms. Linhart is responsible for all the finance, administrative and treasury management functions of Lorillard, Inc. Ms. Linhart has performed similar responsibilities for various special-purpose, passive investment companies in Delaware since 1986, and has held the positions of President and/or Treasurer of Lorillard since 2000. Ms. Linhart graduated as a Phi Beta Kappa member from Purdue University with a B.S. degree in Accounting and Business Management.

     Martin L. Orlowsky is Chairman, President and CEO of Lorillard Tobacco Company. He has been with Lorillard since 1990. He has served as President and CEO since January, 1999 and added the Chairman's position in January, 2001. Previously, he served as President and Chief Operating Officer and prior to this position he was Executive Vice President, Marketing & Sales. Before joining Lorillard, he served as President, Planters & LifeSavers and President, Grocery Products, both divisions of Nabisco Brands, Inc. Prior to his association with Nabisco, he spent nine years with R.J. Reynolds Tobacco Co., and his last position with R.J. Reynolds was as Executive Vice President, Marketing & Sales. Mr. Orlowsky serves on the board of directors of the United Way of Greater Greensboro and on the board of management for the Guilford College YMCA.

     Gerard M. Byrne is Vice President and Assistant Treasurer of Lorillard, Inc. Mr. Byrne has held his present position since 1994. Prior to joining Lorillard, Mr. Byrne served as Director of Federal Taxation at Loews.

     Dewey R. Tedder is Senior Executive Vice President, Operations & Technology of Lorillard Tobacco Company. Mr. Tedder has been with Lorillard since 1958. He has been in his current position since 1999. Previously, Mr. Tedder served as Executive Vice President, Operations for four years and as Senior Vice President, Operations for four years prior to his promotion to Executive Vice President. Mr. Tedder is a member of the Guilford County Board of Education and is also a member of the Board of Visitors, Bryan School of Business at the University of North Carolina at Greensboro.

     Randy B. Spell is Executive Vice President, Marketing & Sales of Lorillard Tobacco Company. Mr. Spell has been with Lorillard since 1977 and in his current position since 1999. Previously, Mr. Spell served as Senior Vice President, Sales for four years and prior to that, as Vice President, Sales for one year.

     Thomas R. Staab is Senior Vice President, Chief Financial Officer of Lorillard Tobacco Company. Mr. Staab assumed his current position when he joined the company in 1998. Prior to joining Lorillard, Mr. Staab served as Vice President, Chief Financial Officer for Fieldcrest Cannon from 1994 until 1997, as Vice President of Finance from 1992 through 1993 and as Controller from 1986 through 1991.

     Dr. Christopher R.E. Coggins is Senior Vice President, Science & Technology of Lorillard Tobacco Company. Mr. Coggins has held his present position since joining Lorillard in 1996. He served as a principal scientist for R.J. Reynolds Tobacco Company for 11 years before joining Lorillard. Mr. Coggins serves on the Scientific Advisory Board for the University of North Carolina at Greensboro.

     George T. Baroody is Vice President, Marketing Services of Lorillard Tobacco Company. Mr. Baroody has been with Lorillard in his current position since 1996. Prior to joining Lorillard, he was Vice President, Merchandising for R.J. Reynolds Tobacco Company. He also served as Director of Merchandising and Sales Promotion for Jos. Schlitz Brewing Company.

     Major H. Bowes is Vice President, Manufacturing of Lorillard Tobacco Company. Mr. Bowes has been with Lorillard since 1963. He has been in his present position since 1997. He previously served as Director, Manufacturing for six years. Mr. Bowes is a board member of the East Market Street Development Corporation and Junior Achievement of Greensboro.

     Louis E. Burch is Vice President, Leaf Operations of Lorillard Tobacco Company. Mr. Burch has been with Lorillard since 1968. He has been in his current position since 1997. He previously served as Director, Leaf Purchases for 13 years and as Director, Leaf Usage and Foreign Purchases for five years.

     William G. Crump is Vice President, Human Resources of Lorillard Tobacco Company. Mr. Crump has been with the company and in his current position since 1997. Prior to joining Lorillard, he was a partner with Paul Ray Berndtson, an executive management consulting firm for three years. He also served as Senior Vice President, Human Resources and Administration with Dun & Bradstreet. Mr. Crump serves as a member of the executive board of the YMCA of Greater Greensboro.

     Ronald S. Milstein is Vice President and General Counsel of Lorillard Tobacco Company. Mr. Milstein has been with Lorillard since 1996 and has held his current position since 1998. Before joining Lorillard, Mr. Milstein served as Vice President, General Counsel for Del Laboratories for two years and was also with Culbro Corporation as Vice President, Assistant General Counsel for eleven years. He is a member of the Guilford County Planning Board.

     Thomas B. Moring is Vice President, Support Services of Lorillard Tobacco Company. Mr. Moring has been with Lorillard since 1971 and in his current position since 1999. He served as Director, Quality Management for 13 years and as Research Administrator for seven years before joining Quality Management. Mr. Moring is a board member of the National Conference for Community and Justice and is Chairman of the Bryan Business School Alumni Advisory Committee.

     Dennis M. Smith is Vice President, Management Information Systems of Lorillard Tobacco Company. Mr. Smith has been with Lorillard in his current position since 1997. Prior to joining Lorillard, Mr. Smith was Vice President of Management Information Systems at Loews for seven years.

     Kathleen A. Sparrow is Vice President, Sales of Lorillard Tobacco Company. Ms. Sparrow has been with Lorillard since 1980. She has been in her current position since 1999. Previously, Ms. Sparrow served as General Manager, Sales Planning and Operations for two years and prior to that, Director of Sales Planning for two years.

     George R. Telford is Vice President, Brand Marketing of Lorillard Tobacco Company. Mr. Telford has been with Lorillard since 1975. He has been in his current position since 1987. Previously, Mr. Telford served as group brand director for Advertising and Brand Management for four years.

     Steven C. Watson is Vice President, External Affairs of Lorillard Tobacco Company. Mr. Watson joined Lorillard in 2000 to head the newly created department. Prior to joining Lorillard, he served as Vice President of Broadcasting and Communications for the National Basketball Association's Miami HEAT for four years. He also served as the Regional Political Director for the Republican National Committee in 1989, and as Special Assistant for Trade Development for the U.S. Department of Commerce prior to 1989.

LEGISLATION AND REGULATION

  FEDERAL LEGISLATION

     The Federal Comprehensive Smoking Education Act, which became effective in 1985, requires the use on cigarette packaging and advertising of one of the following four warning statements, on a rotating basis: (1) "SURGEON GENERAL'S
WARNING: Smoking Causes Lung Cancer, Heart Disease, Emphysema, And May Complicate Pregnancy." (2) "SURGEON GENERAL'S WARNING: Quitting Smoking Now Greatly Reduces Serious Risks to Your Health." (3) "SURGEON GENERAL'S WARNING:
Smoking By Pregnant Women May Result in Fetal Injury, Premature Birth, and Low Birth Weight." (4) "SURGEON GENERAL'S WARNING: Cigarette Smoke Contains Carbon Monoxide." This law also requires that each person who manufactures, packages or imports cigarettes annually provide to the Secretary of Health and Human Services a list of the ingredients added to tobacco in the manufacture of cigarettes. This list of ingredients may be submitted in a manner which does not identify the company which uses the ingredients or the brand of cigarettes which contains the ingredients.

     Prior to the effective date of the Federal Comprehensive Smoking Education Act, federal law had, since 1965, required that cigarette packaging bear a warning statement which from 1970 to 1985 read as follows: "Warning: The Surgeon General Has Determined That Cigarette Smoking Is Dangerous To Your Health." In addition, in 1972 Lorillard and other cigarette manufacturers had agreed, pursuant to consent orders entered into with the U.S. Federal Trade Commission, the "FTC," to include this health warning statement in print advertising, on billboards and on certain categories of point-of-sale display materials relating to cigarettes. Furthermore, advertising of tobacco products has been prohibited on radio and television since 1971.

     From time to time, bills have been introduced in Congress, among other things:

     - to end or limit the price supports for leaf tobacco;

     - to prohibit all tobacco advertising and promotion;

     - to require new health warnings on cigarette packages and advertising;

     - to authorize the establishment of various anti-smoking education programs;

     - to provide that current federal law should not be construed to relieve any person of liability under common or state law;

     - to permit state and local governments to restrict the sale and distribution of cigarettes;

     - concerning the placement of advertising of tobacco products;

     - to provide that cigarette advertising not be deductible as a business expense;

     - to prohibit the mailing of unsolicited samples of cigarettes and otherwise to restrict the sale or distribution of cigarettes;

     - to impose additional, or to increase existing, excise taxes on cigarettes;

     - to require that cigarettes be manufactured in a manner that will cause them, under certain circumstances, to be self-extinguishing; and

     - to subject cigarettes to regulation in various ways by the U.S. Department of Health and Human Services or other regulatory agencies, including regulation by the FDA under the Food, Drug and Cosmetics Act.

     In 1995, Congress passed legislation prohibiting the sale of cigarettes by vending machines on certain federal property, and the General Services Administration has published implementing regulations. In January 1996, the Substance Abuse and Mental Health Services Administration issued final regulations implementing a 1992 law (Section 1926 of the Public Health Service
Act), which
requires the states to enforce their minimum sales age laws as a condition of receiving federal substance abuse block grants.

  FOOD AND DRUG ADMINISTRATION REGULATION OF TOBACCO PRODUCTS

     In 1996, the FDA published regulations, the "FDA Regulations," which would have severely restricted cigarette advertising and promotion and limited the manner in which tobacco products could be sold. In enacting the FDA Regulations, the FDA determined that nicotine is a drug and that cigarettes are a nicotine delivery system and, accordingly, subject to FDA regulatory authority as medical devices. The FDA premised its regulations on the need to reduce smoking by underage youth and young adults. The FDA Regulations included the following:

     - Regulations regarding minimum sales age. These regulations would have made unlawful the sale of cigarettes to anyone under age 18. These regulations would have also required proof of age to be demanded from any person under age 27 who attempts to purchase cigarettes.

     - Regulations regarding advertising and billboards, vending machines, self-service displays, sampling premiums, and package labels. These regulations would have limited all cigarette advertising to black and white, text only format in most publications and outdoor advertising such as billboards. The regulations also would have prohibited billboards advertising cigarettes within 1,000 feet of a school or playground, required that the established name for the product, "Cigarettes," and an intended use statement, "Nicotine -- Delivery Device For Persons 18 or Older," be included on all cigarette packages and advertising, banned vending machine sales, product sampling, and the use of cigarette brand names, logos and trademarks on premium items, and prohibited the furnishing of any premium item in consideration for the purchase of cigarettes or the redemption of proofs-of-purchase coupons.

     - Regulations which would have prohibited use of cigarette brand names to sponsor sporting and cultural events and required cigarette manufacturers to comply with certain stringent FDA regulations, known as "good manufacturing practices," governing the manufacture and distribution of medical devices.

     Lorillard and other cigarette manufacturers filed a lawsuit in the U.S. District Court in North Carolina challenging the FDA's assertion of jurisdiction over cigarettes. Lower court rulings in this litigation were appealed to the U.S. Supreme Court which, on March 21, 2000, held that Congress did not give the FDA authority to regulate tobacco products under the Federal Food, Drug and Cosmetic Act and, accordingly, the FDA's assertion of jurisdiction over tobacco products was impermissible under that Act. Since the Supreme Court decision, various proposals have been made for federal and state legislation to regulate cigarette manufacturers.

     In September 2000, former President Clinton appointed a Presidential commission to collect information and make recommendations regarding changes in the tobacco farming economy. In May 2001, the commission issued a final report recommending, among other things, that "Congress authorize the FDA to establish fair and equitable regulatory mechanisms over the manufacture, sale, marketing, distribution and labeling of tobacco products." In addition, the final report recommended a $0.17 increase in the federal excise tax on each pack of cigarettes sold in the United States to fund various of the report's recommendations. Lorillard cannot predict the ultimate outcome of the commission's recommendations.

     Congressional advocates of FDA regulation have introduced legislation that would give the FDA authority to regulate the manufacture, sale, distribution and labeling of tobacco products to protect public health for consideration by the 107th Congress. Lorillard cannot predict the ultimate outcome of this proposal.

  INSTITUTE OF MEDICINE COMMITTEE

     In December of 1999, the FDA requested the Institute of Medicine to convene a committee of experts to formulate scientific methods and standards for the assessment of potential reduced-exposure products, or "PREPs," including conventional and alternative cigarettes.

     The committee's charge was to determine, for each class of products:

     - whether PREPs could or did provide a reduced exposure to harmful substances;

     - whether the reduced exposure was associated with decreased health hazards;

     - whether "surrogate indicators of harm" could be used to evaluate PREPs in a timely manner; and

     - the public health and societal implications of reduced harm tobacco products.

     On February 22, 2001, the committee issued a draft report recommending that Congress enact legislation enabling a suitable agency to regulate tobacco-related products that purport to reduce exposure to one or more tobacco toxicants or to reduce risk of disease, and to implement other policies designed to reduce the harm from tobacco use. The report recommended regulation of all tobacco products, including PREPS. Lorillard cannot predict the ultimate outcome of the recommendations provided in the Committee's report.

  ENVIRONMENTAL TOBACCO SMOKE

     Studies and reports with respect to the alleged health risk to non-smokers of environmental tobacco smoke have received significant publicity. In 1986, the Surgeon General of the United States and the National Academy of Sciences reported that environmental tobacco smoke puts non-smokers at an increased risk of lung cancer and respiratory illness. In January 1993, the U.S. Environmental Protection Agency released a report, the "EPA Risk Assessment," concluding that environmental tobacco smoke is a human lung carcinogen in adults, and causes respiratory effects in children, including increased risk of lower respiratory tract infections, increased prevalence of fluid in the middle ear and additional episodes and increased severity and frequency of asthma. Many scientific papers on environmental tobacco smoke have been published since the EPA report, with variable conclusions.

     In recent years, many federal, state, local and municipal governments and agencies, as well as private businesses, have adopted legislation, regulations or policies which prohibit or restrict, or are intended to discourage, smoking, including legislation, regulations or policies prohibiting or restricting smoking in various places such as public buildings and facilities, stores and restaurants and on airline flights and in the workplace. This trend has increased significantly since the release of the EPA Risk Assessment. Additional laws, regulations and policies intended to prohibit, restrict or discourage smoking are being proposed or considered by various federal, state and local governments, agencies and private businesses with increasing frequency. In July 1998, a federal judge struck down the lung cancer related portions of the EPA's scientific risk assessment in an opinion which is currently on appeal.

     In September 1997, the California Environmental Protection Agency released a report, the "Cal/EPA Report," concluding that environmental tobacco smoke causes specified development, respiratory, carcinogenic, and cardiovascular effects including lung and nasal sinus cancer, heart disease, SIDS, respiratory infections and asthma induction and exacerbation in children. The Cal/EPA Report was subsequently released as a monograph by the National Cancer Institute in November, 1999. In May, 2000, the Department of Health and Human Service's National Toxicology Program listed environmental tobacco smoke as "known to be a human carcinogen." Various public health organizations have also issued statements on ETS and health effects.

     The California Air Resources Board has scheduled a hearing on December 13, 2001 to consider the identification of environmental tobacco smoke as a toxic air contaminant, or "TAC," under the Toxic Air Contaminant Identification and Control Act, referred to as the "Tanner Act." The Children's Environmental Health Protection Act amended the Tanner Act to require a review of TACs for the purpose of ensuring adequate protection of children's health, and to tighten existing controls as needed. If California, on the basis of its assessments of risk and exposure, identifies environmental tobacco smoke as a TAC, California could initiate the control phase of the Tanner Act, which involves adoption of measures to reduce or eliminate emissions. These measures could include further restrictions regarding venues where smoking is permitted or controls on product emissions.

  INGREDIENT DISCLOSURE

     On August 2, 1996, the Commonwealth of Massachusetts enacted legislation requiring each manufacturer of cigarettes and smokeless tobacco sold in Massachusetts to submit to the Department of Public Health, or "DPH," an annual report, beginning in 1997, (1) identifying for each brand sold certain "added constituents," and (2) providing nicotine yield ratings and other information for certain brands based on regulations promulgated by the DPH. The legislation provides for the public release of this information, which includes trade secret ingredients used in cigarettes.

     In 1996, several cigarette and smokeless tobacco manufacturers filed suit in federal district court in Boston challenging the legislation. On December 10, 1997, the court issued a preliminary injunction, enjoining the required submission of ingredient data to the DPH. The requirement to submit the nicotine yield ratings and other information was not enjoined, and the cigarette and smokeless tobacco manufacturers submitted their data to the DPH on December 15, 1997 and again on each December 1 since 1998. The district court ruled on September 7, 2000 that the Massachusetts law and its implementing regulations were unconstitutional as to the required submission of ingredient data. The Commonwealth of Massachusetts appealed to the U.S. Circuit Court for the First Circuit, and the appeal was argued on May 10, 2001. No decision has yet been published by the appellate court.

     Any impact on Lorillard from the legislation and its implementing regulations cannot now be predicted. If the manufacturers ultimately are required to disclose their trade secrets to the DPH and the DPH then discloses them to the public, further litigation seeking compensation for the taking of the manufacturers' property may ensue.

     Other similar laws and regulations have been enacted or considered by other state governments, and could have a material adverse effect on the financial condition and results of operations of Lorillard if implemented without adequate provisions to protect the manufacturers' trade secrets from being disclosed. The State of Texas has implemented legislation similar to the Massachusetts measure described above. However, the Texas legislation does not allow for the public release of trade secret information.

     For a description of federal legislation pertaining to ingredient disclosure, see "-- Federal Legislation."

  FIRE-SAFETY STANDARDS

     In August 2000, New York State enacted legislation that requires the State's Office of Fire Prevention and Control to promulgate by January 1, 2003 fire-safety standards for cigarettes sold in New York. The legislation requires that cigarettes sold in New York meet ignition propensity performance standards established by the Office of Fire Prevention and Control. All cigarettes sold in New York will be required to meet the established standards within 180 days after the standards are promulgated. Lorillard cannot predict the impact of this law on its business until the standards are published. Similar legislation is being considered in other states and localities and at the federal level.

  ADVERTISING

     For a description of certain restrictions on advertising and sales promotion within the cigarette industry, see "--Advertising and Sales Promotion."

     There may be additional state and federal legislative and regulatory initiatives relating to cigarettes in the future. Lorillard cannot predict the impact of such initiatives on its business.

ENVIRONMENTAL MATTERS

     Lorillard and its subsidiaries are subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. Finally, regulations promulgated by the U.S. Environmental Protection Agency and other governmental agencies under various statutes have resulted in, and likely will continue to result in, substantial expenditures for pollution control, waste treatment, plant modification and similar activities.

     Lorillard and its subsidiaries have been engaged in a continuing program to assure compliance with federal, state and local environmental laws and regulations. Although it is difficult to identify precisely the portion of capital expenditures or other costs attributable to compliance with environmental laws and regulations, Lorillard does not expect such expenditures or other costs to have a material adverse effect on the business, results of operations or financial condition of Lorillard or its subsidiaries.

LEGAL PROCEEDINGS

     Throughout this section, information regarding pending cases is as of October 5, 2001.

  INTRODUCTION

     Approximately 4,750 product liability cases are pending against cigarette manufacturers in the United States; Lorillard is a defendant in approximately 4,340 of these cases. Lawsuits continue to be filed against Lorillard and other manufacturers of tobacco products. Several of the lawsuits also name Loews as a defendant. Among the 4,750 product liability cases, approximately 1,250 cases are pending in a West Virginia court. Another group of approximately 2,900 cases has been brought by flight attendants alleging injury from exposure to environmental tobacco smoke in the cabins of aircraft. Lorillard is a defendant in all of the flight attendant suits and is a defendant in most of the cases pending in West Virginia.

     Excluding the flight attendant and West Virginia suits, approximately 600 product liability cases are pending against U.S. cigarette manufacturers. Of these 600 cases, Lorillard is a defendant in approximately 265 cases. Loews is a defendant in approximately 50 of these actions, although it has not received service of process of approximately 10 of them.

     Tobacco litigation includes various types of claims. In these actions, plaintiffs claim substantial compensatory, statutory and punitive damages, as well as equitable and injunctive relief, in amounts ranging into the billions of dollars. These claims are based on a number of legal theories including, among other theories, theories of negligence, fraud, misrepresentation, strict liability, breach of warranty, enterprise liability, civil conspiracy, intentional infliction of harm, violation of consumer protection statutes, violation of antitrust statutes, and failure to warn of the harmful and/or addictive nature of tobacco products.

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     Some cases have been brought by individual plaintiffs who allege cancer and/or other health effects resulting from an individual's use of cigarettes and/or smokeless tobacco products, addiction to smoking or exposure to environmental tobacco smoke. These cases are generally referred to as "conventional product liability cases." In other cases, plaintiffs have brought claims as purported class actions on behalf of large numbers of individuals for damages allegedly caused by smoking. These cases are generally referred to as "purported class action cases." In other cases, plaintiffs are U.S. and foreign governmental entities or entities such as labor unions, private companies, hospitals or hospital districts, American Indian tribes, or private citizens suing on behalf of taxpayers. Plaintiffs in these cases seek reimbursement of health care costs allegedly incurred as a result of smoking, as well as other alleged damages. These cases are generally referred to as "reimbursement cases." In addition, there are claims for contribution and/or indemnity in relation to asbestos claims filed by asbestos manufacturers or the insurers of asbestos manufacturers. These cases are generally referred to as "claims for contribution."

     In addition to the above, claims have been brought against Lorillard seeking damages resulting from alleged exposure to asbestos fibers which were incorporated into filter material used in one brand of cigarettes manufactured by Lorillard for a limited period of time, ending more than 40 years ago. These cases are generally referred to as "filter cases." Approximately 20 filter cases are pending against Lorillard.

     Lorillard believes that it has valid defenses to the cases pending against it. Lorillard also believes it has valid bases for appeal of the adverse verdicts against it. Lorillard will continue to maintain a vigorous defense in all such litigation. Lorillard may enter into discussions in an attempt to settle particular cases if it believes it is appropriate to do so.

     While Lorillard intends to defend vigorously all smoking and health related litigation which may be brought against it, it is not possible to predict the outcome of any of this litigation. Litigation is subject to many uncertainties, and it is possible that some of these actions could be decided unfavorably.

     In addition, adverse developments in relation to smoking and health, including the release in 1998 of industry documents, have received widespread media attention. These developments may reflect adversely on the tobacco industry and, together with adverse outcomes in pending cases, could have adverse effects on the ability of Lorillard to prevail in smoking and health litigation and could prompt the filing of additional litigation.

     Except for the impact of the State Settlement Agreements as described below, Lorillard is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending litigation. It is possible that the results of operations or cash flows of the Carolina Group in a particular quarterly or annual period or the Carolina Group's financial position could be materially affected by an unfavorable outcome of certain pending litigation.

     To the extent Loews is a defendant in any of the lawsuits described in this section, Loews believes that it is not a proper defendant in these matters and has moved or will move for dismissal of such claims against it. Any costs, expenses or liabilities of Loews arising out of any such lawsuits will be allocated to the Carolina Group. See "Relationship between the Loews Group and the Carolina Group -- The Carolina Group Policy Statement -- Allocation of Certain Liabilities and Expenses" for a description of the allocation to the Carolina Group of the tobacco-related liabilities and expenses incurred by Loews.

  SIGNIFICANT RECENT DEVELOPMENTS

     On October 5, 2001, a jury returned a verdict in favor of the defendants in Tompkin v. Brown & Williamson Tobacco Corp., et al., a conventional product liability case in the United States District

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Court for the Northern District of Ohio. Lorillard is a defendant in the case.
The deadline for plaintiff to file any post-trial motions or to seek appellate review of the verdict has not expired.

     On June 6, 2001, a jury awarded $5.5 million in compensatory damages and $3.0 billion in punitive damages to the plaintiff in Boeken v. Philip Morris, Inc., a conventional product liability case in the Superior Court of Los Angeles County, California. The court ruled that it would grant in part Philip Morris's motion for a new trial and hold a new trial limited to plaintiff's punitive damages claim if plaintiff did not consent to a reduction of the award to $100.0 million. Plaintiff accepted the reduced award and the trial court entered an amended judgment awarding plaintiff $100.0 million in punitive damages. Philip Morris has noticed an appeal from the amended judgment to the California Court of Appeals. Neither Loews nor Lorillard was a defendant in this matter.

     On June 4, 2001, the jury in the case of Blue Cross and Blue Shield of New Jersey, Inc., et al. v. Philip Morris, Incorporated, et al., a health plan reimbursement case pending in the U.S. District Court for the Eastern District of New York, returned a verdict awarding damages against the defendants, including Lorillard. In this trial, the jury heard evidence as to the claims of only one of the plan plaintiffs, Empire Blue Cross and Blue Shield, referred to as "Empire." In its June 4, 2001 verdict, the jury found in favor of the defendants on some of Empire's claims, one of which findings precluded the jury from considering Empire's claims for punitive damages. The jury found in favor of Empire on certain other of plaintiff's claims. As a result of these findings, Empire is entitled to an award of approximately $17.8 million in total actual damages, including approximately $1.5 million attributable to Lorillard. Final judgment reflecting this verdict has not been entered. The court denied plaintiff's post-verdict application for trebling of the damages awarded by the jury. Plaintiff's counsel has sought an award of $39.0 million in attorneys' fees. The court has not ruled on this application.

  SETTLEMENT OF STATE REIMBURSEMENT CASES

     On November 23, 1998, Lorillard, Philip Morris Incorporated, Brown & Williamson Tobacco Corporation and R.J. Reynolds Tobacco Company, the "Original Participating Manufacturers," entered into a Master Settlement Agreement with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Commonwealth of the Northern Mariana Islands to settle the asserted and unasserted health care cost recovery and certain other claims of those states. These settling entities are generally referred to as the "Settling States." The Original Participating Manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota, which together with the Master Settlement Agreement are generally referred to as the "State Settlement Agreements."

     The State Settlement Agreements provide that the agreements are not admissions, concessions or evidence of any liability or wrongdoing on the part of any party, and were entered into by Lorillard and the other participating manufacturers to avoid the further expense, inconvenience, burden and uncertainty of litigation. For a discussion of Lorillard's payment obligations under the State Settlement Agreements, see "-- Payment Obligations under the State Settlement Agreements."

     The State Settlement Agreements also include provisions relating to significant advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to tobacco control and under age use laws, and other provisions. For a more detailed discussion of the business restrictions contained in the State Settlement Agreements, see "-- Advertising and Sales Promotion."

     In addition, as part of the Master Settlement Agreement, the Original Participating Manufacturers committed to work cooperatively with the tobacco growing community to address concerns about the potential adverse economic impact on that community. On January 21, 1999, the Original Participating Manufacturers reached an agreement to establish a $5.2 billion trust fund payable between 1999 and 2010 to compensate the tobacco growing communities in 14 states. Payments to the trust fund are to be allocated among the Original Participating Manufacturers

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according to their relative market share of domestic cigarette shipments, except that Philip Morris paid more than its market share in 1999 but will have its payment obligations reduced in 2009 and 2010 to make up for the overpayment. Of the total $5.2 billion, a total of $1.1 billion was paid in 1999, 2000 and 2001, $61.4 million of which was paid by Lorillard. Lorillard believes its remaining payments under the agreement will total approximately $454.0 million. All payments will be adjusted for inflation, changes in the unit volume of domestic cigarette shipments, and the effect of new increases in state or federal excise taxes on tobacco products that benefit the tobacco growing community.

     Lorillard believes that the State Settlement Agreements will materially adversely affect its cash flows and operating income in future years. The degree of the adverse impact will depend, among other things, on the rates of decline in U.S. cigarette sales in the premium price and discount price segments, Lorillard's share of the domestic premium price and discount price cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to significant payment obligations under the State Settlement Agreements. Almost all domestic manufacturers have agreed to become subject to the terms of the Master Settlement Agreement.

  CONVENTIONAL PRODUCT LIABILITY CASES

     Conventional product liability cases are cases in which individuals allege they or their decedents have been injured due to smoking cigarettes, due to exposure to environmental tobacco smoke, due to use of smokeless tobacco products, or due to cigarette or nicotine dependence or addiction. Plaintiffs in most conventional product liability cases seek unspecified amounts in compensatory damages and punitive damages. Lorillard is a defendant in approximately 1,400 of these cases. This total includes approximately 1,150 cases pending in West Virginia that are part of a consolidated proceeding. Additional cases are pending against other cigarette manufacturers. Loews is a defendant in 10 of the cases filed by individuals, although seven of the cases have not been served on Loews. Loews is not a defendant in any of the conventional product liability cases pending in West Virginia.

     Since January 1, 1999, 19 cases filed by individual plaintiffs have been tried. Lorillard was a defendant in four of the 19 cases, and juries returned verdicts in favor of the defendants in each of these four matters. Loews was not a defendant in any of the 19 conventional product liability cases tried since January 1, 1999.

     Lorillard was not a defendant in 15 of the individual cases tried since January 1, 1999. Juries have returned verdicts in favor of the defendants in ten of these 15 cases. In the five cases decided in plaintiffs' favor, juries have awarded various amounts. In a 2000 case, a Florida jury awarded plaintiff $200,000 in actual damages but declined to award punitive damages. In a June 2001 verdict, as discussed under "Significant Recent Developments," a California jury awarded the plaintiff approximately $5.5 million in actual damages and $3.0 billion in punitive damages, although the court subsequently reduced the punitive damages award to $100.0 million. The three other cases in which juries found in favor of the plaintiffs resulted in awards of $51.5 million by a California jury in 1999 (reduced to $26.5 million by the trial court); $80.3 million by an Oregon jury in 1999 (reduced to $32.8 million by the trial court); and $21.5 million by a California jury in 2000.

     As a result of pending appeals or post-trial motions, plaintiffs have not been able to execute on any of the judgments reflecting these adverse verdicts. In the Florida case that resulted in the award of $200,000, the trial court granted defendant's post-trial motion and entered judgment in favor of the defendant. Plaintiff, however, has noticed an appeal. In the California case that resulted in the $3.0 billion award in punitive damages, the court reduced the punitive damages award to $100.0 million. The defendant has noticed an appeal from the judgment. The three additional suits are also on appeal.

     During 2001, juries have returned verdicts in six conventional product liability cases. Verdicts in favor of defendants were returned in five of the cases, including the two in which Lorillard was a

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defendant. The sixth, and the only one resolved in favor of the plaintiffs during 2001, was the one discussed above that resulted in the award of $3.0 billion in punitive damages (subsequently reduced to $100.0 million by the trial court).

     During 2001, another cigarette manufacturer, Brown & Williamson Tobacco Corporation, paid $1.1 million in damages and interest to a former smoker and his spouse for injuries incurred as a result of smoking. Carter v. Brown & Williamson Tobacco Corporation (Circuit Court, Duval County, Florida, filed February 10, 1995). In the 1996 trial of that case, the jury awarded plaintiffs a total of $750,000 in damages. Plaintiffs did not seek punitive damages. In 1998, the Florida Court of Appeal reversed the judgment, holding that plaintiffs' claims were barred by the statute of limitations. The Florida Supreme Court, however, reinstated the jury's damages award during 2000 and denied Brown & Williamson's motion for rehearing during 2001. Brown & Williamson's motion to stay the mandate pending the resolution of its petition for writ of certiorari to the U.S. Supreme Court was denied. Brown & Williamson therefore paid approximately $1.1 million in damages and interest to the plaintiffs during 2001. Brown & Williamson subsequently filed a petition for writ of certiorari with the U.S. Supreme Court. On June 29, 2001, the U.S. Supreme Court declined to accept for review the petition for writ of certiorari. Lorillard was not a defendant in this matter.

     Some additional cases are scheduled for trial during the remainder of 2001 against U.S. cigarette manufacturers and manufacturers of smokeless tobacco products. Various trials are also scheduled for 2002 and beyond. These trials include a consolidated trial of the cases brought by approximately 1,250 West Virginia smokers or users of smokeless tobacco products that is scheduled to begin during March 2002. Lorillard is a defendant in some of the cases set for trial, including the consolidated West Virginia trial. The trial dates are subject to change.

     The California Supreme Court is reviewing decisions by the California Court of Appeals as to whether a California statute bars claims against cigarette manufacturers if the claims accrued between 1988 and 1998. Several cases against cigarette manufacturers, including Lorillard, have been dismissed based on application of the statute in question.

     Flight Attendant Cases. There are approximately 2,900 cases pending in the Circuit Court of Dade County, Florida against Lorillard and three other U.S. cigarette manufacturers in which the plaintiffs are present or former flight attendants, or the estates of deceased flight attendants, who allege injury as a result of exposure to environmental tobacco smoke in the aircraft cabin. Loews is not a defendant in any of the flight attendant cases.

     The suits were filed as a result of a settlement agreement on October 10, 1997 by the parties to Broin v. Philip Morris Companies, Inc., et al. (Circuit Court, Dade County, Florida, filed October 31, 1991), a class action brought on behalf of flight attendants claiming injury as a result of exposure to environmental tobacco smoke. The settlement agreement was approved by the trial court on February 3, 1998. Pursuant to the settlement agreement, among other things, Lorillard and three other U.S. cigarette manufacturers paid approximately $300.0 million to create and endow a research institute to study diseases associated with cigarette smoke. In addition, the settlement agreement permitted the plaintiff class members to file individual suits. These individuals may not seek punitive damages for injuries that arose prior to January 15, 1997.

     During October 2000, the Circuit Court of Dade County, Florida entered an order that may be construed to hold that the flight attendants are not required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages. The court further ruled that the trials of these suits are to address whether the plaintiffs' alleged injuries were caused by their exposure to environmental tobacco smoke and, if so, the amount of damages to be awarded. It is not clear how the trial judges will apply this order. The Third District of the Florida Court of Appeal dismissed as premature defendants' appeal from the October 2000 decision.

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     As of October 5, 2001, trial had been held in one of the flight attendant cases. On April 5, 2001, a jury in the Circuit Court of Dade County, Florida returned a verdict in favor of Lorillard and the other defendants in the case of Fontana v. Philip Morris Incorporated, et al. The court has entered final judgment in favor of the defendants and has denied plaintiff's post-trial motions. As of October 5, 2001, the deadline for plaintiff to notice an appeal from the final judgment had not expired.

     Additional flight attendant cases are set for trial. As of October 5, 2001, approximately 15 such cases were scheduled for trial between November 2001 and February 2002. It is possible that several of the flight attendant cases will be tried in 2002 and thereafter.

  CLASS ACTION CASES

     There are approximately 45 purported class action cases pending against cigarette manufacturers and other defendants. Of these approximately 45 cases, Lorillard is a defendant in approximately 25, six of which also name Loews as a defendant. In addition, two cases that name both Loews and Lorillard as defendants have not been served on any of the parties. Many of the purported class actions are in the pre-trial, discovery stage, although trial proceedings were under way in two of the matters as of October 5, 2001. Most of the suits seek class certification on behalf of residents of the states in which the purported class action cases have been filed, although some suits seek class certification on behalf of residents of multiple states. Plaintiffs in all but two of the purported class action cases seek class certification on behalf of individuals who smoked cigarettes or were exposed to environmental tobacco smoke. In one of the two remaining purported class action cases, plaintiffs seek class certification on behalf of individuals who paid insurance premiums. Plaintiffs in the other remaining suit seek class certification on behalf of U.S. residents under the age of 22 who purchased cigarettes as minors and who do not have personal injury claims. Plaintiffs in some of the reimbursement cases, which are discussed below, also seek certification of such cases as class actions.

     Various courts have ruled on motions for class certification in smoking and health-related cases. In 12 state court cases, which were pending in five states and the District of Columbia, courts have denied plaintiffs' class certification motions. In another 14 cases, cigarette manufacturers have defeated motions for class certification before either federal trial courts or courts of appeal from cases pending in 12 states and the Commonwealth of Puerto Rico. The denial of class certification in a New York federal court case, however, was due to the court's interest in preserving judicial resources for a potentially broader class certification ruling in In re Simon (II) Litigation, which is discussed below. In six cases in which Lorillard is a defendant, plaintiffs' motions for class certification have been granted and appeals either have been rejected at the interlocutory stage, appeals have not yet been considered, or, in one case, plaintiffs' claims were resolved through a settlement agreement. These six cases are Broin (which is the matter concluded by a settlement agreement and discussed under "-- Conventional Product Liability Cases -- Flight Attendant Cases"), Engle, Blankenship, Scott, Daniels and Brown.

     Theories of liability asserted in the purported class action cases include a broad range of product liability theories, including those based on consumer protection statutes and fraud and misrepresentation. Plaintiffs seek damages in each case that range from unspecified amounts to the billions of dollars. Most plaintiffs seek punitive damages and some seek treble damages. Plaintiffs in many of the cases seek medical monitoring. Plaintiffs in some of the purported class action cases are represented by a well-funded and coordinated consortium of approximately 60 law firms throughout the United States.

     The Engle Case. Trial began during July of 1998 in the case of Engle v. R.J. Reynolds Tobacco Co., et al. (Circuit Court, Dade County, Florida, filed May 5, 1994). The trial court, as amended by the Florida Court of Appeal, granted class certification on behalf of Florida residents and citizens,

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and survivors of such individuals, who have been injured or have died from medical conditions allegedly caused by their addiction to cigarettes containing nicotine.

     The case is being tried in three phases. The first phase began during July of 1998 and involved consideration of certain issues claimed to be "common" to the members of the class and their asserted causes of action.

     On July 7, 1999, the jury returned a verdict against defendants, including Lorillard, at the conclusion of the first phase. The jury found, among other things, that cigarette smoking is addictive and causes lung cancer and a variety of other diseases, that the defendants concealed information about the health risks of smoking, and that defendants' conduct "rose to a level that would permit a potential award or entitlement to punitive damages." The verdict permitted the trial to proceed to a second phase. The jury was not asked to award damages in the Phase One verdict.

     By order dated July 30, 1999 and supplemented on August 2, 1999, together, the "Punitive Damages Order," the trial judge amended the trial plan with respect to the manner of determining punitive damages. The Punitive Damages Order provided that the jury would determine punitive damages, if any, on a lump-sum dollar amount basis for the entire qualified class. The Third District of the Florida Court of Appeal rejected as premature defendants' appeals from the Punitive Damages Order, and the Florida Supreme Court declined to review the Punitive Damages Order at that time.

     The first portion of Phase Two of the trial began on November 1, 1999 before the same jury that returned the verdict in Phase One. In the first part of Phase Two, the jury determined issues of specific causation, reliance, affirmative defenses, and other individual-specific issues related to the claims of three named plaintiffs and their entitlement to damages, if any.

     On April 7, 2000, the jury found in favor of the three plaintiffs and awarded them a total of $12.5 million in economic damages, pain and suffering damages and damages for loss of consortium. After awarding damages to one of the three plaintiffs, the jury appeared to find that his claims were barred by the statute of limitations. The final judgment entered by the trial court on November 6, 2000 reflected the damages award, and held only a portion of this plaintiff's claims were barred by the statute of limitations.

     The second part of Phase Two of the trial began on May 22, 2000 and was heard by the same jury that heard the trial's prior phases and considered evidence as to the punitive damages to be awarded to the class. On July 14, 2000, the jury awarded a total of $145.0 billion in punitive damages against all defendants, including $16.25 billion against Lorillard.

     On November 6, 2000, the Circuit Court of Dade County, Florida, entered a final judgment in favor of the plaintiffs that reflects the jury's three verdicts in favor of the plaintiffs. The judgment also provides that the jury's awards bear interest at the rate of 10% per year. The court's final judgment denied various of defendants' post-trial motions, which included a motion for new trial and a motion seeking reduction of the punitive damages award. Lorillard has noticed an appeal from the final judgment to the Third District of the Florida Court of Appeal and has posted its appellate bond in the amount of $100.0 million pursuant to recent Florida legislation limiting the amount of an appellate bond required to be posted in order to stay execution of a judgment for punitive damages in a certified class action. While Lorillard believes this legislation is valid and that any challenges to the possible application or constitutionality of this legislation would fail, during May of 2001, Lorillard and two other defendants jointly contributed a total of $709.0 million to a fund that will not be recoverable by them even if challenges to the judgment are resolved in favor of the defendants. As a result, the class has agreed to a stay of execution, referred to as the Engle agreement, on its punitive damages judgment until appellate review is completed, including any review by the U.S. Supreme Court. Lorillard contributed a total of $200.0 million to this fund, which included the $100.0 million that was posted as collateral for its appellate bond. Accordingly, Lorillard has recorded a pre-tax charge of $200.0 million in the quarter ending June 30, 2001.

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     In the event that Lorillard's balance sheet net worth falls below $921.2 million (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000), the stay granted in favor of Lorillard in the Engle agreement would terminate and the class would be free to challenge the Florida legislation.

     In addition, the Engle agreement requires Lorillard to obtain the written consent of class counsel or the court prior to selling any trademark of or formula comprising a cigarette brand having a U.S. market share of 0.5% or more during the preceding calendar year. The Engle agreement also requires Lorillard to obtain the written consent of the Engle class counsel or the court to license to a third party the right to manufacture or sell such a cigarette brand unless the cigarettes to be manufactured under the license will be sold by Lorillard.

     Now that the jury has awarded punitive damages and final judgment has been entered, Lorillard believes that it is unclear how the Punitive Damages Order will be implemented. The Punitive Damages Order provides that the lump-sum punitive damages amount, if any, will be allocated equally to each class member and acknowledges that the actual size of the class will not be known until the last case has withstood appeal, i.e., the punitive damages amount, if any, determined for the entire qualified class, would be divided equally among those plaintiffs who are ultimately successful. The Punitive Damages Order does not address whether defendants would be required to pay the punitive damages award, if any, prior to a determination of claims of all class members, which is Phase Three of the trial plan, a process that could take years to conclude. The final judgment entered by the court on November 6, 2000 directs that the amounts awarded by the jury are to be paid immediately. Phase Three would address potentially hundreds of thousands of other class members' claims, including issues of specific causation, reliance, affirmative defenses and other individual-specific issues regarding entitlement to damages, in individual trials before separate juries.

     Lorillard has been named in four separate lawsuits that are pending in the Florida courts in which the plaintiffs claim that they are members of the Engle class, that all liability issues associated with their claims were resolved in the earlier phases of the Engle proceedings, and that trials on their claims should proceed immediately. Lorillard is opposing trials of these actions on the grounds that they should be considered during Phase Three of the Engle case and should be stayed while the Engle appeal is proceeding.

     Lorillard remains of the view that the Engle case should not have been certified as a class action. Lorillard believes that class certification in the Engle case is inconsistent with the majority of federal and state court decisions which have held that mass smoking and health claims are inappropriate for class treatment. Lorillard has challenged the class certification, as well as numerous other legal errors that it believes occurred during the trial. Lorillard believes that an appeal of these issues on the merits should prevail.

     Other Class Action Cases. Trial began during January of 2001 in the case of Blankenship v. American Tobacco Company, et al. (Circuit Court, Ohio County, West Virginia, filed January 31, 1997), but a mistrial was declared while plaintiffs were presenting their evidence. Re-trial began during September of 2001 and was proceeding as of October 5, 2001. During 2000, the court granted plaintiffs' motion for class certification. The court has ruled that the class consists of West Virginia residents who were cigarette smokers on or after January 31, 1995; who had a minimum of a five-pack per year smoking history as of December 4, 2000; who have not been diagnosed with certain medical conditions; and who have not received health care funded by the State of West Virginia. The West Virginia Supreme Court of Appeals declined to review defendants' petition for a writ of prohibition against the class certification ruling. Plaintiffs seek the creation of a fund, the purpose of which would be to pay for class members to receive medical monitoring for chronic obstructive pulmonary disease, emphysema and lung cancer. The case is being tried pursuant to a multi-phase trial plan. The first phase, which was in trial as of October 5, 2001, addresses issues "common" to the class members' claims, including matters relating to the defendants' alleged liability and the

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necessity and reasonableness of plaintiffs' proposed medical monitoring plan.
The court has not specified the issues to be addressed in the trial's subsequent phases. Lorillard is a defendant in the case.

     Jury selection began during June of 2001 in the case of Scott v. The American Tobacco Company, et al. (District Court, Orleans Parish, Louisiana, filed May 24, 1996). A twelve-member jury and ten alternate jurors were selected, but the Louisiana Court of Appeals and the Louisiana Supreme Court, in response to writ applications initiated by the defendants, excused a total of nine jurors or alternate jurors. The Supreme Court has directed the trial court to re-open the jury selection process in order to select additional jurors. In their writ applications, defendants contended that several selected jurors had family members who were potential members of the class certified by the trial court, and that the selected jury was biased against the defendants. As of October 5, 2001, the trial court had not announced when the process to select new jurors would begin. The trial court has certified a class comprised of residents of the State of Louisiana who desire to participate in medical monitoring or smoking cessation programs and who began smoking prior to September 1, 1988, or who allege that defendants undermined compliance with the warnings on cigarette packages. Lorillard is a defendant in the case.

     During December of 2000, the Superior Court of San Diego County, California issued an order in the case of Daniels v. Philip Morris, Incorporated, et al. that granted plaintiffs' motion for class certification on behalf of California residents who, while minors, smoked at least one cigarette between April 1994 and December 31, 1999. Trial in this matter is scheduled to begin during May 2002, although the court has indicated that trial may be delayed until July 2002. Lorillard is a defendant in the case.

     During April of 2001, the Superior Court of San Diego County, California in the case of Brown v. The American Tobacco Company, Inc., et al., granted in part plaintiff's motion for class certification and certified a class comprised of adult residents of California who smoked at least one of defendants' cigarettes "during the applicable time period" and who were exposed to defendants' marketing and advertising activities in California. Certification was granted as to plaintiff's claims that defendants violated California Business and Professions Code sec.sec. 17200 and 17500. The court subsequently defined "the applicable class period" for plaintiffs' claims, pursuant to a stipulation entered by the parties, as June 10, 1993 through April 23, 2001. Trial is scheduled to begin during October 2002. Lorillard is a defendant in the case.

  REIMBURSEMENT CASES

     In addition to the cases settled by the State Settlement Agreements described above, approximately 60 other suits are pending, comprised of cases brought by the U.S. federal government, county governments, city governments, unions, American Indian tribes, hospitals or hospital districts, private companies and foreign governments filing suit in U.S. courts, in which plaintiffs seek recovery of funds allegedly expended by them to provide health care to individuals with injuries or other health effects allegedly caused by use of tobacco products or exposure to cigarette smoke. These cases are based on, among other things, equitable claims, including injunctive relief, indemnity, restitution, unjust enrichment and public nuisance, and claims based on antitrust laws and state consumer protection acts. Plaintiffs in some of these actions seek certification as class actions. Plaintiffs seek damages in each case that range from unspecified amounts to the billions of dollars. Most plaintiffs seek punitive damages and some seek treble damages. Plaintiffs in some of the cases seek medical monitoring. Lorillard is named as a defendant in all of the reimbursement cases except for a few of those filed in U.S. courts by foreign governments. Loews is named as a defendant in approximately 30 of the pending reimbursement cases, although it has not received service of two of these matters.

     U.S. Federal Government Action. The U.S. federal government filed a reimbursement suit on September 22, 1999 in the U.S. District Court for the District of Columbia against Lorillard, other

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U.S. cigarette manufacturers, some parent companies and two trade associations.
Loews is not a defendant in this action. Plaintiff asserted claims under the Medical Care Recovery Act, the Medicare as Secondary Payer provisions of the Social Security Act, and the Racketeer Influenced and Corrupt Organizations Act. The government alleges in the complaint that it has incurred costs of more than $20.0 billion annually in providing health care costs under several federal programs, including Medicare, military and veterans' benefits programs, and the Federal Employee Health Benefits Program. The federal government seeks to recover an unspecified amount of health care costs, and various types of other relief, including disgorgement of profits, injunctive relief and declaratory relief that defendants are liable for the government's future costs of providing health care resulting from the defendants' alleged wrongful conduct.

     During September 2000, the court granted in part and denied in part defendants' motion to dismiss the complaint. The court dismissed plaintiff's claims asserted under the Medical Care Recovery Act as well as those under the Medicare as Secondary Payer provisions of the Social Security Act. The court denied the motion as to plaintiff's claims under the Racketeering Influenced and Corrupt Organizations Act. Plaintiff sought modification of the trial court's order as it related to the dismissal of the Medical Care Recovery Act claim. In an amended complaint filed during February 2001, plaintiff attempted to replead the Medicare as Secondary Payer claim. In a July 2001 decision, the court reaffirmed its dismissal of the Medical Care Recovery Act claims. The court also dismissed plaintiff's reasserted claims under the Medicare as Secondary Payer Act. The court has denied a motion for intervention and a proposed complaint in intervention filed by the Cherokee Nation Tribe on behalf of a purported nationwide class of American Indian tribes.

     In June of 2001, the government invited defendants in the lawsuit, including Lorillard, to meet to discuss the possibility of a settlement of the government's case. Lorillard participated in one such meeting and no further meetings are scheduled.

     Reimbursement Cases filed by Foreign Governments in U.S. Courts. Cases have been brought in U.S. courts by the nations of Belize, Bolivia, Ecuador, Guatemala, Honduras, Kyrgyz, Nicaragua, Panama, the Russian Federation, Tajikistan, Thailand, Ukraine and Venezuela, as well as ten Brazilian states, 11 Brazilian cities and one Canadian province. Both Loews and Lorillard are named as defendants in the cases filed by Belize, Bolivia, Ecuador, Honduras, Kyrgyz, the Russian Federation, Tajikistan, Ukraine and Venezuela, nine of the ten Brazilian states, the 11 Brazilian cities and the Canadian province. Loews has not received service of process of the cases filed by Honduras or Venezuela. The suits filed by Ecuador, Kyrgyz and Thailand have been voluntarily dismissed by the plaintiffs. A federal court of appeal has affirmed the trial court's orders dismissing the cases filed by Guatemala, Nicaragua and Ukraine and plaintiffs have filed petitions for writ of certiorari with the U.S. Supreme Court with respect to the ruling. The case filed by the Province of Ontario, Canada is pending on appeal following the entry of an order granting defendants' motion to dismiss the complaint. In addition, Lorillard and Loews were dismissed from two suits that remain pending against other defendants. One of these cases was filed by the Marshall Islands, while the plaintiff in the other remaining suit is one of the Brazilian states. Each of the remaining cases is in the pre-trial, discovery stage.

     In 1977, Lorillard sold substantially all of its trademarks outside of the United States and the international sales business in cigarettes associated with those brands. Performance by Lorillard of obligations under the 1977 agreement reflecting the sale was guaranteed by Loews. Lorillard and Loews have received notice from Brown & Williamson Tobacco Corporation, which claims to be a successor to the purchaser, that indemnity will be sought under certain indemnification provisions of the 1977 agreement with respect to suits brought by various of the foregoing foreign jurisdictions, and in certain cases brought in foreign countries by individuals concerning periods prior to June 1977 and during portions of 1978.

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

     Reimbursement Cases by American Indian Tribes. American Indian tribes are the plaintiffs in six pending reimbursement suits. Most of these cases have been filed in tribal courts. Lorillard is a defendant in each of the cases. Loews is not named as a defendant in any of the pending tribal cases. Each of the pending cases is in the pre-trial, discovery stage.

     Reimbursement Cases by Private Companies and Health Plans or Hospitals and Hospital Districts. Three cases are pending against cigarette manufacturers in which the plaintiffs are private companies, including not-for-profit insurance companies. Lorillard is a defendant in each of the pending cases. Loews is not a defendant in any of the pending private company cases. One of the cases was filed in New York by eight German insurance companies.

     On June 4, 2001, trial concluded in the case of Blue Cross and Blue Shield of New Jersey. For a discussion of this case, see "-- Significant Recent Developments."

     In addition, two suits filed by hospitals or hospital districts are pending. Lorillard is named as a defendant in both such cases. Loews is not named as a defendant in either of such cases. In one additional suit, a city governmental entity and several hospitals or hospital districts are plaintiffs. Loews is a defendant in this case.

     Reimbursement Cases by Labor Unions. Eight reimbursement cases are pending in various federal or state courts in which the plaintiffs are labor unions, their trustees or their trust funds. Lorillard is a defendant in each of these suits. Loews is a defendant in two of the pending suits. Two of the eight pending cases are on appeal from final judgment entered in favor of the defendants. Approximately 75 union cases have been dismissed in recent years. Some of these cases were dismissed voluntarily, while others were dismissed as a result of defendants' motions. Appeals were sought from some of these dismissal rulings and defendants have prevailed in each of these appeals. The Second, Third, Fifth, Seventh, Eighth, Ninth and Eleventh Circuit Courts of Appeal have found in favor of the defendants in each of the appeals from dismissal orders entered by the federal trial courts that were submitted to them, and the U.S. Supreme Court has denied petitions for writ of certiorari that sought review of some of these decisions. In addition, the Circuit Court of Appeals for the District of Columbia has reversed a decision by a district court refusing to dismiss a union case. Several cases pending in state courts also have been dismissed.

     Trial has been held in one of the reimbursement cases brought by labor unions. On March 18, 1999, the jury in Iron Workers Local Union No. 17 Insurance Fund, et al. v. Philip Morris, Inc., et al. (U.S. District Court, Northern District, Ohio, Eastern Division, filed May 20, 1997), returned a verdict in favor of the defendants, which included Lorillard, on all counts of plaintiffs' complaint. During pre-trial proceedings, the court granted plaintiffs' motion for class certification on behalf of funds in Ohio established under the Taft-Hartley Act. Plaintiffs voluntarily dismissed the appeal they noticed following the verdict.

  EASTERN DISTRICT OF NEW YORK LITIGATION

     On April 18, 2000, a federal judge in the Eastern District of New York issued an order that consolidates, for settlement purposes only, ten pending cases involving Lorillard as well as other industry defendants. These cases include three contribution cases (Falise v. The American Tobacco Company, et al., H.K. Porter Company, Inc. v. The American Tobacco Company, Inc., et al. and Raymark Industries, Inc. v. The American Tobacco Company, Inc., et al.), two union cases (Bergeron, et al. v. Philip Morris, Inc., et al. and The National Asbestos Workers Medical Fund, et al. v. Philip Morris Incorporated, et al.), one private company case (Blue Cross and Blue Shield of New Jersey, Inc., et al.
v. Philip Morris Incorporated, et al.), two smoking and health class actions that have been served on defendants (Decie v. The American Tobacco Company, Inc., et al. and Simon v. Philip Morris Incorporated, et al.), one smoking and health class action in which none of the defendants has received service of process (Ebert v. Philip Morris Incorporated, et al.) and one case that contains elements of both a smoking and health class action and a private citizen reimbursement

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case (Mason v. The American Tobacco Company, Inc., et al.). The Falise and H.K.
Porter cases have been voluntarily dismissed. The judge's order invited the federal government to join in the settlement discussions. On July 31, 2000, the federal judge orally proposed the formation of a national punitive damages class action for the purposes of settlement. Pursuant to the judge's proposal, Lorillard entered into discussions with a committee of counsel representing a broad-based group of plaintiffs in an effort to arrive at a comprehensive settlement of all exemplary and punitive damage claims, including claims involved in the Engle class action in Florida described above. The parties were unable to reach an understanding and the negotiations were suspended in late 2000.

     The federal judge directed that a combined suit be filed encompassing all of the claims pending before him that name cigarette manufacturers as defendants. This matter is styled In re Simon (II) Litigation (U.S. District Court, Eastern District, New York, filed September 6, 2000). Loews is a defendant in this proceeding. In a November 2000 ruling, the court stated that "Simon II should be triable without appreciable delay should it be certified." During March of 2001, the court heard argument of plaintiffs' motion for class certification, plaintiffs' motion for appointment of class counsel, and defendants' motion to dismiss the complaint.

     During 2001, trial has been held in Blue Cross and Blue Shield of New Jersey (trial was limited to the claims of only one plan plaintiff), a reimbursement case described under "-- Significant Recent Developments."

     Following conclusion of the trial in Blue Cross and Blue Shield of New Jersey, described under "-- Significant Recent Developments," the U.S. District Judge stayed the claims asserted in the suit by the other plan plaintiffs pending resolution of the appeals the court expects the parties in the trial to file. The U.S. District Judge also stayed several of the cases involving cigarette manufacturers pending before the judge.

  CONTRIBUTION CLAIMS

     In addition to the foregoing cases, 21 cases are pending in which private companies seek recovery of funds expended by them to individuals whose asbestos disease or illness was alleged to have been caused in whole or in part by smoking-related illnesses. Lorillard is named as a defendant in each action, although it has not received service of process in two of the cases. Loews is named as a defendant in four of the cases but has not received service of process in one of them. Fourteen of the 21 cases have been filed since December 1, 2000, including five initiated since April 1, 2001. As noted under "-- Eastern District of New York Litigation," plaintiffs in the Falise case dismissed their suit against all defendants and gave up their right to file suit again in the future. The remaining cases are in the pre-trial, discovery stage.

  FILTER CASES

     A number of cases have been filed against Lorillard seeking damages for cancer and other health effects claimed to have resulted from exposure to asbestos fibers which were incorporated, for a limited period of time, ending more than 40 years ago, into the filter material used in one of the brands of cigarettes manufactured by Lorillard. Approximately 20 filter cases are pending in federal and state courts against Lorillard. Loews is not a defendant in any of the pending filter cases. Allegations of liability include negligence, strict liability, fraud, misrepresentation and breach of warranty. Plaintiffs in most of these cases seek unspecified amounts in compensatory and punitive damages. Trials have been held in 15 such cases. Five such trials have been held since January 1, 1999. Juries have returned verdicts in favor of Lorillard in 11 of the 15 trials. Four verdicts have been returned in plaintiffs' favor. In a 1995 trial, a California jury awarded plaintiffs approximately $1.2 million in actual damages and approximately $700,000 in punitive damages. In a 1996 trial, another California jury awarded plaintiff approximately $140,000 in actual damages. In a 1999 trial, a Maryland jury awarded plaintiff approximately $2.2 million in actual damages. In a 2000 trial, a

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

California jury awarded plaintiffs $1.1 million in actual damages and the case was settled prior to a determination of punitive damages.

  TOBACCO-RELATED ANTITRUST CASES

     Wholesalers and Direct Purchasers Suits. Lorillard and other domestic and international cigarette manufacturers and their parent companies, including Loews, were named as defendants in nine separate federal court actions brought by tobacco product wholesalers for violations of U.S. antitrust laws and international law. The complaints allege that defendants conspired to fix the price of cigarettes to wholesalers since 1993 in violation of the Sherman Act. These actions seek certification of a class including all domestic and international wholesalers similarly affected by such alleged conduct, and damages, injunctive relief and attorneys' fees. These actions were consolidated for pre-trial purposes in the U.S. District Court for the Northern District of Georgia. The Court has granted class certification for a four-year class (beginning in 1996 and ending in 2000) of domestic direct purchasers. Loews has been voluntarily dismissed without prejudice from all direct purchaser cases.

     Indirect Purchaser Suits. Approximately 30 suits are pending in various state courts alleging violations of state antitrust laws which permit indirect purchasers, such as retailers and consumers, to sue under price fixing or consumer fraud statutes. Approximately 18 states permit such suits. Lorillard is a defendant in all but one of these indirect purchaser cases. Two indirect purchaser suits, in Arizona and New York, have been dismissed in their entirety. Loews was also named as a defendant in most of these indirect purchaser cases but has been voluntarily dismissed without prejudice from all of them.

     Tobacco Growers Suit. DeLoach v. Philip Morris Inc., et al. (U.S. District Court, Middle District of North Carolina, filed February 16, 2000). Lorillard is named as a defendant in a lawsuit that, after several amendments, alleges only antitrust violations. The other major domestic tobacco companies are also presently named as defendants, and the plaintiffs have now added the major leaf buyers as defendants. This case was originally filed in U.S. District Court, District of Columbia, and transferred to a North Carolina federal court upon motion by the defendants. Plaintiffs seek certification of a class including all tobacco growers and quota holders (the licenses that a farmer must either own or rent to sell the crop), who sold tobacco or held quota under the federal tobacco leaf price support program since February 1996. The plaintiffs' claims relate to the conduct of the companies in the purchase of tobacco through the auction system under the federal program. The suit seeks an unspecified amount of actual damages, trebled under the antitrust laws, and injunctive relief.

  OTHER TOBACCO-RELATED LITIGATION

     Cigarette Smuggling Litigation. Lorillard and other domestic cigarette manufacturers and their parent companies, including Loews, have been named as defendants in cases filed in a Florida court by the Republic of Ecuador, the Republic of Honduras and the Republic of Belize. Plaintiffs allege that the defendants evaded cigarette taxation by engaging in a scheme to smuggle cigarettes into each nation. Plaintiffs contend defendants sold cigarettes to distributors who in turn sold the cigarettes to smugglers. Plaintiff seeks unspecified amounts in actual damages, treble damages, punitive damages and equitable relief in each of the three suits. Lorillard and Loews have received service of each of the three suits.

     Cigarette Advertising Suit. On June 28, 2001, the U.S. Supreme Court voided in large part a Massachusetts law that placed restrictions on cigarette advertising and promotional practices. The Court held that the Federal Cigarette Labeling and Advertising Act preempts many of Massachusetts' regulations governing outdoor and point-of-sale cigarette advertising. The Court also ruled that Massachusetts' outdoor and point-of-sale advertising regulations relating to smokeless tobacco and cigars violate the First Amendment and are unconstitutional. However, the Court held that the

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prohibition of self-service promotional displays relating to cigarettes, cigars and smokeless tobacco products are constitutional. Such regulations include those designed to prevent the sale of cigarettes to minors or to regulate conduct as it relates to the sale or use of cigarettes.

  OTHER LITIGATION

     Lorillard is also party to other litigation arising in the ordinary course of business. Lorillard believes that the outcome of this other litigation will not materially affect Lorillard's results of operations or equity.

PAYMENT OBLIGATIONS UNDER THE STATE SETTLEMENT AGREEMENTS

     The following discussion summarizes Lorillard's future payment obligations under the Master Settlement Agreement and the settlement agreements with Mississippi, Florida, Texas and Minnesota. Payment obligations under the State Settlement Agreements are the several and not joint obligations of each party to the agreements and are not the responsibility of any parent or affiliate of a party to the agreements, including Loews. The State Settlement Agreements are exhibits to our Form 10-K for the year ended December 31, 2000. The following description of the State Settlement Agreements is qualified in its entirety by reference to the terms of the State Settlement Agreements.

  PAYMENT OBLIGATIONS UNDER THE MASTER SETTLEMENT AGREEMENT

     Future payments under the Master Settlement Agreement will be allocated among Lorillard, Philip Morris Incorporated, R.J. Reynolds Tobacco Company and Brown & Williamson Tobacco Corporation, which we refer to collectively as the "Original Participating Manufacturers," on the basis of relative unit volume of domestic cigarette shipments in the year prior to the year payments are due, and are subject to adjustment as described below. Payments by signatories to the Master Settlement Agreement other than the Original Participating Manufacturers are governed by different provisions. We refer to these other signatories as "Subsequent Participating Manufacturers."

     Initial Payments. The Original Participating Manufacturers will pay aggregate amounts of approximately $2.6 billion on January 10, 2002 and $2.7 billion on January 10, 2003. These payments are subject to adjustment for changes in the volume of domestic cigarette shipments as described below. In addition, Lorillard has already paid its $628.0 million share of approximately $7.9 billion in total initial payments paid to date by the Original Participating Manufacturers.

     Annual and Strategic Contribution Payments. On April 15, 2002 and on each April 15 thereafter, the Original Participating Manufacturers will pay the following aggregate amounts, which we refer to as the "annual payments," subject to adjustment as described below:

2002 and 2003...............................................    $6.5 billion
2004 through 2007...........................................    $8.0 billion
2008 through 2017...........................................    $8.1 billion
2018 and each year thereafter...............................    $9.0 billion

     In addition to the foregoing annual payments, the Original Participating Manufacturers will pay $861 million on April 15, 2008 and on each April 15 thereafter through 2017, which we refer to as the "strategic contribution payments," subject to adjustment as described below. Lorillard has paid its $785.4 million share of the approximately $9.5 billion total annual and strategic contribution payments paid to date by the Original Participating Manufacturers.

     Adjustments to Annual and Strategic Contribution Payments. The annual and strategic contribution payments are subject to adjustment for inflation and for changes in volume of domestic cigarette shipments as described below. Downward adjustments to the annual payments for changes in volume may, subject to specified conditions and exceptions, be reduced in the event of an increase in

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

the Original Participating Manufacturers' aggregate operating income from domestic sales of cigarettes over the 1997 level of approximately $7.1 billion, adjusted for inflation. In 2000, the Original Participating Manufacturers' aggregate operating income from domestic sales of cigarettes was approximately $8.3 billion. Any adjustments resulting from increases in operating income will be allocated among those Original Participating Manufacturers who have had increases. The annual and strategic contribution payments will also be subject to further adjustment as follows:

     - Annual payments will be reduced by a percentage intended to reflect the Original Participating Manufacturers' separate payment obligations to Mississippi, Florida, Texas and Minnesota, which were not parties to the Master Settlement Agreement. This percentage is 12.45% for payments due in or before 2007, 12.24% for payments due after 2007 but before 2018 and 11.07% for payments due in or after 2018. These percentages result in reductions that are lower than the actual payment obligations owed to Mississippi, Florida, Texas and Minnesota. See "-- Payment Obligations under the Settlement Agreements with Mississippi, Florida, Texas and Minnesota."

     - Subject to specified conditions and exceptions, the annual and strategic contribution payments will also be subject to a dollar-for-dollar offset for amounts paid by Participating Manufacturers and made available to any Settling State pursuant to specified federal tobacco-related legislation enacted after November 23, 1998 and on or before November 30, 2002. No qualifying federal tobacco legislation has been enacted.

     - Subject to specified conditions, the annual and strategic contribution payments will also be subject to a further offset for any amounts paid by any Original Participating Manufacturers or other released party on any claims released under the Master Settlement Agreement.

     Payments to Foundation. The Original Participating Manufacturers will also make payments to fund a national foundation which has been established by the National Association of Attorneys General. On March 31, 2002, and on each March 31 for the subsequent six years, the Original Participating Manufacturers will pay $25.0 million in the aggregate to fund the foundation. These payments are not subject to adjustment. On March 31, 2002 and 2003, the Original Participating Manufacturers will make additional $300.0 million payments in the aggregate for the benefit of a national public education fund established by the foundation. In addition, if for any calendar year beginning with 2003, the signatories to the Master Settlement Agreement who were signatories for the entire calendar year in question have an aggregate share of all domestic cigarette sales for that year equal to or greater than 99.05%, the Original Participating Manufacturers will pay $300.0 million for the benefit of the national public education fund on April 15 of the subsequent year. The payments described in the preceding two sentences are subject to adjustment for inflation and for changes in the volume of domestic cigarette shipments as described below.

     Inflation Adjustment. The inflation adjustment applies to annual and strategic contribution payments and to payments for the benefit of the national public education fund established by the foundation. It increases payments on a compounded annual basis by the greater of 3% or the actual total percentage change in the consumer price index for the preceding year. The inflation adjustment is measured starting with inflation for 1999. The inflation rate for 1999 was approximately 2.7%, resulting in an adjustment for payments made in 2000 of 3% and the inflation rate in 2000 was approximately 3.4%, resulting in a compound adjustment for payments made in 2001 of approximately 6.5%.

     Volume Adjustment. The volume adjustment applies to initial payments, annual and strategic contribution payments and payments for the benefit of the national public education fund established by the foundation. It increases or decreases payments based on the increase or decrease in the total number of cigarettes shipped in or to the 50 U.S. states, the District of Columbia and Puerto Rico by the Original Participating Manufacturers during the preceding year, as compared to the 1997 base number of cigarettes shipped by the Original Participating Manufacturers. When volume has

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

increased, the volume adjustment increases payments by the same percentage as the number of cigarettes shipped exceeds the 1997 base number. When volume has decreased, the volume adjustment decreases payments by a percentage equal to 98% of the percentage reduction in volume. As noted above, certain Original Participating Manufacturers do not realize the full impact of a downward volume adjustment in years in which the Original Participating Manufacturers have achieved specified increases in aggregate operating income. See "-- Adjustments to Annual and Strategic Contribution Payments."

     In 2000, the total number of cigarettes shipped in or to the 50 U.S. states, the District of Columbia and Puerto Rico by the original manufacturers was approximately 402,662 million. This represents a decrease of approximately 15% from the 1997 base number of 475,656 million.

     Costs and Attorneys Fees. The Original Participating Manufacturers will also pay the reasonable fees of in-house and outside counsel representing the Settling States and other specified governmental entities as described below. Each of the payment obligations described below is separate from and in addition to the other payment obligations.

     - Liquidated fees for outside counsel as agreed to between the outside counsel and the Original Participating Manufacturers. These fees are subject to a total limit of $1.3 billion and a quarterly limit of $62.5 million. All liquidated fees are to be paid in or prior to 2003. As of June 30, 2001, 25 liquidated offers have been accepted totaling $625.7 million, $560.5 million of which has been paid.

     - Fees for outside counsel awarded in arbitration, subject to an annual cap of $500.0 million. This cap includes amounts awarded in arbitration to outside counsel for Mississippi, Florida and Texas. As of June 30, 2001, $13.6 billion fees have been awarded in arbitration, $1.9 billion of which has been paid.

     - Reasonable costs and expenses incurred by outside counsel not to exceed $75.0 million per year. As of June 30, 2001, $29.7 million of these costs and expenses has been agreed to and paid.

     - Up to $150.0 million for reimbursement of in-house costs and expenses, including payment for in-house attorney and paralegal time. $150.0 million of these costs and expenses has been agreed to, all of which has been paid.

     Amounts owed in any year or quarter which could not be paid because of any cap are rolled over to the next year or quarter without interest. As of June 30, 2001, Lorillard has paid its $219.4 million share of the $14.3 billion in aggregate fees and expenses paid to date by the Original Participating Manufacturers.

  PAYMENTS BY SUBSEQUENT PARTICIPATING MANUFACTURERS

     Under the Master Settlement Agreement, each Subsequent Participating Manufacturer is required to make payments in any year that equal, on a per-cigarette basis, the sum of the annual and strategic contribution payments and payments for the benefit of the national public education fund by the Original Participating Manufacturers in that year, provided, however, that any Subsequent Participating Manufacturer who signed the MSA within 90 days of its effective date is required to make such payments only with respect to cigarettes that represent the increase in its market share in such year over the greater of the Subsequent Participating Manufacturers' 1998 market share and 125% of its 1997 market share.

  PAYMENTS BY NON-PARTICIPATING MANUFACTURERS

     Each of the Settling States, other than a few territories, has enacted a statute as provided for in the Master Settlement Agreement. The statutes require that any cigarette manufacturer that is not a

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

signatory to the Master Settlement Agreement make payments into an escrow fund to cover possible future liabilities to the relevant Settling State. The payment required to be made by a nonparticipating manufacturer under the statutes is somewhat less than the annual payment that would be paid by an Original Participating Manufacturer with the same market share as the nonparticipating manufacturer's market share. Due to this payment requirement, many manufacturers have chosen to become Subsequent Participating Manufacturers.

     If the Settling States had not enacted the statutes described in the immediately preceding paragraph, the Original Participating Manufacturers would have been entitled to a decrease in their payment obligations for some losses in their market share. Because the entitlement depends on many factors, including when the statutes were enacted, and whether they are diligently enforced, there may be decreases for 2000 and 2001 payments.

  PAYMENT OBLIGATIONS UNDER THE SETTLEMENT AGREEMENTS WITH MISSISSIPPI, FLORIDA, TEXAS AND MINNESOTA

     Future payments under the settlement agreements with Mississippi, Florida, Texas and Minnesota will be allocated among the Original Participating Manufacturers on the basis of relative unit volume of domestic cigarette shipments, and will be subject to adjustment for inflation and for changes in the volume of domestic cigarette shipments on terms substantially similar to those in the Master Settlement Agreement.

     Initial Payments. The Original Participating Manufacturers will pay an aggregate of approximately $1.5 billion on January 2, 2002 and $731.0 million on January 2, 2003, subject to the adjustments described above. In addition, Lorillard has already paid its $529.0 million share of approximately $4.7 billion in total initial payments paid to date by the Original Participating Manufacturers.

     Annual Payments. On December 31, 2001, and on each December 31 thereafter, the Original Participating Manufacturers will pay 17% of the following amounts, subject to the adjustments described above:

2001 and 2002...............................................    $6.5 billion
2003 and each year thereafter...............................    $8.0 billion

     Lorillard has paid its $304.0 million share of the approximately $13.5 billion total annual payments paid to date by the Original Participating Manufacturers.

  TOBACCO GROWER TRUST FUND

     The Original Participating Manufacturers committed, under the Master Settlement Agreement, to work cooperatively with the tobacco grower community to address concerns about the potential adverse economic impact on that community. On January 21, 1999, the Original Participating Manufacturers reached an agreement to establish a $5.2 billion trust fund payable between 1999 and 2010 to compensate the tobacco growing communities in 14 states. Payments to the trust fund are to be allocated among the Original Participating Manufacturers according to their relative market share of domestic cigarette shipment. Philip Morris paid more than its market share in the first year of the agreement but will have its payment obligations reduced in 2009 and 2010 to make up for the overpayment. Of the total $5.2 billion, a total of $1.1 billion was paid in 1999, 2000 and 2001, $61.4 million of which was paid by Lorillard. Lorillard believes that its remaining payments under the agreement will total approximately $454.0 million. All payments will be adjusted for inflation, changes in the unit volume of domestic cigarette shipments, and the effect of new increases in state or federal excise taxes on tobacco products that benefit the growing community.

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

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA
                             OF THE CAROLINA GROUP

     In the table below, we provide you with selected historical combined financial data of the Carolina Group. We prepared this information using our combined financial statements at and for each of the fiscal years in the five-year period ended December 31, 2000 and at and for the six-month periods ended June 30, 2001 and 2000. We derived the combined results of operations data below for each of the three years ended December 31, 2000, and the combined balance sheet data at December 31, 2000 and 1999 from combined financial statements included in this proxy statement, audited by Deloitte & Touche LLP, independent auditors. We derived the combined results of operations data below for each of the two years ended December 31, 1997 and the combined balance sheet data at December 31, 1998, 1997 and 1996 from audited combined financial statements not included or incorporated by reference in this proxy statement. We derived the remaining data from unaudited combined financial statements for the periods presented.

     This information is only a summary and you should read it together with the financial information we include in Appendix D to this proxy statement or incorporate by reference in this proxy statement. For copies of the financial information we incorporate by reference, see "Where You Can Find More Information."

THE CAROLINA GROUP IS A NOTIONAL GROUP THAT REFLECTS THE PERFORMANCE OF A DEFINED SET OF ASSETS AND LIABILITIES. THE CAROLINA GROUP IS NOT A SEPARATE LEGAL ENTITY. THE PURPOSE OF THE FOLLOWING FINANCIAL INFORMATION IS TO PROVIDE INVESTORS WITH ADDITIONAL INFORMATION TO USE IN ANALYZING THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE CAROLINA GROUP, AND THE FOLLOWING FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF LOEWS.

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

                               THE CAROLINA GROUP

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA
                                 (IN MILLIONS)

                              SIX MONTHS
                             ENDED JUNE 30                     YEAR ENDED DECEMBER 31
                          -------------------   ----------------------------------------------------
                            2001       2000       2000       1999       1998       1997       1996
                          --------   --------   --------   --------   --------   --------   --------
RESULTS OF OPERATIONS:
Net sales (including
  federal excise taxes
  of $311.1, $337.3,
  $667.9, $512.6,
  $495.3, $491.0 and
  $477.6)...............  $2,180.3   $2,098.8   $4,233.8   $3,991.3   $2,807.5   $2,391.0   $2,212.4
Cost of sales...........   1,109.8    1,122.8    2,197.7    2,069.1      979.3      973.8      936.9
Selling, advertising and
  administrative........     715.1      433.0      918.7      900.2      712.9      668.9      586.1
Fixed non-unit based
  settlement costs......                                                 579.0      198.8
                          --------   --------   --------   --------   --------   --------   --------
Operating income........     355.4      543.0    1,117.4    1,022.0      536.3      549.5      689.4
Net investment income...      51.1       40.8      104.9       57.4       56.8       25.1       26.7
                          --------   --------   --------   --------   --------   --------   --------
Income before income
  taxes.................     406.5      583.8    1,222.3    1,079.4      593.1      574.6      716.1
Income taxes............     160.7      224.4      469.5      427.6      241.6      211.6      271.9
                          --------   --------   --------   --------   --------   --------   --------
Net income..............  $  245.8   $  359.4   $  752.8   $  651.8   $  351.5   $  363.0   $  444.2
                          ========   ========   ========   ========   ========   ========   ========
OTHER DATA(1):
  EBITDA................  $  419.6   $  597.4   $1,248.9   $1,118.2   $  616.9   $  596.5   $  738.0
  EBIT..................     406.8      584.9    1,223.8    1,094.3      594.5      575.5      716.5

                               THE CAROLINA GROUP

                                 (IN MILLIONS)

                                                                    DECEMBER 31
                                     JUNE 30     --------------------------------------------------
                                      2001         2000       1999       1998       1997      1996
                                   -----------   --------   --------   --------   --------   ------
FINANCIAL POSITION:
Cash and cash equivalents,
  including marketable
  securities.....................   $1,710.3     $1,516.5   $1,283.9   $  541.2   $  609.8   $226.3
Current assets...................    2,358.3      2,160.0    1,868.1      918.3      962.0    563.7
Current liabilities..............    1,267.3      1,074.7    1,051.6      446.3      427.4    304.2
Working capital..................    1,091.0      1,085.3      816.5      472.0      534.6    259.5
Total assets.....................    2,848.9      2,666.6    2,208.7    1,276.3    1,337.7    897.2
Combined attributed net assets...    1,370.5      1,376.8      921.2      569.3      667.5    404.0

-------------------------

 (1) EBITDA (income before income taxes plus interest, depreciation and amortization) and EBIT (income before income taxes plus interest) are supplemental financial measures used by us in evaluating our business and should be read in conjunction with all of the information in the Selected Historical Combined Financial Data as well as the Combined Financial Statements (including the Notes thereto) prepared in accordance with accounting principles generally accepted in the United States of America. EBITDA and EBIT should not be considered as an alternative to income before income taxes or cash flow from operations or as an indication of the Carolina Group's performance or as a measure of liquidity. In addition, these measures may not be comparable to similarly titled measures of other companies.

                               THE CAROLINA GROUP
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Unless otherwise noted, market share and units data contained in "The Carolina Group Management's Discussion and Analysis of Financial Condition and Results of Operations" is derived from Management Science Associates.

OVERVIEW

     The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in combined attributed net assets and cash flows of the Carolina Group had it been a separate legal entity during the periods presented. The combined financial statements of the Carolina Group and this section should be read in conjunction with Loews's Form 10-K/A for the year ended December 31, 2000.

     Loews will attribute its 100% stock ownership interest in Lorillard, Inc. to the Carolina Group. In addition, the Carolina Group will reflect notional, intergroup debt owed by the Carolina Group to the Loews Group in an amount to be determined, and any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and its subsidiaries and predecessors arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future. The combined financial statements included in Appendix D to this proxy statement reflect the results of the proposed Carolina Group but do not include the notional, intergroup debt which will be deemed to be incurred at the time of the public offering of the Carolina Group stock. Loews has provided the financial statements of the Carolina Group as an annex to this document and Management's Discussion and Analysis of Financial Condition and Results of Operations to provide additional disclosures to Loews shareholders to allow them to assess the financial performance of the Carolina Group.

     Lorillard is engaged in the manufacture and sale of cigarettes and is the fourth largest cigarette manufacturer in the United States. For the year ended December 31, 2000, Lorillard had an approximate 9.8% overall market share of the U.S. cigarette market based on unit sales and an approximate 10.6% overall share of the U.S. cigarette market in 1999. Lorillard's largest selling premium brands include Newport, Kent, and True. Its discount brands include Maverick and Old Gold. Newport accounted for approximately 80% of Lorillard's unit sales in 2000.

     The existence of separate classes of our common stock could give rise to occasions where the interests of the holders of Loews common stock and Carolina Group stock diverge or conflict or appear to diverge or conflict. Subject to its fiduciary duties, our board of directors could, in its sole discretion, from time to time, make determinations or implement policies that affect disproportionately the groups or the different classes of stock. For example, Loews's board of directors may decide to reallocate assets, liabilities, revenue, expenses and cash flows between groups, without the consent of shareholders. The proposed charter amendment would not require our board of directors to select the option that would result in the highest value for either the holders of Loews common stock or Carolina Group stock.

     As a result of the flexibility provided to Loews's board of directors, it might be difficult for investors to assess the future prospects of the Carolina Group based on the Carolina Group's past performance.

     The combined financial statements of the Carolina Group were prepared in accordance with accounting principles generally accepted in the United States of America. The combined financial statements of the Carolina Group reflect the assets, liabilities, revenue and expenses attributed to the Carolina Group, as well as allocations deemed reasonable by Loews's management, to present the results of operations, financial position and cash flows reflected in the Carolina Group on a stand-alone basis. All significant intercompany accounts and transactions within the Carolina Group have been eliminated.

PRICING AND VOLUME

     In order to fund its obligations under the State Settlement Agreements, Lorillard independently implemented a series of cigarette price increases from 1997 through April 2001. As a result, Lorillard's manufacturer's list price increased by an average of $1.42 per pack or 105.5% from August 1997 through April 2001. Other cigarette manufacturers took similar steps. The federal excise tax on a pack of cigarettes sold by Lorillard has increased from $0.24 ($12.00 per thousand units) in 1997 to $0.34 ($17.00 per thousand units) in the six months ended June 30, 2001, or 41.7%. The federal excise tax on cigarettes is scheduled to increase by $0.05 per pack to $0.39 ($19.50 per thousand units) on January 1, 2002. State excise taxes generally range from $0.025 to $1.11 per pack of 20 cigarettes. All of the states levy excise taxes on cigarettes. Unlike federal excise taxes, which are paid by Lorillard and included in its net sales, Lorillard does not pay the excise taxes levied by the states. The state taxes are paid by Lorillard's wholesale customers. Various states have proposed, and certain states have recently passed, increases in their state tobacco excise taxes. These wholesale price increases, coupled with the excise tax increases, have resulted in lower overall cigarette demand, leading to lower unit volume sales. The wholesale price increases have also stimulated competition among manufacturers to discount prices at the retail level by offering coupons and other discounts to retailers or directly to adult smokers.

     Lorillard's unit sales volume decreased by 7.0% in 2000 over 1999 compared to an industry increase of 0.2%. Lorillard's volume decline is attributable to Philip Morris's restrictive promotional programs and Lorillard's decision not to reduce the wholesale price of its two discount brands, Maverick and Old Gold, to match retail pricing offered by minor manufacturers of super discount brands. After 1999, Lorillard chose to forgo unit volume in order to maintain its desired profit margins for these brands. As a result, Maverick and Old Gold sales volume declined from 18.0% of units sold by Lorillard in 1999 to 12.6% in 2000. In the premium segment, Lorillard has actively employed retail price promotions to offset the impact of rapid wholesale price increases and respond to discounting by competitors. Lorillard cannot predict the full impact these wholesale price increases may have on its operations.

     In accordance with industry practice, promotional support in the form of coupons and other discounts is recorded as an expense under "Selling, advertising and administrative" rather than reducing net sales. In the first quarter of 2002, the Carolina Group will be required to adopt the provisions of the FASB's Emerging Issues Task Force Issues No. 00-14, "Accounting for Certain Sales Incentives," and No. 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer." As a result of both issues, promotional expenses historically included in selling, advertising and administrative expenses will be reclassified to cost of sales, or as reductions of net sales. Beginning with the first quarter of 2002, prior period amounts will be reclassified for comparative purposes. For a more complete discussion of the FASB issues described in this paragraph, see "-- Accounting Standards."

LITIGATION AND SETTLEMENTS

     Numerous legal actions, proceedings and claims are pending against Lorillard that allege damages arising out of the use of or exposure to Lorillard's tobacco products. Additional claims are likely to be asserted. This document describes this litigation under "Risk Factors -- The Carolina Group" and "Description of the Carolina Group -- Legal Proceedings" and Note 9 to the Carolina Group's combined financial statements included in Appendix D to this proxy statement. Until 1997, settlement expenses associated with this litigation did not have a material effect on Lorillard's results of operations.

     The State Settlement Agreements described under "Description of the Carolina Group -- Legal Proceedings -- Settlement of State Reimbursement Cases," impose a stream of future payment obligations on Lorillard and the other major U.S. cigarette manufacturers and the Master Settlement Agreement places significant restrictions on their ability to market and sell cigarettes. Lorillard believes that the State Settlement Agreements will have a material negative impact on the Carolina Group's consolidated results of operations and cash flows in future periods. The degree of the adverse impact will depend, among other things, on the rates of decline in U.S. cigarette sales in the premium and discount segments, Lorillard's share of the domestic premium and discount segments, and the effect of any resulting cost advantage of manufacturers not subject to the State Settlement Agreements. Lorillard expects the cash payments to be made under the State Settlement Agreements in 2001 to be approximately $1.1 billion, $572.3 million of which Lorillard paid as of June 30, 2001. In future years, Lorillard estimates that those payments will exceed $1.0 billion per year.

     Lorillard believes that, notwithstanding the defenses available in litigation matters, it is possible that the Carolina Group's results of operations, cash flows or financial condition could be materially adversely affected by the ultimate outcome of various pending or future litigation matters, as well as by litigation costs. Except for the State Settlement Agreements described in Note 9 to the Carolina Group's combined financial statements included in Appendix D to this proxy statement, Lorillard is unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate.

RESULTS OF OPERATIONS

     The following table sets forth specific items from the historical financial statements of income appearing in Appendix D to this proxy statement.

                                                     SIX MONTHS
                                                   ENDED JUNE 30,         YEAR ENDED DECEMBER 31,
                                                 -------------------   ------------------------------
                                                   2001       2000       2000       1999       1998
                                                 --------   --------   --------   --------   --------
                                                                (DOLLARS IN MILLIONS)
Net sales (including federal excise taxes of
  $311.1, $337.3, $667.9, $512.6 and $495.3)...  $2,180.3   $2,098.8   $4,233.8   $3,991.3   $2,807.5
Cost of sales..................................   1,109.8    1,122.8    2,197.7    2,069.1      979.3
Selling, advertising and administrative
  expenses.....................................     715.1      433.0      918.7      900.2      712.9
Fixed non-unit based settlement costs..........                                                 579.0
                                                 --------   --------   --------   --------   --------
Operating income...............................     355.4      543.0    1,117.4    1,022.0      536.3
Net investment income..........................      51.1       40.8      104.9       57.4       56.8
                                                 --------   --------   --------   --------   --------
Income before income taxes.....................     406.5      583.8    1,222.3    1,079.4      593.1
Income taxes...................................     160.7      224.4      469.5      427.6      241.6
                                                 --------   --------   --------   --------   --------
Net income.....................................  $  245.8   $  359.4   $  752.8   $  651.8   $  351.5
                                                 ========   ========   ========   ========   ========

  SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

     Net sales. Net sales increased by $81.5 million, or 3.9%, from $2,098.8 million in the six months ended June 30, 2000 to $2,180.3 million in the six months ended June 30, 2001. The increase was due to higher average unit prices which would have resulted in an aggregate increase of approximately $253.3 million, or 12.1%, but was partially offset by a decrease of approximately $171.8 million, or 8.2%, reflecting lower unit sales volume. Federal excise taxes are included in the price of cigarettes and have remained constant at $17.00 per thousand units, or $0.34 per pack of 20 cigarettes since January 1, 2000.

     Lorillard's overall unit sales volume decreased by 6.8% for the six months ended June 30, 2001, while Newport's unit sales volume increased by 0.6% primarily as a result of the introduction of the Newport Medium line extension and strengthened promotional support, as compared to the corresponding period of the prior year. The decrease in Lorillard's overall unit sales volume reflects lower unit sales of its Maverick and Old Gold brands in the discount market segment. This decline reflects increased competition in the discount segment and continued limitations imposed by Philip Morris's merchandising arrangements and general competitive conditions. See "Risk Factors -- The Carolina
Group -- Competition from other cigarette makers could adversely affect Lorillard." Overall, industry unit sales volume decreased by 2.6% for the six months ended June 30, 2001.

     Lorillard's share of the U.S. cigarette market was 9.4% for the six months ended June 30, 2001 as compared to 9.9% for the six months ended June 30, 2000. Newport, a premium brand, accounted for 83.9% and 77.7% of Lorillard's unit sales for the six months ended June 30, 2001 and 2000, respectively. Newport's market share of the U.S. premium segment was 10.7% and 10.4% for the six months ended June 30, 2001 and 2000, respectively.

     Cost of sales. Cost of sales decreased by $13.0 million, or 1.2%, from $1,122.8 million in the six months ended June 30, 2000 to $1,109.8 million in the six months ended June 30, 2001. The decrease was primarily due to lower unit sales volume, partially offset by an increase of $33.4 million in costs related to Lorillard's obligations under the State Settlement Agreements in the six months ended June 30, 2001.

     Lorillard recorded pre-tax charges of $581.3 million and $547.9 million for the six months ended June 30, 2001 and 2000, respectively, to accrue its obligations under the State Settlement Agreements. Lorillard's portion of ongoing adjusted payments and legal fees is based on its share of domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, Lorillard records its portions of ongoing settlement payments as part of cost of sales as the related sales occur.

     Cost of sales also includes the full amount of federal excise taxes reflected in net sales. Federal excise taxes for the six months ended June 30, 2001 declined by $26.2 million, as compared to the corresponding period in the prior year, due to reduced unit sales volume.

     Selling, advertising, and administrative. Selling, advertising, and administrative expenses increased $282.1 million, or 65.2%, from $433.0 million in the six months ended June 30, 2000 to $715.1 million in the six months ended June 30, 2001. The increase was primarily due to a $200.0 million charge related to the Engle agreement and an increase in promotional expenses, mostly in the form of coupons and other discounts provided to retailers and passed through to the consumer.

     Net investment income. Net investment income increased by $10.3 million, or 25.2%, from $40.8 million in the six months ended June 30, 2000 to $51.1 million in the six months ended June 30, 2001. The increase was primarily due to an increased level of invested assets, as compared to the prior year.

     Income taxes. Income taxes decreased by $63.7 million, or 28.4%, from $224.4 million in the six months ended June 30, 2000 to $160.7 million in the six months ended June 30, 2001. The change reflects the decline in income before income taxes of $177.3 million in 2001, or 30.4%, partially offset by a higher effective income tax rate.

     Net income. Net income decreased by $113.6 million, or 31.6%, from $359.4 million in the six months ended June 30, 2000 to $245.8 million in the six months ended June 30, 2001. The decrease was primarily due to the charge related to the Engle agreement, higher tobacco settlement costs and expenses related to increased promotional activities, partially offset by higher net sales and increased net investment income.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO 1999

     Net sales. Net sales increased by $242.5 million, or 6.1%, from $3,991.3 million in 1999 to $4,233.8 million in 2000. The increase was due to higher average unit prices which would have resulted in an aggregate increase of approximately $550.3 million, or 13.8%, including $200.1 million from the increase in federal excise taxes, but was partially offset by a decrease of approximately $307.8 million, or 7.7%, reflecting lower unit sales volume in 2000.

     Lorillard's overall unit volume decreased by 7.0% as compared to 1999. Newport, which accounted for approximately 80% of Lorillard's unit sales in 2000, increased by 1.5% as compared to 1999. Sales of the Newport brand were approximately 73% of Lorillard's unit sales in 1999. Newport's increase in unit sales volume reflects increased promotional activities to the extent practicable in light of existing limitations due to competitive conditions. The decrease in Lorillard's overall unit sales volume reflects lower unit sales of its Maverick and Old Gold brands in the discount market segment. This volume decline is primarily attributable to Lorillard's decision not to reduce the wholesale price of its two discount brands, Maverick and Old Gold, in response to wholesale price reductions made by Lorillard's competitors in the discount segment. Lorillard chose to forgo unit volume in order to maintain its desired profit margins for these brands.

     Newport's share of the U.S. cigarette market increased 0.1% to 7.7% in 2000, as compared to 7.6% in 1999. Overall U.S. industry unit sales volume increased by 0.2% in 2000, as compared to 1999.

     Cost of sales. Cost of sales increased by $128.6 million, or 6.2%, from $2,069.1 million in 1999 to $2,197.7 million in 2000. The increase was due primarily to an increase in the rate of federal excise taxes of $200.1 million and an increase of $10.7 million in settlement costs in 2000. These increases were partially offset by lower unit sales volume.

     Cost of sales for 2000 and 1999 included charges of $1,076.5 million and $1,065.8 million, respectively, related to Lorillard's obligations under the State Settlement Agreements.

     Selling, advertising, and administrative. Selling, advertising, and administrative expenses increased $18.5 million, or 2.1%, from $900.2 million in 1999 to $918.7 million in 2000. The increase was primarily due to increases in product litigation expenses and higher trade sales promotion expenses, partially offset by a reduction in consumer promotion expenses.

     Net investment income. Net investment income increased by $47.5 million, or 82.8%, from $57.4 million in 1999 to $104.9 million in 2000. The increase was primarily due to an increased level of invested assets and higher interest rates, as well as $14.9 million of interest expense in 1999 related to income tax settlements for 1991 through 1994.

     Income taxes. Income taxes increased by $41.9 million, or 9.8%, from $427.6 million in 1999 to $469.5 million in 2000. The change reflects the increase in income before income taxes of $142.9 million in 2000, or 13.2%, partially offset by a lower effective income tax rate related to lower state taxes.

     Net income. Net income increased by $101.0 million, or 15.5%, from $651.8 million in 1999 to $752.8 million in 2000. The increase was primarily due to increased net investment income and higher net sales, partially offset by lower unit sales volume and increased product litigation expenses.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO 1998

     Net sales. Net sales increased by $1,183.8 million, or 42.2%, from $2,807.5 million in 1998 to $3,991.3 million in 1999. This increase is comprised of an increase of approximately $1,045.9 million, or 37.3%, due to higher unit prices and approximately $137.9 million, or 4.9%, due to an increase in unit sales volume. Federal excise taxes are included in the price of cigarettes and remained constant at $12.00 per thousand units, or $0.24 per pack of 20 cigarettes from January 1, 1998 through December 31, 1999.

     Lorillard's overall unit sales volume increased by 3.6% as compared to 1998. Newport, which accounted for approximately 73% and 77% of Lorillard's unit sales in 1999 and 1998, respectively, decreased by 1.8% as compared to 1998. Newport's decline in unit sales volume reflects the effects of various price increases that followed the Master Settlement Agreement in November 1998. While Newport's unit sales volume declined, its share of the U.S. cigarette market increased to 7.6% at December 31, 1999, as compared to 7.1% at December 31, 1998. Overall U.S. industry unit sales volume was down by 9.0% in 1999, as compared to 1998. The increase in Lorillard's overall unit sales volume reflects higher unit sales of its Maverick and Old Gold brands in the discount market segment, resulting from increased sales promotion activities, for these brands.

     Cost of sales. Cost of sales increased by $1,089.8 million, or 111.3% from $979.3 million in 1998 to $2,069.1 million in 1999. The increase was primarily due to $1,065.8 million in tobacco litigation settlement costs recorded in 1999, reflecting the first full year of unit-based costs incurred under the Master Settlement Agreement.

     Cost of sales also includes an increase of $17.3 million related to increased federal excise taxes from the higher unit sales volume.

     Selling, advertising, and administrative. Selling, advertising, and administrative expenses increased $187.3 million, or 26.3%, from $712.9 million in 1998 to $900.2 million in 1999. The increase was primarily due to an increase in consumer promotional expenses. The increase was also due to the implementation in 1999 of Lorillard's Youth Smoking Prevention Program. These increases were partially offset by decreases in advertising expenses due to restrictions placed on outdoor advertising by the Master Settlement Agreement and lower product litigation expenses.

     Fixed non-unit based settlement costs. Fixed non-unit based settlement costs, amounting to $579.0 million in 1998, reflect the impact of the fixed and determinable portions of Lorillard's obligations under the State Settlement Agreements.

     Net investment income. Net investment income increased by $0.6 million, or 1.1%, from $56.8 million in 1998 to $57.4 million in 1999. The increase was primarily due to higher average invested assets and higher interest rates, partially offset by $14.9 million of interest expense in 1999 related to income tax settlements for 1991 through 1994.

     Income taxes. Income taxes increased by $186.0 million, or 77.0%, from $241.6 million in 1998 to $427.6 million in 1999. The change reflects the increase in income before income taxes of $486.3 million, or 82.0%, in 1999, partially offset by a lower effective income tax rate.

     Net income. Net income increased by $300.3 million, or 85.4%, from $351.5 million in 1998 to $651.8 million in 1999. The increase was primarily due to wholesale price increases implemented in order to fund Lorillard's obligations under the State Settlement Agreements. The increased income from the higher wholesale prices was partially offset by significantly higher tobacco litigation settlement costs and increased promotional activities.

LIQUIDITY

     Approximately 4,340 tobacco-related cases are pending against Lorillard, and it is likely that similar claims will continue to be filed in the foreseeable future. These actions include product liability cases, class action cases, reimbursement cases brought by governmental and private entities seeking recovery of health care costs allegedly incurred as a result of smoking, claims for contribution and/or indemnity in relation to asbestos claims filed by asbestos manufacturers or their insurers and claims seeking damages resulting from alleged exposure to asbestos fibers which were incorporated into filter material used in one brand of cigarettes manufactured by Lorillard for a limited period of time.

     On July 14, 2000, the jury in the Engle case awarded $16.25 billion in punitive damages against Lorillard. Lorillard recorded a $200.0 million pre-tax charge to earnings in the 2001 second quarter in connection with the Engle agreement, in which the Engle class agreed not to pursue any collection of, or execution on, the judgment until completion of all appeals, including to the U.S. Supreme Court. However, if Lorillard, Inc.'s balance sheet net worth (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000) falls below $921.2 million, the stay pursuant to the agreement would terminate and the class would be free to challenge the separate stay granted in favor of Lorillard pursuant to recent Florida legislation. The Engle agreement was not a settlement of any part of the Engle action, and Lorillard continues to believe that it will be successful in overturning the judgment on appeal. For a discussion of the Engle case and the Engle agreement, see "Description of the Carolina Group -- Legal Proceedings -- Class Action Cases -- The Engle Case."

     The terms of the State Settlement Agreements require significant payments to be made to the Settling States which began in 1998 and continue in perpetuity. For a discussion of Lorillard's payment obligations under the State Settlement Agreements, see "Description of the Carolina Group -- Payment Obligations under the State Settlement Agreements." See also "Description of the Carolina Group -- Legal Proceedings" and Note 9 of the Notes to the Combined Financial Statements included in Appendix D to this proxy statement for additional information regarding these settlements and other litigation matters.

     The principal source of liquidity for Lorillard's business and operating needs is internally generated funds from its operations. Lorillard generated net cash flow from operations of approximately $448.0 million for the six months ended June 30, 2001, compared to $396.9 million for the six months ended June 30, 2000. The increased cash flow in 2001 reflects timing differences related to cash payments for estimated taxes partially offset by the lower net income. Net cash flow from operations was approximately $550.4 million for the year ended December 31, 2000, compared to $1,024.9 million for the year ended December 31, 1999. Cash flow from operations in 1999 reflects the impact of the wholesale price increases, beginning in 1998, which were implemented to fund the State Settlement Agreements. The initial volume based payment under these agreements was not due until 2000. As a result, cash flow from operations was significantly higher in 1999 than in 2000.

     Lorillard's cash flow from operations has exceeded its working capital and capital expenditure requirements. Lorillard has paid dividends to Loews of $300.0 million, $300.0 million and $450.0 million for the years ended December 31, 2000, 1999 and 1998, respectively. During the second quarter of 2001, Lorillard paid dividends to Loews of $250.0 million. For accounting purposes, dividends paid by Lorillard are treated as paid by the Carolina Group to Loews. Lorillard believes that cash flows from operating activities will be sufficient for the foreseeable future to enable it to

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meet its obligations under the State Settlement Agreements and to fund its capital expenditure requirements. Lorillard cannot predict its cash requirements related to any future settlements or judgments, including cash required to bond any appeals, if necessary, and can make no assurance that it will be able to meet all of those requirements. See "Risk Factors -- The Carolina Group."

ACCOUNTING STANDARDS

     In June of 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." This Statement addressed a limited number of issues caused by implementation difficulties for entities applying SFAS No. 133. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. SFAS No. 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Carolina Group adopted SFAS No. 133, as amended, on January 1, 2001. The adoption of SFAS No. 133 did not have a material impact on the financial position or results of operations of the Carolina Group.

     In the first quarter of 2002, the Carolina Group will be required to adopt the provisions of the FASB's Emerging Issues Task Force Issues No. 00-14, "Accounting for Certain Sales Incentives," and 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer." Issue No. 00-14 addresses the recognition, measurement, and income statement characterization of sales incentives, including rebates, coupons and free products or services, offered voluntarily by a vendor without charge to the customer that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. Implementation of the recognition and measurement criteria will not have a material impact on the Carolina Group's results of operations or combined attributed net assets. Issue No. 00-25 addresses whether consideration from a vendor to a reseller of the vendor's products is (a) an adjustment of the selling prices of the vendor's products and, therefore, should be deducted from revenue when recognized in the vendor's income statement or (b) a cost incurred by the vendor for assets or services received from the reseller and, therefore, should be included as a cost or an expense when recognized in the vendor's income statement. As a result of both issues, promotional expenses historically included in selling, advertising and administrative expenses will be reclassified to cost of sales, or as reductions of net sales. Prior period amounts will be reclassified for comparative purposes. Adoption of these provisions will not affect the Carolina Group's net income or combined attributed net assets.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires companies to use the purchase method of accounting for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method of accounting. The Carolina Group will adopt this standard for any future business combinations.

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Amortization of goodwill and intangible assets with indefinite lives will cease upon adoption of SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 142 will not have a material impact on the financial position or results of operations of the Carolina Group.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 applies to the accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. Adoption of this Statement is required for fiscal years beginning after June 15, 2002. The Carolina Group is in the process of reviewing the impact this new standard may have on its operations and financial position.

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                      RELATIONSHIP BETWEEN THE LOEWS GROUP
                             AND THE CAROLINA GROUP

THE CAROLINA GROUP POLICY STATEMENT

     In connection with the creation and issuance of Carolina Group stock, Loews will, effective upon issuance of Carolina Group stock, adopt the Carolina Group policy statement, which Loews intends to follow. We have included the full text of the Carolina Group policy statement as Appendix B to this proxy statement and the following description is qualified in its entirety by reference to the terms of the Carolina Group policy statement. While it has no present intention to do so, our board of directors may amend the Carolina Group policy statement at any time without shareholder consent.

  GENERAL POLICY

     Our board of directors has determined that all material matters in which holders of Loews common stock and Carolina Group stock may have divergent interests will be generally resolved in a manner that is in the best interests of Loews and its common shareholders of all classes after giving consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Loews common shares. Under the Carolina Group policy statement, the relationship between the Loews Group and the Carolina Group and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing. In making determinations in connection with the policies set forth in the Carolina Group policy statement, the members of our board of directors will act in a fiduciary capacity and in accordance with legal guidance concerning their obligations under applicable law.

  RELATIONSHIP BETWEEN THE LOEWS GROUP AND THE CAROLINA GROUP

     Following creation of the Carolina Group, we expect that Lorillard, Inc. will continue to be managed by its independent board of directors and Loews's other subsidiaries will continue to be managed by their respective boards of directors.

     We expect that there will be limited financial arrangements between the Loews Group and the Carolina Group, including, for example, with respect to debt, taxes and fees for services provided from one group to the other. Given the dissimilar nature of the businesses underlying each group, we do not expect the intergroup interactions to be numerous or substantial.

     The Carolina Group policy statement provides that, except as otherwise provided in the policy statement, all material commercial transactions between the Loews Group and the Carolina Group will be on commercially reasonable terms taken as a whole and will be subject to the review by, and approval of, the board of directors of Loews.

     Each group will have access to the support services of the other group. For shared corporate services that arise as a result of being part of a combined entity, including securities filing and financial reporting services, costs relating to these services will be:

     - allocated, at cost, directly to the group utilizing those services, and

     - if not directly allocable to a group, allocated, at cost, between the groups on a fair and reasonable basis as our board of directors determines.

     For other support services, the Carolina Group policy statement provides that each group will seek to minimize the aggregate costs incurred by the two groups combined, although each group also will be entitled to negotiate and procure support services on their own either from the other group or from third parties.

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     The Carolina Group policy statement provides that the Carolina Group will not acquire an intergroup interest in the Loews Group.

  CORPORATE OPPORTUNITIES

     The Carolina Group policy statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the two groups, in whole or in part, as it considers to be in the best interests of Loews and its shareholders as a whole and as contemplated by the other provisions of the policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, the Loews board of directors will allocate it using its business judgment or in accordance with procedures that the Loews board of directors adopts from time to time to ensure that decisions will be made in the best interests of Loews and its shareholders as a whole. Any allocation of this type may involve the consideration of a number of factors that the Loews board of directors determines to be relevant.

     Except under the policy statement and any other policies adopted by our board of directors, neither the Carolina Group nor the Loews Group will have any duty, responsibility or obligation to provide financial support to the other group, except as described under "-- Relationship with Loews -- Financing Arrangements," or otherwise to assist the other group.

  DIVIDEND POLICY

     General. While we cannot assure you that we will do so, we currently intend to continue paying a quarterly dividend of $0.15 per share on Loews common stock and to pay a quarterly dividend on Carolina Group stock following its issuance. The Carolina Group policy statement provides that, subject to the limitation on dividends set forth in our charter, as amended by the proposed charter amendment, including any preferential rights of any series of preferred stock of Loews that may hereafter be issued, and to the limitations of applicable law, holders of shares of Loews common stock or Carolina Group stock will be entitled to receive dividends on that stock when, as and if, our board of directors authorizes and declares dividends on that stock. The payment of dividends on Loews common stock and Carolina Group stock will be a business decision that our board of directors makes from time to time based upon the results of operations, financial conditions and capital requirements of Loews and other factors that our board of directors considers relevant.

     Payment of dividends on Loews common stock and Carolina Group stock may be restricted by loan agreements, indentures and other transactions that Loews enters into from time to time. In addition, Loews's ability to pay dividends on Loews common stock and Carolina Group stock may be limited by Loews's holding company structure. Because it has no operations of its own, Loews's ability to pay dividends is dependent on the cash flows of, and cash distributions from, its subsidiaries. The subsidiaries are separate and independent legal entities and have no obligation, contingent or otherwise, to make funds available to Loews, whether in the form of loans, dividends or otherwise.

     Available Dividend Amount. The proposed charter amendment provides that dividends on Carolina Group stock are limited to an available dividend amount equal to the lesser of:

     - the assets of Loews legally available for dividends; and

     - the amount that would legally be available for dividends on Carolina Group stock if the Carolina Group were a separate Delaware corporation.

Dividends on Loews common stock are limited to the amount of legally available funds for all of Loews less the sum of the available dividend amount for Carolina Group stock. Under Delaware law, a corporation may pay dividends either
(1) out of its surplus, or (2) in the absence of a surplus, out

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of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     The available dividend amount for the Carolina Group would be determined by the consolidated financial statements of Lorillard, Inc. and its subsidiaries combined with any additional assets and liabilities allocated to the Carolina Group. Initially, the only assets and liabilities allocated to the Carolina Group will be Loews's 100% ownership interest in Lorillard, Inc., the intergroup, notional debt in an amount and with terms to be determined in connection with the expected offering of Carolina Group stock and any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and its subsidiaries and predecessors arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future. Subject to the limitations described in this section, the board of directors of Loews currently intends to pay a dividend on the Carolina Group stock based on the initial offering price of such stock and the dividend yield of certain comparable companies.

     Dependence on Lorillard Dividends. For so long as the only asset attributed to the Carolina Group is the stock of Lorillard, Inc., the principal source of cash to pay dividends on Carolina Group stock, including in respect of the Loews Group's intergroup interest, would be dividends paid by Lorillard, Inc. to Loews. Although the Loews Group could, in effect, make loans to the Carolina Group in order to fund dividend payments, Loews has no current intention of causing the Loews Group to do so. Accordingly, the ability and willingness of Loews to pay dividends in respect of Carolina Group stock, including in respect of the Loews Group's intergroup interest, will depend primarily upon the payment of dividends by Lorillard, Inc. to Loews.

     The Carolina Group policy statement currently provides that all dividends paid by Lorillard, Inc. to Loews will be allocated to the Carolina Group. Lorillard, Inc.'s principal source of cash is dividends from its wholly owned subsidiary, Lorillard Tobacco Company. The payment of dividends by each of Lorillard, Inc. and Lorillard Tobacco Company is a business decision of that company's board of directors, subject to the limitation on dividends under applicable law and under any loan agreements, indentures or other transactions that each company enters into from time to time.

     Loews understands that in making their respective business decisions regarding payment of dividends, the boards of directors of Lorillard, Inc. and Lorillard Tobacco Company plan to take into account the results of operations, financial condition and capital requirements of such entity and such other factors that the respective board of directors considers relevant, including cash needs in respect of payment obligations under the State Settlement Agreements, cash needs for the cost of defending tobacco litigation, and cash needs for payment of judgments in or settlements of tobacco litigation.

     None of the individuals currently serving as a director of Lorillard, Inc. or Lorillard Tobacco Company is an officer, director or employee of Loews. Accordingly, each of these individuals may be considered to be independent of Loews, although as sole shareholder of Lorillard, Inc. Loews has the right to elect and remove directors of Lorillard, Inc. Should any person serving as a director of Lorillard, Inc. be removed, resign or not seek reelection, Loews expects to nominate individuals who are not officers, directors or employees of Loews to fill such vacancies. Loews has no present intention to remove any person currently serving as a director of Lorillard, Inc.

     On July 14, 2000, the jury in the Engle case awarded $16.25 billion in punitive damages against Lorillard. Under the Engle agreement, in which the Engle class agreed not to pursue any collection of, or execution on, the judgment until completion of all appeals, including to the U.S. Supreme Court, Lorillard is required to maintain a balance sheet net worth (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000) of at least $921.2 million. Because dividends from Lorillard, Inc. to Loews are deducted from the balance sheet net worth of

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Lorillard, Inc., this agreement may affect the payment of dividends by
Lorillard, Inc. to Loews. See "Description of the Carolina Group -- Legal Proceedings -- Class Action Cases -- The Engle Case," included elsewhere in this proxy statement, for a more detailed discussion of the Engle agreement and the Engle case.

     If and when Lorillard, Inc. pays dividends to Loews, we intend to apply all of the cash from such distributions in the following order of priority until the notional, intergroup debt is repaid:

     - first, to satisfy any intergroup obligations, other than with respect to the notional, intergroup debt, from the Carolina Group to the Loews Group;

     - second, to satisfy accrued interest on the Carolina Group's notional, intergroup debt;

     - third, to pay any regularly-declared quarterly dividends on Carolina Group stock and to make proportional distributions to the Loews Group in respect of its intergroup interest in the Carolina Group; and

     - fourth, to reduce the principal of the Carolina Group's notional, intergroup debt.

  ALLOCATION OF CERTAIN LIABILITIES AND EXPENSES

     Carolina Group will be allocated any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and its subsidiaries and predecessors arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

     Accordingly, Loews and/or Lorillard may make decisions with respect to litigation and settlement strategies designed to obtain dismissal or release of Loews from tobacco-related litigation or liabilities. Such decisions and strategies could result, for example, in limitations on payment of dividends by Lorillard to Loews or an increase in Lorillard's exposure in such litigation. In such an event, these decisions and strategies could have a material adverse effect on the value of the Carolina Group stock.

  AMENDMENT AND MODIFICATION TO THE CAROLINA GROUP POLICY STATEMENT

     Our board of directors may modify, suspend or rescind the policies set forth in the Carolina Group policy statement, including any resolution implementing the provisions of the policy statement. Our board of directors may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the Carolina Group policy statement in connection with particular facts and circumstances, all as our board of directors may determine, consistent with its fiduciary duties to Loews and all of our shareholders.

RELATIONSHIP WITH LOEWS

  REALLOCATION OF ASSETS

     We may reallocate assets between the Loews Group and the Carolina Group in exchange for an increase or decrease in the retained intergroup interest held by the Loews Group in the Carolina Group. Any reallocations of assets between the groups that do not result in such an adjustment, other

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than reallocations made under a contract for the provision of goods or services between the groups, will be accompanied by:

     - the reallocation by the transferee group to the transferor group of other assets or consideration,

     - the creation of intergroup debt owed by the transferee group to the transferor group, or

     - the reduction of intergroup debt owed by the transferor group to the transferee group,

in each case, in an amount having a fair market value, in the judgment of our board of directors, equivalent to the fair market value of the assets reallocated by the transferor group.

  FINANCING ARRANGEMENTS

     The Carolina Group will be deemed to owe notional, intergroup debt to the Loews Group in an amount and with terms to be determined in connection with the anticipated offering of Carolina Group stock.

  ACCOUNTING MATTERS

     Following issuance of any shares of Carolina Group stock, Loews intends to prepare financial statements in accordance with accounting principles generally accepted in the United States of America for the Carolina Group, as well as consolidated and consolidating financial statements of Loews. Notwithstanding any allocation of assets or liabilities for dividend purposes or the purpose of preparing group financial statements, holders of Loews common stock and holders of Carolina Group stock will continue to be subject to the risks associated with an investment in a single corporation and all of Loews's assets and liabilities.

  TAXES

     Loews and Lorillard, Inc. are currently parties to a tax sharing agreement, which will remain in effect after the issuance of Carolina Group stock. The agreement provides that Lorillard Inc. will make payments to Loews, and Loews will make payments to Lorillard, Inc., in respect of the federal tax liability Lorillard, Inc. would have if it were not a member of the Loews affiliated group. Any payments made pursuant to the tax sharing agreement between Loews and Lorillard, Inc. will be credited to the Loews Group or the Carolina Group, as the case may be, for purposes of determining the allocation of responsibility for taxes between the Loews Group and the Carolina Group as described below.

     According to the Carolina Group policy statement, the Carolina Group will generally be responsible for the consolidated tax liability, computed on a stand-alone basis, of a hypothetical affiliated group consisting of the Carolina Group, which we refer to as the "hypothetical Carolina affiliated group." Such consolidated tax liability will take into account losses, deductions and other tax attributes, such as capital losses or charitable deductions, but only to the extent that such tax attributes could be utilized by the hypothetical Carolina affiliated group on a stand-alone basis.

     With respect to each taxable period ending after the date that Carolina Group stock initially is issued, allocation of responsibility for taxes will be made between the Carolina Group and the Loews Group as follows:

     - if the hypothetical Carolina affiliated group has consolidated federal taxable income, or consolidated, combined or unitary taxable income for state, local or foreign tax purposes, for the taxable period, then the Carolina Group will credit the Loews Group an amount equal to the tax that would have been payable by the hypothetical Carolina affiliated group had it filed a consolidated federal, or consolidated, combined or unitary state, local or foreign, tax return

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       on a stand-alone basis for such taxable period and all prior taxable periods including periods before the formation of the Carolina Group, and

     - if the hypothetical Carolina affiliated group has a consolidated net operating loss, net capital loss, excess tax credit or other tax attribute for federal income tax purposes, or a consolidated, combined or unitary net operating loss, net capital loss, excess tax credit or other tax attribute for state, local or foreign tax purposes, for the taxable period, then the Loews Group will credit the Carolina Group an amount equal to the refund to which the hypothetical Carolina affiliated group would have been entitled had it filed a consolidated federal, or consolidated, combined or unitary state, local or foreign, tax return on a stand-alone basis for such taxable period and all prior taxable periods including periods before the formation of the Carolina Group.

     It is possible that the Internal Revenue Service may assert that Carolina Group stock is not stock of Loews, in which case the members of the Loews Group and the Carolina Group may not be members of the same federal income tax affiliated group filing consolidated returns. Loews believes that it is unlikely that the IRS would prevail on that view, but, as discussed under "The Charter Amendment Proposal -- Material Federal Income Tax Consequences," we can give no assurance in that regard. The Carolina Group would be responsible for any corporate-level taxes resulting from the treatment of Carolina Group stock as not stock of Loews, and any corporate-level taxes on the actual or deemed disposition of the Carolina Group caused by the issuance of Carolina Group stock. See "Risk Factors -- The Proposed Charter Amendment -- If Carolina Group stock is not treated as a class of common stock of Loews, several adverse federal income tax consequences will result."

     With respect to taxable periods ending on or prior to the date on which Carolina Group stock is initially issued, the Carolina Group will generally be responsible for the taxes attributable to the businesses and entities reflected in the Carolina Group. The responsibility of the Carolina Group for consolidated income taxes attributable to it will generally be considered to have been settled for taxable periods ending on or prior to the date on which Carolina Group stock is initially issued, except that:

     - the Carolina Group will be required to credit the Loews Group with respect to the taxable period ending on December 31, 2000 in the event that the taxable income or loss used to calculate the consolidated income tax asset or liability accruals for taxes currently payable set forth on the financial statements of the Carolina Group differs from the Carolina Group taxable income or loss reflected in the 2000 income tax return of the consolidated group, and

     - consolidated income taxes resulting from audit adjustments or other tax contests from any prior year will be determined on a stand-alone basis. For example, the Carolina Group will be required to credit the Loews Group in the event that a loss or deduction attributable to the Carolina Group for such a period is disallowed.

  SERVICES AGREEMENTS

     Lorillard has entered into individual services agreements with Loews pursuant to which certain administrative, technical and ministerial services may be provided by Loews. These services may include assistance in:

     - cash management and the investment of financial assets;

     - the preparation and filing of tax returns;

     - internal auditing and accounting, including investment accounting and financial reporting; and

     - other miscellaneous services as the parties may, from time to time, agree.

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     The services agreement between Loews and Lorillard further provides that
Lorillard may provide main frame data processing services and related technical support and information resources management services and consultation to Loews.

     Costs and expenses for all services rendered under these services agreements are charged to the receiving party and reimbursed to the providing party at cost. Each services agreement may be terminated by either party upon six months' notice to the other and, in the case of the services agreement between Loews and Lorillard Licensing Company LLC, a subsidiary of Lorillard Tobacco Company, upon ten days' notice to the other.

     Lorillard has paid Loews an aggregate of approximately $100,000 and $100,000 in the six months ended June 30, 2001 and 2000, respectively, and $200,000, $100,000 and $3.5 million in 2000, 1999 and 1998, respectively, for services performed by Loews. Loews has paid Lorillard an aggregate of approximately $400,000 and $1.1 million in the six months ended June 30, 2001 and 2000, respectively, and $2.6 million, $2.9 million and $3.0 million in 2000, 1999 and 1998, respectively, for services performed by Lorillard.

  EMPLOYEE BENEFIT PLANS

     Certain tax-qualified employee benefit plans sponsored by Lorillard Tobacco Company, Loews and certain of Loews's other subsidiaries have deposited their financial assets into a single custody account maintained by The Chase Manhattan Bank as custodian. The management of the assets in this custody account is directed by the trustees of each plan. Loews's investment department provides the trustees with investment management services in connection with these assets.

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                         THE STOCK OPTION PLAN PROPOSAL

GENERAL

     We currently issue stock-based awards to our employees and non-employee directors under the Loews Corporation 2000 Stock Option Plan. Loews's
shareholders approved this plan in 2000. As of             , 2001 this plan
authorized a total of approximately 2,000,000 shares of Loews common stock for stock-based awards consisting of stock options, including incentive stock options, or ISOs, under the Internal Revenue Code.

     In anticipation of the issuance of Carolina Group stock, our board of directors will approve the adoption of the Carolina Group 2002 Stock Option Plan, subject to the approval of shareholders of Loews. The Carolina Group 2002 Stock Option Plan will be substantially similar to the Loews Corporation 2000 Stock Option Plan, except that instead of providing for awards based on Loews common stock the Carolina Group 2002 Stock Option Plan provides for awards based on Carolina Group stock.

     Approval of the Carolina Group 2002 Stock Option Plan requires the affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE CAROLINA GROUP 2002 STOCK OPTION PLAN. Any shares not voted, whether by abstention, broker non-vote or otherwise, will have no effect on the approval of the stock option plan proposal.

     Our board of directors will not implement the Carolina Group 2002 Stock Option Plan unless our shareholders approve the charter amendment proposal described in this proxy statement and Loews issues shares of Carolina Group Stock.

     The 2000 Loews Corporation Stock Option Plan, under which stock-based awards with respect to Loews common stock are outstanding, is administered by the Incentive Compensation Committee of our board of directors, referred to throughout this section as the Incentive Compensation Committee. If approved, the Carolina Group 2002 Stock Option Plan is expected to be administered in the same manner.

DESCRIPTION OF THE CAROLINA GROUP 2002 STOCK OPTION PLAN

  ELIGIBILITY AND TYPES OF GRANTS

     Those persons who are responsible for or contribute to the management, growth or profitability of Lorillard and any future company attributed to the Carolina Group may receive grants under the Carolina Group 2002 Stock Option Plan. Optionees will be selected from time to time by the Incentive Compensation Committee from a pool of all officers, employees, non-employee directors and consultants of Lorillard and any future company attributed to the Carolina
Group, an estimated      people as of             , 2001. The Carolina Group
2002 Stock Option Plan provides for the grant of both incentive stock options or ISOs, within the meaning of Section 422 of the Internal Revenue Code, and nonqualified stock options or NQOs, which do not meet the requirements of
Section 422 of the Internal Revenue Code or are not intended to be ISOs.

  SHARES SUBJECT TO THE CAROLINA GROUP 2002 STOCK OPTION PLAN

     The aggregate number of shares of Carolina Group stock for which options
may be granted under the Carolina Group 2002 Stock Option Plan is           ;
and the maximum number of shares of Carolina Group stock with respect to which
options may be granted to any individual in any calendar year is              .
These shares of Carolina Group stock may consist either in whole or in part of authorized but unissued shares of Carolina Group stock or shares of Carolina Group stock

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held in the treasury of Loews. Shares of Carolina Group stock subject to an option which has expired or been canceled or terminated will become available for the granting of additional options under the Carolina Group 2002 Stock Option Plan.

  ADMINISTRATION

     The Carolina Group 2002 Stock Option Plan will be administered by the Incentive Compensation Committee. Subject to the terms of the Carolina Group 2002 Stock Option Plan, the Incentive Compensation Committee has broad authority to administer and interpret the Carolina Group 2002 Stock Option Plan, including the authority to determine who will receive a grant and to determine the specific provisions of that grant. The Incentive Compensation Committee also has the authority to accelerate the exercisability of an outstanding option and extend the option term of an outstanding option. The Incentive Compensation Committee will determine who will receive a grant of options to purchase Carolina Group Stock and will make other decisions regarding administration of the Carolina Group 2002 Stock Option Plan based on the recommendation of the board of directors of Lorillard, Inc.

  EXERCISE

     The exercise price for the purchase of shares of Carolina Group stock under each option will be determined by the Incentive Compensation Committee; provided, however, that the exercise price per share may not be less than 100% of the fair market value of the Carolina Group stock on the date of grant. The full exercise price of these shares will be paid at the time of exercise and allocated to the Carolina Group. The Incentive Compensation Committee may permit an optionee to elect to pay the exercise price of an option by irrevocably authorizing a third party to sell the shares of Carolina Group stock (or a sufficient portion of the shares) acquired upon exercise of the option and remit to Loews for the account of the Carolina Group a sufficient portion of the sale proceeds to pay the entire exercise price and any applicable tax withholding. In addition, the Incentive Compensation Committee may permit full or partial payment to be made by the transfer of unrestricted shares of Carolina Group stock that have been owned by the optionee for at least six months based on the fair market value of those shares on the date of exercise.

  VESTING

     Unless otherwise provided by the Incentive Compensation Committee at the time of grant or thereafter, each option granted under the Carolina Group 2002 Stock Option Plan will vest and become exercisable in four equal annual installments, commencing on the first anniversary of the date of grant of the option, and will thereafter remain exercisable for the duration of the option's term.

  TERM

     Unless otherwise provided by the Incentive Compensation Committee at the time of grant or thereafter, the term of each option granted under the Carolina Group 2002 Stock Option Plan will end on the earliest to occur of (i) the date the optionee's employment, directorship or consultancy with Lorillard, or any future company attributed to the Carolina Group, is terminated for cause or voluntarily by the optionee, (ii) the first anniversary of the optionee's death or disability, (iii) the third anniversary of the optionee's retirement (if the optionee is an employee), or (iv) the ninetieth day after the optionee's employment, directorship or consultancy terminates for any other reason. In no event may the term of any option granted under the Carolina Group 2002 Stock Option Plan exceed ten years from the option's date of grant. Unless otherwise provided by the Incentive Compensation Committee, any outstanding option that is unvested following a termination of employment, directorship or consultancy shall be forfeited immediately.

  TRANSFERABILITY

     Options granted under the Carolina Group 2002 Stock Option Plan are not transferable, except by will or the laws of descent and distribution or, in the case of an NQO, to the optionee's immediate family, if expressly permitted by the Incentive Compensation Committee.

  ADJUSTMENTS

     In the event of any change affecting the shares of the Carolina Group stock, including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, split-up, spin-off, redemption, combination or exchange of shares, the Incentive Compensation Committee may make adjustments to preserve the benefits or potential benefits of the Carolina Group 2002 Stock Option Plan and outstanding Carolina Group stock options. These adjustments may include adjustments to (i) the number and kind of shares deliverable under the Carolina Group 2002 Stock Option Plan, (ii) the number and kind of shares that may be covered by options granted to any individual optionee, (iii) the number and kind of shares covered by outstanding options,
(iv) the exercise price of outstanding options, (v) settlement of outstanding options in cash or Carolina Group stock, and (vi) other adjustments that the Incentive Compensation Committee determines to be equitable.

  AMENDMENTS AND TERMINATION

     The Carolina Group 2002 Stock Option Plan will be unlimited in duration. The board of directors may, at any time, amend or terminate the Carolina Group Stock Option Plan, provided that no such amendment or termination may adversely affect the rights of any optionee under any option granted under the Carolina Group 2002 Stock Option Plan prior to the date of such amendment or termination without the prior written consent of that optionee. The Carolina Group 2002 Stock Option Plan may not be amended without shareholder approval to the extent such approval is required by law or the rules of any exchange on which the Carolina Group stock is traded.

  REGISTRATION OF THE CAROLINA GROUP STOCK ISSUED UNDER THE CAROLINA GROUP 2002 STOCK OPTION PLAN

     We intend that the          shares of Carolina Group stock covered by the
Carolina Group 2002 Stock Option Plan will be registered under the Securities Act. This registration, if completed, would in most cases permit the unrestricted resale in the public market of shares issued pursuant to the Carolina Group 2002 Stock Option Plan.

  NEW PLAN BENEFITS

     Because grants under the Carolina Group 2002 Stock Option Plan are discretionary and based on the financial performance of the Carolina Group, it is not possible to determine or to estimate the benefits or amounts that will be received in the future by individual employees, consultants or groups of employees or consultants under the Carolina Group 2002 Stock Option Plan.

  FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the principal federal income tax consequences of transactions under the Carolina Group 2002 Stock Option Plan based on current federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     Nonqualified Stock Options. In general, (i) an optionee will not be subject to tax at the time an NQO is granted, and (ii) an optionee will include in ordinary income in the taxable year in which he or she exercises an NQO an amount equal to the difference between the exercise price and the fair market value of the Carolina Group stock on the date of exercise. Upon disposition of the Carolina Group stock acquired upon exercise, appreciation or depreciation after the date ordinary income is recognized will be treated as capital gain (or loss). Loews generally will be entitled to a deduction for the account of the Carolina Group in an amount equal to a recipient's ordinary income in Loews's taxable year in which the optionee includes that amount in income. The exercise of NQOs is subject to withholding of all applicable taxes.

     Incentive Stock Options. No taxable income will be realized by an option holder upon the grant or exercise of an ISO. If shares of Carolina Group stock are issued to an optionee pursuant to the exercise of an ISO granted under the Carolina Group 2002 Stock Option Plan and if no disposition of those shares is made by that optionee within two years after the date of grant of the ISO or within one year after the receipt of those shares by that optionee, then (i) upon a sale of those shares, any amount realized in excess of the exercise price of the ISO will be taxed to that optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to Loews. However, if shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price thereof, and (ii) Loews will be entitled to deduct that amount. Any additional gain or loss recognized by the option holder will be taxed as a short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by Loews. If an ISO is exercised at a time when it no longer qualifies as an incentive stock option under the Internal Revenue Code, it will be treated as an NQO.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS HAS APPROVED THE STOCK OPTION PLAN PROPOSAL AND RECOMMENDS THAT YOU VOTE FOR THE STOCK OPTION PLAN PROPOSAL.

                  STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following table sets forth certain information as to the shares of Loews common stock beneficially owned by each director and nominee, each of Loews's six highest compensated executive officers, and by all executive officers and directors of Loews as a group, at October 1, 2001, based on data furnished by them.

                                                              AMOUNT
NAME                                                   BENEFICIALLY OWNED(1)    PERCENT OF CLASS
----                                                   ---------------------    ----------------
John Brademas........................................            2,620(2)                *
Dennis H. Chookaszian................................            9,200(3)                *
Paul J. Fribourg.....................................           13,200(4)                *
Bernard Myerson......................................           64,200(5)                *
Edward J. Noha.......................................            3,400(6)                *
Michael F. Price.....................................           51,200(7)                *
Arthur L. Rebell.....................................            4,750(8)                *
Gloria R. Scott......................................              400(9)                *
Andrew H. Tisch......................................        2,509,000(10)             1.3%
James S. Tisch.......................................        2,665,000(11)             1.4%
Jonathan M. Tisch....................................          105,000(12)               *
Laurence A. Tisch....................................       19,679,996(13)            10.3%
Preston R. Tisch.....................................       31,899,296(14)            16.7%
Fred Wilpon..........................................            1,200(15)               *
All executive officers and directors as a group (24
  persons including those listed above)..............       57,030,937(16)            29.8%

-------------------------
  *  Represents less than 1% of the outstanding shares of Loews common stock.

 (1) Except as otherwise indicated the persons listed as beneficial owners of the shares have sole voting and investment power with respect to those shares.

 (2) Includes 400 shares of Loews common stock issuable upon the exercise of options granted under the Loews Corporation 2000 Stock Option Plan (the "Stock Option Plan") that are currently exercisable. In addition, Mr. Brademas owns 234 shares of the common stock of CNA Financial Corporation, an 89% owned subsidiary of Loews ("CNA").

 (3) Includes 1,200 shares of Loews common stock issuable upon the exercise of options granted under the Stock Option Plan that are currently exercisable. In addition, Mr. Chookaszian owns 404,031 shares of CNA common stock.

 (4) Includes 12,000 shares owned by an affiliate of ContiGroup Companies, Inc. ("ContiGroup"). Mr. Fribourg is an executive officer of ContiGroup. Mr. Fribourg disclaims beneficial interest in the ContiGroup shares. Also includes 1,200 shares of Loews common stock issuable upon the exercise of options granted under the Stock Option Plan that are currently exercisable.

 (5) Includes 1,200 shares of Loews common stock issuable upon the exercise of options granted under the Stock Option Plan that are currently exercisable. In addition, Mr. Myerson's wife owns 5,000 shares of Loews common stock as to which he disclaims any beneficial interest.

 (6) Includes 400 shares of Loews common stock issuable upon the exercise of options granted under the Stock Option Plan that are currently exercisable. In addition, Mr. Noha owns beneficially 1,350 shares of CNA common stock.

 (7) Includes 1,200 shares of Loews common stock issuable upon the exercise of options granted under the Stock Option Plan that are currently exercisable. Mr. Price owns beneficially 20,400 shares of the common stock of Bulova Corporation ("Bulova"), a 97% owned subsidiary of Loews.

 (8) Includes 3,750 shares of Loews common stock issuable upon the exercise of options granted under the Stock Option Plan that are currently exercisable. In addition, Mr. Rebell owns beneficially 6,000 shares of CNA common stock, including 2,300 shares with respect to which he has shared voting and investment power, and 2,000 shares of common stock of Diamond Offshore Drilling, Inc., a 53% owned subsidiary of Loews ("Diamond Offshore"), including 1,500 shares issuable upon the exercise of options that are currently exercisable.

 (9) Includes 400 shares of Loews common stock issuable upon the exercise of options granted under the Stock Option Plan that are currently exercisable.

(10) Includes 5,000 shares of Loews common stock issuable upon the exercise of options granted under the Stock Option Plan that are currently exercisable. Also includes 2,500,000 shares of Loews common stock and 6,100 shares of CNA common stock held by a trust of which Mr. A.H. Tisch is the managing trustee and beneficiary. In addition, 40,000 shares of Loews common stock are held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power.

(11) Includes 5,000 shares of Loews common stock issuable upon the exercise of options granted under the Stock Option Plan that are currently exercisable. Also includes 2,500,000 shares of Loews common stock and 6,100 shares of CNA common stock held by a trust of which Mr. J.S. Tisch is the managing trustee and beneficiary. In addition, 100,000 shares of Loews common stock are held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power. In addition, Mr. J.S. Tisch owns 5,000 shares of Diamond Offshore common stock.

(12) Includes 5,000 shares of Loews common stock issuable upon the exercise of options granted under the Stock Option Plan that are currently exercisable. In addition, 110,000 shares of Loews common stock are held by a charitable foundation as to which Mr. J.M. Tisch has shared voting and investment power.

(13) Includes 5,062,000 shares of Loews common stock held of record by Mr. L.A. Tisch as trustee of trusts for the benefit of his wife, as to which he has sole voting and investment power. Does not include 10,385,760 shares of Loews common stock held by the sons of Mr. L.A. Tisch as reported on the principal shareholders table, below.

(14) Includes 7,611,300 shares of Loews common stock held of record by Mr. P.R. Tisch as trustee of trusts for the benefit of his wife, as to which he has sole voting and investment power.

(15) Includes 1,200 shares of Loews common stock issuable upon the exercise of options granted under the Stock Option Plan that are currently exercisable.

(16) Includes 42,025 shares of Loews common stock issuable upon the exercise of options that are currently exercisable.

            OWNERSHIP OF VOTING SECURITIES IN EXCESS OF FIVE PERCENT
                              BY BENEFICIAL OWNERS

     The following table contains certain information as to all persons who, to the knowledge of Loews, were the beneficial owners of 5% or more of the outstanding shares of Loews common stock. Except as otherwise noted, this information is as of September 30, 2001, and each person has sole voting and investment power with respect to the shares set forth.

                                                                    AMOUNT          PERCENT
NAME AND ADDRESS                                              BENEFICIALLY OWNED    OF CLASS
----------------                                              ------------------    --------
Laurence A. Tisch(1)........................................     30,065,756(2)        15.7%
  667 Madison Avenue
  New York, N.Y. 10021-8087
Preston R. Tisch(1).........................................     31,899,296(3)        16.7%
  667 Madison Avenue
  New York, N.Y. 10021-8087

-------------------------

(1) Laurence A. Tisch and Preston R. Tisch are each Co-Chairman of the Board of Loews, and are brothers. James S. Tisch, President and Chief Executive Officer and a director of Loews, and Andrew H. Tisch, Chairman of the Executive Committee and a director of Loews, are sons of Mr. L.A. Tisch. Jonathan M. Tisch, Chairman and Chief Executive Officer of Loews Hotels and a director of Loews, is the son of Mr. P.R. Tisch. Each of Messrs. J.S. Tisch, A.H. Tisch and J.M. Tisch are members of Loews's Office of the President.

(2) Includes 5,062,000 shares of Loews common stock held of record by Mr. L.A. Tisch as trustee of trusts for the benefit of his wife, as to which he has sole voting and investment power. Also includes an aggregate of 10,385,760 shares of Loews common stock beneficially owned by Andrew H. Tisch, Daniel
    R. Tisch, James S. Tisch and Thomas J. Tisch, each of whom is a son of Mr. L.A. Tisch. Such shares were reported in a Schedule 13D filed with the Securities and Exchange Commission by Mr. L.A. Tisch and his sons which stated that the filing persons were filing jointly solely for information purposes because of their family relationships. However, they did not affirm that they constituted a "group" for any purpose, and each such person expressly disclaimed beneficial ownership of any shares beneficially owned by any other such person.

(3) Includes 7,611,300 shares of Loews common stock held of record by Mr. P.R. Tisch as trustee of trusts for the benefit of his wife, as to which he has sole voting and investment power.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for Loews's Annual Meeting to be held in 2002 must have been received by Loews at its principal executive offices not later than November 27, 2001 in order to be included in Loews's proxy materials. Proxies solicited by Loews for the 2002 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February 10, 2002 without a description of them in the proxy materials for that meeting. Shareholder proposals should be addressed to Loews Corporation, 667 Madison Avenue, New York, New York 10021-8087, Attention: Corporate Secretary.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from commercial documents retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

LOEWS SEC FILINGS                                               PERIOD
-----------------                                               ------
Annual Report on Form 10-K/A                  Year ended December 31, 2000 (as amended
                                              on March 16, 2001)
Quarterly Reports on Form 10-Q                Quarters ended March 31, 2001 and June 30,
                                              2001
Current Reports on Form 8-K                   Filed on January 9, 2001, May 8, 2001, May
                                              23, 2001 and September 17, 2001

     We are also incorporating by reference into this proxy statement additional documents that may be filed with the SEC from the date of this proxy statement to the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference such exhibits in this proxy statement. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address and phone number:

                               Loews Corporation
                               667 Madison Avenue
                         New York, New York 10021-8087
                           Telephone: (212) 521-2000
                         Attention: Corporate Secretary

     If you would like to request documents from us, please do so by        ,
2001 to receive them before the special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE MATTERS BEING CONSIDERED AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY
STATEMENT IS DATED        , 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION
CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                      APPENDIX A

                                    FORM OF
                        CERTIFICATE OF AMENDMENT OF THE
           RESTATED CERTIFICATE OF INCORPORATION OF LOEWS CORPORATION
           UNDER SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Loews Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      FIRST: The Board of Directors of the Corporation unanimously adopted resolutions proposing and declaring advisable an amendment to the Restated Certificate of Incorporation to establish a new class of common stock, Carolina Group stock, having the number, designation, relative rights, preferences, and limitations as set forth herein.

      SECOND:  To effect the foregoing, Article FOURTH of the Restated
               Certificate of Incorporation of the Corporation is hereby amended as set forth in Exhibit A hereto.

      THIRD:   At a meeting of stockholders of the Corporation duly held on
                         , 2001, a majority of the outstanding stock of the
               Corporation entitled to vote voted to approve the foregoing amendment in accordance with the provisions of the Restated
               Certificate of Incorporation of the Corporation and the
               General Corporation Law of the State of Delaware.

      FOURTH:  Said amendment was duly adopted in accordance with Section
               242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Loews Corporation has caused this certificate to be signed by Barry Hirsch, its Senior Vice President, General Counsel and
Secretary, this   day of        , 2001.

                                          LOEWS CORPORATION

                                          By:
                                          --------------------------------------
                                          Name:  Barry Hirsch
                                          Title: Senior Vice President,
                                                 General Counsel and Secretary

                                                                       EXHIBIT A

                                 ARTICLE FOURTH

ARTICLE FOURTH IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,300,000,000 shares, consisting of 100,000,000 shares of Preferred Stock, par value $.10 per share ("Preferred Stock") and 1,200,000,000 common shares, of which 600,000,000 shall be Loews common stock having a par value of $1.00 per share ("Loews common stock") and 600,000,000 shall be Carolina Group stock having a par value of $0.01 per share ("Carolina Group stock").

PART A: PREFERRED STOCK

     The Board of Directors is hereby authorized to issue the Preferred Stock, from time to time, in one or more series, on such terms and conditions as it may deem advisable and to fix by resolution the designation of each series and the powers, preferences, and relative, participating, optional or other special rights of the shares of each series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

     (a) the designation and number of shares comprising such series;

     (b) the dividends, if any, which shall be payable on the shares of such series and any preferences and other terms and conditions applicable thereto;

     (c) any rights and preferences of the holders of the shares of such series upon the liquidation, dissolution, or winding up of the affairs of, or upon any distribution of the assets of, the Corporation;

     (d) the full, limited or special voting rights, if any, of the shares of such series, in addition to voting rights provided by law, and the terms and conditions applicable thereto;

     (e) any provision with respect to the conversion of the shares of such series into, or the exchange of such shares for, shares of any other class or classes, or of any other series of any class, of the capital stock of the Corporation and/or any other property or cash, and the terms and conditions applicable to any such conversion or exchange;

     (f) any provision with respect to the redemption, purchase, or retirement of such shares and the terms and conditions applicable thereto;

     (g) any provision with respect to the issuance of additional shares of such series or of any other class or series on a parity with or superior to the shares of such series; and

     (h) any other relative, participating, optional or special powers, preferences, or rights of, and any other qualifications, limitations, or restrictions with respect to, the shares of such series as the Board of Directors may deem advisable.

PART B: LOEWS COMMON STOCK AND CAROLINA GROUP STOCK

  1. Voting Rights.

     (a) Subject to paragraph 1(c) of this Part B of this Article Fourth, holders of Loews common stock shall be entitled to one vote for each share of such stock held and holders of Carolina Group stock shall be entitled to 1/10 of a vote for each share of such stock held on all matters presented to such shareholders.

     (b) Except as may otherwise be required by the laws of the State of Delaware or, with respect to additional or special voting rights (which may include, without limitation, rights of any holders of any class or series to elect one or more directors voting separately as a class) of any class or series of Preferred Stock or any other class of common shares, in this Certificate of Incorporation, as the same may be amended from time to time, the holders of shares of Loews common stock, the holders of shares of Carolina Group stock, the holders of shares of each other class of common shares, if any, entitled to vote thereon, and the holders of shares of each class or series of Preferred Stock, if any, entitled to vote thereon, shall vote as one class with respect to all matters to be voted on by shareholders of the Corporation, and no separate vote or consent of the holders of shares of Loews common stock, the holders of shares of Carolina Group stock or the holders of shares of any such class of common shares or any such class or series of Preferred Stock shall be required for the approval of any such matter.

     (c) If the Corporation shall in any manner subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of Loews common stock or Carolina Group stock, or pay a stock dividend in shares of any class to holders of that class, the per share voting rights of Carolina Group stock specified in paragraph 1(a) of Part B of this Article Fourth shall be appropriately adjusted so as to avoid any dilution in the aggregate voting rights of any one class relative to the other class.

  2. Dividends.

     (a) DIVIDENDS ON LOEWS COMMON STOCK. Dividends on Loews common stock may be declared and paid only to the extent of (i) the assets of the Corporation legally available therefor minus (ii) the Carolina Group Available Dividend Amount (such amount available for the payment of dividends on Loews common stock is referred to in this Part B of this Article Fourth as the "Loews Group Available Dividend Amount").

     (b) DIVIDENDS ON CAROLINA GROUP STOCK. Dividends on Carolina Group stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor, and (ii) the Carolina Group Available Dividend Amount. Concurrently with the payment of any dividend on shares of Carolina Group stock, at the election of the Board of Directors, either (x) the Loews Group shall receive from the Carolina Group an aggregate payment of the same kind of cash and/or property that is the subject of such dividend, which payment shall be equal to the excess, if any, of (i) the quotient obtained by dividing (A) the aggregate amount of such dividend, as determined by the Board of Directors, by (B) the Carolina Group Allocation Fraction, over (ii) the aggregate amount of such dividend, as so determined, or (y) the Carolina Group Allocation Fraction will be adjusted as described in paragraph 8 of this Part B of this Article Fourth. The payment to be made to the Loews Group pursuant to the preceding sentence may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash or other property.

     (c) DISCRIMINATION BETWEEN OR AMONG CLASSES OF COMMON SHARES. The Board of Directors, subject to the provisions of paragraphs 2(a) and 2(b) of this Part B of this Article Fourth, shall have the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying the same) exclusively to the holders of Loews common stock, exclusively to the holders of Carolina

Group stock, exclusively to the holders of any other class of common shares or to the holders of any two or more of such classes in equal or unequal amounts, notwithstanding the relationship between the Loews Group Available Dividend Amount and the Carolina Group Available Dividend Amount, the respective amounts of prior dividends declared on, or the liquidation rights of, Loews common stock or Carolina Group stock, or any other factor.

  3. Share Distributions.

     Subject to the provisions of paragraph 4 of Part B of this Article Fourth, the Corporation may declare and pay a distribution consisting of shares of Loews common stock, Carolina Group stock or any other securities of the Corporation or any other Person (hereinafter sometimes called a "share distribution") to holders of Loews common stock or Carolina Group stock only in accordance with this paragraph 3 of this Part B of this Article Fourth.

     (a) DISTRIBUTIONS ON LOEWS COMMON STOCK OR CAROLINA GROUP STOCK. The Corporation may declare and pay a share distribution to holders of Loews common stock, Carolina Group stock or any other class of common shares consisting of any securities of the Corporation, any Subsidiary of the Corporation, or any other Person, including, without limitation, a share distribution consisting of shares of any class or series of Preferred Stock or shares of Loews common stock, Carolina Group stock or any other class of common shares (or Convertible Securities convertible into or exercisable or exchangeable for shares of any class or series of Preferred Stock or shares of Loews common stock, Carolina Group stock or any other class of common shares). However, securities of a group may be distributed to holders of another group only for consideration.

     Concurrently with the making of any share distribution with respect to Carolina Group stock, at the election of the Board of Directors, either (x) the Loews Group shall receive from the Carolina Group an aggregate payment of the same kind of property that is the subject of such distribution, which payment shall be equal to the excess, if any, of (i) the quotient obtained by dividing
(A) the aggregate amount of such distribution, as determined by the Board of Directors, by (B) the Carolina Group Allocation Fraction, over (ii) the aggregate amount of such distribution, as so determined, or (y) the Carolina Group Allocation Fraction shall be adjusted as described in paragraph 8 of this Part B of this Article Fourth. Any payment to be made to the Loews Group pursuant to the preceding sentence may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash or other property.

     (b) DISCRIMINATION BETWEEN OR AMONG CLASSES OF COMMON SHARES. The Board of Directors, subject to the foregoing provisions of this paragraph 3 of this Part B of this Article Fourth, shall have the sole authority and discretion to declare and pay (or to refrain from declaring or paying) share distributions exclusively to holders of Loews common stock, exclusively to holders of Carolina Group stock, exclusively to the holders of any other class of common shares or to holders of any two or more of such classes in equal or unequal amounts, notwithstanding the relationship between the Loews Group Available Dividend Amount, the Carolina Group Available Dividend Amount, the respective amounts of prior share distributions declared on, or the liquidation rights of, Loews common stock or Carolina Group stock, or any other factor.

  4. Exchange of Carolina Group stock.

     (a) EXCHANGE AT OPTION OF BOARD OF DIRECTORS FOLLOWING THE OCCURRENCE OF TAX EVENTS. At any time following the occurrence of a Tax Event, the Board of Directors, in its sole discretion, may effect a recapitalization of the Corporation (a "Board Required Exchange") by declaring that all of the outstanding shares of Carolina Group stock shall be exchanged for (i) fully paid and nonassessable shares of Loews common stock in accordance with the Tax Event Equity Exchange Rate or (ii) cash, in accordance with the Tax Event Cash Exchange Rate.

     (b) EXCHANGE AT OPTION OF BOARD OF DIRECTORS FOLLOWING THE SECOND ANNIVERSARY OF THE INITIAL ISSUANCE DATE. Following the second anniversary of the date of initial issuance of any shares of Carolina Group stock (the "Initial Issuance Date") until the occurrence of a Significant Transaction, the Board of Directors, in its sole discretion, may effect a Board Required Exchange by declaring that all of the outstanding shares of Carolina Group stock shall be exchanged for (i) fully paid and nonassessable shares of Loews common stock in accordance with the Regular Equity Exchange Rate or (ii) cash, in accordance with the Regular Cash Exchange Rate.

     (c) EXCHANGE FOR STOCK OF QUALIFYING SUBSIDIARIES AT OPTION OF BOARD OF DIRECTORS. At any time following the Initial Issuance Date, so long as all of the assets and liabilities included in the Carolina Group are held, directly or indirectly, by one or more Qualifying Subsidiaries of the Corporation that hold no other material assets or liabilities (the "Carolina Group Subsidiaries"), the Board of Directors may, subject to the availability of assets of the Corporation legally available therefor, effect a Board Required Exchange by exchanging, on a pro rata basis, all of the outstanding shares of Carolina Group stock in exchange for an aggregate number of outstanding fully paid and nonassessable shares of common stock of such Carolina Group Subsidiary or Subsidiaries as set forth in Section 4(h) of this Part B of this Article Fourth, provided that no such exchange may occur unless the exchange is tax free to the holders of Carolina Group stock (except with respect to any cash received by such holders in lieu of fractional shares).

     (d) EXCHANGE, REDEMPTION AND/OR DIVIDEND IN CONNECTION WITH CERTAIN SIGNIFICANT TRANSACTIONS. In the event of a Disposition other than a Carolina Group Related Business Transaction in a transaction or series of related transactions of all or substantially all of the assets (as defined below) of the Carolina Group to any Person(s) or group(s) of which the Corporation is not a majority owner (whether by merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise) (a "Significant Transaction"), effective upon the consummation of such Disposition, the Corporation may take one of the actions set forth in clauses (i) through (iii) below on or prior to the 90th day following the consummation of the Significant Transaction; provided, however, that if the Corporation has received any Net Proceeds from the Disposition, and the Corporation has determined not to retain all such amounts as Loews Tobacco Contingency Reserves, the Corporation must effect one of the actions set forth in clauses (i) through (iii) below on or prior to the 90th calendar day following the consummation of the Significant Transaction, which action will be selected in the sole discretion of the Board of Directors:

          (i) exchange all outstanding shares of Carolina Group stock, at the sole discretion of the Board of Directors, for fully paid and nonassessable shares of Loews common stock at the Regular Equity Exchange Rate;

          (ii) (x) subject to the limitations described in paragraph 2(b) of this Part B of this Article Fourth and to the other provisions described in this paragraph 4(d) of this Part B of this Article Fourth, declare and pay a dividend in cash and/or in securities (other than Loews common stock) or other property (determined as provided below) to holders of the outstanding shares of Carolina Group stock equally on a share-for-share basis in an aggregate amount equal to the Carolina Group Aggregate Distributable Amount of such Significant Transaction; or (y) provided that there are assets of the Corporation legally available therefor and to the extent the Carolina Group Available Dividend Amount would have been sufficient to pay a dividend in lieu thereof as described in clause (x) of this paragraph 4(d) of this Part B of this Article Fourth, then (A) if such Significant Transaction involves the Disposition of all (not merely substantially all) of the assets of the Carolina Group and the Corporation elects to effect a redemption using an aggregate amount of consideration equal to the aggregate amount of the Carolina Group Net Proceeds, redeem all outstanding shares of Carolina Group stock in exchange for cash and/or securities (other than Loews common stock) or other property (determined as provided below) in an aggregate amount equal to the Carolina Group Net

     Proceeds; or (B) if such Significant Transaction involves the Disposition of all or substantially all of the assets of the Carolina Group (and with respect to the sale of all of such assets, the Corporation elects to effect a redemption using an aggregate amount of consideration less than the aggregate amount of the Carolina Group Net Proceeds because it has not received 100% of the Net Proceeds or has established Loews Tobacco Contingency Reserves), apply an aggregate amount of cash and/or securities (other than Loews common stock) or other property (determined as provided below) equal to the Carolina Group Aggregate Distributable Amount to the redemption of outstanding shares of Carolina Group stock, the number of shares to be redeemed to equal the lesser of (1) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of Carolina Group stock by the average Market Value of one share of Carolina Group stock during the 20-Trading Day period beginning on the 5th Trading Day immediately preceding the date of a public announcement that a definitive agreement has been signed for such Disposition, and (2) the number of shares of Carolina Group stock outstanding; or

          (iii) subject to the limitations described in paragraph 2(b) of this Part B of this Article Fourth and to the other provisions described in this paragraph 4(d) of this Part B of this Article Fourth, combine the issuance of shares of Loews common stock in exchange for shares of Carolina Group stock with the payment of a dividend on or the redemption of shares of Carolina Group stock for cash and/or other securities (other than Loews common stock) or other property as described below.

     In the event that the Board of Directors elects the option described in clause (iii) of the preceding paragraph, the outstanding shares of Carolina Group stock exchanged for fully paid and nonassessable shares of Loews common stock shall be exchanged at the Regular Equity Exchange Rate and a dividend shall be paid on all the remaining shares of Carolina Group stock equally on a share for share basis, or some or all of the remaining outstanding shares of Carolina Group stock shall be exchanged for cash and/or other securities (other than Loews common stock) or other property, as follows: the aggregate amount of such dividend, in the case of a dividend, or the portion of the Carolina Group Aggregate Distributable Amount to be applied to such an exchange, in the case of an exchange, shall equal (A) an amount equal to the total Carolina Group Aggregate Distributable Amount multiplied by (B) one minus a fraction, the numerator of which shall be the number of shares of Carolina Group stock exchanged for shares of Loews common stock and the denominator of which shall be the total number of outstanding shares of Carolina Group stock. In the event of an exchange, if the Significant Transaction involves the Disposition of all (not merely substantially all) of the assets of the Carolina Group and the Corporation elects to effect a redemption using an aggregate amount of consideration equal to the aggregate amount of the Carolina Group Net Proceeds, then all remaining outstanding shares of Carolina Group stock will be redeemed in exchange for cash and/or securities (other than Loews common stock) or other property in an aggregate amount equal to the portion of the Carolina Group Aggregate Distributable Amount to be applied to the exchange. If the Significant Transaction involves the Disposition of all or substantially all of the assets of the Carolina Group (and with respect to the sale of all of such assets, the Corporation elects to effect a redemption using an aggregate amount of consideration less than the aggregate amount of the Carolina Group Net Proceeds because it has not received 100% of the Net Proceeds or has established Loews Tobacco Contingency Reserves), then the portion of the Carolina Group Aggregate Distributable Amount to be applied to the exchange will be used to redeem a number of shares equal to the lesser of (1) the whole number nearest the number determined by dividing the aggregate amount so allocated to the redemption of Carolina Group stock by the average Market Value of one share of Carolina Group stock during the 20-Trading Day period beginning on the 5th Trading Day immediately preceding the date of a public announcement that a definitive agreement has been signed for such Disposition, and (2) the number of shares of Carolina Group stock outstanding.

     Notwithstanding the foregoing, the Corporation shall be under no obligation to effect any of the actions described in clauses (i) through (iii) above that it might otherwise be required to effect (x) if the underlying Significant Transaction is conditioned upon the affirmative vote of a majority of the holders of Carolina Group stock, voting as a separate class, (y) in connection with a spin-off or similar disposition of the Corporation's entire interest in the Carolina Group to the holders of Carolina Group stock, including any such disposition that is made in connection with a Board Required Exchange, or (z) in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     (e) INCREMENTAL DIVIDEND/FINAL REDEMPTION IN CONNECTION WITH CERTAIN SIGNIFICANT TRANSACTIONS. In the event of a Significant Transaction, if, on the 91st day following consummation of the Significant Transaction, the Corporation has not redeemed all of the outstanding shares of Carolina Group stock and either (x) Lorillard, Inc. has not distributed to the Corporation 100% of the Net Proceeds, or (y) the Corporation has received from Lorillard, Inc. some or all of the Net Proceeds but has determined to retain some or all of such Net Proceeds as Loews Tobacco Contingency Reserves (the "Trigger Event"), the following principles will govern: each time, following the Triggering Event, that the Corporation receives any distributions from Lorillard, Inc. (each such distribution, a "Lorillard Dividend"), the Corporation shall be required to pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a share-for-share basis in an aggregate amount equal to the Carolina Group Incremental Dividend (less any increase in Carolina Group Tobacco Contingency Reserves made in connection with any new Lorillard Dividend). If, and when, the Corporation determines that it can release some or all of the Loews Tobacco Contingency Reserves (such released amounts, "Released Reserves"), the Corporation is required promptly to pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a share-for-share basis in an aggregate amount equal to the Carolina Group Released Reserves. In no event will the Corporation be required to make dividend payments pursuant to this paragraph 4(e) of this Part B of this Article Fourth more frequently than once per fiscal quarter. Any unpaid amounts in any fiscal quarter will be accumulated for payment in the next fiscal quarter.

     (f) CONSUMMATION; CONVERTIBLE SECURITIES. For purposes of this paragraph 4 of this Part B of this Article Fourth, in the case of a Significant Transaction involving a Disposition of assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions. Any exchange described in this paragraph 4 of this Part B of this Article Fourth shall be effected in accordance with the applicable provisions set forth in paragraph 5 of this Part B of this Article Fourth. In the event that, at the time of any Significant Transaction, there are outstanding any Convertible Securities convertible into or exercisable for shares of Carolina Group stock that would give the holders rights to receive any dividend or exchange consideration related to the Significant Transaction upon exercise, conversion or otherwise, or would adjust as a result of such dividend or exchange to give the holder equivalent economic rights, then the shares of Carolina Group stock underlying such Convertible Securities will be taken into account for purposes of determining the terms of any dividend payment or exchange effected in lieu of a Significant Transaction Exchange.

     (g) PAYMENT TO LOEWS GROUP. Concurrently with the payment of any dividend referred to in paragraph 4(d) or 4(e) of this Part B of this Article Fourth, at the election of the Board of Directors, either (A) the Loews Group shall receive from the Carolina Group an aggregate payment of the same kind of property that is the subject of such dividend, which payment shall be equal to the excess of
(i) the quotient obtained by dividing (x) the aggregate amount of such dividend, as determined by the Board of Directors, by (y) the Carolina Group Allocation Fraction, over (ii) the aggregate amount of such dividend, as so determined, or
(B) the Carolina Group Allocation Fraction will be adjusted as described in paragraph 8 of this Part B of this Article Fourth. Any payment to be made to the Loews Group pursuant to the preceding sentence may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash or other property.

     (h) EXCHANGE RATES. For purposes of this paragraph 4 of this Part B of this Article Fourth:

     The term "Tax Event Equity Exchange Rate" shall mean the number of Exchange Shares for which each share of Carolina Group stock shall be exchangeable pursuant to a Board Required Exchange, determined as follows: Each share of Carolina Group stock shall be exchangeable for such number of shares of Loews common stock (calculated to the nearest 1/10,000), subject to paragraph 5 below, equal to 100% of the ratio of the Average Market Price Per Share of such Carolina Group stock to the Average Market Price Per Share of Loews common stock. For purposes of computing the Tax Event Equity Exchange Rate, the "Average Market Price Per Share" of Loews common stock or Carolina Group stock, as the case may be, shall mean the average of the daily Market Value per share for such Loews common stock or Carolina Group stock for the 20 consecutive Trading Days ending on the 5th Trading Day prior to the date an Exchange Notice is mailed.

     The term "Tax Event Cash Exchange Rate" shall mean such amount of cash for which each share of Carolina Group stock shall be exchangeable pursuant to a Board Required Exchange, determined as follows: Each share of Carolina Group stock shall be exchangeable for such amount of cash (calculated to the nearest $.01), subject to paragraph 5 below, equal to 105% of the Average Market Price Per Share of such Carolina Group stock. For purposes of computing the Tax Event Cash Exchange Rate, the "Average Market Price Per Share" of Carolina Group stock, as the case may be, shall mean the average of the daily Market Value per share for such Carolina Group stock for the 20 consecutive Trading Days ending on the 5th Trading Day prior to the date an Exchange Notice is mailed.

     The term "Regular Equity Exchange Rate" shall mean the number of Exchange Shares for which each share of Carolina Group stock shall be exchangeable pursuant to a Board Required Exchange or a Significant Transaction Exchange, determined as follows: If the shares of Carolina Group stock are to be exchanged for shares of Loews common stock, each share of Carolina Group stock shall be exchangeable for such number of shares of Loews common stock (calculated to the nearest 1/10,000), subject to paragraph 5 below, equal to 115% of the ratio of the Average Market Price Per Share of such Carolina Group stock to the Average Market Price Per Share of Loews common stock. For purposes of computing the Regular Equity Exchange Rate, the "Average Market Price Per Share" of Loews common stock or Carolina Group stock, as the case may be, shall mean (i) in the case of a Board Required Exchange, the average of the daily Market Value per share for such Loews common stock or Carolina Group stock for the 20 consecutive Trading Days ending on the 5th Trading Day prior to the date an Exchange Notice is mailed, or (ii) in the case of a Significant Transaction Exchange, the average of the daily Market Value per share for such Loews common stock or Carolina Group stock for the 20 consecutive Trading Days beginning on the 5th Trading Day immediately preceding the date of a public announcement that a definitive agreement has been signed for such Disposition.

     The term "Regular Cash Exchange Rate" shall mean such amount of cash for which each share of Carolina Group stock shall be exchangeable pursuant to a Board Required Exchange, determined as follows: If the shares of Carolina Group stock are to be exchanged for cash, each share of Carolina Group stock shall be exchangeable for such amount of cash (calculated to the nearest $.01), subject to paragraph 5 below, equal to 120% of the Average Market Price Per Share of such Carolina Group stock. For purposes of computing the Regular Cash Exchange Rate, the "Average Market Price Per Share" of Carolina Group stock, as the case may be, shall mean the average of the daily Market Value per share for such Carolina Group stock for the 20 consecutive Trading Days ending on the 5th Trading Day prior to the date an Exchange Notice is mailed.

     If the shares of Carolina Group stock are to be exchanged for shares of one or more Carolina Group Subsidiaries, such shares of Carolina Group stock shall be exchanged, on a pro rata basis, for an aggregate number of outstanding fully paid and nonassessable shares of common stock of each such Carolina Group Subsidiary equal to the number of outstanding shares of common stock of such Subsidiary held by the Corporation multiplied by the Carolina Group Allocation Fraction and, if the Board of Directors so determines, the remaining shares of such Subsidiary shall be distributed on a pro rata basis to the holders of shares of Loews common stock (or shares of Loews common stock shall be exchanged for such remaining shares of such Subsidiary); provided that no such distribution (or mandatory exchange) may occur unless the distribution (or mandatory exchange) is tax free to the holders of Loews common stock (except with respect to any cash received by such holders in lieu of fractional shares). If at the time of such an exchange for shares of one or more Carolina Group Subsidiaries, there are outstanding any Convertible Securities convertible into or exercisable for shares of Carolina Group stock that would become exercisable or convertible for shares of one or more Carolina Group Subsidiaries as a result of such exchange, and the obligation to issue such shares under such options, warrants, convertible securities or similar rights is not assumed or otherwise provided for by one or more Carolina Group Subsidiaries, then the shares of Carolina Group stock underlying such Convertible Securities will be taken into account for purposes of determining the Carolina Group Allocation Fraction for such exchange.

     The phrase "substantially all of the assets" of the Carolina Group as of any date shall mean a portion of such assets that represents at least 80% of the Fair Value of the assets attributed to the Carolina Group as of such date.

     The term "Exchange Shares" shall mean the shares of Loews common stock or shares of one or more Carolina Group Subsidiaries, as the case may be, into which shares of Carolina Group stock may be exchanged pursuant to a Board Required Exchange.

  5. Certain Procedures Relating to Exchanges.

     (a) The Board of Directors may, in its sole discretion, elect to issue fractional Exchange Shares in connection with an exchange or to make a cash payment in lieu of fractional shares, as described below. If the Board of Directors elects not to issue fractional Exchange Shares, then no such fractional shares shall be issued in connection with the exchange of shares of Carolina Group stock into Exchange Shares, and, in lieu thereof, each holder of Carolina Group stock who would otherwise be entitled to a fractional interest of an Exchange Share shall, upon surrender of such holder's certificate or certificates representing shares of Carolina Group stock, receive a cash payment (without interest) (the "Fractional Payment") equal to (i) in the case of an exchange for shares of Loews common stock, the product resulting from multiplying (A) the fraction of a share of Loews common stock to which such holder would otherwise have been entitled by (B) the Average Market Price Per Share of Loews common stock on the Exchange Date, or (ii) in the case of an exchange for shares of one or more Carolina Group Subsidiaries, such value as is determined by the Board of Directors.

     (b) No adjustments in respect of dividends shall be made upon the exchange of any shares of Carolina Group stock; provided, however, that, if the Exchange Date with respect to Carolina Group stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution, notwithstanding the exchange of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

     (c) At such time or times as the Corporation exercises its right to cause a Board Required Exchange, and at the time of any Significant Transaction Exchange, the Corporation shall give notice of such exchange to the holders of Carolina Group stock whose shares are to be exchanged, by mailing by first-class mail a notice of such exchange (an "Exchange Notice"), in the case of an exchange at the discretion of the Board of Directors, not less than 30 nor more than 60 days prior to the date fixed for such exchange (the "Exchange Date"), and, in the case of any other required exchange, as soon as practicable before or after the Exchange Date, in either case, to their last addresses as they appear upon the Corporation's books. Each such Exchange Notice shall specify the Exchange Date and the Exchange Rate applicable to such exchange, and may be conditioned on or otherwise subject to such terms as the Board of Directors may determine.

     (d) In the case of certificated shares, before any holder of shares of Carolina Group stock shall be entitled to receive certificates representing such Exchange Shares, such holder must surrender, at such office as the Corporation shall specify, certificates for such shares of Carolina Group stock duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, unless the Corporation shall waive such requirement. The Corporation shall, as soon as practicable after such surrender of certificates representing such shares of Carolina Group stock, issue and deliver, at the office of the transfer agent representing Exchange Shares, to the holder for whose account such shares of Carolina Group stock were so surrendered, or to such holder's nominee or nominees, certificates representing the number of Exchange Shares to which such holder shall be entitled, together with the Fractional Payment, if any.

     (e) From and after any Exchange Date, all rights of a holder of shares of Carolina Group stock shall cease except for the right, upon surrender of the certificates representing such shares of Carolina Group stock, to receive certificates representing Exchange Shares together with a Fractional Payment, if any, as described in paragraphs 5(a) and 5(d) of this Part B of this Article Fourth and rights to dividends as described in paragraph 5(b) of this Part B of this Article Fourth. No holder of a certificate that immediately prior to the applicable Exchange Date represented shares of Carolina Group stock shall be entitled to receive any dividend or other distribution with respect to Exchange Shares until surrender of such holder's certificate for a certificate or certificates representing Exchange Shares. Upon surrender, the holder shall receive the amount of any dividends or other distributions (without interest) that were payable with respect to a record date after the Exchange Date, but that were not paid by reason of the foregoing with respect to the number of Exchange Shares represented by the certificate or certificates issued upon such surrender. From and after an Exchange Date applicable to Carolina Group stock, the Corporation shall, however, be entitled to treat certificates for Carolina Group stock that have not yet been surrendered for exchange as evidencing the ownership of the number of Exchange Shares for which the shares of Carolina Group stock represented by such certificates have been exchanged, notwithstanding the failure to surrender such certificates.

     (f) If any certificate for Exchange Shares is to be issued in a name other than that in which the certificate representing shares of Carolina Group stock surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting the issuance pays any transfer or other taxes required by reason of the issuance of certificates for such Exchange Shares in a name other than that of the record holder of the certificate surrendered, or establishes, to the satisfaction of the Corporation or its agent, that such tax has been paid or is not applicable. Under no circumstances shall the Corporation be liable to a holder of shares of Carolina Group stock for any Exchange Shares or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) At the time an Exchange Notice is delivered with respect to any shares of Carolina Group stock, or at the time of the Exchange Date, if earlier, the Corporation shall have reserved and kept available, solely for the purpose of issuance upon exchange of the outstanding shares of Carolina

Group stock, such number of Exchange Shares as shall be issuable upon the exchange of the number of shares of Carolina Group stock specified or to be specified in the applicable Exchange Notice, provided that the Corporation shall not under any circumstances be precluded from satisfying its obligation in respect of the exchange of the outstanding shares of Carolina Group stock by delivery of purchased Exchange Shares that are held in the treasury of the Corporation.

     (h) The Board of Directors may adjust the foregoing procedures as may be appropriate to reflect any ownership of shares through book-entry accounts or otherwise in non-certificated form.

     (i) The Corporation will effect any Significant Asset Exchange on a pro rata basis with respect to each holder of Carolina Group stock.

  6. Liquidation.

     In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Stock is entitled, (a) the holders of the shares of Loews common stock shall share in the aggregate in a percentage of the funds of the Corporation remaining for distribution to its common shareholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of X/Z for the 20-Trading Day period ending on the fifth Trading Day immediately prior to the date of the public announcement of such liquidation, dissolution or winding up of the Corporation, (b) the holders of the shares of Carolina Group stock shall share in the aggregate in a percentage of the funds of the Corporation remaining for distribution to its common shareholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of W/Z for such 20-Trading Day period, and (c) if applicable, the holders of the shares of any other class of common shares of the Corporation (other than Loews common stock or Carolina Group stock), on the basis that may be set forth in this Certificate of Incorporation with respect to any such shares, shall share in the aggregate in a percentage of the funds of the Corporation remaining for distribution to its common shareholders equal to 100% multiplied by the average daily ratio (expressed as a decimal) of V/Z for such 20-Trading Day period, where X is the aggregate Market Capitalization of the Loews common stock, W is the aggregate Market Capitalization of the Carolina Group stock, V is the aggregate Market Capitalization, if applicable, of any other class of common shares (other than Loews common stock and Carolina Group stock), and Z is the aggregate Market Capitalization of (i) the Loews common stock, (ii) the Carolina Group stock and
(iii) any other class of common shares of the Corporation (other than Loews common stock and Carolina Group stock). Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 6 of this Part B of this Article Fourth. Notwithstanding the foregoing, any transaction or series of related transactions that results in all of the assets and liabilities included in the Carolina Group being held by one or more Carolina Group Subsidiaries, and the distribution of some or all of the shares of such Carolina Group Subsidiaries (and no other material assets or liabilities) to the holders of the outstanding Carolina Group stock shall not constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation for purposes of this paragraph 6 of this Part B of this Article Fourth, but shall be subject to paragraph 4 of this Part B of this Article Fourth.

  7. Determinations by the Board of Directors.

     Any determinations made by the Board of Directors under any provision of this Part B of this Article Fourth shall be final and binding on all shareholders of the Corporation, except as may otherwise be required by law. The Corporation shall prepare a statement of any determination by the

Board of Directors, respecting the fair market value of any properties, assets or securities, and shall file such statement with the Secretary of the Corporation.

  8. Adjustment of the Carolina Group Allocation Fraction.

     (a) The denominator of the Carolina Group Allocation Fraction shall be adjusted from time to time as deemed appropriate by the Board of Directors (i) to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of Carolina Group stock and stock dividends payable in shares of Carolina Group stock, (ii) to reflect the fair market value of contributions or allocations by the Corporation of cash or property or other assets or liabilities from the Loews Group to the Carolina Group (or vice versa), or of cash or property or other assets or liabilities of the Loews Group to, or for the benefit of, employees of businesses attributed to the Carolina Group in connection with employee benefit plans or arrangements of the Corporation or any of its subsidiaries (or vice versa), (iii) to reflect the number of shares of capital stock of the Corporation contributed to, or for the benefit of, employees of businesses attributed to the Carolina Group in connection with benefit plans or arrangements of the Corporation or any of its Subsidiaries, (iv) to reflect repurchases by the Corporation of shares of Carolina Group stock for the account of the Loews Group or the Carolina Group,
(v) to reflect issuances of Carolina Group stock for the account of the Carolina Group or the Loews Group, (vi) to reflect dividends or other distributions to holders of the Carolina Group stock to the extent a pro rata payment is not made to the Loews Group, and (vii) under such other circumstances as the Board of Directors determines appropriate to reflect the economic substance of any other event or circumstance, provided that, in each case, the adjustment shall be made in a manner that the Board of Directors determines is fair and equitable to holders of Loews common stock and Carolina Group stock (and intended to reflect the relative deemed economic ownership interest, if any, of the Loews Group in the Carolina Group). Any adjustment made by the Board of Directors pursuant to the preceding sentence shall, subject to the foregoing, be at the sole discretion of the Board of Directors, and all such determinations shall be final and binding on all shareholders of the Corporation. For purposes of this paragraph 8 of this Part B of this Article Fourth, the consideration paid by the Loews Group to acquire any assets or other property contributed or allocated to the Carolina Group shall be presumed to be the "fair market value" as of its acquisition.

     (b) Without duplication of any adjustment pursuant to paragraph 8(a) of this Part B of this Article Fourth, in the event that the Corporation shall issue shares of Carolina Group stock for the account of the Carolina Group, then the denominator of the Carolina Group Allocation Fraction shall be increased by the number of shares of Carolina Group stock so issued.

     (c) Without duplication of any adjustment pursuant to paragraph 8(a) of this Part B of this Article Fourth, if, in connection with any share issuance described in paragraph 8(b) of this Part B of this Article Fourth, or otherwise, the Corporation contributes or allocates cash or other property or assets from the Loews Group to the Carolina Group, the denominator of the Carolina Group Allocation Fraction shall be increased (or further increased) by an amount obtained by dividing (i) the fair market value of such cash, property or assets (as determined by the Board of Directors) by (ii) the net per share offering price of the Carolina Group stock.

  9. Certain Definitions.

     Unless the context otherwise requires, the terms defined in this paragraph 9 of this Part B of this Article Fourth shall have, for all purposes of this Part B of this Article Fourth, the meanings herein specified:

     "Carolina Group" shall mean, as of any date that any shares of Carolina Group stock have been issued and continue to be outstanding, without duplication, the direct or indirect interest of the

Corporation (either itself or through direct or indirect subsidiaries, affiliates, joint ventures or other investments, or any of their predecessors or successors) in, and the direct or indirect liability of the Corporation (or any such subsidiary, affiliate, joint venture or other investment) for:

          (a) Lorillard, Inc.,

          (b) any dividend or distribution paid by Lorillard, Inc. following the Initial Issuance Date,

          (c) all assets, liabilities and businesses acquired by a member of the Carolina Group or acquired by the Corporation or any of its Subsidiaries for the account of, or contributed, allocated or otherwise transferred to, the Carolina Group (including the net proceeds of any new issuance for the account of the Carolina Group of any new shares of Carolina Group stock or Convertible Securities), in each case, after the Initial Issuance Date and as determined by the Board of Directors in accordance with the provisions of this Part B of this Article Fourth,

          (d) all net income or net losses arising after the Initial Issuance Date from the assets and liabilities that are reflected in the Carolina Group and the proceeds of any Disposition of any such assets following the Initial Issuance Date,

          (e) notional, intergroup debt owed from the Carolina Group to the Loews Group, in an amount and with terms to be determined by the Board of Directors prior to the Initial Issuance Date, and

          (f) any and all liabilities, costs and expenses of the Corporation and Lorillard, Inc. and its subsidiaries and predecessors arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

     Notwithstanding the foregoing, the Carolina Group shall not include (1) any assets, liabilities or businesses disposed of after the Initial Issuance Date or
(2) any assets, liabilities or businesses allocated to the Loews Group or otherwise distributed, paid or transferred from the Carolina Group, whether to the Loews Group, to holders of shares of Carolina Group stock or otherwise, in each case after the Initial Issuance Date and as determined by the Board of Directors in accordance with the provisions of this Part B of this Article Fourth. Accordingly, the assets of the Carolina Group shall be reduced by, among other things, (x) payments of dividends or distributions to holders of Carolina Group stock or to the Loews Group in respect of its interest in the Carolina Group in connection with any such dividend or distribution, (y) payments of interest or principal on the notional, intergroup debt owed to the Loews Group, and (z) payments in respect of any costs, expenses or other liabilities allocated to the Carolina Group.

     "Carolina Group Aggregate Distributable Amount" shall mean the Carolina Group Allocated Portion of the excess of (1) the Net Proceeds received by the Corporation over (2) the Loews Tobacco Contingency Reserves.

     "Carolina Group Allocated Portion" shall mean, with respect to the Carolina Group as a whole, or any dividend, distribution, payment, consideration or other amount or allocation requiring apportionment between the holders of Carolina Group stock (other than the Corporation and its Subsidiaries), on the one hand, and the Loews Group, on the other hand, the following: (a) in the case of the Carolina Group as a whole, the proportion of such Group represented by the Carolina Group Allocation Fraction, and (b) in the case of any other amount or allocation, the product of (i) such amount or allocation and (ii) the Carolina Group Allocation Fraction.

     "Carolina Group Allocation Fraction" shall mean, as of any date of determination, a fraction, the numerator of which shall be the number of shares of Carolina Group stock outstanding on such date and the denominator of which shall be a number initially determined by the Board of Directors, in its sole discretion, prior to the Initial Issuance Date, subject to adjustment from time to time as described in this Part B of this Article Fourth, provided that such fraction shall in no event be greater than one. If the holders of any securities of the Corporation or any other Person that are convertible into or exercisable or exchangeable for shares of Carolina Group stock are entitled to participate in any dividend or other distribution with respect to the Carolina Group stock, such shares so issuable upon such conversion, exercise or exchange shall be taken into account in calculating the Carolina Group Allocation Fraction and any amount payable to the Loews Group in such manner as the Board of Directors determines to be appropriate.

     "Carolina Group Available Dividend Amount" shall mean, as of any date, the Carolina Group Allocated Portion of the excess of (a) the amount by which the total assets of the Carolina Group exceed the total liabilities of the Carolina Group as of such date over (b) the sum of (i) the par value of all issued shares of Carolina Group stock and each class or series of Preferred Stock attributed to the Carolina Group, (ii) the amount of the consideration received for any shares of Preferred Stock attributed to the Carolina Group without par value that have been issued, except such part of the consideration therefor as may have been allocated to surplus in a manner permitted by law, and (iii) any amount not included in subclauses (i) and (ii) above that the Corporation (by appropriate action of the Board of Directors) has transferred to stated capital specifically in respect of Carolina Group stock, minus (c) all reductions from such sums set forth in clauses (i), (ii) and (iii) above as have been effected in a manner permitted by law; provided, however, that, in the event that the law governing the Corporation changes from that governing the Corporation on the date the adoption of the Amendment to this Certificate of Incorporation pursuant to which the Carolina Group stock was authorized (whether because of amendment of the applicable law or because of a change in the jurisdiction of incorporation of the Corporation through merger or otherwise), the Carolina Group Available Dividend Amount shall mean the amount of dividends, as determined by the Board of Directors, that could be paid by a Corporation (governed under such applicable law) having the assets and liabilities of the Carolina Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding Carolina Group stock and of each class or series of Preferred Stock attributed to the Carolina Group and having an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

     "Carolina Group Incremental Dividend" shall mean, as of any date, with respect to any Lorillard Dividend, an amount equal to the Carolina Group Allocated Portion of the Lorillard Dividend.

     "Carolina Group Net Proceeds" shall mean, as of any date, with respect to any Disposition of any of the assets of the Carolina Group, an amount, if any, equal to the Carolina Group Allocated Portion of the Net Proceeds.

     "Carolina Group Related Business Transaction" shall mean any Disposition of all or substantially all the assets attributed to the Carolina Group in a transaction or series of related transactions that results in the Corporation or one or more of its Subsidiaries receiving in consideration of such assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity that (a) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor, and (b) which the Board of Directors determines is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Carolina Group prior to such Disposition.

     "Carolina Group Released Reserves" shall mean, as of any date, with respect to any Released Reserves, an amount equal to the Carolina Group Allocated Portion of the Released Reserves.

     "Carolina Group Tobacco Contingency Reserves" shall mean, as of any date, with respect to any Loews Tobacco Contingency Reserves, an amount equal to the Carolina Group Allocated Portion of the Loews Tobacco Contingency Reserves.

     "Convertible Securities" shall mean any securities of the Corporation or any Subsidiary of the Corporation that are convertible into, exchangeable for or evidence the right to purchase any shares of Loews common stock or Carolina Group stock, whether upon conversion, exercise or exchange, or pursuant to anti-dilution provisions of such securities or otherwise.

     "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock, or otherwise) by the Corporation or Lorillard, Inc. (or its respective successors) of any of its respective Subsidiaries or properties or assets. Disposition shall not include a merger, consolidation, exchange of shares or other business combination transaction involving the Corporation or Lorillard, Inc. or Lorillard Tobacco Company in which the Corporation or Lorillard, Inc. or Lorillard Tobacco Company (or its respective successors) continues, immediately following such transaction, to hold the same, direct and indirect, interest in the business, assets and liabilities comprising the Carolina Group that it held immediately prior to such transaction (other than as a result of any action by any Person included in the Carolina Group).

     "Fair Value" shall mean, in the case of equity securities or debt securities of a class that has previously been publicly traded for a period of at least three months, the Market Value thereof (if such Market Value, as so defined, can be determined) or, in the case of an equity security or debt security that has not been publicly traded for at least such period, means the fair value per share of stock or per other unit of such other security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors; provided, however, that, in the case of property other than securities, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

     "Group" shall mean the Loews Group or the Carolina Group.

     "Initial Issuance Date" shall mean the date of first issuance of any shares of Carolina Group stock.

     "Loews Group" shall mean, as of any date, the interest of the Corporation in all of the businesses in which the Corporation is or has been engaged, directly or indirectly (either itself or through direct or indirect subsidiaries, affiliates, joint ventures or other investments or any of their predecessors or successors), and the respective assets and liabilities of the Corporation therein, other than the Carolina Group Allocated Portion of the Carolina Group.

     "Loews Tobacco Contingency Reserves" shall mean an amount retained by the Corporation, which the Board of Directors from time to time determines in good faith should be retained for tobacco-related contingencies or other costs or liabilities of any kind (contingent or otherwise, by way of contract, tort, indemnity, guarantee or otherwise), whether or not any such contingency, cost or liability would be deductible as a cost or expense or would qualify for treatment as a reserve under generally accepted accounting principles.

     "Lorillard Tobacco Contingency Reserves" shall mean an amount retained by Lorillard, Inc. or Lorillard Tobacco Company or any of their respective subsidiaries, which such entity's board of directors from time to time determines in good faith should be retained for tobacco-related contingencies or other costs or liabilities of any kind (contingent or otherwise, by way of contract, tort, indemnity, guarantee or otherwise), whether or not any such contingency, cost or liability would be deductible as a cost or expense or would qualify for treatment as a reserve under generally accepted accounting principles.

     "Market Capitalization" of any class or series of capital stock of the Corporation on any Trading Day shall mean the product of (a) the Market Value of one share of such class or series on such Trading Day and (b) the number of shares of such class or series outstanding on such Trading Day.

     "Market Value" of any class or series of capital stock of the Corporation on any day shall mean the average of the daily closing price of a share of such class or series on such day (if such day is a Trading Day, and, if such day is not a Trading Day, on the Trading Day immediately preceding such day) on the New York Stock Exchange or, if the shares of such class or series are not quoted on the New York Stock Exchange on such Trading Day, on the Nasdaq National Market, or, if the shares of such class or series are not quoted on the Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation, or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day (including, without limitation, because such securities are not publicly held), the market value of a share of such class or series as determined by the Board of Directors; provided that, for purposes of determining the ratios set forth in paragraph 6 of this Part B of this Article Fourth, (a) the "Market Value" of any share of Loews common stock or Carolina Group stock on any day prior to the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to Loews common stock or Carolina Group stock, as applicable, shall be reduced by the fair market value of the per share amount of such dividend or distribution as determined by the Board of Directors, and (b) the "Market Value" of any share of Loews common stock or any share of Carolina Group stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of Loews common stock or Carolina Group stock, as applicable, or (ii) the "ex" date or any similar date for any dividend or distribution with respect to the Loews common stock or Carolina Group stock in shares of Loews common stock or Carolina Group stock, as applicable, shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

     "Net Proceeds" shall mean, as of any date, with respect to any Disposition of any of the assets of the Carolina Group, an amount, if any, equal to the gross proceeds of such Disposition after any payment of, or reasonable provision for, (a) any taxes payable by the Corporation or any other member of the Loews Group in respect of such Disposition or in respect of any mandatory dividend or redemption resulting from such Disposition (or that would have been payable but for the utilization of tax benefits attributable to the Loews Group), (b) any transaction costs borne by the Loews Group in connection with such Disposition, including, without limitation, any legal, investment banking and accounting fees and expenses borne by the Loews Group in connection with such Disposition, (c) any liabilities and other obligations (contingent or otherwise) of the Carolina Group (other than Loews Tobacco Contingency Reserves or Lorillard Tobacco Contingency Reserves), including, without limitation, any indemnity or guarantee obligations incurred by the Loews Group in connection with the Disposition or any liabilities assumed by the Loews Group for future purchase price adjustments, (d) any preferential amounts, accumulated and unpaid dividends and other obligations in respect of Preferred Stock attributed to the Carolina Group and (e) repayment of any notional, intergroup debt. To the extent the proceeds of any Disposition include any securities (other than Loews common stock) or other property other than cash, the Board of Directors shall determine the value of such securities or property; provided that the value of any marketable securities included in such proceeds shall be the average of the daily Market Value of such securities for the 20-Trading Day period beginning on the 5th Trading Day immediately preceding the date of a public announcement that a definitive agreement has been signed for such Disposition.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

     "Qualifying Subsidiary" of a Person shall mean a Subsidiary of such Person in which such Person's ownership and voting interest is sufficient to satisfy the ownership and voting requirements of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, for a distribution of such Person's interest in such Subsidiary to the holders of Carolina Group stock and, in the event that the Carolina Group Allocation Fraction is less than one, the holders of Loews common stock (or any such securities into which the Carolina Group stock or the Loews common stock may have been converted, reclassified or changed or for which they may have been exchanged), as the case may be, to be tax free to such holders.

     "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company or partnership 50% or more of whose outstanding voting securities or membership or partnership interests, as the case may be, are, directly or indirectly, owned by such Person.

     "Tax Event" shall mean receipt by the Corporation of an opinion of tax counsel of the Corporation's choice, to the effect that, as a result of any amendment to, clarification of, or change (including a prospective change) in, the laws (or any interpretation or application of the laws) of the United States or any political subdivision or taxing authority thereof or therein (including enactment of any legislation and the publication of any judicial or regulatory decision, determination or pronouncement), which amendment, clarification or change is effective, announced, released, promulgated or issued on or after the date of initial issuance of the Carolina Group stock, regardless of whether such amendment, clarification or change is issued to or in connection with a proceeding involving the Corporation, the Loews Group or the Carolina Group and whether or not subject to appeal, there is more than an insubstantial risk that:

          (i) for tax purposes, any issuance of Carolina Group stock would be treated as a sale or other taxable disposition by the Corporation or any of its Subsidiaries of any of the assets, operations or relevant subsidiaries to which the Carolina Group stock relates,

          (ii) the existence of the Carolina Group stock would subject the Corporation, its Subsidiaries or affiliates, or any of their respective successors or shareholders to the imposition of tax or to other adverse tax consequences, or

          (iii) for tax purposes, either Loews common stock or Carolina Group stock is not or, at any time in the future, would not be treated solely as common stock of the Corporation.

     "Trading Day" shall mean each weekday other than any day on which any relevant class or series of capital stock of the Corporation is not available for trading on the New York Stock Exchange or the Nasdaq National Market or in the over-the-counter market.

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

                                                                      APPENDIX B

                               LOEWS CORPORATION
                               BOARD OF DIRECTORS

                           POLICY STATEMENT REGARDING
                          CAROLINA GROUP STOCK MATTERS

     1. GENERAL POLICY. It is the policy of the Board of Directors (the "BOARD") of Loews Corporation ("LOEWS") that:

          (a) all material matters as to which the holders of the Loews common stock and the holders of Carolina Group stock may have potentially divergent interests shall be resolved in a manner that the Board determines to be in the best interests of Loews and all of its common shareholders, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of common stock of Loews; and

          (b) a process of fair dealing will govern the relationship between the Loews Group and the Carolina Group and the means by which the terms of any material transaction between them will be determined.

     In making determinations in connection with these policies, the members of the Board will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law.

     2. RELATIONSHIP BETWEEN THE GROUPS. The Loews Group and the Carolina Group will be managed in a manner designed to maximize the operations, unique assets and value of both Groups. Lorillard, Inc. will continue to be managed by its independent board of directors and Loews's other subsidiaries will continue to be managed by their respective boards of directors.

     There will be certain limited financial arrangements between the two Groups, including, for example, with respect to debt, taxes and fees for services provided from one Group to the other. However, given the dissimilar nature of the businesses underlying each Group, Loews does not expect the intergroup interactions to be numerous or substantial.

     (a) General. Except as otherwise provided in this policy statement, all material commercial transactions between the Loews Group and the Carolina Group will be on commercially reasonable terms taken as a whole and will be subject to the review by, and approval of, the Board.

     (b) Allocation of Corporate Overhead and Support Services. Each Group will have access to the support services of the other Group.

     With respect to shared corporate services that arise as a result of being part of a combined entity (e.g., securities filing and financial reporting services), costs relating to such services will be allocated, at cost, directly to the Group utilizing those services, and to the extent such costs are not directly attributable, allocated, at cost, between the Groups on a fair and reasonable basis as determined by the Board. With respect to other support services, while the Groups will seek to obtain for the combined Groups the lowest aggregate cost for all such services, each Group will be entitled to procure such services from the other Group or from third parties.

     (c) No Intergroup Interest in Loews Group. The Carolina Group shall not acquire an Intergroup Interest in the Loews Group.

     (d) Taxes. Loews and Lorillard, Inc. are parties to a tax sharing agreement (the "AGREEMENT"). The Agreement provides that Lorillard, Inc. will make payments to Loews, and Loews will make payments to Lorillard, Inc., in respect of the consolidated federal income tax liability of a hypothetical affiliated group consisting of Lorillard, Inc. and its subsidiaries, computed on a stand-alone basis as if the members of such hypothetical affiliated group were not members of the Loews affiliated group. The Agreement will remain in effect after the issuance of Carolina Group stock. The allocation of responsibility for taxes between the Loews Group and the Carolina Group will be based on the consolidated tax liability, computed on a stand-alone basis, of a hypothetical affiliated group consisting of the Carolina Group (the "HYPOTHETICAL CAROLINA AFFILIATED GROUP"). If the Hypothetical Carolina Affiliated Group has consolidated federal taxable income, or consolidated, combined or unitary taxable income for state, local or foreign tax purposes, for the taxable period, then the Hypothetical Carolina Affiliated Group will credit the Loews Group an amount equal to the tax that would have been payable by the Hypothetical Carolina Affiliated Group had it filed a consolidated federal, or consolidated, combined or unitary state, local or foreign tax return on a stand-alone basis for such taxable period and all prior taxable periods including periods before the formation of the Carolina Group. If the Hypothetical Carolina Affiliated Group has a net operating loss, net capital loss, excess tax credit or other tax attribute for federal income tax purposes, or a consolidated, combined or unitary net operating loss, net capital loss, excess tax credit or other tax attribute for state, local or foreign tax purposes, for the taxable period, then the Loews Group will credit the Carolina Group an amount equal to the refund to which the Hypothetical Carolina Affiliated Group would have been entitled had it filed a consolidated federal, or consolidated, combined or unitary state, local or foreign tax return on a stand-alone basis for such taxable period and all prior taxable periods including periods before the formation of the Carolina Group. In addition and without duplication, the Carolina Group shall be responsible for any tax items arising out of or relating to the following: (i) the treatment of Carolina Group stock as anything other than common stock of Loews, (ii) the actual or deemed disposition of the Carolina Group or of the stock or assets of any entity which is a member of the Carolina Group arising out of or relating to the issuance of Carolina Group stock, and (iii) any distribution of the stock of any company the assets of which are tracked by the Carolina Group stock or any transaction undertaken in connection therewith. For purposes of determining the allocation of responsibility for taxes between the Loews Group and the Carolina Group (i) any payments made pursuant to the Agreement will be credited to the Loews Group or the Carolina Group, as the case may be, and (ii) the notional, intergroup debt owed from the Carolina Group to the Loews Group shall be disregarded and interest payments on such debt will not be treated as interest expense for purposes of the Agreement. With respect to taxable periods ending on or prior to the date on which Carolina Group stock is initially issued, the Carolina Group will generally be responsible for the taxes attributable to the businesses and entities reflected in the Carolina Group. The responsibility of the Carolina Group for consolidated income taxes attributable to it will generally be considered to have been settled for taxable periods ending on or prior to the date on which Carolina Group stock is initially issued, except that (i) the Carolina Group will be required to credit the Loews Group with respect to the taxable period ending on December 31, 2000 in the event that the taxable income or loss used to calculate the consolidated income tax asset or liability accruals for taxes currently payable set forth on the financial statements of the Carolina Group differs from the Carolina Group taxable income or loss reflected in the 2000 income tax return of the consolidated group, and (ii) consolidated income taxes resulting from audit adjustments or other tax contests will be determined on a stand-alone basis. For example, the Carolina Group will be required to credit the Loews Group in the event that a loss or deduction attributable to the Carolina Group for such a period is disallowed.

     3. CORPORATE OPPORTUNITIES. The Board will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the Loews Group and the Carolina Group, in whole or in part, as it considers to be in the best interests of Loews and its shareholders as a whole and as contemplated by the provisions of these policies. To the extent a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either Group, it will be allocated by the Board in its business judgment or in accordance with procedures adopted by the Board from time to time to ensure that decisions will be made in the best interests of Loews and its shareholders as a whole. Any such allocation may involve the consideration of a number of factors that the Board determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within the existing scope of a Group's business and whether a Group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired assets or business or assumed liability.

     4. DIVIDEND POLICY. Subject to the limitations set forth in the Charter, including any preferential rights of any series of preferred stock of Loews, and to the limitations of applicable law, holders of shares of Loews common stock or Carolina Group stock will be entitled to receive dividends on such stock when, as and if authorized and declared by the Board. The payment of dividends on the Loews common stock or the Carolina Group stock will be a business decision to be made by the Board from time to time based upon the results of operations, financial condition and capital requirements of Loews and such other factors as the Board considers relevant. Payment of dividends on the Loews common stock and the Carolina Group stock may be restricted by loan agreements, indentures and other transactions entered into by Loews from time to time.

     5. FINANCIAL REPORTING. Loews will prepare and include in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, consolidated financial statements of Loews and combined financial statements of the Carolina Group (for so long as the Carolina Group stock is outstanding). The combined financial statements of the Carolina Group will reflect the combined financial position, results of operations and cash flows of the businesses attributed thereto and in the case of annual financial statements shall be audited.

     6. DEFINITIONS. Capitalized terms not defined in this policy statement shall have the meanings set forth in the Charter. References throughout this policy statement to "ARTICLES," set in all capital letters, are references to ARTICLES in the Charter.

       6.1 Charter.

     "Charter" means the Restated Certificate of Incorporation of Loews, as amended from time to time.

       6.2 Loews common stock.

     "Loews common stock" means the Loews common stock as defined in ARTICLE FOURTH of the Charter.

       6.3 Loews Group.

     "Loews Group" means the Loews Group as defined in Part B of ARTICLE FOURTH of the Charter.

       6.4 Carolina Group.

     "Carolina Group" means the Carolina Group as defined in Part B of ARTICLE FOURTH of the Charter.

       6.5 Carolina Group stock.

     "Carolina Group stock" means the Carolina Group stock as defined in ARTICLE FOURTH of the Charter.

     7. AMENDMENT AND MODIFICATION OF THESE POLICIES. These policies and any resolution implementing the provisions hereof may at any time and from time to time be amended, modified or rescinded by the Board, and the Board may adopt additional or other policies or make exceptions with respect to the application of these policies in connection with particular facts and circumstances, all as the Board may determine, consistent with its fiduciary duties to Loews and all of its shareholders.

                                                                      APPENDIX C

                             FORM OF CAROLINA GROUP
                             2002 STOCK OPTION PLAN

                                   SECTION 1

                                    GENERAL

     1.1 Purpose. The Carolina Group 2002 Stock Option Plan (the "Plan") has been established by Loews Corporation (the "Company") to (i) attract and retain persons eligible to participate in the Plan, (ii) motivate Participants, by means of appropriate incentives, to achieve long-term goals of the Carolina Group, and reward Participants for achievement of those goals, and (iii) provide incentive compensation opportunities that are competitive with those of other similar companies, and thereby promote the financial interest of Lorillard, Inc. and its subsidiaries and any future companies attributed to the Carolina Group.

     1.2 Operation and Administration. The operation and administration of the Plan shall be subject to the provisions of Section 3 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 6 of the Plan).

                                   SECTION 2

                                    OPTIONS

     2.1  Option Grant.  The Committee may grant Options in accordance with this
Section 2.

     2.2 Definitions. The grant of an "Option" permits the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under the Plan may be either an incentive stock option (an "ISO") or a non-qualified option (an "NQO"), as determined in the discretion of the Committee. An "ISO" is an Option that is intended to be an "incentive stock option" described in section 422(b) of the Code and does in fact satisfy the requirements of that section. An "NQO" is an Option that is not intended to be an "incentive stock option" as that term is described in section 422(b) of the Code, or that fails to satisfy the requirements of that section.

     2.3 Exercise Price. The "Exercise Price" of each Option granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

     2.4 Vesting and Exercise. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

          (a) Unless otherwise provided by the Committee at the time of grant or thereafter, each Option shall vest and become exercisable in four equal annual installments beginning on the first anniversary of the date of grant, and shall thereafter remain exercisable during the Option Term.

          (b) Unless otherwise provided by the Committee at the time of grant or thereafter, the Option Term of each Option shall end on the earliest of
     (1) the date on which such Option has been exercised in full, (2) the date on which the Participant experiences a Termination for Cause or a voluntary Termination, (3) the one-year anniversary of the date on which the Participant experiences a Termination due to death or Disability, (4) the three-year anniversary of the date on which the Participant experiences a Termination due to such person's Retirement, and (5) the 90th day after the Participant experiences a Termination for any other reason;

     provided, that in no event may the Option Term exceed ten (10) years from the date of grant of the Option. Except as otherwise determined by the Committee at the time of grant or thereafter, upon the occurrence of a Termination of a Participant for any reason, the Option Term of all outstanding Options held by the Participant that are unvested as of the date of such Termination shall thereupon end and such unvested Options shall be forfeited immediately; provided, however, that the Committee may, in its sole discretion, accelerate the vesting of any Option and/or extend the exercise period of any Option (but not beyond the ten-year anniversary of the grant date).

          (c) An Option may be exercised and the underlying shares purchased in accordance with this Section 2 at any time after the Option with respect to those shares vests and before the expiration of the Option Term. To exercise an Option, the Participant shall give written notice to the Company stating the number of shares with respect to which the Option is being exercised.

          (d) The full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in the last sentence of this paragraph (d), payment may be made as soon as practicable after the exercise). The Exercise Price shall be payable by check, or such other instrument as the Committee may accept. The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. In the case of any ISO such permission must be provided for at the time of grant and set forth in an Option Certificate. In addition, if approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Mature Shares, based on the Fair Market Value of the Mature Shares on the date the Option is exercised; provided, however, that, in the case of an ISO the right to make a payment in such Mature Shares may be authorized only at the time the Option is granted.

                                   SECTION 3

                          OPERATION AND ADMINISTRATION

     3.1  Effective Date.  The Plan shall be effective as of           , 2002
(the "Effective Date"). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Options under it are outstanding.

     3.2 Shares Subject to Plan. The shares of Stock for which Options may be granted under the Plan shall be subject to the following:

          (a) The shares of Stock with respect to which Options may be granted under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

          (b) Subject to the following provisions of this subsection 3.2, the maximum number of shares of Stock that may be delivered to Participants and
     their beneficiaries under the Plan shall be           shares of Stock.

          (c) To the extent any shares of Stock covered by an Option are not delivered to a Participant or beneficiary because the Option is forfeited or canceled, or the shares of Stock are used to pay the Exercise Price or satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

          (d) Subject to paragraph 3.2(e), the maximum number of shares that may be covered by Options granted to any one individual during any one
     calendar year period shall be           shares.

          (e) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may make adjustments to preserve the benefits or potential benefits of the Plan and outstanding Options. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares referred to in Section 3.2(d); (iii) adjustment of the number and kind of shares subject to outstanding Options; (iv) adjustment of the Exercise Price of outstanding Options; (v) settlement in cash or Stock in an amount equal to the excess of the value of the Stock subject to such Option over the aggregate Exercise Price (as determined by the Committee) of such Options; and (vi) any other adjustments that the Committee determines to be equitable.

     3.3 General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

          (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

          (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

     3.4 Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the delivery of any shares or other benefits under the Plan shall be conditioned on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided that surrender of shares may be used only to satisfy the minimum withholding required by law.

     3.5 Grant and Use of Options. In the discretion of the Committee, more than one Option may be granted to a Participant. Options may be granted as alternatives to or replacements of Options granted or outstanding under the Plan. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of Lorillard, Inc. or its subsidiaries or any future company attributed to the Carolina Group, including the plans and arrangements of such entities assumed in business combinations. Notwithstanding the foregoing, the assumption by the Company of options in connection with the acquisition of a business or other entity and the conversion of such options into options to acquire Stock shall not be treated as a new grant of Options under the Plan unless specifically so provided by the Committee.

     3.6 Settlement of Options. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the shares of Stock subject to such Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then a Participant who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares unless and until shares are actually delivered to the Participant with respect thereto, except to the extent otherwise determined by the Committee.

     3.7 Other Plans. Amounts payable under this Plan shall not be taken into account as compensation for purposes of any other employee benefit plan or program of the Company or any of its Subsidiaries, except to the extent otherwise provided by such plans or programs, or by an agreement between the affected Participant and the Company or Lorillard, Inc. or its subsidiaries or any future company attributed to the Carolina Group.

     3.8 Heirs and Successors. The terms of the Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

     3.9 Transferability. Options granted under the Plan are not transferable except (i) as designated by the Participant by will or by the laws of descent and distribution or (ii) in the case of an NQO, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such Participant's immediate family, whether directly or indirectly or by means of a trust or partnership or otherwise. If any rights exercisable by a Participant or benefits deliverable to a Participant under any Option Certificate under the Plan have not been exercised or delivered, respectively, at the time of the Participant's death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of the applicable terms of the Option Certificate and the Plan. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant to receive benefits under the group term life insurance plan of Lorillard, Inc. or any of its subsidiaries or any future company attributed to the Carolina Group or such other person or persons as the Participant may designate by notice to the Company. If a deceased Participant fails to have designated a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary's exercise of all rights under the Option Certificate or before the complete distribution of benefits to the Designated Beneficiary under the Option Certificate, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary. All Options shall be exercisable, subject to the terms of this Plan, only by the Participant or any person to whom such Option is transferred pursuant to this paragraph, it being understood that the term Participant shall include such transferee for purposes of the exercise provisions contained herein.

     3.10 Notices. Any written notices provided for in the Plan or under any Option Certificate shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by confirmed fax or overnight courier, or by postage paid first class mail. Notice and communications shall be effective when actually received by the addressee. Notices shall be directed, if to the Participant, at the Participant's address indicated in the Option Certificate, or if to the Company, at the Company's principal executive office to the attention of the Company's Secretary.

     3.11 Action by Company. Any action required or permitted to be taken by the Company shall be by resolution of the Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or by a duly authorized officer of the Company.

     3.12  Limitation of Implied Rights.

          (a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person.

          (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any Participant the right to be retained in the employ of, or as a director or consultant to, the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

     3.13 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

     3.14 Laws Applicable to Construction. The interpretation, performance and enforcement of this Plan and all Option Certificates shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware.

     3.15 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

                                   SECTION 4

                                   COMMITTEE

     4.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the "Committee") in accordance with this Section 4. In addition, the Board may exercise any power given to the Committee under the Plan.

     4.2 Powers of Committee. The Committee's administration of the Plan shall be subject to the following:

          (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Grantees those persons who shall receive Options, to determine the grant date of, the number of shares subject to and the Exercise Price of those Options, to establish all other terms and conditions of such Options, and (subject to the restrictions imposed by Section 5) to cancel or suspend Options.

          (b) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

          (c) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

          (d) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

     4.3 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

     4.4 Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee's or Participant's employment, engagement, termination, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons eligible for benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

                                   SECTION 5

                           AMENDMENT AND TERMINATION

     The Board may, at any time, amend or terminate the Plan; provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Option granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to paragraph 3.2(e) shall not be subject to the foregoing limitations of this Section 5.

                                   SECTION 6

                                 DEFINED TERMS

     In addition to the other definitions contained herein, the following definitions shall apply:

          (a) Board. The term "Board" means the Board of Directors of the Company.

          (b) Carolina Group. The term "Carolina Group" shall have the meaning set forth in the Company's Restated Certificate of Incorporation, as amended from time to time.

          (c) Cause. The term "Cause" shall have the meaning set forth in the employment or engagement agreement between a Participant and Lorillard, Inc. or its subsidiaries or any future company attributed to the Carolina Group, if such an agreement exists and contains a definition of Cause; otherwise Cause shall mean (1) conviction of the Participant for committing a felony under Federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling a Participant's employment, engagement or directorial duties, (3) willful and deliberate failure on the part of a Participant to perform the Participant's employment, engagement or directorial duties in any material respect or (4) such other events as shall be determined in good faith by the Committee. The Committee shall, unless otherwise provided in the Option Certificate or an employment agreement with the Participant, have the sole discretion to determine whether Cause exists, and its determination shall be final.

          (d) Code. The term "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

          (e) Committee. The term "Committee" shall have the meaning set forth in Section 4.1.

          (f)  Company.  The term "Company" shall have the meaning set forth in
     Section 1.1.

          (g) Designated Beneficiary. The term "Designated Beneficiary" shall have the meaning set forth in Section 3.9.

          (h) Disability. The term "Disability" shall mean, unless otherwise provided by the Committee, (1) "Disability" as defined in any individual Option Certificate to which the Participant is a party, or (2) if there is no such Option Certificate or it does not define "Disability," permanent and total disability as determined under the long-term disability plan of Lorillard, Inc. or any of its subsidiaries or any future company attributed to the Carolina Group applicable to the Participant.

          (i) Effective Date. The term "Effective Date" shall have the meaning set forth in Section 3.1.

          (j) Eligible Grantee. The term "Eligible Grantee" shall mean any individual who is employed on a full-time or part-time basis, or who serves as a consultant to, Lorillard, Inc. or any of its subsidiaries or any future company attributed to the Carolina Group and any non-employee director of Lorillard, Inc. or any of its subsidiaries or any future company attributed to the Carolina Group. An Option may be granted to an individual in connection with such individual's hiring or engagement prior to the date the individual first performs services for Lorillard, Inc. or any of its subsidiaries or any future company attributed to the Carolina Group, provided that the individual will be an Eligible Grantee upon his hiring or engagement, and further provided that such Options shall not become vested prior to the date the individual first performs such services.

          (k) Exercise Price. The term "Exercise Price" shall have the meaning set forth in Section 2.3.

          (l) Fair Market Value. The "Fair Market Value" of a share of Stock shall be, as of any given date, the mean between the highest and lowest reported sales prices on the immediately preceding date (or, if there are no reported sales on such immediately preceding date, on the last date prior to such date on which there were sales) of the Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Stock is listed or on NASDAQ. If there is no regular public trading market for such Stock, the Fair Market Value of the Stock shall be determined by the Committee in good faith.

          (m)  ISO.  The term "ISO" shall have the meaning set forth in Section
     2.2.

          (n) Mature Shares. The term "Mature Shares" shall mean shares of Stock that have been owned by the Participant in question for at least six months.

          (o)  NQO.  The term "NQO" shall have the meaning set forth in Section
     2.2.

          (p)  Option.  The term "Option" shall have the meaning set forth in
     Section 2.2.

          (q) Option Certificate. The term "Option Certificate" shall mean a written Option certificate setting forth the terms and conditions of an Option, in such form as the Committee may from time to time prescribe.

          (r) Option Term. The term "Option Term" shall mean the period beginning on the date of grant of an Option and ending on the date the Option expires pursuant to the Plan and the relevant Option Certificate.

          (s)  Plan.  The term "Plan" shall have the meaning set forth in
     Section 1.1.

          (t) Retirement. The term "Retirement" shall mean retirement from active employment with Lorillard, Inc. or its subsidiaries or any future company attributed to the Carolina Group pursuant to any retirement plan or program of Lorillard, Inc. or its subsidiaries or any future company attributed to the Carolina Group in which the Participant participates. A Termination by a consultant or non-employee director shall in no event be considered a Retirement.

          (u) Stock. The term "Stock" shall mean shares of Carolina Group stock, par value, $0.01 per share, of the Company.

          (v) Subsidiary. The term "Subsidiary" means any business or entity in which at any relevant time the Company holds at least a 50% equity (voting or non-voting) interest.

          (w) Termination. A Participant shall be considered to have experienced a Termination if he or she ceases, for any reason, to be an employee, consultant or non-employee director of Lorillard, Inc. or any of its subsidiaries or any future company attributed to the Carolina Group, including, without limitation, as a result of the fact that the entity by which he or she is employed or engaged or of which he or she is a director has ceased to be affiliated with Lorillard, Inc. or its subsidiaries or any future company attributed to the Carolina Group.

                                                                      APPENDIX D

                         INDEX TO FINANCIAL STATEMENTS

THE PURPOSE OF THE FOLLOWING FINANCIAL INFORMATION IS TO PROVIDE INVESTORS WITH ADDITIONAL INFORMATION TO USE IN ANALYZING THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE CAROLINA GROUP, AND THE FOLLOWING FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF LOEWS WHICH ARE INCORPORATED BY REFERENCE IN THE PROXY STATEMENT.

THE CAROLINA GROUP AND THE LOEWS GROUP ARE NOTIONAL GROUPS THAT ARE INTENDED TO REFLECT THE PERFORMANCE OF DEFINED SETS OF ASSETS AND LIABILITIES. THE CAROLINA GROUP AND THE LOEWS GROUP WILL NOT BE SEPARATE LEGAL ENTITIES. INVESTORS IN CAROLINA GROUP STOCK AND LOEWS COMMON STOCK WILL BE SHAREHOLDERS OF LOEWS AND WILL BE SUBJECT TO THE RISKS RELATED TO AN EQUITY INVESTMENT IN LOEWS. LOEWS'S ASSETS AND LIABILITIES REFLECTED IN THE CAROLINA GROUP AND THE LOEWS GROUP WILL REMAIN ASSETS AND LIABILITIES OF LOEWS AND WILL THEREFORE BE SUBJECT TO THE CLAIMS OF LOEWS'S CREDITORS GENERALLY. IN THE EVENT OF THE LIQUIDATION OR WINDING UP OF LOEWS, ASSETS OF LOEWS REMAINING FOR DISTRIBUTION TO LOEWS'S COMMON SHAREHOLDERS WILL BE DISTRIBUTED TO HOLDERS OF CAROLINA GROUP STOCK AND LOEWS COMMON STOCK IN PROPORTION TO THE MARKET CAPITALIZATION OF THE OUTSTANDING SHARES OF EACH GROUP. THIS LIQUIDATION ALLOCATION MAY DIFFER FROM LOEWS'S ALLOCATION OF ASSETS AND LIABILITIES BETWEEN THE GROUPS. OUR BOARD OF DIRECTORS MAY, SUBJECT TO THE RESTRICTIONS IN LOEWS'S CERTIFICATE OF INCORPORATION (AS REVISED BY THE PROPOSED CHARTER AMENDMENT), CHANGE THE ALLOCATION OF THE ASSETS AND LIABILITIES THAT ARE REFLECTED IN EACH OF THE LOEWS GROUP AND THE CAROLINA GROUP WITHOUT SHAREHOLDER APPROVAL. GIVEN THE DISCRETION OF OUR BOARD OF DIRECTORS IN THESE MATTERS, IT MAY BE DIFFICULT TO ASSESS THE FUTURE PROSPECTS OF EACH GROUP BASED ON PAST PERFORMANCE.

                                                              PAGE
                                                              ----
HISTORICAL FINANCIAL STATEMENTS
LOEWS CORPORATION
  Consolidating Condensed Financial Information.............   D-2
  Unaudited Consolidating Statements of Income for the years
     ended December 31, 2000, 1999 and 1998.................   D-3
  Unaudited Consolidating Balance Sheets as of December 31,
     2000 and 1999..........................................   D-6
  Unaudited Consolidating Condensed Statements of Cash Flows
     for the years ended December 31, 2000, 1999 and 1998...   D-8
  Unaudited Consolidating Statements of Operations for the
     six months ended June 30, 2001 and 2000................  D-11
  Unaudited Consolidating Balance Sheet as of June 30,
     2001...................................................  D-13
  Unaudited Consolidating Condensed Statements of Cash Flows
     for the six months ended June 30, 2001 and 2000........  D-14
RECONCILIATION TO CAROLINA GROUP FINANCIAL STATEMENTS
  Unaudited Combined Statements of Income for the years
     ended December 31, 2000, 1999 and 1998.................  D-17
  Unaudited Combined Balance Sheets as of December 31, 2000
     and 1999...............................................  D-20
  Unaudited Combined Statements of Income for the six months ended June 30, 2001 and 2000...........................  D-22
  Unaudited Combined Balance Sheet as of June 30, 2001......  D-24
CAROLINA GROUP
  Independent Auditors' Report..............................  D-25
  Combined Statements of Income and Changes in Combined
     Attributed Net Assets for the six months ended June 30,
     2001 and 2000 and the years ended December 31, 2000,
     1999 and 1998..........................................  D-26
  Combined Balance Sheets as of June 30, 2001 and December
     31, 2000 and 1999......................................  D-27
  Combined Statements of Cash Flows for the six months ended
     June 30, 2001 and 2000 and the years ended December 31,
     2000, 1999 and 1998....................................  D-28
  Notes to Combined Financial Statements....................  D-29

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                 CONSOLIDATING CONDENSED FINANCIAL INFORMATION

     In conjunction with the issuance of Carolina Group stock, Loews has separated for financial reporting purposes in all periods the Loews Group and Carolina Group. Below is the consolidating financial information for these individual groups, including the allocation of expenses between the groups in accordance with our allocation policies, as well as other related party transactions such as services between groups. Neither group is a separate company or legal entity. Rather it is intended to reflect a defined set of assets and liabilities.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                  UNAUDITED CONSOLIDATING STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 2000

                                                                     ADJUSTMENTS
                                  CAROLINA GROUP    LOEWS GROUP    AND ELIMINATIONS      TOTAL
                                  --------------    -----------    ----------------    ---------
                                                          (IN MILLIONS)
REVENUES:
  Insurance premiums............                     $11,471.7                         $11,471.7
  Investment income -- net......     $  101.7          2,792.1         $(300.0)(1)       2,593.8
  Investment (losses) gains.....         (0.6)         1,021.7                           1,021.1
  Manufactured product
     (including federal excise
     taxes of $667.9 in the
     Carolina Group)............      4,233.8            149.8                           4,383.6
  Other.........................          6.9          1,784.1                           1,791.0
                                     --------        ---------         -------         ---------
          Total.................      4,341.8         17,219.4          (300.0)         21,261.2
                                     --------        ---------         -------         ---------
EXPENSES:
  Insurance claims and
     policyholders' benefits....                       9,831.1                           9,831.1
  Amortization of deferred
     acquisition costs..........                       1,879.8                           1,879.8
  Cost of sales.................      2,178.2             72.9                           2,251.1
  Other operating expenses(2)...        939.8          2,796.6                           3,736.4
  Interest......................          1.5            355.4                             356.9
                                     --------        ---------         -------         ---------
                                      3,119.5         14,935.8                          18,055.3
                                     --------        ---------         -------         ---------
                                      1,222.3          2,283.6          (300.0)          3,205.9
                                     --------        ---------         -------         ---------
  Income taxes..................        469.5            637.4                           1,106.9
  Minority interest.............                         222.3                             222.3
                                     --------        ---------         -------         ---------
          Total.................        469.5            859.7                           1,329.2
                                     --------        ---------         -------         ---------
Net income......................     $  752.8        $ 1,423.9         $(300.0)        $ 1,876.7
                                     ========        =========         =======         =========

-------------------------

(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

(2) Includes $2.6 of expenses allocated by the Carolina Group to the Loews Group for computer-related charges and $0.2 of expenses allocated by the Loews Group to the Carolina Group for services provided pursuant to a services agreement.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                  UNAUDITED CONSOLIDATING STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1999

                                                                     ADJUSTMENTS
                                  CAROLINA GROUP    LOEWS GROUP    AND ELIMINATIONS      TOTAL
                                  --------------    -----------    ----------------    ---------
                                                          (IN MILLIONS)
REVENUES:
  Insurance premiums............                     $13,276.7                         $13,276.7
  Investment income -- net......     $   65.7          2,674.4         $(300.0)(1)       2,440.1
  Investment (losses) gains.....          1.0           (289.3)                           (288.3)
  Manufactured products
     (including federal excise
     taxes of $512.6 in the
     Carolina Group)............      3,991.3            134.0                           4,125.3
  Other.........................          6.5          1,882.4                           1,888.9
                                     --------        ---------         -------         ---------
          Total.................      4,064.5         17,678.2          (300.0)         21,442.7
                                     --------        ---------         -------         ---------
EXPENSES:
  Insurance claims and
     policyholders' benefits....                      11,890.3                          11,890.3
  Amortization of deferred
     acquisition costs..........                       2,142.6                           2,142.6
  Cost of sales.................      2,050.5             65.9                           2,116.4
  Other operating expenses(2)...        919.7          3,075.2                           3,994.9
  Interest......................         14.9            339.4                             354.3
                                     --------        ---------         -------         ---------
                                      2,985.1         17,513.4                          20,498.5
                                     --------        ---------         -------         ---------
                                      1,079.4            164.8          (300.0)            944.2
                                     --------        ---------         -------         ---------
  Income taxes..................        427.6           (122.1)                            305.5
  Minority interest.............                         117.6                             117.6
                                     --------        ---------         -------         ---------
          Total.................        427.6             (4.5)                            423.1
                                     --------        ---------         -------         ---------
Income before cumulative effect
  of changes in accounting
  principles....................        651.8            169.3          (300.0)            521.1
Cumulative effect of changes in
  accounting
  principles -- net.............                        (157.9)                           (157.9)
                                     --------        ---------         -------         ---------
Net income......................     $  651.8        $    11.4         $(300.0)        $   363.2
                                     ========        =========         =======         =========

-------------------------

(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

(2) Includes $2.9 of expenses allocated by the Carolina Group to the Loews Group for computer-related charges and $0.1 of expenses allocated by the Loews Group to the Carolina Group for services provided pursuant to a services agreement.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                  UNAUDITED CONSOLIDATING STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1998

                                                                     ADJUSTMENTS
                                  CAROLINA GROUP    LOEWS GROUP    AND ELIMINATIONS      TOTAL
                                  --------------    -----------    ----------------    ---------
                                                          (IN MILLIONS)
REVENUES:
  Insurance premiums............                     $13,530.1                         $13,530.1
  Investment income -- net......     $   51.9          2,865.1         $(450.0)(1)       2,467.0
  Investment (losses) gains.....                          77.0                              77.0
  Manufactured products
     (including federal excise
     taxes of $495.3 in the
     Carolina Group)............      2,807.5            129.1                           2,936.6
  Other.........................          5.7          2,279.6                           2,285.3
                                     --------        ---------         -------         ---------
          Total.................      2,865.1         18,880.9          (450.0)         21,296.0
                                     --------        ---------         -------         ---------
EXPENSES:
  Insurance claims and
     policyholders' benefits....                      11,700.9                          11,700.9
  Amortization of deferred
     acquisition costs..........                       2,180.2                           2,180.2
  Cost of sales.................        961.9             65.8                           1,027.7
  Other operating expenses(2)...        729.7          3,631.9                           4,361.6
  Fixed non-unit based
     settlement costs...........        579.0                                              579.0
  Interest......................          1.4            367.8                             369.2
                                     --------        ---------         -------         ---------
                                      2,272.0         17,946.6                          20,218.6
                                     --------        ---------         -------         ---------
                                        593.1            934.3          (450.0)          1,077.4
                                     --------        ---------         -------         ---------
  Income taxes..................        241.6            112.9                             354.5
  Minority interest.............                         258.1                             258.1
                                     --------        ---------         -------         ---------
          Total.................        241.6            371.0                             612.6
                                     --------        ---------         -------         ---------
Net income......................     $  351.5        $   563.3         $(450.0)        $   464.8
                                     ========        =========         =======         =========

-------------------------

(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

(2) Includes $3.0 of expenses allocated by the Carolina Group to the Loews Group for computer-related charges and $3.5 of expenses allocated by the Loews Group to the Carolina Group for services provided pursuant to a services agreement.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                     UNAUDITED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2000

                                                                              ADJUSTMENTS
                                             CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS     TOTAL
                                             --------------   -----------   ----------------   ---------
                                                                    (IN MILLIONS)
ASSETS:
  Investments:
     Fixed maturities......................                    $27,244.3                       $27,244.3
     Equity securities.....................     $   13.8         2,668.7                         2,682.5
     Other investments.....................                      1,368.5                         1,368.5
     Short-term investments................      1,627.1         7,473.2                         9,100.3
                                                --------       ---------       ----------      ---------
  Total investments........................      1,640.9        38,754.7                        40,395.6
  Cash.....................................          1.4           193.8                           195.2
  Receivables -- net.......................         68.4        15,233.2                        15,301.6
  Property plant & equipment -- net........        199.5         3,006.8                         3,206.3
  Deferred income taxes....................        344.8            59.2                           404.0
  Goodwill and other intangibles...........          0.6           378.1                           378.7
  Other assets.............................        416.2         3,875.1                         4,291.3
  Investment in combined attributed net
     assets of the Carolina Group..........                      1,376.8       $ (1,376.8)(1)
  Deferred acquisition costs of insurance
     subsidiaries..........................                      2,417.8                         2,417.8
  Separate Account business................                      4,286.6                         4,286.6
                                                --------       ---------       ----------      ---------
          Total assets.....................     $2,671.8       $69,582.1       $ (1,376.8)     $70,877.1
                                                ========       =========       ==========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Insurance reserves:
     Claim and claim adjustment expense....                    $26,962.7                       $26,962.7
     Future policy benefits................                      6,669.5                         6,669.5
     Unearned premiums.....................                      4,820.6                         4,820.6
     Policyholders' funds..................                        601.5                           601.5
                                                --------       ---------       ----------      ---------
  Total insurance reserves.................                     39,054.3                        39,054.3
  Payable for securities purchased.........                        971.4                           971.4
  Securities sold under agreements to
     repurchase............................                      1,308.4                         1,308.4
  Long-term debt, less unamortized
     discounts.............................     $    4.0         6,036.0                         6,040.0
  Other liabilities........................      1,291.0         4,526.4                         5,817.4
  Separate Account business................                      4,286.6                         4,286.6
                                                --------       ---------       ----------      ---------
          Total liabilities................      1,295.0        56,183.1                        57,478.1
                                                --------       ---------       ----------      ---------
Minority interest..........................                      2,207.9                         2,207.9
                                                --------       ---------       ----------      ---------
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value...............                                    $    197.2(2)       197.2
  Additional paid-in capital...............                                          45.6(2)        45.6
  Earnings retained in the business........                                      10,191.6(2)    10,191.6
  Accumulated other comprehensive income...                                         756.7(2)       756.7
  Combined attributed net assets...........      1,376.8        11,191.1        (12,567.9)(2)
                                                --------       ---------       ----------      ---------
Total shareholders' equity.................      1,376.8        11,191.1         (1,376.8)      11,191.1
                                                --------       ---------       ----------      ---------
Total liabilities and shareholders'
  equity...................................     $2,671.8       $69,582.1       $ (1,376.8)     $70,877.1
                                                ========       =========       ==========      =========

---------------
(1) To eliminate the Loews Group's 100% equity interest in the combined attributed net assets of the Carolina Group.
(2) To eliminate the combined attributed net assets of the Carolina Group and the Loews Group, and to record the Loews Corporation consolidated equity accounts at the balance sheet date.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                     UNAUDITED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1999

                                                                              ADJUSTMENTS
                                             CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS     TOTAL
                                             --------------   -----------   ----------------   ---------
                                                                    (IN MILLIONS)
ASSETS:
  Investments:
     Fixed maturities......................     $    5.6       $27,918.8                       $27,924.4
     Equity securities.....................         11.7         4,011.8                         4,023.5
     Other investments.....................                      1,367.3                         1,367.3
     Short-term investments................      1,283.8         6,034.0                         7,317.8
                                                --------       ---------       ----------      ---------
  Total investments........................      1,301.1        39,331.9                        40,633.0
  Cash.....................................          2.0           181.9                           183.9
  Receivables -- net.......................         54.9        13,486.0                        13,540.9
  Property plant & equipment -- net........        196.8         2,755.9                         2,952.7
  Deferred income taxes....................        334.1           439.8                           773.9
  Goodwill and other intangibles...........          1.1           408.4                           409.5
  Other assets.............................        320.0         3,611.1                         3,931.1
  Investment in combined attributed net
     assets of the Carolina Group..........                        921.2       $   (921.2)(1)
  Deferred acquisition costs of insurance
     subsidiaries..........................                      2,435.6                         2,435.6
  Separate Account business................                      4,603.1                         4,603.1
                                                --------       ---------       ----------      ---------
          Total assets.....................     $2,210.0       $68,174.9       $   (921.2)     $69,463.7
                                                ========       =========       ==========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Insurance reserves:
     Claim and claim adjustment expense....                    $27,355.9                       $27,355.9
     Future policy benefits................                      6,102.0                         6,102.0
     Unearned premiums.....................                      5,103.1                         5,103.1
     Policyholders' funds..................                        709.9                           709.9
                                                --------       ---------       ----------      ---------
  Total insurance reserves.................                     39,270.9                        39,270.9
  Payable for securities purchased.........                        516.6                           516.6
  Securities sold under agreements to
     repurchase............................                      1,647.3                         1,647.3
  Long-term debt, less unamortized
     discounts.............................     $    4.1         5,702.2                         5,706.3
  Other liabilities........................      1,284.7         4,106.8                         5,391.5
  Separate Account business................                      4,603.1                         4,603.1
                                                --------       ---------       ----------      ---------
          Total liabilities................      1,288.8        55,846.9                        57,135.7
                                                --------       ---------       ----------      ---------
Minority interest..........................                      2,350.3                         2,350.3
                                                --------       ---------       ----------      ---------
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value...............                                    $    209.0(2)       209.0
  Additional paid-in capital...............                                          46.2(2)        46.2
  Earnings retained in the business........                                       8,705.9(2)     8,705.9
  Accumulated other comprehensive income...                                       1,016.6(2)     1,016.6
  Combined attributed net assets...........        921.2         9,977.7        (10,898.9)(2)
                                                --------       ---------       ----------      ---------
Total shareholders' equity.................        921.2         9,977.7           (921.2)       9,977.7
                                                --------       ---------       ----------      ---------
Total liabilities and shareholders'
  equity...................................     $2,210.0       $68,174.9       $   (921.2)     $69,463.7
                                                ========       =========       ==========      =========

---------------
(1) To eliminate the Loews Group's 100% equity interest in the combined attributed net assets of the Carolina Group.
(2) To eliminate the combined attributed net assets of the Carolina Group and the Loews Group, and to record the Loews Corporation consolidated equity accounts at the balance sheet date.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

           UNAUDITED CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2000

                                                          LOEWS        ADJUSTMENTS
                                       CAROLINA GROUP     GROUP      AND ELIMINATIONS     TOTAL
                                       --------------   ----------   ----------------   ----------
                                                              (IN MILLIONS)
Net cash provided (used) by operating
  activities.........................     $ 550.4       $   (717.1)      $(300.0)(1)    $   (466.7)
                                          -------       ----------       -------        ----------
INVESTING ACTIVITIES:
  Purchases of fixed maturities......                    (60,838.3)                      (60,838.3)
  Proceeds from sales of fixed
     maturities......................                     58,345.0                        58,345.0
  Proceeds from maturities of fixed
     maturities......................                      4,222.3                         4,222.3
  Purchases of equity securities.....                     (1,858.0)                       (1,858.0)
  Proceeds from sales of equity
     securities......................                      2,941.6                         2,941.6
  Purchases of property and
     equipment.......................       (30.1)          (637.1)                         (667.2)
  Securities sold under agreements to
     repurchase......................                       (338.9)                         (338.9)
  Change in short-term investments...      (222.2)          (903.0)                       (1,125.2)
  Change in other investments........         1.4            334.8                           336.2
                                          -------       ----------       -------        ----------
                                           (250.9)         1,268.4                         1,017.5
                                          -------       ----------       -------        ----------
FINANCING ACTIVITIES:
  Dividends paid to shareholders.....      (300.0)           (99.7)        300.0(1)          (99.7)
  Dividends paid to minority
     interests.......................                        (33.5)                          (33.5)
  Purchases of treasury shares.......                       (305.7)                         (305.7)
  Purchases of treasury shares by
     subsidiaries....................                       (127.9)                         (127.9)
  Redemption of preferred stock by
     subsidiary......................                       (150.0)                         (150.0)
  Principal payments on long-term
     debt............................        (0.1)          (166.5)                         (166.6)
  Issuance of long-term debt.........                        476.9                           476.9
  Receipts credited to
     policyholders...................                          4.8                             4.8
  Withdrawals of policyholder account
     balances........................                       (137.8)                         (137.8)
                                          -------       ----------       -------        ----------
                                           (300.1)          (539.4)        300.0            (539.5)
                                          -------       ----------       -------        ----------
Net change in cash...................        (0.6)            11.9                            11.3
Cash, beginning of year..............         2.0            181.9                           183.9
                                          -------       ----------       -------        ----------
Cash, end of year....................     $   1.4       $    193.8                      $    195.2
                                          =======       ==========       =======        ==========

---------------
(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

           UNAUDITED CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999

                                                                            ADJUSTMENTS
                                           CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS     TOTAL
                                           --------------   -----------   ----------------   ----------
                                                                  (IN MILLIONS)
Net cash provided (used) by operating
  activities.............................     $1,024.9       $(2,793.3)       $(300.0)(1)    $ (2,068.4)
                                              --------       ---------        -------        ----------
INVESTING ACTIVITIES:
  Purchases of fixed maturities..........                    (58,532.7)                       (58,532.7)
  Proceeds from sales of fixed
     maturities..........................                     57,211.8                         57,211.8
  Proceeds from maturities of fixed
     maturities..........................                      2,995.5                          2,995.5
  Purchases of equity securities.........                     (1,575.4)                        (1,575.4)
  Proceeds from sales of equity
     securities..........................                      1,803.4                          1,803.4
  Purchases of property and equipment....        (20.7)         (687.5)                          (708.2)
  Securities sold under agreements to
     repurchase..........................                      1,067.8                          1,067.8
  Change in short-term investments.......       (706.1)        1,213.4                            507.3
  Change in other investments............          2.2           267.8                            270.0
                                              --------       ---------        -------        ----------
                                                (724.6)        3,764.1                          3,039.5
                                              --------       ---------        -------        ----------
FINANCING ACTIVITIES:
  Dividends paid to shareholders.........       (300.0)         (108.9)         300.0(1)         (108.9)
  Dividends paid to minority interests...                        (40.1)                           (40.1)
  Purchases of treasury shares...........                       (601.6)                          (601.6)
  Principal payments on long-term debt...         (0.1)         (478.0)                          (478.1)
  Issuance of long-term debt.............                        225.1                            225.1
  Receipts credited to policyholders.....                          7.0                              7.0
  Withdrawals of policyholder account
     balances............................                        (78.0)                           (78.0)
                                              --------       ---------        -------        ----------
                                                (300.1)       (1,074.5)         300.0          (1,074.6)
                                              --------       ---------        -------        ----------
Net change in cash.......................          0.2          (103.7)                          (103.5)
Cash, beginning of year..................          1.8           285.6                            287.4
                                              --------       ---------        -------        ----------
Cash, end of year........................     $    2.0       $   181.9                       $    183.9
                                              ========       =========        =======        ==========

---------------
(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

           UNAUDITED CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

                                                                          ADJUSTMENTS
                                         CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS      TOTAL
                                         --------------   -----------   ----------------    ----------
                                                                 (IN MILLIONS)
Net cash provided (used) by operating
  activities...........................     $ 379.8       $    (23.1)       $(450.0)(1)     $    (93.3)
                                            -------       ----------        -------         ----------
INVESTING ACTIVITIES:
  Purchases of fixed maturities........                    (70,141.5)                        (70,141.5)
  Proceeds from sales of fixed
     maturities........................                     66,429.6                          66,429.6
  Proceeds from maturities of fixed
     maturities........................                      3,564.0                           3,564.0
  Purchases of equity securities.......                     (1,072.6)                         (1,072.6)
  Proceeds from sales of equity
     securities........................                        850.8                             850.8
  Purchases of property and
     equipment.........................       (18.9)          (625.1)                           (644.0)
  Securities sold under agreements to
     repurchase........................                        426.8                             426.8
  Change in short-term investments.....        88.5            698.1                             786.6
  Change in other investments..........         1.7             48.3                              50.0
                                            -------       ----------        -------         ----------
                                               71.3            178.4                             249.7
                                            -------       ----------        -------         ----------
FINANCING ACTIVITIES:
  Dividends paid to shareholders.......      (450.0)          (114.6)         450.0(1)          (114.6)
  Dividends paid to minority
     interests.........................                        (40.7)                            (40.7)
  Purchases of treasury shares.........                       (218.0)                           (218.0)
  Purchases of treasury shares by
     subsidiaries......................                       (191.1)                           (191.1)
  Principal payments on long-term
     debt..............................        (0.1)          (861.8)                           (861.9)
  Issuance of long-term debt...........                      1,073.8                           1,073.8
  Receipts credited to policyholders...                          6.2                               6.2
  Withdrawals of policyholder account
     balances..........................                        (20.5)                            (20.5)
                                            -------       ----------        -------         ----------
                                             (450.1)          (366.7)         450.0             (366.8)
                                            -------       ----------        -------         ----------
Net change in cash.....................         1.0           (211.4)                           (210.4)
Cash, beginning of year................         0.8            497.0                             497.8
                                            -------       ----------        -------         ----------
Cash, end of year......................     $   1.8       $    285.6                        $    287.4
                                            =======       ==========        =======         ==========

---------------

(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                UNAUDITED CONSOLIDATING STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2001

                                                                              ADJUSTMENTS
                                           CAROLINA GROUP    LOEWS GROUP    AND ELIMINATIONS      TOTAL
                                           --------------    -----------    ----------------    ---------
                                                                   (IN MILLIONS)
REVENUES:
  Insurance premiums.....................                     $ 4,131.9                         $ 4,131.9
  Investment income -- net...............     $   46.6          1,270.5         $ (250.0)(1)      1,067.1
  Investment (losses) gains..............          2.1            990.9                             993.0
  Manufactured products (including
     federal excise taxes of $311.1 in
     the Carolina Group).................      2,180.3             62.8                           2,243.1
  Other..................................          5.7            981.7                             987.4
                                              --------        ---------         --------        ---------
          Total..........................      2,234.7          7,437.8           (250.0)         9,422.5
                                              --------        ---------         --------        ---------
EXPENSES:
  Insurance claims and policyholders'
     benefits............................                       6,406.0                           6,406.0
  Amortization of deferred acquisition
     costs...............................                         874.1                             874.1
  Cost of sales..........................      1,099.9             29.5                           1,129.4
  Other operating expenses(2)............        728.0          1,566.9                           2,294.9
  Interest...............................          0.3            178.7                             179.0
                                              --------        ---------         --------        ---------
                                               1,828.2          9,055.2                          10,883.4
                                              --------        ---------         --------        ---------
                                                 406.5         (1,617.4)          (250.0)        (1,460.9)
                                              --------        ---------         --------        ---------
Income taxes.............................        160.7           (599.5)                           (438.8)
Minority interest........................                        (132.5)                           (132.5)
                                              --------        ---------         --------        ---------
          Total..........................        160.7           (732.0)                           (571.3)
                                              --------        ---------         --------        ---------
Income (loss) before cumulative effect of
  changes in accounting principles.......        245.8           (885.4)          (250.0)          (889.6)
Cumulative effect of changes in
  accounting principles -- net...........                         (53.3)                            (53.3)
                                              --------        ---------         --------        ---------
Net income (loss)........................     $  245.8        $  (938.7)        $ (250.0)       $  (942.9)
                                              ========        =========         ========        =========

-------------------------

(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

(2) Includes $0.4 of expenses allocated by the Carolina Group to the Loews Group for computer related charges and $0.1 of expenses allocated by the Loews Group to the Carolina Group for services provided pursuant to a services agreement, which are eliminated in these consolidating statements.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                UNAUDITED CONSOLIDATING STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000

                                                                      ADJUSTMENTS
                                   CAROLINA GROUP    LOEWS GROUP    AND ELIMINATIONS     TOTAL
                                   --------------    -----------    ----------------    --------
                                                           (IN MILLIONS)
REVENUES:
  Insurance premiums.............                     $5,546.3                          $5,546.3
  Investment income -- net.......     $   40.5         1,418.5          $(200.0)(1)      1,259.0
  Investment (losses) gains......         (1.7)          156.7                             155.0
  Manufactured products
     (including federal excise
     taxes of $337.3 in the
     Carolina Group).............      2,098.8            64.9                           2,163.7
  Other..........................          3.3           842.4                             845.7
                                      --------        --------          -------         --------
          Total..................      2,140.9         8,028.8           (200.0)         9,969.7
                                      --------        --------          -------         --------
EXPENSES:
  Insurance claims and
     policyholders' benefits.....                      4,691.1                           4,691.1
  Amortization of deferred
     acquisition costs...........                        925.3                             925.3
  Cost of sales..................      1,112.6            32.6                           1,145.2
  Other operating expenses(2)....        443.4         1,388.6                           1,832.0
  Interest.......................          1.1           172.5                             173.6
                                      --------        --------          -------         --------
                                       1,557.1         7,210.1                           8,767.2
                                      --------        --------          -------         --------
                                         583.8           818.7           (200.0)         1,202.5
                                      --------        --------          -------         --------
Income taxes.....................        224.4           190.7                             415.1
Minority interest................                         93.2                              93.2
                                      --------        --------          -------         --------
          Total..................        224.4           283.9                             508.3
                                      --------        --------          -------         --------
Net income.......................     $  359.4        $  534.8          $(200.0)        $  694.2
                                      ========        ========          =======         ========

-------------------------

(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

(2) Includes $1.1 of expenses allocated by the Carolina Group to the Loews Group for computer related charges and $0.1 of expenses allocated by the Loews Group to the Carolina Group for services provided pursuant to a services agreement, which are eliminated in these consolidating statements.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

                     UNAUDITED CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 2001

                                                                             ADJUSTMENTS
                                            CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS      TOTAL
                                            --------------   -----------   ----------------    ---------
                                                                   (IN MILLIONS)
ASSETS:

  Investments:
     Fixed maturities.....................                    $28,058.3                        $28,058.3
     Equity securities....................                      1,802.4                          1,802.4
     Other investments....................                      1,591.3                          1,591.3
     Short-term investments...............     $1,735.2         8,399.6                         10,134.8
                                               --------       ---------      -----------       ---------
  Total investments.......................      1,735.2        39,851.6                         41,586.8
  Cash....................................          1.0           164.4                            165.4
  Receivables -- net......................         43.8        17,378.4                         17,422.2
  Property plant & equipment -- net.......        191.1         2,818.6                          3,009.7
  Deferred income taxes...................        437.3           412.7                            850.0
  Goodwill and other intangibles..........          0.3           349.5                            349.8
  Other assets............................        440.2         4,017.6                          4,457.8
  Investment in combined attributed net
     assets of the Carolina Group.........                      1,370.5      $  (1,370.5)(1)
  Deferred acquisition costs of insurance
     subsidiaries.........................                      2,464.2                          2,464.2
  Separate Account business...............                      4,080.8                          4,080.8
                                               --------       ---------      -----------       ---------
          Total assets....................     $2,848.9       $72,908.3      $  (1,370.5)      $74,386.7
                                               ========       =========      ===========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Insurance reserves:
     Claim and claim adjustment expense...                    $29,506.7                        $29,506.7
     Future policy benefits...............                      7,055.3                          7,055.3
     Unearned premiums....................                      4,756.4                          4,756.4
     Policyholders' funds.................                        590.0                            590.0
                                               --------       ---------      -----------       ---------
  Total insurance reserves................                     41,908.4                         41,908.4
  Payable for securities purchased........                      1,678.9                          1,678.9
  Securities sold under agreements to
     repurchase...........................                      2,407.1                          2,407.1
  Long-term debt, less unamortized
     discounts............................                      5,835.4                          5,835.4
  Other liabilities.......................     $1,478.4         5,344.1                          6,822.5
  Separate Account business...............                      4,080.8                          4,080.8
                                               --------       ---------      -----------       ---------
          Total liabilities...............      1,478.4        61,254.7                         62,733.1
                                               --------       ---------      -----------       ---------
Minority interest.........................                      1,972.2                          1,972.2
                                               --------       ---------      -----------       ---------
  SHAREHOLDERS' EQUITY:
     Common stock, $1 par value...........                                   $     197.2 (2)       197.2
     Additional paid-in capital...........                                          47.6 (2)        47.6
     Earnings retained in the business....                                       9,194.5 (2)     9,194.5
     Accumulated other comprehensive
       income.............................                                         242.1 (2)       242.1
     Combined attributed net assets.......      1,370.5         9,681.4        (11,051.9)(2)
                                               --------       ---------      -----------       ---------
  Total shareholders' equity..............      1,370.5         9,681.4         (1,370.5)        9,681.4
                                               --------       ---------      -----------       ---------
Total liabilities and shareholders'
  equity..................................     $2,848.9       $72,908.3      $  (1,370.5)      $74,386.7
                                               ========       =========      ===========       =========

---------------
(1) To eliminate the Loews Group's 100% equity interest in the combined attributed net assets of the Carolina Group.
(2) To eliminate the combined attributed net assets of the Carolina Group and the Loews Group, and to record the Loews Corporation consolidated equity accounts at the balance sheet date.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

           UNAUDITED CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 2001

                                                                         ADJUSTMENTS
                                        CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS     TOTAL
                                        --------------   -----------   ----------------   ----------
                                                               (IN MILLIONS)
Net cash provided (used) by operating
  activities..........................     $ 448.0       $   (464.7)       $(250.0)(1)    $   (266.7)
                                           -------       ----------        -------        ----------
INVESTING ACTIVITIES:
  Purchases of fixed maturities.......                    (51,784.3)                       (51,784.3)
  Proceeds from sales of fixed
     maturities.......................                     39,424.7                         39,424.7
  Proceeds from maturities of fixed
     maturities.......................                     11,964.3                         11,964.3
  Purchases of equity securities......                       (752.5)                          (752.5)
  Proceeds from sales of equity
     securities.......................                      1,666.5                          1,666.5
  Purchases of property and
     equipment........................       (14.4)          (215.5)                          (229.9)
  Proceeds from sales of property and
     equipment........................        10.2            262.4                            272.6
  Securities sold under agreements to
     repurchase.......................                      1,098.7                          1,098.7
  Change in short-term investments....      (194.2)          (787.2)                          (981.4)
  Change in other investments.........                       (119.7)                          (119.7)
                                           -------       ----------        -------        ----------
                                            (198.4)           757.4                            559.0
                                           -------       ----------        -------        ----------
FINANCING ACTIVITIES:
  Dividends paid to shareholders......      (250.0)           (54.2)         250.0 (1)         (54.2)
  Dividends paid to minority
     interests........................                        (17.5)                           (17.5)
  Principal payments on long-term
     debt.............................                       (662.6)                          (662.6)
  Issuance of long-term debt..........                        449.4                            449.4
  Receipts credited to
     policyholders....................                          1.5                              1.5
  Withdrawals of policyholder account
     balances.........................                        (38.3)                           (38.3)
  Other...............................                         (0.4)                            (0.4)
                                           -------       ----------        -------        ----------
                                            (250.0)          (322.1)         250.0            (322.1)
                                           -------       ----------        -------        ----------
Net change in cash....................        (0.4)           (29.4)                           (29.8)
Cash, beginning of period.............         1.4            193.8                            195.2
                                           -------       ----------        -------        ----------
Cash, end of period...................     $   1.0       $    164.4                       $    165.4
                                           =======       ==========        =======        ==========

---------------

(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                               LOEWS CORPORATION

           UNAUDITED CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 2000

                                                                        ADJUSTMENTS
                                       CAROLINA GROUP   LOEWS GROUP   AND ELIMINATIONS     TOTAL
                                       --------------   -----------   ----------------   ----------
                                                              (IN MILLIONS)
Net cash provided (used) by operating
  activities.........................    $   396.9      $   (438.5)       $(200.0)(1)    $   (241.6)
                                         ---------      ----------        -------        ----------
INVESTING ACTIVITIES:
  Purchases of fixed maturities......       (483.6)      (25,625.3)                       (26,108.9)
  Proceeds from sales of fixed
     maturities......................      1,607.6        26,957.9                         28,565.5
  Proceeds from maturities of fixed
     maturities......................                      1,132.8                          1,132.8
  Purchases of equity securities.....                       (952.0)                          (952.0)
  Proceeds from sales of equity
     securities......................                      1,255.0                          1,255.0
  Purchases of property and
     equipment.......................         (9.2)         (406.5)                          (415.7)
  Proceeds from sales of property and
     equipment.......................          0.4            32.9                             33.3
  Securities sold under agreements to
     repurchase......................                        301.7                            301.7
  Change in short-term investments...     (1,312.7)       (1,872.8)                        (3,185.5)
  Change in other investments........                        (15.6)                           (15.6)
                                         ---------      ----------        -------        ----------
                                            (197.5)          808.1                            610.6
                                         ---------      ----------        -------        ----------
FINANCING ACTIVITIES:
  Dividends paid to shareholders.....       (200.0)          (50.4)         200.0 (1)         (50.4)
  Dividends paid to minority
     interests.......................                        (17.3)                           (17.3)
  Purchases of treasury shares.......                       (305.7)                          (305.7)
  Purchases of treasury shares by
     subsidiaries....................                        (38.3)                           (38.3)
  Redemption of preferred stock by
     subsidiary......................                       (150.0)                          (150.0)
  Principal payments on long-term
     debt............................         (0.1)         (111.3)                          (111.4)
  Issuance of long-term debt.........                        425.6                            425.6
  Receipts credited to
     policyholders...................                          2.5                              2.5
  Withdrawals of policyholder account
     balances........................                        (71.6)                           (71.6)
                                         ---------      ----------        -------        ----------
                                            (200.1)         (316.5)         200.0            (316.6)
                                         ---------      ----------        -------        ----------
Net change in cash...................         (0.7)           53.1                             52.4
Cash, beginning of period............          2.0           181.9                            183.9
                                         ---------      ----------        -------        ----------
Cash, end of period..................    $     1.3      $    235.0                       $    236.3
                                         =========      ==========        =======        ==========

---------------

(1) To eliminate the dividend paid by the Carolina Group to the Loews Group.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                UNAUDITED COMBINED FINANCIAL STATEMENT SCHEDULES

     In accordance with Article 5 of Regulation S-X of the Securities and Exchange Commission, we have presented the historical financial statements of the Carolina Group in the manner customary for a commercial and industrial company and have therefore included classified financial statements. In contrast, the income statements and balance sheets in the Loews Corporation financial reporting format are unclassified due to the significance of Loews's insurance subsidiary to the consolidated financial statements. The reclassification columns on the following pages provide a reconciliation of the Carolina Group financial statement schedules to a classified format. We believe this reconciliation provides Loews stockholders with additional information to use in analyzing the results of operations and financial condition of the Carolina Group.

THE CAROLINA GROUP IS A NOTIONAL GROUP THAT REFLECTS THE PERFORMANCE OF A DEFINED SET OF ASSETS AND LIABILITIES. THE CAROLINA GROUP IS NOT A STAND-ALONE ENTITY. THE PURPOSE OF THE FOLLOWING FINANCIAL INFORMATION IS TO PROVIDE INVESTORS WITH ADDITIONAL INFORMATION TO USE IN ANALYZING THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE CAROLINA GROUP, AND THE FOLLOWING FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF LOEWS.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                    UNAUDITED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 2000

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
REVENUES:
  Investment income -- net.....................     $  101.7            $(101.7)
  Investment (losses) gains....................         (0.6)               0.6
  Net sales of manufactured products (including
     federal excise taxes of $667.9)...........      4,233.8                            $4,233.8
  Other........................................          6.9               (6.9)
                                                    --------            -------         --------
          Total................................      4,341.8             (108.0)         4,233.8
                                                    --------            -------         --------
EXPENSES:
  Cost of sales................................      2,178.2               19.5          2,197.7
  Other operating expenses.....................        939.8              (21.1)           918.7
  Interest.....................................          1.5               (1.5)
                                                    --------            -------         --------
          Total operating costs and expenses...      3,119.5               (3.1)         3,116.4
                                                    --------            -------         --------
Operating income...............................      1,222.3             (104.9)         1,117.4
Net investment income..........................                           104.9            104.9
                                                    --------            -------         --------
Income before income taxes.....................      1,222.3                             1,222.3
Income taxes...................................        469.5                               469.5
                                                    --------            -------         --------
Net income.....................................     $  752.8                            $  752.8
                                                    ========            =======         ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                    UNAUDITED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1999

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
REVENUES:
  Investment income -- net.....................     $   65.7            $(65.7)
  Investment (losses) gains....................          1.0              (1.0)
  Net sales of manufactured products (including
     federal excise taxes of $512.6)...........      3,991.3                            $3,991.3
  Other........................................          6.5              (6.5)
                                                    --------            ------          --------
          Total................................      4,064.5             (73.2)          3,991.3
                                                    --------            ------          --------
EXPENSES:
  Cost of sales................................      2,050.5              18.6           2,069.1
  Other operating expenses.....................        919.7             (19.5)            900.2
  Interest.....................................         14.9             (14.9)
                                                    --------            ------          --------
          Total operating costs and expenses...      2,985.1             (15.8)          2,969.3
                                                    --------            ------          --------
Operating income...............................      1,079.4             (57.4)          1,022.0
Net investment income..........................                           57.4              57.4
                                                    --------            ------          --------
Income before income taxes.....................      1,079.4                             1,079.4
Income taxes...................................        427.6                               427.6
                                                    --------            ------          --------
Net income.....................................     $  651.8                            $  651.8
                                                    ========            ======          ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                    UNAUDITED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1998

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
REVENUES:
  Investment income -- net.....................     $   51.9            $(51.9)
  Net sales of manufactured products (including
     federal excise taxes of $495.3)...........      2,807.5                            $2,807.5
  Other........................................          5.7              (5.7)
                                                    --------            ------          --------
          Total................................      2,865.1             (57.6)          2,807.5
                                                    --------            ------          --------
EXPENSES:
  Cost of sales................................        961.9              17.4             979.3
  Other operating expenses.....................        729.7             (16.8)            712.9
  Fixed non-unit based settlement costs........        579.0                               579.0
  Interest.....................................          1.4              (1.4)
                                                    --------            ------          --------
          Total operating costs and expenses...      2,272.0              (0.8)          2,271.2
                                                    --------            ------          --------
Operating income...............................        593.1             (56.8)            536.3
Net investment income..........................                           56.8              56.8
                                                    --------            ------          --------
Income before income taxes.....................        593.1                               593.1
Income taxes...................................        241.6                               241.6
                                                    --------            ------          --------
Net income.....................................     $  351.5                            $  351.5
                                                    ========            ======          ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                        UNAUDITED COMBINED BALANCE SHEET
                               DECEMBER 31, 2000

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
ASSETS:
  Investments:
     Fixed maturities..........................
     Equity securities.........................     $   13.8                            $   13.8
     Other investments.........................
     Short-term investments....................      1,627.1           $  (125.8)        1,501.3
                                                    --------           ---------        --------
  Total investments............................      1,640.9              (125.8)        1,515.1
  Cash.........................................          1.4                                 1.4
  Receivables -- net...........................         68.4                (5.2)           63.2
  Inventories..................................                            269.3           269.3
  Deferred income taxes........................                            311.0           311.0
                                                    --------           ---------        --------
          Total current assets.................                                          2,160.0
  Property plant & equipment -- net............        199.5                               199.5
  Prepaid pension assets.......................                            143.0           143.0
  Deferred income taxes........................        344.8              (344.8)
  Goodwill and other intangibles...............          0.6                (0.6)
  Other assets.................................        416.2              (252.1)          164.1
                                                    --------           ---------        --------
          Total assets.........................     $2,671.8           $    (5.2)       $2,666.6
                                                    ========           =========        ========
LIABILITIES AND COMBINED ATTRIBUTED NET ASSETS:
  Accounts payable and accrued liabilities.....                        $   398.8        $  398.8
  Settlement costs.............................                            675.9           675.9
                                                    --------           ---------        --------
          Total current liabilities............                                          1,074.7
  Long-term debt, less unamortized discounts...     $    4.0                (4.0)
  Settlement costs.............................                             25.8            25.8
  Postretirement health and life insurance
     benefits..................................                            185.4           185.4
  Other liabilities............................      1,291.0            (1,287.1)            3.9
                                                    --------           ---------        --------
          Total liabilities....................      1,295.0                (5.2)        1,289.8
  Combined attributed net assets...............      1,376.8                             1,376.8
                                                    --------           ---------        --------
  Total liabilities and combined attributed net
     assets....................................     $2,671.8           $    (5.2)       $2,666.6
                                                    ========           =========        ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                     UNAUDITED CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1999

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
ASSETS:
  Investments:
     Fixed maturities..........................     $    5.6           $    (5.6)
     Equity securities.........................         11.7               (11.7)
     Other investments.........................
     Short-term investments....................      1,283.8                (1.9)       $1,281.9
                                                    --------           ---------        --------
  Total investments............................      1,301.1               (19.2)        1,281.9
  Cash.........................................          2.0                                 2.0
  Receivables -- net...........................         54.9                                54.9
  Inventories..................................                            230.6           230.6
  Deferred income taxes........................                            298.7           298.7
                                                    --------           ---------        --------
          Total current assets.................                                          1,868.1
  Property plant & equipment -- net............        196.8                               196.8
  Prepaid pension assets.......................                             83.1            83.1
  Deferred income taxes........................        334.1              (334.1)
  Goodwill and other intangibles...............          1.1                (1.1)
  Other assets.................................        320.0              (259.3)           60.7
                                                    --------           ---------        --------
          Total assets.........................     $2,210.0           $    (1.3)       $2,208.7
                                                    ========           =========        ========
LIABILITIES AND COMBINED ATTRIBUTED NET ASSETS:
  Accounts payable and accrued liabilities.....                        $   473.6        $  473.6
  Settlement costs.............................                            578.0           578.0
                                                    --------           ---------        --------
          Total current liabilities............                                          1,051.6
  Long-term debt, less unamortized discounts...     $    4.1                (0.1)            4.0
  Settlement costs.............................                             37.2            37.2
  Postretirement health and life insurance
     benefits..................................                            186.8           186.8
  Other liabilities............................      1,284.7            (1,276.8)            7.9
                                                    --------           ---------        --------
          Total liabilities....................      1,288.8                (1.3)        1,287.5
  Combined attributed net assets...............        921.2                               921.2
                                                    --------           ---------        --------
          Total liabilities and combined
             attributed net assets.............     $2,210.0           $    (1.3)       $2,208.7
                                                    ========           =========        ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                    UNAUDITED COMBINED STATEMENTS OF INCOME
                         SIX MONTHS ENDED JUNE 30, 2001

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
REVENUES:
  Investment income -- net.....................     $   46.6            $(46.6)
  Investment (losses) gains....................          2.1              (2.1)
  Net sales of manufactured products (including
     federal excise taxes of $311.1)...........      2,180.3                            $2,180.3
  Other........................................          5.7              (5.7)
                                                    --------            ------          --------
          Total................................      2,234.7             (54.4)          2,180.3
                                                    --------            ------          --------
EXPENSES:
  Cost of sales................................      1,099.9               9.9           1,109.8
  Other operating expenses.....................        728.0             (12.9)            715.1
  Interest.....................................          0.3              (0.3)
                                                    --------            ------          --------
          Total operating costs and expenses...      1,828.2              (3.3)          1,824.9
                                                    --------            ------          --------
Operating income...............................        406.5             (51.1)            355.4
Net investment income..........................                           51.1              51.1
                                                    --------            ------          --------
Income before income taxes.....................        406.5                               406.5
Income taxes...................................        160.7                               160.7
                                                    --------            ------          --------
Net income.....................................     $  245.8                            $  245.8
                                                    ========            ======          ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                    UNAUDITED COMBINED STATEMENTS OF INCOME
                         SIX MONTHS ENDED JUNE 30, 2000

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
REVENUES:
  Investment income -- net.....................     $   40.5            $(40.5)
  Investment (losses) gains....................         (1.7)              1.7
  Net sales of manufactured products (including
     federal excise taxes of $337.3)...........      2,098.8                            $2,098.8
  Other........................................          3.3              (3.3)
                                                    --------            ------          --------
          Total................................      2,140.9             (42.1)          2,098.8
                                                    --------            ------          --------
EXPENSES:
  Cost of sales................................      1,112.6              10.2           1,122.8
  Other operating expenses.....................        443.4             (10.4)            433.0
  Interest.....................................          1.1              (1.1)
                                                    --------            ------          --------
          Total operating costs and expenses...      1,557.1              (1.3)          1,555.8
                                                    --------            ------          --------
Operating income...............................        583.8             (40.8)            543.0
Net investment income..........................                           40.8              40.8
                                                    --------            ------          --------
Income before income taxes.....................        583.8                               583.8
Income taxes...................................        224.4                               224.4
                                                    --------            ------          --------
Net income.....................................     $  359.4                            $  359.4
                                                    ========            ======          ========

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                        UNAUDITED COMBINED BALANCE SHEET
                                 JUNE 30, 2001

                                                 CAROLINA GROUP    RECLASSIFICATIONS     TOTAL
                                                 --------------    -----------------    --------
                                                                  (IN MILLIONS)
ASSETS:
  Investments:
     Fixed maturities..........................
     Equity securities.........................
     Other investments.........................
     Short-term investments....................     $1,735.2           $   (25.9)       $1,709.3
                                                    --------           ---------        --------
  Total investments............................      1,735.2               (25.9)        1,709.3
  Cash.........................................          1.0                                 1.0
  Receivables -- net...........................         43.8                                43.8
  Inventories..................................                            282.3           282.3
  Deferred income taxes........................                            321.9           321.9
                                                                                        --------
          Total current assets.................                                          2,358.3
  Property plant & equipment -- net............        191.1                               191.1
  Prepaid pension assets.......................                            156.6           156.6
  Deferred income taxes........................        437.3              (437.3)
  Goodwill and other intangibles...............          0.3                (0.3)
  Other assets.................................        440.2              (297.3)          142.9
                                                    --------           ---------        --------
          Total assets.........................     $2,848.9                            $2,848.9
                                                    ========           =========        ========
LIABILITIES AND COMBINED ATTRIBUTED NET ASSETS:
  Accounts payable and accrued liabilities.....                        $   578.6        $  578.6
  Settlement costs.............................                            688.7           688.7
                                                                                        --------
          Total current liabilities............                                          1,267.3
  Settlement costs.............................                             22.0            22.0
  Postretirement health and life insurance
     benefits..................................                            185.4           185.4
  Other liabilities............................     $1,478.4            (1,474.7)            3.7
                                                    --------           ---------        --------
          Total liabilities....................      1,478.4                             1,478.4
  Combined attributed net assets...............      1,370.5                             1,370.5
                                                    --------           ---------        --------
Total liabilities and combined attributed net
  assets.......................................     $2,848.9                            $2,848.9
                                                    ========           =========        ========

THE CAROLINA GROUP IS A NOTIONAL GROUP THAT REFLECTS THE PERFORMANCE OF A DEFINED SET OF ASSETS AND LIABILITIES. THE CAROLINA GROUP IS NOT A STAND-ALONE ENTITY. THE PURPOSE OF THE FOLLOWING FINANCIAL INFORMATION IS TO PROVIDE INVESTORS WITH ADDITIONAL INFORMATION TO USE IN ANALYZING THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE CAROLINA GROUP, AND THE FOLLOWING FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF LOEWS.

THE CAROLINA GROUP AND THE LOEWS GROUP ARE NOTIONAL GROUPS THAT ARE INTENDED TO REFLECT THE PERFORMANCE OF DEFINED SETS OF ASSETS AND LIABILITIES. THE CAROLINA GROUP AND THE LOEWS GROUP WILL NOT BE SEPARATE LEGAL ENTITIES. INVESTORS IN CAROLINA GROUP STOCK AND LOEWS COMMON STOCK WILL BE SHAREHOLDERS OF LOEWS AND WILL BE SUBJECT TO THE RISKS RELATED TO AN EQUITY INVESTMENT IN LOEWS. LOEWS'S ASSETS AND LIABILITIES REFLECTED IN THE CAROLINA GROUP AND THE LOEWS GROUP WILL REMAIN ASSETS AND LIABILITIES OF LOEWS AND WILL THEREFORE BE SUBJECT TO THE CLAIMS OF LOEWS'S CREDITORS GENERALLY. IN THE EVENT OF THE LIQUIDATION OR WINDING UP OF LOEWS, ASSETS OF LOEWS REMAINING FOR DISTRIBUTION TO LOEWS'S COMMON SHAREHOLDERS WILL BE DISTRIBUTED TO HOLDERS OF CAROLINA GROUP STOCK AND LOEWS COMMON STOCK IN PROPORTION TO THE MARKET CAPITALIZATION OF THE OUTSTANDING SHARES OF EACH GROUP. THIS LIQUIDATION ALLOCATION MAY DIFFER FROM LOEWS'S ALLOCATION OF ASSETS AND LIABILITIES BETWEEN THE GROUPS. OUR BOARD OF DIRECTORS MAY, SUBJECT TO THE RESTRICTIONS IN LOEWS'S CERTIFICATE OF INCORPORATION (AS REVISED BY THE PROPOSED CHARTER AMENDMENT), CHANGE THE ALLOCATION OF THE ASSETS AND LIABILITIES THAT ARE REFLECTED IN EACH OF THE LOEWS GROUP AND THE CAROLINA GROUP WITHOUT SHAREHOLDER APPROVAL. GIVEN THE DISCRETION OF OUR BOARD OF DIRECTORS IN THESE MATTERS, IT MAY BE DIFFICULT TO ASSESS THE FUTURE PROSPECTS OF EACH GROUP BASED ON PAST PERFORMANCE.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Loews Corporation:

     We have audited the accompanying combined balance sheets of the Carolina Group as of December 31, 2000 and 1999, and the related combined statements of income and changes in combined attributed net assets and cash flows for each of the three years in the period ended December 31, 2000. The combined financial statements include the accounts of Loews's (the "Company") wholly owned subsidiary, Lorillard, Inc. and certain other defined obligations and tobacco liabilities as described in Note 1 to these financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Carolina Group at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Raleigh, North Carolina
February 15, 2001 (October 5, 2001 as to Note 9)

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                   COMBINED STATEMENTS OF INCOME AND CHANGES
                       IN COMBINED ATTRIBUTED NET ASSETS

                                             SIX MONTHS ENDED               YEAR ENDED
                                                 JUNE 30,                  DECEMBER 31,
                                            -------------------   ------------------------------
                                              2001       2000       2000       1999       1998
                                            --------   --------   --------   --------   --------
                                                (UNAUDITED)
                                                        (DOLLAR AMOUNTS IN MILLIONS)
Net sales (including federal excise taxes
  of $311.1, $337.3, $667.9, $512.6 and
  $495.3).................................  $2,180.3   $2,098.8   $4,233.8   $3,991.3   $2,807.5
Cost of sales (Note 9)....................   1,109.8    1,122.8    2,197.7    2,069.1      979.3
Selling, advertising and administrative...     715.1      433.0      918.7      900.2      712.9
Fixed non-unit based settlement costs
  (Note 9)................................                                                 579.0
                                            --------   --------   --------   --------   --------
Total operating costs and expenses........   1,824.9    1,555.8    3,116.4    2,969.3    2,271.2
                                            --------   --------   --------   --------   --------
Operating income..........................     355.4      543.0    1,117.4    1,022.0      536.3
Net investment income.....................      51.1       40.8      104.9       57.4       56.8
                                            --------   --------   --------   --------   --------
Income before income taxes................     406.5      583.8    1,222.3    1,079.4      593.1
Income taxes (Note 7).....................     160.7      224.4      469.5      427.6      241.6
                                            --------   --------   --------   --------   --------
Net income................................     245.8      359.4      752.8      651.8      351.5
Combined attributed net assets, beginning
  of period...............................   1,376.8      921.2      921.2      569.3      667.5
Dividends paid............................    (250.0)    (200.0)    (300.0)    (300.0)    (450.0)
Other.....................................      (2.1)       1.1        2.8        0.1        0.3
                                            --------   --------   --------   --------   --------
Combined attributed net assets, end of
  period..................................  $1,370.5   $1,081.7   $1,376.8   $  921.2   $  569.3
                                            ========   ========   ========   ========   ========

                   See Notes to Combined Financial Statements

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                            COMBINED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                          JUNE 30,      --------------------
                                                            2001          2000        1999
                                                         -----------    --------    --------
                                                         (UNAUDITED)         (AUDITED)
                                                            (DOLLAR AMOUNTS IN MILLIONS)
ASSETS:
Cash and cash equivalents..............................   $1,710.3      $1,516.5    $  170.9
Marketable securities..................................                              1,113.0
Trade receivables, less allowance for doubtful accounts
  and cash discounts of $2.7, $2.9 and $3.7............       43.8          63.2        54.9
Inventories:
  Leaf tobacco.........................................      190.7         209.7       184.9
  Manufactured stock...................................       85.7          53.5        39.1
  Materials and supplies...............................        5.9           6.1         6.6
Deferred income taxes (Note 7).........................      321.9         311.0       298.7
                                                          --------      --------    --------
          Total current assets.........................    2,358.3       2,160.0     1,868.1
Plant and equipment-net (Note 3).......................      191.1         199.5       196.8
Prepaid pension assets (Note 8)........................      156.6         143.0        83.1
Deferred charges and other assets (Notes 7 and 8)......      142.9         164.1        60.7
                                                          --------      --------    --------
          Total assets.................................   $2,848.9      $2,666.6    $2,208.7
                                                          ========      ========    ========
LIABILITIES AND COMBINED ATTRIBUTED NET ASSETS:
Accounts and drafts payable............................   $   20.9      $   48.2    $   42.8
Accrued liabilities (Note 4)...........................      329.6         342.2       350.5
Settlement costs (Note 9)..............................      688.7         675.9       578.0
Income taxes...........................................      228.1           8.4        80.3
                                                          --------      --------    --------
          Total current liabilities....................    1,267.3       1,074.7     1,051.6
Long-term debt (Note 5)................................                                  4.0
Settlement costs (Note 9)..............................       22.0          25.8        37.2
Postretirement health and life insurance benefits
  (Note 8).............................................      185.4         185.4       186.8
Other non-current liabilities..........................        3.7           3.9         7.9
                                                          --------      --------    --------
          Total liabilities............................    1,478.4       1,289.8     1,287.5
Commitments and Contingent Liabilities (Notes 5, 6, 7,
  8 and 9)
Combined attributed net assets.........................    1,370.5       1,376.8       921.2
                                                          --------      --------    --------
          Total liabilities and combined attributed net
             assets....................................   $2,848.9      $2,666.6    $2,208.7
                                                          ========      ========    ========

                   See Notes to Combined Financial Statements

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                             SIX MONTHS
                                                                ENDED                     YEAR ENDED
                                                              JUNE 30,                   DECEMBER 31,
                                                         -------------------   --------------------------------
                                                           2001       2000       2000       1999        1998
                                                         --------   --------   --------   ---------   ---------
                                                             (UNAUDITED)                  (AUDITED)
                                                                      (DOLLAR AMOUNTS IN MILLIONS)
Cash flows from operating activities:
Net income.............................................  $  245.8   $  359.4   $  752.8   $   651.8   $   351.5
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation and amortization..........................      12.8       12.6       25.1        23.9        22.4
Deferred income taxes..................................     (92.5)     (12.6)     (10.9)     (181.0)      (45.6)
Amortization of marketable securities..................                (11.5)     (11.5)      (35.9)      (19.8)
Changes in operating assets and liabilities:
  Receivables..........................................      19.4       18.1       (8.3)      (13.1)      (16.5)
  Inventories..........................................     (13.0)      15.8      (38.7)       (9.0)        6.3
  Accounts payable and accrued liabilities.............     (40.0)     (49.1)      (5.8)      110.4        (2.0)
  Settlements..........................................       9.0       76.5       86.5       414.0        83.5
  Accrued taxes........................................     219.7      (12.5)     (72.2)       50.0       (14.1)
Deferred charges and other assets......................     102.4        2.2     (105.1)       11.9        18.1
Postretirement and pension benefits payable............     (13.6)       0.5      (61.3)        4.1        (2.9)
Other..................................................      (2.0)      (2.5)      (0.2)       (2.2)       (1.1)
                                                         --------   --------   --------   ---------   ---------
Net cash provided by operating activities..............     448.0      396.9      550.4     1,024.9       379.8
                                                         --------   --------   --------   ---------   ---------
Cash flows from investing activities:
Purchases of marketable securities.....................               (483.6)    (483.6)   (2,459.7)   (1,595.9)
Proceeds from sale of marketable securities............              1,607.6    1,607.6     1,736.9     1,480.8
Additions to plant and equipment.......................     (14.4)      (9.2)     (30.1)      (20.7)      (18.9)
Proceeds from disposal of plant and equipment..........      10.2        0.4        1.4         2.2         1.7
                                                         --------   --------   --------   ---------   ---------
Net cash (used) provided by investing activities.......      (4.2)   1,115.2    1,095.3      (741.3)     (132.3)
                                                         --------   --------   --------   ---------   ---------
Cash flows from financing activities:
Dividends..............................................    (250.0)    (200.0)    (300.0)     (300.0)     (450.0)
Payments on long-term debt.............................                 (0.1)      (0.1)       (0.1)       (0.1)
                                                         --------   --------   --------   ---------   ---------
Net cash used in financing activities..................    (250.0)    (200.1)    (300.1)     (300.1)     (450.1)
                                                         --------   --------   --------   ---------   ---------
Change in cash and cash equivalents....................     193.8    1,312.0    1,345.6       (16.5)     (202.6)
Cash and cash equivalents, beginning of period.........   1,516.5      170.9      170.9       187.4       390.0
                                                         --------   --------   --------   ---------   ---------
Cash and cash equivalents, end of period...............  $1,710.3   $1,482.9   $1,516.5   $   170.9   $   187.4
                                                         ========   ========   ========   =========   =========
Cash paid for:
  Income taxes.........................................  $   33.5   $  249.3   $  552.6   $   558.7   $   298.8
  Interest.............................................       0.1   $   14.3   $   15.8   $     1.5   $     1.4
                                                         ========   ========   ========   =========   =========

                   See Notes to Combined Financial Statements

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

                                 CAROLINA GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN MILLIONS)

1. SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation -- The Carolina Group consists of Loews's 100% stock ownership interest in Lorillard, Inc., and any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and its subsidiaries and predecessors arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

     The combined financial statements reflect the results of operations, financial position, changes in combined attributed net assets and cash flows of the Carolina Group as if it were a separate entity for all periods presented. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in combined attributed net assets and cash flows of the Carolina Group had it been a separate, stand-alone entity during the periods presented. The combined financial statements of the Carolina Group reflect all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of June 30, 2001 and the results of operations and changes in cash flows for the six months ended June 30, 2001 and 2000. These financial statements should be read in conjunction with Loews's annual report on Form 10-K/A for the year ended December 31, 2000 and quarterly report on Form 10-Q for the six months ended June 30, 2001.

     The combined financial statements of the Carolina Group were prepared in accordance with accounting principles generally accepted in the United States of America. The combined financial statements of the Carolina Group reflect the assets, liabilities, revenue and expenses directly attributable to the Carolina Group, as well as allocations deemed reasonable by Loews's management, to present the results of operations, financial position and cash flows of the Carolina Group on a stand-alone basis. All significant intercompany accounts and transactions within the Carolina Group have been eliminated.

     Lorillard, Inc.'s principal asset is its 100% ownership interest in Lorillard Tobacco Company. Throughout this document, we refer to Lorillard, Inc. and its subsidiaries as "Lorillard." Lorillard is engaged in the manufacture and sale of cigarettes. Its principal products are marketed under the brand names Newport, Kent, True, Maverick and Old Gold with substantially all of its sales in the United States. Sales by Lorillard to one customer represented 14.1%, 12.7% and 12.3% of total sales of the Carolina Group in 2000, 1999 and 1998, respectively.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and related notes. Actual results could differ from those estimates.

     Accounting changes -- In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This bulletin summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. This bulletin, through its subsequent revised releases, SAB No. 101A and No. 101B, was effective for registrants no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Adoption of this bulletin, which occurred on October 1, 2000, did not have a significant impact on the results of operations or equity of the Carolina Group.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     Cash equivalents and marketable securities -- Cash equivalents consist of short-term liquid investments with a maturity at date of purchase of three months or less. The Carolina Group's investments in cash equivalents and marketable securities are classified as debt securities available-for-sale and consist of U.S. government, federal agency, and corporate debt securities, that mature within one year. Those investments are stated at fair value. Gross realized gains and losses and unrealized holding gains and losses were not material. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. The amortized cost basis approximates fair value. Interest and dividend income are included as a component of investment income. The cost of securities sold is based on the specific identification method and transactions are recorded on the trade date.

     Inventories -- Inventories are valued at the lower of cost, determined on a last-in, first-out basis (LIFO), or market. The inventory of leaf tobacco is classified as a current asset in accordance with generally recognized trade practice; although, due to the duration of the aging processes, a significant portion of the tobacco on hand will not be sold or used within one year. If the average cost method of accounting had been used, inventories would have been greater by approximately $206.7 at June 30, 2001, and $205.7 and $212.6 at December 31, 2000 and 1999, respectively.

     Depreciation -- Buildings, machinery and equipment are depreciated for financial reporting purposes on the straight line method over estimated useful lives of those assets. Depreciation for tax purposes is provided on an accelerated basis.

     Revenue recognition -- Revenue from product sales is recognized upon shipment of goods when title and risk of loss passes to customers.

     Tobacco settlement costs -- Lorillard's obligations under the State Settlement Agreements require annual payments based on its share of domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, Lorillard records its portions of ongoing settlement payments as part of cost of sales as the related sales occur. The 1998 charges represent Lorillard's share of all fixed and determinable portions of its obligations under the tobacco settlements and are not considered a component of cost of sales.

     Accounting pronouncements -- In June 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." This Statement addressed a limited number of issues caused by implementation difficulties for entities applying SFAS No. 133. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. SFAS No. 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Carolina Group adopted SFAS No. 133, as amended, on January 1, 2001. The adoption of SFAS No. 133 did not have a material impact on the financial position or results of operations of the Carolina Group.

     In the first quarter of 2002, the Carolina Group will be required to adopt the provisions of the FASB's Emerging Issues Task Force Issues No. 00-14, "Accounting for Certain Sales Incentives," and No. 00-25, "Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer." Issue No. 00-14 addresses the recognition, measurement, and income statement characterization of sales incentives, including rebates, coupons and free products or services offered voluntarily by a vendor without

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

charge to the customer that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. Implementation of the recognition and measurement criteria will not have a material impact on the Carolina Group's results of operations or attributed net assets. Issue 00-25 addresses whether consideration from a vendor to a reseller of the vendor's products is (a) an adjustment of the selling prices of the vendor's products and, therefore, should be deducted from revenue when recognized in the vendor's income statement or (b) a cost incurred by the vendor for assets or services received from the reseller and, therefore, should be included as a cost or an expense when recognized in the vendor's income statement. As a result of both issues, certain costs historically included in selling, advertising and administrative expenses will be reclassified to cost of sales, or as reductions of net sales. Prior period amounts will be reclassified for comparative purposes.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires companies to use the purchase method of accounting for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method of accounting. The Carolina Group will adopt this standard for any future business combinations.

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. Amortization of goodwill and intangible assets with indefinite lives will cease upon adoption of SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 142 will not have a material impact on the financial position or results of operations of the Carolina Group.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 applies to the accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. Adoption of this Statement is required for fiscal years beginning after June 15, 2002. The Carolina Group is in the process of reviewing the impact this new standard may have on its operations and financial position.

2. RELATED PARTY TRANSACTIONS

     Loews and Lorillard are parties to a services agreement in which Loews performs certain administrative and technical services on behalf of Lorillard. Such services include internal auditing, accounting, and cash management services, in addition to advice and assistance with respect to preparation of tax returns. Under the agreement, Lorillard is required to reimburse Loews for
(i) allocated personnel costs of Loews personnel actually providing such services and (ii) all out-of-pocket expenses related to the provision of such services. Lorillard was charged $0.1 and $0.1 for the six month periods ended June 30, 2001 and 2000, respectively, and $0.2, $0.1 and $3.5 during the years ended December 31, 2000, 1999, and 1998, respectively. The cost allocated to Lorillard, which is not calculated on an arm's length basis, is estimated to be the incremental cost incurred by Loews in providing these services to Lorillard.

     In addition, Lorillard provides computer services to Loews and its subsidiaries. Lorillard charged Loews $0.4 and $1.1 during the six months ended June 30, 2001 and 2000, respectively, and $2.6, $2.9 and

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

$3.0 during the years ended December 31, 2000, 1999, and 1998, respectively, as reimbursement for such services. The amount billed by Lorillard to Loews and its subsidiaries, which is not calculated on an arm's length basis, is estimated to be the incremental cost incurred by Lorillard in providing these services.

3.  PLANT AND EQUIPMENT

     Plant and equipment is stated at cost and consisted of the following:

                                                                        DECEMBER 31,
                                                       JUNE 30,      ------------------
                                                         2001         2000       1999
                                                      -----------    -------    -------
                                                      (UNAUDITED)
Land................................................    $   8.1      $  10.4    $  10.4
Buildings...........................................       97.3        103.0      102.4
Equipment...........................................      335.7        325.2      303.7
                                                        -------      -------    -------
          Total.....................................      441.1        438.6      416.5
Accumulated depreciation............................     (250.0)      (239.1)    (219.7)
                                                        -------      -------    -------
          Net plant and equipment...................    $ 191.1      $ 199.5    $ 196.8
                                                        =======      =======    =======

4. ACCRUED LIABILITIES

     Accrued liabilities were as follows:

                                                                         DECEMBER 31,
                                                         JUNE 30,      ----------------
                                                           2001         2000      1999
                                                        -----------    ------    ------
                                                        (UNAUDITED)
Legal fees............................................    $ 39.8       $ 40.2    $ 32.4
Salaries and other compensation.......................      16.4         14.0      13.6
Pension, medical and other employee benefit plans.....      23.7         26.5      30.8
Consumer rebates......................................      88.6        117.9     129.4
Sales promotion.......................................      42.6         33.4      15.1
Advertising...........................................       3.2          9.4      15.7
Excise and other taxes................................      69.6         44.6      53.9
Other accrued liabilities.............................      45.7         56.2      59.6
                                                          ------       ------    ------
          Total.......................................    $329.6       $342.2    $350.5
                                                          ======       ======    ======

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

5. DEBT

     Long-term debt was as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                              2000       1999
                                                              -----      ----
8.75% mortgage note due 2001................................  $ 4.0      $4.1
Less current portion........................................   (4.0)      (.1)
                                                              -----      ----
Net long-term debt..........................................  $  --      $4.0
                                                              =====      ====

6. LEASE OBLIGATIONS

     Lorillard leases certain real estate and transportation equipment under various operating leases. Listed below are future minimum rental payments required under those operating leases with noncancellable terms in excess of one year at December 31, 2000.

2001........................................................  $ 5.5
2002........................................................    4.2
2003........................................................    0.8
2004........................................................    0.2
2005........................................................    0.2
                                                              -----
Net minimum lease payments..................................  $10.9
                                                              =====

     Rental expense for all operating leases was $3.7 and $3.4 for the six months ended June 30, 2001 and 2000, respectively, and $6.8, $10.0 and $35.1 for the years ended December 31, 2000, 1999 and 1998, respectively.

7. INCOME TAXES

     Lorillard is a member of the Loews affiliated group that files consolidated federal income tax returns. Lorillard and Loews have a Federal Income Tax Allocation Agreement that provides for payments with respect to the federal income tax liability which Lorillard would have if it were not a member of the Loews affiliated group.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     The provision (benefit) for income taxes consisted of the following:

                                                    SIX MONTHS
                                                  ENDED JUNE 30,      YEAR ENDED DECEMBER 31,
                                                 ----------------    --------------------------
                                                  2001      2000      2000      1999      1998
                                                 ------    ------    ------    ------    ------
                                                   (UNAUDITED)
Current
  Federal......................................  $216.9    $205.1    $414.5    $493.8    $233.8
  State........................................    36.3      32.0      65.9     114.8      53.4
Deferred
  Federal......................................   (72.2)    (10.1)     (6.4)   (149.4)    (37.3)
  State........................................   (20.3)     (2.6)     (4.5)    (31.6)     (8.3)
                                                 ------    ------    ------    ------    ------
          Total................................  $160.7    $224.4    $469.5    $427.6    $241.6
                                                 ======    ======    ======    ======    ======

     Deferred tax assets (liabilities) are as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                             2000      1999      1998
                                                            ------    ------    ------
Legal.....................................................  $ 16.3    $ 14.8    $  7.1
Employee benefits.........................................    29.7      56.3      50.3
Settlement costs..........................................   285.0     253.6      77.0
Consumer rebates..........................................    18.5      16.9      18.9
Depreciation..............................................   (17.3)    (18.3)    (19.8)
State and local income taxes..............................    10.3      (4.1)      9.5
Allowance for doubtful accounts...........................      --        --       2.2
Inventory capitalization..................................    15.5      15.5       8.9
Other -- net..............................................   (13.2)     (0.6)     (1.3)
                                                            ------    ------    ------
                                                            $344.8    $334.1    $152.8
                                                            ======    ======    ======

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     A reconciliation between the statutory federal income tax rate and the Carolina Group's effective income tax rate is as follows:

                                                        SIX MONTHS
                                                      ENDED JUNE 30,      YEAR ENDED DECEMBER 31,
                                                      --------------     -------------------------
                                                      2001      2000     2000      1999      1998
                                                      ----      ----     -----     -----     -----
                                                       (UNAUDITED)
Statutory rate......................................  35.0%     35.0%    35.0%     35.0%     35.0%
Increase (decrease) in rate resulting from:
  State taxes.......................................   2.6       3.3      3.3       5.0       4.9
  Other.............................................   1.9       0.1      0.1      (0.4)      0.8
                                                      ----      ----     ----      ----      ----
Effective rate......................................  39.5%     38.4%    38.4%     39.6%     40.7%
                                                      ====      ====     ====      ====      ====

     The consolidated federal income tax returns filed by Loews have been settled through 1994. Years 1995 through 1997 are currently under examination by the Internal Revenue Service. In the opinion of management, the amount accrued in the consolidated balance sheet is believed to be adequate to cover any additional assessments which may be made by federal, state and local tax authorities and such assessments, if any, should not have a material effect on the financial condition or results of operations of the Carolina Group.

8. RETIREMENT PLANS

     Lorillard has defined benefit pension, postretirement benefits, profit sharing and savings plans for eligible employees.

     Pension and postretirement benefits -- The Salaried Pension Plan provides benefits based on employees' compensation and service. The Hourly Pension Plan provides benefits based on fixed amounts for each year of service. Lorillard also provides medical and life insurance benefits to eligible retired employees. The following provides a reconciliation of benefit obligations, plan assets and funded status of the pension and postretirement plans.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

                                                                          OTHER POSTRETIREMENT
                                                      PENSION BENEFITS          BENEFITS
                                                      ----------------    --------------------
                                                       2000      1999      2000         1999
                                                      ------    ------    -------      -------
Change in benefit obligation:
  Benefit obligation at beginning of year...........  $580.9    $631.8    $ 122.1      $ 125.0
  Service cost......................................    10.5      12.3        3.3          3.4
  Interest cost.....................................    45.6      42.3        9.4          8.1
  Plan participants' contribution...................      --        --        3.9          3.1
  Amendments........................................     5.9       9.7        0.5           --
  Actuarial loss/(gain).............................    37.6     (76.3)      (6.2)        (9.0)
  Transfer in.......................................      --        --         --           --
  Benefits paid.....................................   (44.3)    (38.9)     (10.6)        (8.5)
                                                      ------    ------    -------      -------
  Benefit obligation at end of year.................  $636.2    $580.9    $ 122.4      $ 122.1
                                                      ======    ======    =======      =======
Change in plan assets:
  Fair value of plan assets at beginning of year....  $551.7    $579.2    $    --      $    --
  Actual return on plan assets......................    84.1     (10.7)        --           --
  Employer contribution.............................    95.4      22.1        6.7          5.4
  Plan participants' contribution...................      --        --        3.9          3.1
  Transfer in.......................................      --        --         --           --
  Benefits paid.....................................   (44.3)    (38.9)     (10.6)        (8.5)
                                                      ------    ------    -------      -------
  Fair value of plan assets at end of year..........  $686.9    $551.7    $    --      $    --
                                                      ======    ======    =======      =======
  Funded status.....................................  $ 50.8    $(29.2)   $(122.4)     $(122.1)
  Unrecognized net actuarial loss/(gain)............    62.4      66.3      (71.2)       (69.9)
  Unrecognized prior service cost...................    30.4      28.8       (0.3)        (0.9)
  Unrecognized net obligation.......................     0.4       6.3         --           --
                                                      ------    ------    -------      -------
  Net amount recognized.............................  $144.0    $ 72.2    $(193.9)     $(192.9)
                                                      ======    ======    =======      =======

                                                                            OTHER POSTRETIREMENT
                                                        PENSION BENEFITS          BENEFITS
                                                        ----------------    --------------------
                                                         2000      1999       2000        1999
                                                        ------    ------    --------    --------
Amounts recognized in balance sheet consist of:
  Prepaid (accrued) benefit cost......................  $143.0    $ 83.1    $(193.9)    $(192.9)
  Accrued benefit liability...........................      --     (10.9)        --          --
  Intangible asset....................................     1.0        --         --          --
                                                        ------    ------    -------     -------
  Net amount recognized...............................  $144.0    $ 72.2    $(193.9)    $(192.9)
                                                        ======    ======    =======     =======

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

                                                                         OTHER POSTRETIREMENT
                                                   PENSION BENEFITS            BENEFITS
                                                 --------------------    --------------------
                                                 2000    1999    1998    2000    1999    1998
                                                 ----    ----    ----    ----    ----    ----
Weighted-average assumptions at December 31:
  Discount rate................................  7.50%   8.00%   6.75%   7.50%   8.00%   6.75%
  Expected return on plan assets...............  8.00%   6.75%   7.00%   N/A     N/A     N/A
  Rate of compensation increase................  5.50%   5.50%   5.50%   N/A     N/A     N/A
  Ultimate trend rate assumptions..............  N/A     N/A     N/A     5.50%   6.00%   4.75%

     For measurement purposes at December 31, 2000 health care costs for 2000 for the plans were assumed at an annual rate of 9.00% pre-65 and 11.00% post-65. Those rates were assumed to decrease gradually to 5.50% in 2008 for pre-65 and 5.50% in 2012 for post-65 and remain at that level thereafter. Net periodic pension and other postretirement benefit costs include the following components:

                                                                               OTHER POSTRETIREMENT
                                                        PENSION BENEFITS             BENEFITS
                                                    ------------------------   ---------------------
                                                     2000     1999     1998    2000    1999    1998
                                                    ------   ------   ------   -----   -----   -----
Components of net periodic benefit cost:
  Service cost....................................  $ 10.5   $ 12.3   $ 11.4   $ 3.3   $ 3.4   $ 3.3
  Interest cost...................................    45.6     42.3     40.6     9.4     8.1     8.0
  Expected return on plan assets..................   (43.9)   (38.2)   (37.7)     --      --      --
  Amortization of unrecognized net obligation.....     5.9      5.9      5.9      --      --      --
  Amortization of unrecognized net loss (gain)....     1.3      3.0      2.6    (5.0)   (4.6)   (5.4)
  Amortization of unrecognized prior service
     cost.........................................     4.3      4.0      4.2    (0.1)   (0.2)   (0.1)
                                                    ------   ------   ------   -----   -----   -----
  Net periodic benefit cost.......................  $ 23.7   $ 29.3   $ 27.0   $ 7.6   $ 6.7   $ 5.8
                                                    ======   ======   ======   =====   =====   =====

     A one-percentage-point change in assumed health care cost trend rate would change the postretirement benefit obligation by approximately $8.0 and the aggregate service and interest cost components by $1.0.

     Profit Sharing -- Lorillard has a non-contributory Profit Sharing Plan for hourly employees. Company contributions under this plan are based on Lorillard's performance with a maximum contribution of 15% of participants' earnings. Contributions for 2000, 1999 and 1998 were $9.1, $10.2 and $9.4, respectively.

     Savings Plan -- Lorillard sponsors an Employees Savings Plan for salaried employees. Lorillard provides a contribution of 1% of employee compensation up to a maximum of one thousand dollars a year. Additionally, for employees who were participants in the Plan on December 31, 1981, Lorillard's contribution is increased by an additional .04% to 1.3% of compensation depending on age. Lorillard contributions for 2000, 1999 and 1998 were $1.4, $1.4 and $1.3, respectively.

9. LEGAL PROCEEDINGS, CONTINGENT LIABILITIES AND COMMITMENTS

     Throughout this section, information regarding pending cases is as of October 5, 2001.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     Approximately 4,750 product liability cases are pending against cigarette manufacturers in the United States; Lorillard is a defendant in approximately 4,340 of these cases. Lawsuits continue to be filed against Lorillard and other manufacturers of tobacco products. Several of the lawsuits also name Loews as a defendant. Among the 4,750 product liability cases, approximately 1,250 cases are pending in a West Virginia court. Another group of approximately 2,900 cases has been brought by flight attendants alleging injury from exposure to environmental tobacco smoke in the cabins of aircraft. Lorillard is a defendant in all of the flight attendant suits and is a defendant in most of the cases pending in West Virginia.

     Excluding the flight attendant and West Virginia suits, approximately 600 product liability cases are pending against U.S. cigarette manufacturers. Of these 600 cases, Lorillard is a defendant in approximately 265 cases. Loews is a defendant in approximately 50 of these actions, although it has not received service of process of approximately 10 of them.

     Tobacco litigation includes various types of claims. In these actions, plaintiffs claim substantial compensatory, statutory and punitive damages, as well as equitable and injunctive relief, in amounts ranging into the billions of dollars. These claims are based on a number of legal theories including, among other theories, theories of negligence, fraud, misrepresentation, strict liability, breach of warranty, enterprise liability, civil conspiracy, intentional infliction of harm, violation of consumer protection statutes, violation of antitrust statutes, and failure to warn of the harmful and/or addictive nature of tobacco products.

     Some cases have been brought by individual plaintiffs who allege cancer and/or other health effects resulting from an individual's use of cigarettes and/or smokeless tobacco products, addiction to smoking or exposure to environmental tobacco smoke. These cases are generally referred to as "conventional product liability cases." In other cases, plaintiffs have brought claims as purported class actions on behalf of large numbers of individuals for damages allegedly caused by smoking. These cases are generally referred to as "purported class action cases." In other cases, plaintiffs are U.S. and foreign governmental entities or entities such as labor unions, private companies, hospitals or hospital districts, American Indian tribes, or private citizens suing on behalf of taxpayers. Plaintiffs in these cases seek reimbursement of health care costs allegedly incurred as a result of smoking, as well as other alleged damages. These cases are generally referred to as "reimbursement cases." In addition, there are claims for contribution and/or indemnity in relation to asbestos claims filed by asbestos manufacturers or the insurers of asbestos manufacturers. These cases are generally referred to as "claims for contribution."

     In addition to the above, claims have been brought against Lorillard seeking damages resulting from alleged exposure to asbestos fibers which were incorporated into filter material used in one brand of cigarettes manufactured by Lorillard for a limited period of time, ending more than 40 years ago. These cases are generally referred to as "filter cases." Approximately 20 filter cases are pending against Lorillard.

     Lorillard believes that it has valid defenses to the cases pending against it. Lorillard also believes it has valid bases for appeal of the adverse verdicts against it. Lorillard will continue to maintain a vigorous defense in all such litigation. Lorillard may enter into discussions in an attempt to settle particular cases if it believes it is appropriate to do so.

     While Lorillard intends to defend vigorously all smoking and health related litigation which may be brought against it, it is not possible to predict the outcome of any of this litigation. Litigation is subject to many uncertainties, and it is possible that some of these actions could be decided unfavorably.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     In addition, adverse developments in relation to smoking and health, including the release in 1998 of industry documents, have received widespread media attention. These developments may reflect adversely on the tobacco industry and, together with adverse outcomes in pending cases, could have adverse effects on the ability of Lorillard to prevail in smoking and health litigation and could prompt the filing of additional litigation.

     Except for the impact of the State Settlement Agreements as described below, Lorillard is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending litigation. It is possible that the results of operations or cash flows of the Carolina Group in a particular quarterly or annual period or the Carolina Group's financial position could be materially affected by an unfavorable outcome of certain pending litigation.

     To the extent Loews is a defendant in any of the lawsuits described in this section, Loews believes that it is not a proper defendant in these matters and has moved or will move for dismissal of such claims against it. Any costs, expenses or liabilities of Loews arising out of any such lawsuits will be allocated to the Carolina Group.

  SIGNIFICANT RECENT DEVELOPMENTS

     On October 5, 2001, a jury returned a verdict in favor of the defendants in Tompkin v. Brown & Williamson Tobacco Corp., et al., a conventional product liability case in the United States District Court for the Northern District of Ohio. Lorillard is a defendant in the case. The deadline for plaintiff to file any post-trial motions or to seek appellate review of the verdict has not expired.

     On June 6, 2001, a jury awarded $5.5 in compensatory damages and $3,000.0 in punitive damages to the plaintiff in Boeken v. Philip Morris, Inc., a conventional product liability case in the Superior Court of Los Angeles County, California. The court ruled that it would grant in part Philip Morris's motion for a new trial and hold a new trial limited to plaintiff's punitive damages claim if plaintiff did not consent to a reduction of the award to $100.0. Plaintiff accepted the reduced award and the trial court entered an amended judgment awarding plaintiff $100.0 in punitive damages. Philip Morris has noticed an appeal from the amended judgment to the California Court of Appeals. Neither Loews nor Lorillard was a defendant in this matter.

     On June 4, 2001, the jury in the case of Blue Cross and Blue Shield of New Jersey, Inc., et al. v. Philip Morris, Incorporated, et al., a health plan reimbursement case pending in the U.S. District Court for the Eastern District of New York, returned a verdict awarding damages against the defendants, including Lorillard. In this trial, the jury heard evidence as to the claims of only one of the plan plaintiffs, Empire Blue Cross and Blue Shield, referred to as "Empire." In its June 4, 2001 verdict, the jury found in favor of the defendants on some of Empire's claims, one of which findings precluded the jury from considering Empire's claims for punitive damages. The jury found in favor of Empire on certain other of plaintiff's claims. As a result of these findings, Empire is entitled to an award of approximately $17.8 in total actual damages, including approximately $1.5 attributable to Lorillard. Final judgment reflecting this verdict has not been entered. The court denied plaintiff's post-verdict application for trebling of the damages awarded by the jury. Plaintiff's counsel has sought an award of $39.0 in attorneys' fees. The court has not ruled on this application.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

  SETTLEMENT OF STATE REIMBURSEMENT CASES

     On November 23, 1998, Lorillard, Philip Morris Incorporated, Brown & Williamson Tobacco Corporation and R.J. Reynolds Tobacco Company, the "Original Participating Manufacturers," entered into a Master Settlement Agreement with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Commonwealth of the Northern Mariana Islands to settle the asserted and unasserted health care cost recovery and certain other claims of those states. These settling entities are generally referred to as the "Settling States." The Original Participating Manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota, which together with the Master Settlement Agreement are generally referred to as the "State Settlement Agreements."

     The State Settlement Agreements provide that the agreements are not admissions, concessions or evidence of any liability or wrongdoing on the part of any party, and were entered into by Lorillard and the other participating manufacturers to avoid the further expense, inconvenience, burden and uncertainty of litigation.

     Lorillard recorded pre-tax charges of $581.3 and $547.9 for the six months ended June 30, 2001 and 2000, respectively, and $1,076.5, $1,065.8 and $579.0 for the years ended December 31, 2000, 1999 and 1998, respectively, to account for its obligations under the State Settlement Agreements. The 1998 charges represent Lorillard's share of all fixed and determinable portions of its obligations under the tobacco settlements. For periods subsequent to December 31, 1998, Lorillard's portion of ongoing adjusted payments and legal fees is based on its share of domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, Lorillard records its portions of ongoing settlement payments as part of cost of sales as the related sales occur.

     The State Settlement Agreements require that the domestic tobacco industry make annual payments in the following amounts, subject to adjustment for several factors, including inflation, market share and industry volume: 2001, $9,900.0; 2002, $11,300.0; 2003, $10,900.0; 2004 through 2007, $8,400.0; and thereafter,
$9,400.0. In addition, the domestic tobacco industry is required to pay settling plaintiffs' attorneys' fees, subject to an annual cap of $500.0, as well as additional amounts of $250.0 per annum for 2001 through 2003. These payment obligations are the several and not joint obligations of each settling defendant.

     The State Settlement Agreements also include provisions relating to significant advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to tobacco control and under age use laws, and other provisions.

     In addition, as part of the Master Settlement Agreement, the Original Participating Manufacturers committed to work cooperatively with the tobacco growing community to address concerns about the potential adverse economic impact on that community. On January 21, 1999, the Original Participating Manufacturers reached an agreement to establish a $5,150.0 trust fund payable between 1999 and 2010 to compensate the tobacco growing communities in 14 states. Payments to the trust fund are to be allocated among the Original Participating Manufacturers according to their relative market share of domestic cigarette shipments, except that Philip Morris paid more than its market share in 1999 but will have its payment obligations reduced in 2009 and 2010 to make up for the overpayment. Of the total $5,150.0, a total of $1,060.0 was paid in 1999, 2000 and 2001, $61.4 of which was paid by Lorillard. Lorillard believes that its remaining payments under the agreement will total approximately $454.0. All payments will be

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

adjusted for inflation, changes in the unit volume of domestic cigarette shipments, and the effect of new increases in state or federal excise taxes on tobacco products that benefit the tobacco growing community.

     Lorillard believes that the State Settlement Agreements will materially adversely affect its cash flows and operating income in future years. The degree of the adverse impact will depend, among other things, on the rates of decline in U.S. cigarette sales in the premium price and discount price segments, Lorillard's share of the domestic premium price and discount price cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to significant payment obligations under the State Settlement Agreements. Almost all domestic manufacturers have agreed to become subject to the terms of the Master Settlement Agreement.

  CONVENTIONAL PRODUCT LIABILITY CASES

     Conventional product liability cases are cases in which individuals allege they or their decedents have been injured due to smoking cigarettes, due to exposure to environmental tobacco smoke, due to use of smokeless tobacco products, or due to cigarette or nicotine dependence or addiction. Plaintiffs in most conventional product liability cases seek unspecified amounts in compensatory damages and punitive damages. Lorillard is a defendant in approximately 1,400 of these cases. This total includes approximately 1,150 cases pending in West Virginia that are part of a consolidated proceeding. Additional cases are pending against other cigarette manufacturers. Loews is a defendant in 10 of the cases filed by individuals, although seven of the cases have not been served on Loews. Loews is not a defendant in any of the conventional product liability cases pending in West Virginia.

     Since January 1, 1999, 19 cases filed by individual plaintiffs have been tried. Lorillard was a defendant in four of the 19 cases, and juries returned verdicts in favor of the defendants in each of these four matters. Loews was not a defendant in any of the 19 conventional product liability cases tried since January 1, 1999.

     Lorillard was not a defendant in 15 of the individual cases tried since January 1, 1999. Juries have returned verdicts in favor of the defendants in ten of these 15 cases. In the five cases decided in plaintiffs' favor, juries have awarded various amounts. In a 2000 case, a Florida jury awarded plaintiff $0.2 in actual damages but declined to award punitive damages. In a June 2001 verdict, as discussed under "Significant Recent Developments," a California jury awarded the plaintiff approximately $5.5 in actual damages and $3,000.0 in punitive damages, although the court subsequently reduced the punitive damages award to $100.0. The three other cases in which juries found in favor of the plaintiffs resulted in awards of $51.5 by a California jury in 1999 (reduced to $26.5 by the trial court); $80.3 by an Oregon jury in 1999 (reduced to $32.8 by the trial court); and $21.5 by a California jury in 2000.

     As a result of pending appeals or post-trial motions, plaintiffs have not been able to execute on any of the judgments reflecting these adverse verdicts. In the Florida case that resulted in the award of $0.2, the trial court granted defendant's post-trial motion and entered judgment in favor of the defendant. Plaintiff, however, has noticed an appeal. In the California case that resulted in the $3,000.0 award in punitive damages, the court reduced the punitive damages award to $100.0. The defendant has noticed an appeal from the judgment. The three additional suits are also on appeal.

     During 2001, juries have returned verdicts in six conventional product liability cases. Verdicts in favor of defendants were returned in five of the cases, including the two in which Lorillard was a defendant. The

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

sixth, and the only one resolved in favor of the plaintiffs during 2001, was the one discussed above that resulted in the award of $3,000.0 in punitive damages (subsequently reduced to $100.0 by the trial court).

     During 2001, another cigarette manufacturer, Brown & Williamson Tobacco Corporation, paid $1.1 in damages and interest to a former smoker and his spouse for injuries incurred as a result of smoking. Carter v. Brown & Williamson Tobacco Corporation (Circuit Court, Duval County, Florida, filed February 10,
1995). In the 1996 trial of that case, the jury awarded plaintiffs a total of $0.8 in damages. Plaintiffs did not seek punitive damages. In 1998, the Florida Court of Appeal reversed the judgment, holding that plaintiffs' claims were barred by the statute of limitations. The Florida Supreme Court, however, reinstated the jury's damages award during 2000 and denied Brown & Williamson's motion for rehearing during 2001. Brown & Williamson's motion to stay the mandate pending the resolution of its petition for writ of certiorari to the U.S. Supreme Court was denied. Brown & Williamson therefore paid approximately $1.1 in damages and interest to the plaintiffs during 2001. Brown & Williamson subsequently filed a petition for writ of certiorari with the U.S. Supreme Court. On June 29, 2001, the U.S. Supreme Court declined to accept for review the petition for writ of certiorari. Lorillard was not a defendant in this matter.

     Some additional cases are scheduled for trial during the remainder of 2001 against U.S. cigarette manufacturers and manufacturers of smokeless tobacco products. Various trials are also scheduled for 2002 and beyond. These trials include a consolidated trial of the cases brought by approximately 1,250 West Virginia smokers or users of smokeless tobacco products that is scheduled to begin during March 2002. Lorillard is a defendant in some of the cases set for trial, including the consolidated West Virginia trial. The trial dates are subject to change.

     The California Supreme Court is reviewing decisions by the California Court of Appeals as to whether a California statute bars claims against cigarette manufacturers if the claims accrued between 1988 and 1998. Several cases against cigarette manufacturers, including Lorillard, have been dismissed based on application of the statute in question.

     Flight Attendant Cases. There are approximately 2,900 cases pending in the Circuit Court of Dade County, Florida against Lorillard and three other U.S. cigarette manufacturers in which the plaintiffs are present or former flight attendants, or the estates of deceased flight attendants, who allege injury as a result of exposure to environmental tobacco smoke in the aircraft cabin. Loews is not a defendant in any of the flight attendant cases.

     The suits were filed as a result of a settlement agreement on October 10, 1997 by the parties to Broin v. Philip Morris Companies, Inc., et al. (Circuit Court, Dade County, Florida, filed October 31, 1991), a class action brought on behalf of flight attendants claiming injury as a result of exposure to environmental tobacco smoke. The settlement agreement was approved by the trial court on February 3, 1998. Pursuant to the settlement agreement, among other things, Lorillard and three other U.S. cigarette manufacturers paid approximately $300.0 to create and endow a research institute to study diseases associated with cigarette smoke. In addition, the settlement agreement permitted the plaintiff class members to file individual suits. These individuals may not seek punitive damages for injuries that arose prior to January 15, 1997.

     During October 2000, the Circuit Court of Dade County, Florida entered an order that may be construed to hold that the flight attendants are not required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages. The court further ruled that the trials of these suits are to address whether the plaintiffs' alleged injuries were

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

caused by their exposure to environmental tobacco smoke and, if so, the amount of damages to be awarded. It is not clear how the trial judges will apply this order. The Third District of the Florida Court of Appeal dismissed as premature defendants' appeal from the October 2000 decision.

     As of October 5, 2001, trial had been held in one of the flight attendant cases. On April 5, 2001, a jury in the Circuit Court of Dade County, Florida returned a verdict in favor of Lorillard and the other defendants in the case of Fontana v. Philip Morris Incorporated, et al. The court has entered final judgment in favor of the defendants and has denied plaintiff's post-trial motions. As of October 5, 2001, the deadline for plaintiff to notice an appeal from the final judgment had not expired.

     Additional flight attendant cases are set for trial. As of October 5, 2001, approximately 15 such cases were scheduled for trial between November 2001 and February 2002. It is possible that several of the flight attendant cases will be tried in 2002 and thereafter.

  CLASS ACTION CASES

     There are approximately 45 purported class action cases pending against cigarette manufacturers and other defendants. Of these approximately 45 cases, Lorillard is a defendant in approximately 25, six of which also name Loews as a defendant. In addition, two cases that name both Loews and Lorillard as defendants have not been served on any of the parties. Many of the purported class actions are in the pre-trial, discovery stage, although trial proceedings were under way in two of the matters as of October 5, 2001. Most of the suits seek class certification on behalf of residents of the states in which the purported class action cases have been filed, although some suits seek class certification on behalf of residents of multiple states. Plaintiffs in all but two of the purported class action cases seek class certification on behalf of individuals who smoked cigarettes or were exposed to environmental tobacco smoke. In one of the two remaining purported class action cases, plaintiffs seek class certification on behalf of individuals who paid insurance premiums. Plaintiffs in the other remaining suit seek class certification on behalf of U.S. residents under the age of 22 who purchased cigarettes as minors and who do not have personal injury claims. Plaintiffs in some of the reimbursement cases, which are discussed below, also seek certification of such cases as class actions.

     Various courts have ruled on motions for class certification in smoking and health-related cases. In 12 state court cases, which were pending in five states and the District of Columbia, courts have denied plaintiffs' class certification motions. In another 14 cases, cigarette manufacturers have defeated motions for class certification before either federal trial courts or courts of appeal from cases pending in 12 states and the Commonwealth of Puerto Rico. The denial of class certification in a New York federal court case, however, was due to the court's interest in preserving judicial resources for a potentially broader class certification ruling in In re Simon (II) Litigation, which is discussed below. In six cases in which Lorillard is a defendant, plaintiffs' motions for class certification have been granted and appeals either have been rejected at the interlocutory stage, appeals have not yet been considered, or, in one case, plaintiffs' claims were resolved through a settlement agreement. These six cases are Broin (which is the matter concluded by a settlement agreement and discussed under "-- Conventional Product Liability Cases -- Flight Attendant Cases"), Engle, Blankenship, Scott, Daniels and Brown.

     Theories of liability asserted in the purported class action cases include a broad range of product liability theories, including those based on consumer protection statutes and fraud and misrepresentation. Plaintiffs seek damages in each case that range from unspecified amounts to the billions of dollars. Most

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

plaintiffs seek punitive damages and some seek treble damages. Plaintiffs in many of the cases seek medical monitoring. Plaintiffs in some of the purported class action cases are represented by a well-funded and coordinated consortium of approximately 60 law firms throughout the United States.

     The Engle Case. Trial began during July of 1998 in the case of Engle v. R.J. Reynolds Tobacco Co., et al. (Circuit Court, Dade County, Florida, filed May 5, 1994). The trial court, as amended by the Florida Court of Appeal, granted class certification on behalf of Florida residents and citizens, and survivors of such individuals, who have been injured or have died from medical conditions allegedly caused by their addiction to cigarettes containing nicotine.

     The case is being tried in three phases. The first phase began during July of 1998 and involved consideration of certain issues claimed to be "common" to the members of the class and their asserted causes of action.

     On July 7, 1999, the jury returned a verdict against defendants, including Lorillard, at the conclusion of the first phase. The jury found, among other things, that cigarette smoking is addictive and causes lung cancer and a variety of other diseases, that the defendants concealed information about the health risks of smoking, and that defendants' conduct "rose to a level that would permit a potential award or entitlement to punitive damages." The verdict permitted the trial to proceed to a second phase. The jury was not asked to award damages in the Phase One verdict.

     By order dated July 30, 1999 and supplemented on August 2, 1999, together, the "Punitive Damages Order," the trial judge amended the trial plan with respect to the manner of determining punitive damages. The Punitive Damages Order provided that the jury would determine punitive damages, if any, on a lump-sum dollar amount basis for the entire qualified class. The Third District of the Florida Court of Appeal rejected as premature defendants' appeals from the Punitive Damages Order, and the Florida Supreme Court declined to review the Punitive Damages Order at that time.

     The first portion of Phase Two of the trial began on November 1, 1999 before the same jury that returned the verdict in Phase One. In the first part of Phase Two, the jury determined issues of specific causation, reliance, affirmative defenses, and other individual-specific issues related to the claims of three named plaintiffs and their entitlement to damages, if any.

     On April 7, 2000, the jury found in favor of the three plaintiffs and awarded them a total of $12.5 in economic damages, pain and suffering damages and damages for loss of consortium. After awarding damages to one of the three plaintiffs, the jury appeared to find that his claims were barred by the statute of limitations. The final judgment entered by the trial court on November 6, 2000 reflected the damages award, and held only a portion of this plaintiff's claims were barred by the statute of limitations.

     The second part of Phase Two of the trial began on May 22, 2000 and was heard by the same jury that heard the trial's prior phases and considered evidence as to the punitive damages to be awarded to the class. On July 14, 2000, the jury awarded a total of $145,000.0 in punitive damages against all defendants, including $16,250.0 against Lorillard.

     On November 6, 2000, the Circuit Court of Dade County, Florida, entered a final judgment in favor of the plaintiffs that reflects the jury's three verdicts in favor of the plaintiffs. The judgment also provides that the jury's awards bear interest at the rate of 10% per year. The court's final judgment denied various of defendants' post-trial motions, which included a motion for new trial and a motion seeking reduction of the punitive damages award. Lorillard has noticed an appeal from the final judgment to the Third District

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

of the Florida Court of Appeal and has posted its appellate bond in the amount of $100.0 pursuant to recent Florida legislation limiting the amount of an appellate bond required to be posted in order to stay execution of a judgment for punitive damages in a certified class action. While Lorillard believes this legislation is valid and that any challenges to the possible application or constitutionality of this legislation would fail, during May of 2001, Lorillard and two other defendants jointly contributed a total of $709.0 to a fund that will not be recoverable by them even if challenges to the judgment are resolved in favor of the defendants. As a result, the class has agreed to a stay of execution, referred to as the Engle agreement, on its punitive damages judgment until appellate review is completed, including any review by the U.S. Supreme Court. Lorillard contributed a total of $200.0 to this fund, which included the $100.0 that was posted as collateral for its appellate bond. Accordingly, Lorillard has recorded a pre-tax charge of $200.0 in the quarter ending June 30, 2001.

     In the event that Lorillard's balance sheet net worth falls below $921.2 (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000), the stay granted in favor of Lorillard in the Engle agreement would terminate and the class would be free to challenge the Florida legislation.

     In addition, the Engle agreement requires Lorillard to obtain the written consent of class counsel or the court prior to selling any trademark of or formula comprising a cigarette brand having a U.S. market share of 0.5% or more during the preceding calendar year. The Engle agreement also requires Lorillard to obtain the written consent of the Engle class counsel or the court to license to a third party the right to manufacture or sell such a cigarette brand unless the cigarettes to be manufactured under the license will be sold by Lorillard.

     Now that the jury has awarded punitive damages and final judgment has been entered, Lorillard believes that it is unclear how the Punitive Damages Order will be implemented. The Punitive Damages Order provides that the lump-sum punitive damages amount, if any, will be allocated equally to each class member and acknowledges that the actual size of the class will not be known until the last case has withstood appeal, i.e., the punitive damages amount, if any, determined for the entire qualified class, would be divided equally among those plaintiffs who are ultimately successful. The Punitive Damages Order does not address whether defendants would be required to pay the punitive damages award, if any, prior to a determination of claims of all class members, which is Phase Three of the trial plan, a process that could take years to conclude. The final judgment entered by the court on November 6, 2000 directs that the amounts awarded by the jury are to be paid immediately. Phase Three would address potentially hundreds of thousands of other class members' claims, including issues of specific causation, reliance, affirmative defenses and other individual-specific issues regarding entitlement to damages, in individual trials before separate juries.

     Lorillard has been named in four separate lawsuits that are pending in the Florida courts in which the plaintiffs claim that they are members of the Engle class, that all liability issues associated with their claims were resolved in the earlier phases of the Engle proceedings, and that trials on their claims should proceed immediately. Lorillard is opposing trials of these actions on the grounds that they should be considered during Phase Three of the Engle case and should be stayed while the Engle appeal is proceeding.

     Lorillard remains of the view that the Engle case should not have been certified as a class action. Lorillard believes that class certification in the Engle case is inconsistent with the majority of federal and

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

state court decisions which have held that mass smoking and health claims are inappropriate for class treatment. Lorillard has challenged the class certification, as well as numerous other legal errors that it believes occurred during the trial. Lorillard believes that an appeal of these issues on the merits should prevail.

     Other Class Action Cases. Trial began during January of 2001 in the case of Blankenship v. American Tobacco Company, et al. (Circuit Court, Ohio County, West Virginia, filed January 31, 1997), but a mistrial was declared while plaintiffs were presenting their evidence. Re-trial began during September of 2001 and was proceeding as of October 5, 2001. During 2000, the court granted plaintiffs' motion for class certification. The court has ruled that the class consists of West Virginia residents who were cigarette smokers on or after January 31, 1995; who had a minimum of a five-pack per year smoking history as of December 4, 2000; who have not been diagnosed with certain medical conditions; and who have not received health care funded by the State of West Virginia. The West Virginia Supreme Court of Appeals declined to review defendants' petition for a writ of prohibition against the class certification ruling. Plaintiffs seek the creation of a fund, the purpose of which would be to pay for class members to receive medical monitoring for chronic obstructive pulmonary disease, emphysema and lung cancer. The case is being tried pursuant to a multi-phase trial plan. The first phase, which was in trial as of October 5, 2001, addresses issues "common" to the class members' claims, including matters relating to the defendants' alleged liability and the necessity and reasonableness of plaintiffs' proposed medical monitoring plan. The court has not specified the issues to be addressed in the trial's subsequent phases. Lorillard is a defendant in the case.

     Jury selection began during June 2001 in the case of Scott v. The American Tobacco Company, et al. (District Court, Orleans Parish, Louisiana, filed May 24, 1996). A twelve-member jury and ten alternate jurors were selected, but the Louisiana Court of Appeals and the Louisiana Supreme Court, in response to writ applications initiated by the defendants, excused a total of nine jurors or alternate jurors. The Supreme Court has directed the trial court to re-open the jury selection process in order to select additional jurors. In their writ applications, defendants contended that several selected jurors had family members who were potential members of the class certified by the trial court, and that the selected jury was biased against the defendants. As of October 5, 2001, the trial court had not announced when the process to select new jurors would begin. The trial court has certified a class comprised of residents of the State of Louisiana who desire to participate in medical monitoring or smoking cessation programs and who began smoking prior to September 1, 1988, or who allege that defendants undermined compliance with the warnings on cigarette packages. Lorillard is a defendant in the case.

     During December 2000, the Superior Court of San Diego County, California issued an order in the case of Daniels v. Philip Morris, Incorporated, et al. that granted plaintiffs' motion for class certification on behalf of California residents who, while minors, smoked at least one cigarette between April 1994 and December 31, 1999. Trial in this matter is scheduled to begin during May 2002, although the court has indicated that trial may be delayed until July 2002. Lorillard is a defendant in the case.

     During April 2001, the Superior Court of San Diego County, California in the case of Brown v. The American Tobacco Company, Inc., et al., granted in part plaintiff's motion for class certification and certified a class comprised of adult residents of California who smoked at least one of defendants' cigarettes "during the applicable time period" and who were exposed to defendants' marketing and advertising activities in California. Certification was granted as to plaintiff's claims that defendants violated California Business and Professions Code sec. 17200 and sec. 17500. The court subsequently defined "the

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

applicable class period" for plaintiffs' claims, pursuant to a stipulation entered by the parties, as June 10, 1993 through April 23, 2001. Trial is scheduled to begin during October 2002. Lorillard is a defendant in the case.

  REIMBURSEMENT CASES

     In addition to the cases settled by the State Settlement Agreements described above, approximately 60 other suits are pending, comprised of cases brought by the U.S. federal government, county governments, city governments, unions, American Indian tribes, hospitals or hospital districts, private companies and foreign governments filing suit in U.S. courts, in which plaintiffs seek recovery of funds allegedly expended by them to provide health care to individuals with injuries or other health effects allegedly caused by use of tobacco products or exposure to cigarette smoke. These cases are based on, among other things, equitable claims, including injunctive relief, indemnity, restitution, unjust enrichment and public nuisance, and claims based on antitrust laws and state consumer protection acts. Plaintiffs in some of these actions seek certification as class actions. Plaintiffs seek damages in each case that range from unspecified amounts to the billions of dollars. Most plaintiffs seek punitive damages and some seek treble damages. Plaintiffs in some of the cases seek medical monitoring. Lorillard is named as a defendant in all of the reimbursement cases except for a few of those filed in U.S. courts by foreign governments. Loews is named as a defendant in approximately 30 of the pending reimbursement cases, although it has not received service of two of these matters.

     U.S. Federal Government Action. The U.S. federal government filed a reimbursement suit on September 22, 1999 in the U.S. District Court for the District of Columbia against Lorillard, other U.S. cigarette manufacturers, some parent companies and two trade associations. Loews is not a defendant in this action. Plaintiff asserted claims under the Medical Care Recovery Act, the Medicare as Secondary Payer provisions of the Social Security Act, and the Racketeer Influenced and Corrupt Organizations Act. The government alleges in the complaint that it has incurred costs of more than $20,000.0 annually in providing health care costs under several federal programs, including Medicare, military and veterans' benefits programs, and the Federal Employee Health Benefits Program. The federal government seeks to recover an unspecified amount of health care costs, and various types of other relief, including disgorgement of profits, injunctive relief and declaratory relief that defendants are liable for the government's future costs of providing health care resulting from the defendants' alleged wrongful conduct.

     During September 2000, the court granted in part and denied in part defendants' motion to dismiss the complaint. The court dismissed plaintiff's claims asserted under the Medical Care Recovery Act as well as those under the Medicare as Secondary Payer provisions of the Social Security Act. The court denied the motion as to plaintiff's claims under the Racketeering Influenced and Corrupt Organizations Act. Plaintiff sought modification of the trial court's order as it related to the dismissal of the Medical Care Recovery Act claim. In an amended complaint filed during February 2001, plaintiff attempted to replead the Medicare as Secondary Payer claim. In a July 2001 decision, the court reaffirmed its dismissal of the Medical Care Recovery Act claims. The court also dismissed plaintiff's reasserted claims under the Medicare as Secondary Payer Act. The court has denied a motion for intervention and a proposed complaint in intervention filed by the Cherokee Nation Tribe on behalf of a purported nationwide class of American Indian tribes.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     In June of 2001, the government invited defendants in the lawsuit, including Lorillard, to meet to discuss the possibility of a settlement of the government's case. Lorillard participated in one such meeting and no further meetings are scheduled.

     Reimbursement Cases filed by Foreign Governments in U.S. Courts. Cases have been brought in U.S. courts by the nations of Belize, Bolivia, Ecuador, Guatemala, Honduras, Kyrgyz, Nicaragua, Panama, the Russian Federation, Tajikistan, Thailand, Ukraine and Venezuela, as well as ten Brazilian states, 11 Brazilian cities and one Canadian province. Both Loews and Lorillard are named as defendants in the cases filed by Belize, Bolivia, Ecuador, Honduras, Kyrgyz, the Russian Federation, Tajikistan, Ukraine and Venezuela, the ten Brazilian states, nine of the 11 Brazilian cities and the Canadian province. Loews has not received service of process of the cases filed by Honduras or Venezuela. The suits filed by Ecuador, Kyrgyz and Thailand have been voluntarily dismissed by the plaintiffs. A federal court of appeal has affirmed the trial court's orders dismissing the cases filed by Guatemala, Nicaragua and Ukraine and plaintiffs have filed petitions for writ of certiorari with the U.S. Supreme Court with respect to the ruling. The case filed by the Province of Ontario, Canada is pending on appeal following the entry of an order granting defendants' motion to dismiss the complaint. In addition, Lorillard and Loews were dismissed from two suits that remain pending against other defendants. One of these cases was filed by the Marshall Islands, while the plaintiff in the other remaining suit is one of the Brazilian states. Each of the remaining cases is in the pre-trial, discovery stage.

     In 1977, Lorillard sold substantially all of its trademarks outside of the United States and the international sales business in cigarettes associated with those brands. Performance by Lorillard of obligations under the 1977 agreement reflecting the sale was guaranteed by Loews. Lorillard and Loews have received notice from Brown & Williamson Tobacco Corporation, which claims to be a successor to the purchaser, that indemnity will be sought under certain indemnification provisions of the 1977 agreement with respect to suits brought by various of the foregoing foreign jurisdictions, and in certain cases brought in foreign countries by individuals concerning periods prior to June 1977 and during portions of 1978.

     Reimbursement Cases by American Indian Tribes. American Indian tribes are the plaintiffs in six pending reimbursement suits. Most of these cases have been filed in tribal courts. Lorillard is a defendant in each of the cases. Loews is not named as a defendant in any of the pending tribal cases. Each of the pending cases is in the pre-trial, discovery stage.

     Reimbursement Cases by Private Companies and Health Plans or Hospitals and Hospital Districts. Three cases are pending against cigarette manufacturers in which the plaintiffs are private companies, including not-for-profit insurance companies. Lorillard is a defendant in each of the pending cases. Loews is not a defendant in any of the pending private company cases. One of the cases was filed in New York by eight German insurance companies.

     On June 4, 2001, trial concluded in the case of Blue Cross and Blue Shield of New Jersey. For a discussion of this case, see "Significant Recent Developments."

     In addition, two suits filed by hospitals or hospital districts are pending. Lorillard is named as a defendant in both such cases. Loews is not named as a defendant in either of such cases. In one additional suit, a city governmental entity and several hospitals or hospital districts are plaintiffs. Loews is a defendant in this case.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

     Reimbursement Cases by Labor Unions. Eight reimbursement cases are pending in various federal or state courts in which the plaintiffs are labor unions, their trustees or their trust funds. Lorillard is a defendant in each of these suits. Loews is a defendant in two of the pending suits. Two of the eight pending cases are on appeal from final judgment entered in favor of the defendants. Approximately 75 union cases have been dismissed in recent years. Some of these cases were dismissed voluntarily, while others were dismissed as a result of defendants' motions. Appeals were sought from some of these dismissal rulings and defendants have prevailed in each of these appeals. The Second, Third, Fifth, Seventh, Eighth, Ninth and Eleventh Circuit Courts of Appeal have found in favor of the defendants in each of the appeals from dismissal orders entered by the federal trial courts that were submitted to them, and the U.S. Supreme Court has denied petitions for writ of certiorari that sought review of some of these decisions. In addition, the Circuit Court of Appeals for the District of Columbia has reversed a decision by a district court refusing to dismiss a union case. Several cases pending in state courts also have been dismissed.

     Trial has been held in one of the reimbursement cases brought by labor unions. On March 18, 1999, the jury in Iron Workers Local Union No. 17 Insurance Fund, et al. v. Philip Morris, Inc., et al. (U.S. District Court, Northern District, Ohio, Eastern Division, filed May 20, 1997), returned a verdict in favor of the defendants, which included Lorillard, on all counts of plaintiffs' complaint. During pre-trial proceedings, the court granted plaintiffs' motion for class certification on behalf of funds in Ohio established under the Taft-Hartley Act. Plaintiffs voluntarily dismissed the appeal they noticed following the verdict.

  EASTERN DISTRICT OF NEW YORK LITIGATION

     On April 18, 2000, a federal judge in the Eastern District of New York issued an order that consolidates, for settlement purposes only, ten pending cases involving Lorillard as well as other industry defendants. These cases include three contribution cases (Falise v. The American Tobacco Company, et al., H.K. Porter Company, Inc. v. The American Tobacco Company, Inc., et al. and Raymark Industries, Inc. v. The American Tobacco Company, Inc., et al.), two union cases (Bergeron, et al. v. Philip Morris, Inc., et al. and The National Asbestos Workers Medical Fund, et al. v. Philip Morris Incorporated, et al.), one private company case (Blue Cross and Blue Shield of New Jersey, Inc., et al.
v. Philip Morris Incorporated, et al.), two smoking and health class actions that have been served on defendants (Decie v. The American Tobacco Company, Inc., et al. and Simon v. Philip Morris Incorporated, et al.), one smoking and health class action in which none of the defendants has received service of process (Ebert v. Philip Morris Incorporated, et al.) and one case that contains elements of both a smoking and health class action and a private citizen reimbursement case (Mason v. The American Tobacco Company, Inc., et al.). The Falise and H.K. Porter cases have been voluntarily dismissed. The judge's order invited the federal government to join in the settlement discussions. On July 31, 2000, the federal judge orally proposed the formation of a national punitive damages class action for the purposes of settlement. Pursuant to the judge's proposal, Lorillard entered into discussions with a committee of counsel representing a broad-based group of plaintiffs in an effort to arrive at a comprehensive settlement of all exemplary and punitive damage claims, including claims involved in the Engle class action in Florida described above. The parties were unable to reach an understanding and the negotiations were suspended in late 2000.

     The federal judge directed that a combined suit be filed encompassing all of the claims pending before him that name cigarette manufacturers as defendants. This matter is styled In re Simon (II) Litigation (U.S. District Court, Eastern District, New York, filed September 6, 2000). Loews is a defendant in this

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

proceeding. In a November 2000 ruling, the court stated that "Simon II should be triable without appreciable delay should it be certified." During March of 2001, the court heard argument of plaintiffs' motion for class certification, plaintiffs' motion for appointment of class counsel, and defendants' motion to dismiss the complaint.

     During 2001, trial has been held in Blue Cross and Blue Shield of New Jersey (trial was limited to the claims of only one plan plaintiff), a reimbursement case described under "Significant Recent Developments."

     Following conclusion of the trial in Blue Cross and Blue Shield of New Jersey, described under "-- Significant Recent Developments," the U.S. District Judge stayed the claims asserted in the suit by the other plan plaintiffs pending resolution of the appeals the court expects the parties in the trial to file. The U.S. District Judge also stayed several of the cases involving cigarette manufacturers pending before the judge.

  CONTRIBUTION CLAIMS

     In addition to the foregoing cases, 21 cases are pending in which private companies seek recovery of funds expended by them to individuals whose asbestos disease or illness was alleged to have been caused in whole or in part by smoking-related illnesses. Lorillard is named as a defendant in each action, although it has not received service of process in two of the cases. Loews is named as a defendant in four of the cases but has not received service of process in one of them. Fourteen of the 21 cases have been filed since December 1, 2000, including five initiated since April 1, 2001. As noted under "-- Eastern District of New York Litigation," plaintiffs in the Falise case dismissed their suit against all defendants and gave up their right to file suit again in the future. The remaining cases are in the pre-trial, discovery stage.

  FILTER CASES

     A number of cases have been filed against Lorillard seeking damages for cancer and other health effects claimed to have resulted from exposure to asbestos fibers which were incorporated, for a limited period of time, ending more than 40 years ago, into the filter material used in one of the brands of cigarettes manufactured by Lorillard. Approximately 20 filter cases are pending in federal and state courts against Lorillard. Loews is not a defendant in any of the pending filter cases. Allegations of liability include negligence, strict liability, fraud, misrepresentation and breach of warranty. Plaintiffs in most of these cases seek unspecified amounts in compensatory and punitive damages. Trials have been held in 15 such cases. Five such trials have been held since January 1, 1999. Juries have returned verdicts in favor of Lorillard in 11 of the 15 trials. Four verdicts have been returned in plaintiffs' favor. In a 1995 trial, a California jury awarded plaintiffs approximately $1.2 in actual damages and approximately $0.7 in punitive damages. In a 1996 trial, another California jury awarded plaintiff approximately $0.1 in actual damages. In a 1999 trial, a Maryland jury awarded plaintiff approximately $2.2 in actual damages. In a 2000 trial, a California jury awarded plaintiffs $1.1 in actual damages and the case was settled prior to a determination of punitive damages.

  TOBACCO-RELATED ANTITRUST CASES

     Wholesalers and Direct Purchasers Suits. Lorillard and other domestic and international cigarette manufacturers and their parent companies, including Loews, were named as defendants in nine separate federal court actions brought by tobacco product wholesalers for violations of U.S. antitrust laws and international law. The complaints allege that defendants conspired to fix the price of cigarettes to

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

wholesalers since 1993 in violation of the Sherman Act. These actions seek certification of a class including all domestic and international wholesalers similarly affected by such alleged conduct, and damages, injunctive relief and attorneys' fees. These actions were consolidated for pre-trial purposes in the U.S. District Court for the Northern District of Georgia. The Court has granted class certification for a four-year class (beginning in 1996 and ending in 2000) of domestic direct purchasers. Loews has been voluntarily dismissed without prejudice from all direct purchaser cases.

     Indirect Purchaser Suits. Approximately 30 suits are pending in various state courts alleging violations of state antitrust laws which permit indirect purchasers, such as retailers and consumers, to sue under price fixing or consumer fraud statutes. Approximately 18 states permit such suits. Lorillard is a defendant in all but one of these indirect purchaser cases. Two indirect purchaser suits, in Arizona and New York, have been dismissed in their entirety. Loews was also named as a defendant in most of these indirect purchaser cases but has been voluntarily dismissed without prejudice from all of them.

     Tobacco Growers Suit. DeLoach v. Philip Morris Inc., et al. (U.S. District Court, Middle District of North Carolina, filed February 16, 2000). Lorillard is named as a defendant in a lawsuit that, after several amendments, alleges only antitrust violations. The other major domestic tobacco companies are also presently named as defendants, and the plaintiffs have now added the major leaf buyers as defendants. This case was originally filed in U.S. District Court, District of Columbia, and transferred to a North Carolina federal court upon motion by the defendants. Plaintiffs seek certification of a class including all tobacco growers and quota holders (the licenses that a farmer must either own or rent to sell the crop), who sold tobacco or held quota under the federal tobacco leaf price support program since February 1996. The plaintiffs' claims relate to the conduct of the companies in the purchase of tobacco through the auction system under the federal program. The suit seeks an unspecified amount of actual damages, trebled under the antitrust laws, and injunctive relief.

  OTHER TOBACCO-RELATED LITIGATION

     Cigarette Smuggling Litigation. Lorillard and other domestic cigarette manufacturers and their parent companies, including Loews, have been named as defendants in cases filed in a Florida court by the Republic of Ecuador, the Republic of Honduras and the Republic of Belize. Plaintiffs allege that the defendants evaded cigarette taxation by engaging in a scheme to smuggle cigarettes into each nation. Plaintiffs contend defendants sold cigarettes to distributors who in turn sold the cigarettes to smugglers. Plaintiff seeks unspecified amounts in actual damages, treble damages, punitive damages and equitable relief in each of the three suits. Lorillard and Loews have received service of each of the three suits.

     Cigarette Advertising Suit. On June 28, 2001, the U.S. Supreme Court voided in large part a Massachusetts law that placed restrictions on cigarette advertising and promotional practices. The Court held that the Federal Cigarette Labeling and Advertising Act preempts many of Massachusetts' regulations governing outdoor and point-of-sale cigarette advertising. The Court also ruled that Massachusetts' outdoor and point-of-sale advertising regulations relating to smokeless tobacco and cigars violate the First Amendment and are unconstitutional. However, the Court held that the prohibition of self-service promotional displays relating to cigarettes, cigars and smokeless tobacco products are constitutional. Such regulations include those designed to prevent the sale of cigarettes to minors or to regulate conduct as it relates to the sale or use of cigarettes.

   The following financial information should be read in conjunction with the consolidated financial statements of Loews.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN MILLIONS)

  OTHER LITIGATION

     Lorillard is also party to other litigation arising in the ordinary course of business. Lorillard believes that the outcome of this other litigation will not materially affect Lorillard's results of operations or equity.

                               FORM OF PROXY CARD


LOEWS CORPORATION                                                          PROXY

--------------------------------------------------------------------------------

This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned hereby constitutes and appoints Bernard Myerson, Barry Hirsch and Gary W. Garson and each of them, each with full power of substitution, true and lawful attorneys, agents and proxies with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of the undersigned in Loews Corporation at the Special Meeting of
Shareholders to be held at    , on         , 2001, at    A.M., Eastern Time,
and at any adjournments thereof, upon the matters set forth in the Notice of Meeting and accompanying Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 and 2.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ITEMS 1 and 2.

1. To approve an amendment to the         FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
   Loews charter to create Carolina
   Group stock.

2. To approve the Carolina Group 2002     FOR [ ]   AGAINST [ ]   ABSTAIN [ ]
   Stock Option Plan to enable us to
   grant stock option awards based on
   shares of Carolina Group stock to
   officers, employees, non-employee
   directors and consultants of
   Lorillard, Inc. and its subsidiaries.


By returning this proxy card you are conferring upon management the authority to vote upon such other business as may properly come before the Loews Special Meeting or any postponements or adjournments thereof.

Signatures(s):____________________________________     Date:___________________

Please sign this proxy as name(s) appear(s) above and return it promptly whether or not you plan to attend the special meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the special meeting and decide to vote by ballot, such vote will supercede this proxy.